      As filed with the Securities and Exchange Commission on July 11, 2008
                                                REGISTRATION STATEMENT NO. 333 -
                                                                       811-21262

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                      [X]
PRE-EFFECTIVE AMENDMENT NO.                                                  [ ]
POST-EFFECTIVE AMENDMENT NO.                                                 [ ]

                                       AND

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
AMENDMENT NO. 55                                                             [X]

                        (Check Appropriate box or boxes.)

          METLIFE OF CT SEPARATE ACCOUNT ELEVEN FOR VARIABLE ANNUITIES
                           (Exact name of Registrant)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                               (Name of Depositor)

     ONE CITYPLACE, 185 ASYLUM STREET, 3CP, HARTFORD, CONNECTICUT 06103-3415
              (Address of Depositor's Principal Executive Offices) Depositor's Telephone Number, including area code: (860) 308-1000

                              MARIE C. SWIFT, ESQ.
                       METROPOLITAN LIFE INSURANCE COMPANY
                               501 BOYLSTON STREET
                                BOSTON, MA 02116
                     (Name and Address of Agent for Service)

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:

AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THE REGISTRATION
STATEMENT.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

TITLE OF SECURITIES BEING REGISTERED: INDIVIDUAL VARIABLE ANNUITY CONTRACTS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             MARQUIS PORTFOLIOS(SM)

                                    ISSUED BY

          METLIFE OF CT SEPARATE ACCOUNT ELEVEN FOR VARIABLE ANNUITIES

                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                        SUPPLEMENT DATED OCTOBER 13, 2008
                     TO THE PROSPECTUS DATED APRIL 28, 2008

Effective October 13, 2008, the Company combined MetLife of CT Separate Account TM for Variable Annuities (the "Former Separate Account") with and into MetLife of CT Separate Account Eleven for Variable Annuities (the "Separate Account"). The Separate Account was established on November 14, 2002 and is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, as amended.

In connection with the combination of the Former Separate Account with and into the Separate Account (the "Combination"), we transferred the assets of the Former Separate Account to the Separate Account and the Separate Account assumed the liabilities and contractual obligations of the Former Separate Account. All references in your Prospectus to the Former Separate Account now refer to the Separate Account.

The Combination does not affect you in any way. More particularly:

     - There are no changes in our obligations or your rights and benefits under the Contract as a result of the Combination.
     - Your Contract Value is not affected by the Combination and no charges have been or will be imposed in connection therewith.
     - The Variable Funding Options available under your Contract have not changed as a result of the Combination.
     - Your Contract Value is allocated to the same Variable Funding Options (with the same Accumulation Unit values or Annuity Unit values) as it was before the Combination.
     - The Combination does not result in any federal income tax consequences to you.

If you have any questions, please contact us at 800-842-9325.

                       MARQUIS PORTFOLIOS(SM) PROSPECTUS:

            METLIFE OF CT SEPARATE ACCOUNT TM FOR VARIABLE ANNUITIES
           METLIFE OF CT SEPARATE ACCOUNT TM II FOR VARIABLE ANNUITIES
                                 APRIL 28, 2008

This prospectus describes MARQUIS PORTFOLIOS, a flexible premium deferred variable annuity contract (the "Contract") issued by MetLife Insurance Company of Connecticut. The Contract is available in connection with certain retirement plans that qualify for special federal income tax treatment ("Qualified Contracts") as well as those that do not qualify for such treatment ("Non-qualified Contracts"). We may issue it as an individual contract or as a group contract. When we issue a group contract, you will receive a certificate summarizing the Contract's provisions. For convenience, we refer to contracts and certificates as "Contracts."

You can choose to have your premium ("Purchase Payments") accumulate on a variable basis in one or more of our funding options. Your Contract Value before the Maturity Date and the amount of monthly income afterwards will vary daily to reflect the investment experience of the Variable Funding Options you select. You bear the investment risk of investing in the Variable Funding Options. The Variable Funding Options available as of April 28, 2008 are:

AMERICAN FUNDS INSURANCE SERIES(R) -- CLASS 2      Legg Mason Value Equity Portfolio -- Class
  American Funds Global Growth Fund                   B
  American Funds Growth Fund                       Lord Abbett Growth and Income
  American Funds Growth-Income Fund                   Portfolio -- Class B
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS     Lord Abbett Mid Cap Value
  TRUST -- CLASS 2                                    Portfolio -- Class B
  Templeton Developing Markets Securities          Met/AIM Capital Appreciation
     Fund                                             Portfolio -- Class A
  Templeton Foreign Securities Fund                Met/AIM Small Cap Growth Portfolio -- Class
LEGG MASON PARTNERS VARIABLE EQUITY                   A
  TRUST -- CLASS I                                 Met/Franklin Mutual Shares
  Legg Mason Partners Variable Aggressive             Portfolio -- Class B
     Growth Portfolio                              MFS(R) Research International
  Legg Mason Partners Variable Appreciation           Portfolio -- Class B
     Portfolio                                     PIMCO Inflation Protected Bond
  Legg Mason Partners Variable Investors              Portfolio -- Class B
     Portfolio                                     PIMCO Total Return Portfolio -- Class B
  Legg Mason Partners Variable Small Cap           Pioneer Fund Portfolio -- Class A
     Growth Portfolio                              Third Avenue Small Cap Value
LEGG MASON PARTNERS VARIABLE INCOME TRUST             Portfolio -- Class B
  Legg Mason Partners Variable Global High         Van Kampen Comstock Portfolio -- Class B
     Yield Bond Portfolio -- Class I               Van Kampen Mid Cap Growth
  Legg Mason Partners Variable Money Market           Portfolio -- Class B
     Portfolio                                   METROPOLITAN SERIES FUND, INC.
MET INVESTORS SERIES TRUST                         BlackRock Bond Income Portfolio -- Class E
  BlackRock High Yield Portfolio -- Class A        FI Large Cap Portfolio -- Class A
  BlackRock Large Cap Core Portfolio -- Class      FI Value Leaders Portfolio -- Class D
     E                                             Jennison Growth Portfolio -- Class B
  Clarion Global Real Estate                       MFS(R) Total Return Portfolio -- Class F
     Portfolio -- Class B                          MFS(R) Value Portfolio -- Class A
  Dreman Small Cap Value Portfolio -- Class A      Western Asset Management U.S. Government
  Janus Forty Portfolio -- Class A                    Portfolio -- Class A
  Lazard Mid Cap Portfolio -- Class B


     Certain Variable Funding Options have been subject to a merger, substitution or other change. Please see "Appendix C -- Additional Information Regarding Underlying Funds" for more information.

THE CONTRACT IS NO LONGER OFFERED TO NEW PURCHASERS.

This prospectus provides the information that you should know before investing in the Contract. Please keep this prospectus for future reference. You can receive additional information about your Contract by requesting a copy of the Statement of Additional Information ("SAI") dated April 28, 2008. We filed the SAI with the Securities and Exchange Commission ("SEC"), and it is incorporated by reference into this prospectus. To request a copy, write to us at P.O. Box 10366, Des Moines, IA 50306-0366, call 800-842-9325 or access the SEC's website (http://www.sec.gov). See Appendix D for the SAI's table of contents.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

VARIABLE ANNUITY CONTRACTS ARE NOT DEPOSITS OF ANY BANK, AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                TABLE OF CONTENTS





                                                                          PAGE
                                                                          ----
GLOSSARY................................................................     3
SUMMARY.................................................................     5
FEE TABLE...............................................................     8
CONDENSED FINANCIAL INFORMATION.........................................    12
THE ANNUITY CONTRACT....................................................    12
Contract Owner Inquiries................................................    13
Purchase Payments.......................................................    13
Accumulation Units......................................................    14
The Variable Funding Options............................................    14
CHARGES AND DEDUCTIONS..................................................    21
General.................................................................    21
Transfer Charge.........................................................    22
Administrative Charges..................................................    22
Mortality and Expense Risk Charge.......................................    22
Enhanced Stepped-Up Provision Charge....................................    22
Guaranteed Minimum Withdrawal Benefit Charge............................    22
Variable Funding Option Expenses........................................    23
Premium Tax.............................................................    23
Changes in Taxes Based upon Premium or Value............................    23
TRANSFERS...............................................................    23
Market Timing/Excessive Trading.........................................    23
ASSET ALLOCATION PROGRAM................................................    25
ACCESS TO YOUR MONEY....................................................    27
Systematic Withdrawals..................................................    27
OWNERSHIP PROVISIONS....................................................    28
Types of Ownership......................................................    28
Contract Owner..........................................................    28
Beneficiary.............................................................    28
Annuitant...............................................................    28
DEATH BENEFIT...........................................................    29
Death Proceeds before the Maturity Date.................................    29
Enhanced Stepped-Up Provision ("E.S.P.")................................    30
Payment of Proceeds.....................................................    30
Spousal Contract Continuance (subject to availability--does not apply if
  a non-spouse is a joint owner)........................................    32
Beneficiary Contract Continuance (not permitted for non-natural
  beneficiaries)........................................................    33
Death Proceeds after the Maturity Date..................................    33
LIVING BENEFITS.........................................................    33
Guaranteed Minimum Withdrawal Benefit ("GMWB" or "Principal
  Guarantee")...........................................................    33
THE ANNUITY PERIOD......................................................    39
Maturity Date...........................................................    39
Allocation of Annuity...................................................    39
Variable Annuity........................................................    40
Fixed Annuity...........................................................    40
PAYMENTS OPTIONS........................................................    40
Election of Options.....................................................    40
Annuity Options.........................................................    41
Variable Liquidity Benefit..............................................    41
MISCELLANEOUS CONTRACT PROVISIONS.......................................    41
Right to Return.........................................................    41
Termination.............................................................    42
Required Reports........................................................    42
Suspension of Payments..................................................    42
THE SEPARATE ACCOUNTS...................................................    42
Performance Information.................................................    43
FEDERAL TAX CONSIDERATIONS..............................................    43
General Taxation of Annuities...........................................    44
Types of Contracts: Qualified and Non-qualified.........................    44
Qualified Annuity Contracts.............................................    44
Taxation of Qualified Annuity Contracts.................................    45
Mandatory Distributions for Qualified Plans.............................    45
Individual Retirement Annuities.........................................    46
Roth IRAs...............................................................    46
TSAs (ERISA and Non-ERISA)..............................................    46
Non-qualified Annuity Contracts.........................................    48
Diversification Requirements for Variable Annuities.....................    49
Ownership of the Investments............................................    50
Taxation of Death Benefit Proceeds......................................    50
Other Tax Considerations................................................    50
Treatment of Charges for Optional Benefits..............................    50
Guaranteed Minimum Withdrawal Benefits..................................    50
Puerto Rico Tax Considerations..........................................    51
Non-Resident Aliens.....................................................    51
Tax Credits and Deductions..............................................    51
OTHER INFORMATION.......................................................    51
The Insurance Company...................................................    51
Financial Statements....................................................    52
Distribution of Variable Annuity Contracts..............................    52
Conformity with State and Federal Laws..................................    53
Voting Rights...........................................................    53
Restrictions on Financial Transactions..................................    53
Legal Proceedings.......................................................    53
APPENDIX A: CONDENSED FINANCIAL INFORMATION FOR METLIFE OF CT SEPARATE
  ACCOUNT TM FOR VARIABLE ANNUITIES.....................................   A-1
APPENDIX B: CONDENSED FINANCIAL INFORMATION FOR METLIFE OF CT SEPARATE
  ACCOUNT TM II FOR VARIABLE ANNUITIES..................................   B-1
APPENDIX C: ADDITIONAL INFORMATION REGARDING UNDERLYING FUNDS...........   C-1
APPENDIX D: CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION.........   D-1

                                    GLOSSARY

ACCUMULATION UNIT -- an accounting unit of measure used to calculate the value of this Contract before Annuity Payments begin.

ANNUITANT -- the person on whose life the Maturity Date and Annuity Payments depend.

ANNUITY PAYMENTS -- a series of periodic payments (a) for life; (b) for life with a minimum number of payments; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period.

ANNUITY UNIT -- an accounting unit of measure used to calculate the amount of Annuity Payments.

CASH SURRENDER VALUE -- the Contract Value less any premium tax not previously deducted.

CODE -- the Internal Revenue Code of 1986, as amended, and all related laws and regulations that are in effect during the term of this Contract.

CONTINGENT ANNUITANT -- the individual who becomes the Annuitant when the Annuitant who is not the owner dies prior to the Maturity Date.

CONTRACT DATE -- the date on which the Contract is issued.

CONTRACT OWNER (YOU) -- the person named in the Contract (on the specifications page) as the owner of the Contract.

CONTRACT VALUE -- Purchase Payments, plus or minus any investment experience on the amounts allocated to the variable funds, adjusted by applicable charges and withdrawals.

CONTRACT YEARS -- twelve month periods beginning with the Contract Date.

DEATH REPORT DATE -- the day on which we have received 1) Due Proof of Death and
2) written payment instructions or election of spousal or beneficiary contract continuation.

DUE PROOF OF DEATH -- (i) a copy of a certified death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to us.

HOME OFFICE -- the Home Office of MetLife Insurance Company of Connecticut or any other office that we may designate for the purpose of administering this Contract. For transfer, withdrawal, surrender, and (if applicable) loan requests, our Home Office address is: MetLife, P.O. Box 10366, Des Moines, IA 50306-0366 (for overnight delivery or courier service only: 4700 Westown Parkway, Suite 200, West Des Moines, IA 50266). For Purchase Payments and (if applicable) loan repayments, our Home Office address is: MetLife, P.O. Box 371857, Pittsburgh, PA 15250-7857.

MATURITY DATE -- the date on which the Annuity Payments are to begin.

PAYMENT OPTION -- an annuity option elected under your Contract.

PURCHASE PAYMENT -- any premium paid by you to initiate or supplement this Contract.

QUALIFIED CONTRACT -- a contract used in a retirement plan or program that is intended to qualify under Sections 401, 403, 408 or 408A of the Code.

SEPARATE ACCOUNT -- a segregated account registered with the Securities and Exchange Commission ("SEC"), the assets of which are invested solely in the Underlying Funds. The assets of the Separate Account are held exclusively for the benefit of Contract Owners.

SUBACCOUNT -- that portion of the assets of a Separate Account that is allocated to a particular Underlying Fund.

UNDERLYING FUND -- a portfolio of an open-end management investment company that is registered with the SEC in which the Subaccounts invest.

VALUATION DATE -- a date on which a Subaccount is valued.

VALUATION PERIOD -- the period between successive valuations.

VARIABLE FUNDING OPTION -- a Subaccount of the Separate Account that invests in an Underlying Fund.

WE, US, OUR -- MetLife Insurance Company of Connecticut.

WRITTEN REQUEST -- written information sent to us in a form and content satisfactory to us and received at our Home Office.

YOU, YOUR -- "You" is the Contract Owner and a natural person, a trust established for the benefit of a natural person or a charitable remainder trust.

                                    SUMMARY:

                               MARQUIS PORTFOLIOS

THIS SUMMARY DETAILS SOME OF THE MORE IMPORTANT POINTS THAT YOU SHOULD KNOW AND CONSIDER BEFORE PURCHASING THE CONTRACT. PLEASE READ THE ENTIRE PROSPECTUS CAREFULLY.

WHAT COMPANY WILL ISSUE MY CONTRACT? Your issuing company is MetLife Insurance Company of Connecticut ("the Company," "We" or "Us"). The Company sponsors MetLife of CT Separate Account TM for Variable Annuities ("Separate Account TM") and MetLife of CT Separate Account TM II for Variable Annuities ("Separate Account TM II"), each a segregated account ("Separate Account"). Prior to December 7, 2007, Separate Account TM II was sponsored by MetLife Life and Annuity Company of Connecticut ("MLACC"). On that date, MLACC merged with and into the Company, and the Company became the sponsor of Separate Account TM II. When we refer to the Separate Account, we are referring to Separate Account TM, except where the Contract was originally issued by MLACC, in which case, we are referring to Separate Account TM II.

THE CONTRACT IS NO LONGER AVAILABLE FOR SALE. It does continue to accept Purchase Payments from existing Contract Owners.

CAN YOU GIVE ME A GENERAL DESCRIPTION OF THE CONTRACT? We designed the Contract for retirement savings or other long-term investment purposes. The Contract provides a death benefit as well as guaranteed payout options. You direct your payment(s) to one or more of the Variable Funding Options. The Variable Funding Options fluctuate with the investment performance of the Underlying Funds and are not guaranteed. You can also lose money in the Variable Funding Options.

The Contract, like all deferred variable annuity contracts, has two phases: the accumulation phase and the payout phase (annuity period). During the accumulation phase generally, under a Qualified Contract, your pre-tax contributions accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal, presumably when you are in a lower tax bracket. During the accumulation phase, under a Non-qualified Contract, earnings on your after-tax contributions accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. The payout phase occurs when you begin receiving payments from your Contract. The amount of money you accumulate in your Contract determines the amount of income (Annuity Payments) you receive during the payout phase.

During the payout phase, you may choose one of a number of annuity options. You may receive income payments in the form of a variable annuity, a fixed annuity, or a combination of both. If you elect variable income payments, the dollar amount of your payments may increase or decrease. Once you choose one of the annuity options and begin to receive payments, it cannot be changed.

WHO CAN PURCHASE THIS CONTRACT? The Contract is available for use in connection with (1) individual non-qualified purchases; (2) rollovers from Individual Retirement Annuities (IRAs); (3) rollovers from other qualified retirement plans and (4) beneficiary-directed transfers of death proceeds from another contract. Qualified Contracts include contracts qualifying under Section 401(a), 403(b), 408(b) or 408A of the Code. Purchase of this Contract through a tax qualified retirement plan ("Plan") does not provide any additional tax deferral benefits beyond those provided by the Plan. Accordingly, if you are purchasing this Contract through a Plan, you should consider purchasing this Contract for its death benefit, annuity option benefits, and other non-tax-related benefits.

The Contract is no longer available for sale. You may make additional payments of at least $500 at any time during the accumulation phase. No additional payments are allowed if this Contract is purchased with a beneficiary-directed transfer of death proceeds. If your Contract was issued as a Qualified Contract under Section 403(b) of the Code in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments (if permitted) as significant adverse tax consequences may result from such additional payments. (See "Federal Tax Considerations.")

CAN I EXCHANGE MY CURRENT ANNUITY CONTRACT FOR THIS CONTRACT? The Code generally permits you to exchange one annuity contract for another in a "tax-free exchange." Therefore, you can transfer the proceeds from another annuity contract to purchase this Contract. Before making an exchange to acquire this Contract, you should carefully compare this Contract to your current contract. You may have to pay a surrender charge under your current contract to exchange it for this Contract. The other fees and charges under this Contract may be higher or lower and the benefits may be different than those of your current contract. In addition, you may have to pay federal income or penalty taxes on the exchange if it does not qualify for tax-free treatment. You should not exchange another contract for this Contract unless you determine, after evaluating all the facts, the exchange is in your best interests. Remember that the person selling you the Contract generally will earn a commission on the sale.

IS THERE A RIGHT TO RETURN PERIOD? If you cancel the Contract within ten days after you receive it, you will receive a full refund of your Contract Value plus any Contract charges and premium taxes you paid (but not fees and charges assessed by the Underlying Funds). Where state law requires a different right to return period, or the return of Purchase Payments, the Company will comply. You bear the investment risk on the Purchase Payment allocated to a Variable Funding Option during the right to return period; therefore, the Contract Value we return may be greater or less than your Purchase Payment.

If you purchased your Contract as an Individual Retirement Annuity, and you return it within the first seven days after delivery, or longer if your state law permits, we will refund your full Purchase Payment. During the remainder of the right to return period, we will refund your Contract Value (including charges we assessed). We will determine your Contract Value at the close of business (generally, 4:00 p.m., Eastern Time) on the day we receive a Written Request for a refund.

CAN YOU GIVE A GENERAL DESCRIPTION OF THE VARIABLE FUNDING OPTIONS AND HOW THEY OPERATE? The Variable Funding Options represent Subaccounts of the Separate Account. At your direction, the Separate Account, through its Subaccounts, uses your Purchase Payments to purchase shares of one or more of the Underlying Funds that holds securities consistent with its own investment policy. Depending on market conditions, you may make or lose money in any of these Variable Funding Options.

You can transfer among the Variable Funding Options as frequently as you wish without any current tax implications. Currently there is no charge for transfers, nor a limit to the number of transfers allowed. We may, in the future, charge a fee for any transfer request, or limit the number of transfers allowed. At a minimum, we would always allow one transfer every six months. We reserve the right to restrict transfers that we determine will disadvantage other Contract Owners.

WHAT EXPENSES WILL BE ASSESSED UNDER THE CONTRACT? The Contract has insurance features and investment features, and there are costs related to each. We deduct an administrative expense charge and a mortality and expense risk ("M&E") charge each business day from amounts you allocate to the Separate Account. We deduct the administrative expense charge at an annual rate of 0.15% and deduct the M&E charge at an annual rate of 1.55% for the Standard Death Benefit and 1.70% for the Enhanced Death Benefit. For Contracts with a value of less than $50,000, we also deduct an annual Contract administrative charge of $40. Each Underlying Fund also charges for management costs and other expenses.

If you select the Enhanced Stepped-Up Provision ("E.S.P."), an additional 0.25% annually will be deducted each business day from amounts in the Variable Funding Options. THIS PROVISION IS NOT AVAILABLE WHEN EITHER THE ANNUITANT OR OWNER IS AGE 76 OR OLDER ON THE RIDER EFFECTIVE DATE.

If you elect a Guaranteed Minimum Withdrawal Benefit ("GMWB") rider, a charge will be deducted each business day from amounts in the Variable Funding Options. There are three GMWB rider options, and the current charge for each rider, on an annual basis, is as follows: GMWB I: 0.40%; GMWB II: 0.50%; and GMWB III: 0.25%. Your current charge will not change unless you are able to reset your benefits, at which time we may modify the charge, which will never exceed 1.00%.

HOW WILL MY PURCHASE PAYMENTS AND WITHDRAWALS BE TAXED? Generally, the payments you make to a Qualified Contract during the accumulation phase are made with before-tax dollars. Generally, you will be taxed on your Purchase Payments and on any earnings when you make a withdrawal or begin receiving Annuity Payments. Under a Non-qualified Contract, payments to the Contract are made with after-tax dollars, and earnings will generally accumulate tax-deferred. You will be taxed on these earnings when they are withdrawn from the Contract. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal penalty tax on the amount withdrawn.

For owners of Qualified Contracts, if you reach a certain age, you may be required by federal tax laws to begin receiving payments from your annuity or risk paying a penalty tax. In those cases, we can calculate and pay you the minimum required distribution amounts (see "Access to Your Money -- Systematic Withdrawals").

HOW MAY I ACCESS MY MONEY? You can take withdrawals any time during the accumulation phase. Income taxes and/or a penalty tax may apply to taxable amounts withdrawn.

WHAT IS THE DEATH BENEFIT UNDER THE CONTRACT? You may choose to purchase the Standard or Enhanced Death Benefit. The death benefit applies upon the first death of the Contract Owner, joint owner, or Annuitant. Assuming you are the Annuitant, the death benefit is as follows: If you die before the Contract is in the payout phase, the person you have chosen as your beneficiary will receive a death benefit. We calculate the death benefit value at the close of the business day on which our Home Office receives (1) Due Proof of Death and (2) written payment instructions or the election of spousal or beneficiary contract continuance. (Please refer to the Death Benefit section in the Prospectus for more details.)

WHERE MAY I FIND OUT MORE ABOUT ACCUMULATION UNIT VALUES? The Condensed Financial Information in Appendix A or Appendix B to this prospectus provides more information about Accumulation Unit values.

ARE THERE ANY ADDITIONAL FEATURES? This Contract has other features you may be interested in. These include:

     - SYSTEMATIC WITHDRAWAL OPTION. Before the Maturity Date, you can arrange to have money sent to you at set intervals throughout the year. Of course, any applicable income and penalty taxes will apply on amounts withdrawn.

     - ASSET ALLOCATION PROGRAM. If you choose, you can elect to have your contributions allocated among a set of funding options according to an optional asset allocation model. The model is based on your personal investment risk tolerance and other factors. The Asset Allocation Program was designed in conjunction with Ibbotson Associates, a recognized provider of asset allocation services.

     - AUTOMATIC REBALANCING. You may elect to have the Company periodically reallocate the values in your Contract to match the rebalancing allocation selected.

     - MANAGED DISTRIBUTION PROGRAM. This program allows us to automatically calculate and distribute to you, in November of the applicable tax year, an amount that will satisfy the Internal Revenue Service's minimum distribution requirements imposed on certain contracts once the owner reaches age 70 1/2 or retires. These minimum distributions occur during the accumulation phase.

     - ENHANCED STEPPED-UP PROVISION ("E.S.P."). For an additional charge, the total death benefit payable may be increased based on the earnings in your Contract.

     - SPOUSAL CONTRACT CONTINUANCE (SUBJECT TO AVAILABILITY). If your spouse is named as an owner and/or beneficiary, and you die prior to the Maturity Date, your spouse may elect to continue the Contract as owner rather than have the death benefit paid to the beneficiary. This feature applies to a spousal joint Contract Owner and/or beneficiary only.

     - BENEFICIARY CONTRACT CONTINUANCE (NOT PERMITTED FOR NON-NATURAL BENEFICIARIES). If you die before the Maturity Date, and if the value of any beneficiary's portion of the death benefit is between $20,000 and $1,000,000 as of the date of your death, that beneficiary may elect to continue his/her portion of the Contract and take required distributions over time, rather than have the death benefit paid to the beneficiary in a lump sum.

     - GUARANTEED MINIMUM WITHDRAWAL BENEFIT ("GMWB" OR "PRINCIPAL GUARANTEE"). For an additional charge, we will guarantee the periodic return of your investment. Under this benefit, we will pay you a percentage of your investment every year until your investment has been returned in full, regardless of market performance. Depending on when you elect to begin receiving payments and which GMWB rider you select, the maximum amount of your investment that you receive each year is 5% or 10%. When you add Purchase Payments to your Contract, we include them as part of the guarantee. In the future, however, we may discontinue including additional Purchase Payments as part of the guarantee. The guarantee is subject to restrictions on withdrawals and other restrictions.

                                    FEE TABLE

--------------------------------------------------------------------------------

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Contract. The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender the Contract, or transfer Contract Value between Variable Funding Options. Expenses shown do not include premium taxes, which may be applicable.

The next table describes the fees and expenses that you will pay periodically during the time that you own the Contract, not including Underlying Fund fees and expenses.

CONTRACT OWNER TRANSACTION EXPENSES

TRANSFER CHARGE.........................................   $10(1)
(assessed on transfers that exceed 12 per year)



CONTRACT ADMINISTRATIVE CHARGE
Annual Contract Administrative Charge...................   $40(2)


ANNUAL SEPARATE ACCOUNT CHARGES
(as a percentage of the average daily net assets of the Separate Account)

We will assess a minimum mortality and expense risk charge ("M & E") of 1.55% and an administrative expense charge of 0.15% on all Contracts. In addition, for optional features there is a 0.25% charge for E.S.P., a 0.40% current charge (maximum of 1.00% upon reset) for GMWB I, a 0.50% current charge (maximum of 1.00% upon reset) for GMWB II, and a 0.25% charge for GMWB III. Below is a summary of all of the charges that may apply, depending on the death benefit and optional features you select:

                                                           STANDARD DEATH BENEFIT    ENHANCED DEATH BENEFIT
                                                           ----------------------    ----------------------
Mortality and Expense Risk Charge......................           1.55%(3)                  1.70%(3)
Administrative Expense Charge..........................           0.15%                     0.15%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH NO OPTIONAL
  FEATURES SELECTED....................................           1.70%                     1.85%
Optional E.S.P. Charge.................................           0.25%                     0.25%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH E.S.P. ONLY
  SELECTED.............................................           1.95%                     2.10%
Optional GMWB I Charge (maximum upon reset)............           1.00%(4)                  1.00%(4)
Optional GMWB II Charge (maximum upon reset)...........           1.00%(4)                  1.00%(4)
Optional GMWB III Charge...............................           0.25%                     0.25%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH GMWB I ONLY
  SELECTED.............................................           2.70%                     2.85%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH GMWB II ONLY
  SELECTED.............................................           2.70%                     2.85%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH GMWB III
  ONLY SELECTED........................................           1.95%                     2.10%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH E.S.P. AND
  GMWB I SELECTED......................................           2.95%                     3.10%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH E.S.P. AND
  GMWB II SELECTED.....................................           2.95%                     3.10%
TOTAL ANNUAL SEPARATE ACCOUNT CHARGES WITH E.S.P. AND
  GMWB III SELECTED....................................           2.20%                     2.35%


---------
(1)   We do not currently assess the transfer charge.
(2) We do not assess this charge if Contract Value is $50,000 or more on the fourth Friday of each August.
(3) We are waiving the following amounts of the Mortality and Expense Risk charge: 0.15% for the Subaccount investing in the Western Asset Management U.S. Government Portfolio, an amount equal to the Underlying Fund expenses that are in excess of 0.87% for the Subaccount investing in the Lord Abbett Growth and Income Portfolio, an amount equal to the underlying fund expenses that are in excess of 1.12% for the Subaccount investing in the Lord Abbett Mid Cap Value Portfolio, an amount equal to the underlying fund expenses that are in excess of

      1.10% for the Subaccount investing in the Third Avenue Small Cap Value Portfolio, an amount equal to the underlying fund expenses that are in excess of 1.18% for the Subaccount investing in the MFS(R) Research International Portfolio, an amount equal to the underlying fund expenses that are in excess of 0.90% for the Subaccount investing in the Harris Oakmark International Portfolio, an amount equal to the underlying fund expenses that are in excess of 0.91% for the Subaccount investing in the Capital Guardian U.S. Equity Portfolio, an amount equal to the underlying fund expenses that are in excess of 0.65% for the Subaccount investing in the PIMCO Inflation Protected Bond Portfolio, an amount equal to the underlying fund expenses that are in excess of 0.84% for the Subaccount investing in the T.Rowe Price Small Cap Growth Portfolio and an amount equal to the underlying fund expenses that are in excess of 1.50% for the Subaccount investing in the Van Kampen Mid-Cap Growth Portfolio.
(4) The current charges for the available GMWB riders with a reset feature (see "Living Benefits") are 0.40% for GMWB I and 0.50% for GMWB II.

UNDERLYING FUND EXPENSES AS OF DECEMBER 31, 2007 (UNLESS OTHERWISE INDICATED):

The first table below shows the range (minimum and maximum) of the total annual operating expenses charged by all of the Underlying Funds, before any voluntary or contractual fee waivers and/or expense reimbursements. The second table shows each Underlying Fund's management fee, distribution and/or service (12b-1) fees if applicable, and other expenses. The Underlying Funds provided this information and we have not independently verified it. More detail concerning each Underlying Fund's fees and expenses is contained in the prospectus for each Underlying Fund. Current prospectuses for the Underlying Funds can be obtained by calling 800-842-9325.

MINIMUM AND MAXIMUM TOTAL ANNUAL UNDERLYING FUND OPERATING EXPENSES

                                                                         MINIMUM    MAXIMUM
                                                                         -------    -------
TOTAL ANNUAL FUND OPERATING EXPENSES
(expenses that are deducted from Underlying Fund assets, including management fees, distribution and/or service (12b-1) fees, and
  other expenses)                                                         0.52%      1.73%


UNDERLYING FUND FEES AND EXPENSES
(as a percentage of average daily net assets)

                                             DISTRIBUTION                               TOTAL   CONTRACTUAL FEE    NET TOTAL
                                                AND/OR                                  ANNUAL       WAIVER          ANNUAL
                                  MANAGEMENT    SERVICE     OTHER  ACQUIRED FUND FEES OPERATING  AND/OR EXPENSE    OPERATING
UNDERLYING FUND                       FEE    (12b-1) FEES EXPENSES    AND EXPENSES*    EXPENSES  REIMBURSEMENT     EXPENSES**
---------------                   ---------- ------------ -------- ------------------ --------- --------------- ---------------
AMERICAN FUNDS INSURANCE
  SERIES(R) -- CLASS 2
  American Funds Global Growth
     Fund........................    0.53%       0.25%      0.02%           --          0.80%          --           0.80%
  American Funds Growth Fund.....    0.32%       0.25%      0.01%           --          0.58%          --           0.58%
  American Funds Growth-Income
     Fund........................    0.26%       0.25%      0.01%           --          0.52%          --           0.52%
DELAWARE VIP TRUST -- STANDARD
  CLASS
  Delaware VIP Small Cap Value
     Series+.....................    0.71%         --       0.10%           --          0.81%          --           0.81%
FIDELITY(R) VARIABLE INSURANCE
  PRODUCTS -- SERVICE CLASS 2
  Mid Cap Portfolio+.............    0.56%       0.25%      0.10%           --          0.91%          --           0.91%
FRANKLIN TEMPLETON VARIABLE
  INSURANCE PRODUCTS
  TRUST -- CLASS 2
  Franklin Small-Mid Cap Growth
     Securities Fund+............    0.47%       0.25%      0.28%         0.01%         1.01%        0.01%          1.00%(1)
  Templeton Developing Markets
     Securities Fund.............    1.23%       0.25%      0.25%           --          1.73%          --           1.73%
  Templeton Foreign Securities
     Fund........................    0.63%       0.25%      0.14%         0.02%         1.04%        0.02%          1.02%(1)
JANUS ASPEN SERIES -- SERVICE
  SHARES
  International Growth
     Portfolio+..................    0.64%       0.25%      0.06%           --          0.95%          --           0.95%
  Mid Cap Growth Portfolio+......    0.64%       0.25%      0.04%           --          0.93%          --           0.93%
LEGG MASON PARTNERS VARIABLE
  EQUITY TRUST
  Legg Mason Partners Variable
     Aggressive Growth
     Portfolio -- Class I++......    0.75%         --       0.07%           --          0.82%          --           0.82%(2)
  Legg Mason Partners Variable
     Appreciation
     Portfolio -- Class I........    0.69%         --       0.11%         0.01%         0.81%          --           0.81%(2)

                                             DISTRIBUTION                               TOTAL   CONTRACTUAL FEE    NET TOTAL
                                                AND/OR                                  ANNUAL       WAIVER          ANNUAL
                                  MANAGEMENT    SERVICE     OTHER  ACQUIRED FUND FEES OPERATING  AND/OR EXPENSE    OPERATING
UNDERLYING FUND                       FEE    (12b-1) FEES EXPENSES    AND EXPENSES*    EXPENSES  REIMBURSEMENT     EXPENSES**
---------------                   ---------- ------------ -------- ------------------ --------- --------------- ---------------
  Legg Mason Partners Variable
     Appreciation
     Portfolio -- Class II++.....    0.69%       0.25%      0.20%         0.01%         1.15%          --           1.15%(2)
  Legg Mason Partners Variable
     Capital Portfolio++.........    0.75%       0.25%      0.11%           --          1.11%          --           1.11%(2)
  Legg Mason Partners Variable
     Dividend Strategy
     Portfolio++++...............    0.65%         --       0.33%           --          0.98%          --           0.98%(2)
  Legg Mason Partners Variable
     Fundamental Value
     Portfolio -- Class I++......    0.75%         --       0.08%           --          0.83%          --           0.83%(2)
  Legg Mason Partners Variable
     Global Equity Portfolio+....    0.75%       0.25%      0.19%           --          1.19%          --           1.19%(2)
  Legg Mason Partners Variable
     Investors Portfolio -- Class
     I...........................    0.62%         --       0.14%           --          0.76%          --           0.76%(2)
  Legg Mason Partners Variable
     Large Cap Growth
     Portfolio -- Class I++++....    0.75%         --       0.15%           --          0.90%          --           0.90%(3)
  Legg Mason Partners Variable
     Mid Cap Core
     Portfolio -- Class I+++.....    0.75%         --       0.26%           --          1.01%          --           1.01%(2)
  Legg Mason Partners Variable
     Small Cap Growth
     Portfolio -- Class I........    0.75%         --       0.35%           --          1.10%          --           1.10%(2)
LEGG MASON PARTNERS VARIABLE
  INCOME TRUST
  Legg Mason Partners Variable
     Adjustable Rate Income
     Portfolio+++................    0.55%       0.25%      0.60%           --          1.40%          --           1.40%(2)
  Legg Mason Partners Variable
     Global High Yield Bond
     Portfolio -- Class I........    0.80%         --       0.41%           --          1.21%          --           1.21%(2)
  Legg Mason Partners Variable
     High Income Portfolio+++....    0.60%         --       0.15%           --          0.75%          --           0.75%(2)
  Legg Mason Partners Variable
     Money Market Portfolio++....    0.45%         --       0.08%           --          0.53%          --           0.53%(2)
MET INVESTORS SERIES TRUST
  BlackRock High Yield
     Portfolio -- Class A........    0.60%         --       0.13%           --          0.73%          --           0.73%
  BlackRock Large Cap Core
     Portfolio -- Class E........    0.58%       0.15%      0.06%           --          0.79%          --           0.79%
  Clarion Global Real Estate
     Portfolio -- Class A++......    0.61%         --       0.04%           --          0.65%          --           0.65%
  Clarion Global Real Estate
     Portfolio -- Class B........    0.61%       0.25%      0.04%           --          0.90%          --           0.90%
  Dreman Small Cap Value
     Portfolio -- Class A........    0.79%         --       0.13%           --          0.92%          --           0.92%(4)
  Harris Oakmark International
     Portfolio -- Class A+.......    0.77%         --       0.09%           --          0.86%          --           0.86%
  Janus Forty Portfolio -- Class
     A...........................    0.65%         --       0.05%           --          0.70%          --           0.70%
  Lazard Mid Cap
     Portfolio -- Class A++......    0.69%         --       0.07%           --          0.76%          --           0.76%
  Lazard Mid Cap
     Portfolio -- Class B........    0.69%       0.25%      0.06%           --          1.00%          --           1.00%
  Legg Mason Value Equity
     Portfolio -- Class B........    0.63%       0.25%      0.04%           --          0.92%          --           0.92%
  Lord Abbett Growth and Income
     Portfolio -- Class B........    0.49%       0.25%      0.03%           --          0.77%          --           0.77%
  Lord Abbett Mid Cap Value
     Portfolio -- Class B........    0.67%       0.25%      0.09%           --          1.01%          --           1.01%
  Met/AIM Capital Appreciation
     Portfolio -- Class A........    0.76%         --       0.10%           --          0.86%          --           0.86%
  Met/AIM Small Cap Growth
     Portfolio -- Class A........    0.86%         --       0.06%           --          0.92%          --           0.92%
  Met/Franklin Mutual Shares
     Portfolio -- Class B........    0.80%       0.25%      0.29%           --          1.34%        0.19%          1.15%(5)
  MFS(R) Emerging Markets Equity
     Portfolio -- Class A++......    1.00%         --       0.25%           --          1.25%          --           1.25%

                                             DISTRIBUTION                               TOTAL   CONTRACTUAL FEE    NET TOTAL
                                                AND/OR                                  ANNUAL       WAIVER          ANNUAL
                                  MANAGEMENT    SERVICE     OTHER  ACQUIRED FUND FEES OPERATING  AND/OR EXPENSE    OPERATING
UNDERLYING FUND                       FEE    (12b-1) FEES EXPENSES    AND EXPENSES*    EXPENSES  REIMBURSEMENT     EXPENSES**
---------------                   ---------- ------------ -------- ------------------ --------- --------------- ---------------
  MFS(R) Research International
     Portfolio -- Class B........    0.70%       0.25%      0.09%           --          1.04%          --           1.04%
  PIMCO Inflation Protected Bond
     Portfolio -- Class A++......    0.50%         --       0.05%           --          0.55%          --           0.55%
  PIMCO Inflation Protected Bond
     Portfolio -- Class B........    0.50%       0.25%      0.05%           --          0.80%          --           0.80%
  PIMCO Total Return
     Portfolio -- Class B........    0.48%       0.25%      0.04%           --          0.77%          --           0.77%(4)
  Pioneer Fund Portfolio -- Class
     A...........................    0.75%         --       0.23%           --          0.98%          --           0.98%(6)
  Third Avenue Small Cap Value
     Portfolio -- Class B........    0.73%       0.25%      0.03%           --          1.01%          --           1.01%
  Van Kampen Comstock
     Portfolio -- Class B........    0.58%       0.25%      0.03%           --          0.86%          --           0.86%
  Van Kampen Mid Cap Growth
     Portfolio -- Class B........    0.70%       0.25%      0.18%           --          1.13%          --           1.13%
METROPOLITAN SERIES FUND, INC.
  BlackRock Aggressive Growth
     Portfolio -- Class D+.......    0.71%       0.10%      0.05%           --          0.86%          --           0.86%
  BlackRock Bond Income
     Portfolio -- Class E........    0.38%       0.15%      0.06%           --          0.59%        0.01%          0.58%(7)
  Capital Guardian U.S. Equity
     Portfolio -- Class A+.......    0.66%         --       0.05%           --          0.71%          --           0.71%
  Davis Venture Value
     Portfolio -- Class A+.......    0.69%         --       0.04%           --          0.73%          --           0.73%
  FI Large Cap Portfolio -- Class
     A...........................    0.77%         --       0.07%           --          0.84%          --           0.84%
  FI Value Leaders
     Portfolio -- Class D........    0.64%       0.10%      0.07%           --          0.81%          --           0.81%
  Jennison Growth
     Portfolio -- Class B........    0.63%       0.25%      0.04%           --          0.92%          --           0.92%
  MFS(R) Total Return
     Portfolio -- Class F........    0.53%       0.20%      0.05%           --          0.78%          --           0.78%
  MFS(R) Value Portfolio -- Class
     A...........................    0.72%         --       0.05%           --          0.77%        0.07%          0.70%(8)
  T. Rowe Price Large Cap Growth
     Portfolio -- Class B+.......    0.60%       0.25%      0.07%           --          0.92%          --           0.92%
  T. Rowe Price Small Cap Growth
     Portfolio -- Class B+.......    0.51%       0.25%      0.08%           --          0.84%          --           0.84%
  Western Asset Management U.S.
     Government
     Portfolio -- Class A........    0.49%         --       0.05%           --          0.54%          --           0.54%
PIMCO VARIABLE INSURANCE
  TRUST -- ADMINISTRATIVE CLASS
  Total Return Portfolio+........    0.25%         --       0.58%           --          0.83%          --           0.83%
WELLS FARGO VARIABLE TRUST
  VT Small/Mid Cap Value Fund+...    0.75%       0.25%      0.46%           --          1.46%        0.32%          1.14%(9)


---------
* Acquired Fund Fees and Expenses are fees and expenses incurred indirectly by a portfolio as a result of investing in shares of one or more underlying portfolios.
** Net Total Annual Operating Expenses do not reflect: (1) voluntary waivers of fees or expenses; (2) contractual waivers that are in effect for less than one year from the date of this Prospectus; or (3) expense reductions resulting from custodial fee credits or directed brokerage arrangements.
+ Not available under all Contracts. Availability depends on Contract issue date.
++ Closed to new investments except under dollar cost averaging and rebalancing programs in existence at the time of closing.
++ Fees and expenses of this Portfolio are based on the Portfolio's fiscal year ended October 31, 2007.
(1) The manager has agreed in advance to reduce its fee from assets invested by the Fund in a Franklin Templeton money market fund (the Sweep Money Fund which is the "acquired fund" in this case) to the extent of the Fund's fees and expenses of the acquired fund. This reduction is required by the Trust's board of trustees and an exemptive order by the Securities and Exchange Commission; this arrangement will continue as long as the exemptive order is relied upon.
(2) Other Expenses have been revised to reflect the estimated effect of additional prospectus and shareholder report printing and mailing expenses expected to be incurred by the fund going forward.
(3) Other Expenses have been revised to reflect the estimated effect of additional prospectus and shareholder report printing and mailing expenses expected to be incurred by the fund going forward. Due to contractual waivers and/or reimbursements in place through March 1, 2009, the Portfolio's actual total net operating expenses, excluding brokerage, taxes, interest and extraordinary expenses, are not expected to exceed 0.78% prior to that date.

(4) The Management Fee has been restated to reflect an amended management fee agreement, as if the agreement had been in effect during the preceding fiscal year.
(5) The fees and expenses of the Portfolio are estimated for the year ending December 31, 2008. Met Investors Advisory, LLC has contractually agreed, for the period April 28, 2008 to April 30, 2009, to limit its fee and reimburse expenses to the extent necessary to limit total operating expenses to 0.90%, excluding 12b-1 fees.
(6) Other Expenses have been restated to reflect change in Transfer Agent fee schedule as if fees had been in effect during the previous fiscal year.
(7) MetLife Advisers, LLC has contractually agreed, for the period April 28, 2008 through April 30, 2009, to reduce the Management Fee for each Class of the Portfolio to the annual rate of 0.325% for the amounts over $1 billion but less than $2 billion.
(8) MetLife Advisers, LLC has contractually agreed, for the period April 28, 2008 through April 30, 2009, to reduce the Management Fee for each Class of the Portfolio to the annual rate of 0.65% for the first $1.25 billion of the Portfolio's average daily net assets, 0.60% for the next $250 million and 0.50% for amounts over $1.5 billion.
(9) The adviser has committed through April 30, 2009, to waive fees and/or reimburse expenses to the extent necessary to maintain the Fund's net operating expense ratio, excluding the expenses of any money market fund held by the Fund, as shown.


EXAMPLE

This example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity Contracts. These costs include Contract Owner transaction expenses, Contract fees, separate account annual expenses, and Underlying Fund total annual operating expenses. This example does not represent past or future expenses. Your actual expenses may be more or less than those shown.

This example assumes that you invest $10,000 in the Contract for the time periods indicated and that your investment has a 5% return each year. The example reflects the annual Contract administrative charge, factoring in that the charge is waived for contracts over a certain value. Additionally, the example is based on the minimum and maximum Underlying Fund total annual operating expenses shown above and does not reflect any Underlying Fund fee waivers and/or expense reimbursements.

The example assumes you have elected all of the available optional benefits and that you have allocated all of your Contract Value to either the Underlying Fund with the maximum total annual operating expenses or the Underlying Fund with the minimum total annual operating expenses. The example assumes that the maximum charge of 1.00% for the Guaranteed Minimum Withdrawal Benefit (GMWB I or II) applies in all contract years. Your actual expenses will be less than those shown if you do not elect all of the optional benefits.

EXAMPLE -- This example assumes that you have elected the most expensive death benefit option, the E.S.P. optional death benefit, and the GMWB I or GMWB II (assuming the maximum charge of 1.00% applies in all contract years).

                                    IF CONTRACT IS SURRENDERED AT THE               IF CONTRACT IS NOT SURRENDERED OR
                                          END OF PERIOD SHOWN:                   ANNUITIZED AT THE END OF PERIOD SHOWN:
                             ----------------------------------------------  ----------------------------------------------
FUNDING OPTION                 1 YEAR      3 YEARS     5 YEARS    10 YEARS     1 YEAR      3 YEARS     5 YEARS    10 YEARS
--------------               ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Underlying Fund with
Maximum Total Annual
Operating Expenses.........     $488       $1,466      $2,443      $4,888       $488       $1,466      $2,443      $4,888
Underlying Fund with
Minimum Total Annual
Operating Expenses.........     $368       $1,116      $1,877      $3,845       $368       $1,116      $1,877      $3,845


                         CONDENSED FINANCIAL INFORMATION

--------------------------------------------------------------------------------

See Appendices A and B.

                              THE ANNUITY CONTRACT

--------------------------------------------------------------------------------

Marquis Portfolios is a contract between the Contract Owner ("you") and the Company. This is the prospectus -- it is not the Contract. The prospectus highlights many Contract provisions to focus your attention on the Contract's essential features. Your rights and obligations under the Contract will be determined by the language of the Contract itself. When you receive your Contract, we suggest you read it promptly and carefully. There may be differences in your Contract from the descriptions in this prospectus because of the requirements of the state where we issued your Contract. We will include any such differences in your Contract.

The Company offers several different annuities that your investment professional may be authorized to offer to you. Each annuity offers different features and benefits that may be appropriate for you. In particular, the annuities differ based on variations in the standard and optional death benefit protection provided for your beneficiaries, the availability of optional living benefits, the ability to access your Contract Value if necessary and the charges that you will be subject to if you make a withdrawal or surrender the annuity. The separate account charges and other charges may be different between each annuity we offer. Optional death benefits and living benefits are subject to a separate charge for the additional protections they offer to you and your beneficiaries. Furthermore, annuities that offer greater flexibility to access your Contract Value generally are subject to higher separate account charges than annuities that deduct charges if you make a withdrawal or surrender.

We encourage you to evaluate the fees, expenses, benefits and features of this annuity against those of other investment products, including other annuity products offered by us and other insurance companies. Before purchasing this or any other investment product you should consider whether the product you purchase is consistent with your risk tolerance, investment objectives, investment time horizon, financial and tax situation, liquidity needs and how you intend to use the annuity.

You make Purchase Payments to us and we credit them to your Contract. We promise to pay you an income, in the form of Annuity Payments, beginning on a future date that you choose, the Maturity Date. The Purchase Payments accumulate tax deferred in the funding options of your choice. We offer multiple Variable Funding Options. The Contract Owner assumes the risk of gain or loss according to the performance of the Variable Funding Options. The Contract Value is the amount of Purchase Payments, plus or minus any investment experience. The Contract Value also reflects all withdrawals made and charges deducted. There is generally no guarantee that at the Maturity Date the Contract Value will equal or exceed the total Purchase Payments made under the Contract. The date the Contract and its benefits become effective is referred to as the Contract Date. Each 12-month period following the Contract Date is called a Contract Year.

Certain changes and elections must be made in writing to the Company. Where the term "Written Request" is used, it means that you must send written information to our Home Office in a form and content satisfactory to us.

The ages of the owner and Annuitant determine which death benefits and certain optional features are available to you. The maximum age may be lower if you purchase your Contact through certain broker dealers. You should discuss this with your financial adviser.

                                                          MAXIMUM AGE BASED ON THE OLDER OF THE OWNER AND
            DEATH BENEFIT/OPTIONAL FEATURE                      ANNUITANT ON THE CONTRACT/RIDER DATE
------------------------------------------------------    -----------------------------------------------
Standard Death Benefit                                                         Age 80
Enhanced Death Benefit                                                         Age 79
Enhanced Stepped-Up Provision (E.S.P.)                                         Age 75


Since optional death benefits carry higher charges, you should consider the ages of the owner and Annuitant when electing these benefits, as the additional value provided by the benefit may be significantly reduced or eliminated depending on the ages of the owner and Annuitant at the time of election.

Purchase of this Contract through a tax qualified retirement plan or IRA does not provide any additional tax deferral benefits beyond those provided by the plan or the IRA. Accordingly, if you are purchasing this Contract through a plan or IRA, you should consider purchasing this Contract for its death benefit, annuity option benefits, and other non-tax-related benefits. You should consult with your tax adviser to determine if this Contract is appropriate for you.

CONTRACT OWNER INQUIRIES

Any questions you have about your Contract should be directed to our Home Office at 800-842-9325.

PURCHASE PAYMENTS

Your initial Purchase Payment is due and payable before the Contract becomes effective. The initial Purchase Payment must be at least $15,000. You may make additional payments of at least $500 at any time. No additional payments are allowed if this Contract is purchased with a beneficiary-directed transfer of death benefit proceeds. Under certain circumstances, we may waive the minimum Purchase Payment requirement. Purchase Payments plus the total of any subsequent Purchase Payments may total more than $1,000,000 only with our prior consent. Purchase Payments may be made at any time while the Annuitant is alive and before the date income payments begin.

We accept Purchase Payments made by check or cashier's check. We do not accept cash, money orders or traveler's checks. We reserve the right to refuse Purchase Payments made via a personal check in excess of $100,000. Purchase Payments over $100,000 may be accepted in other forms, including but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which we receive a Purchase Payment may determine how soon subsequent disbursement requests may be fulfilled. (See "Access To Your Money.")

We will apply the initial Purchase Payment less any applicable premium tax within two business days after we receive it at our Home Office with a properly completed application or order request. If your request or other information accompanying the initial Purchase Payment is incomplete when received, we will hold the Purchase Payment for up to five business days. If we cannot obtain the necessary information within five business days, we will return the Purchase Payment in full, unless you specifically consent for us to keep it until you provide the necessary information.

We will credit any subsequent Purchase Payment to a Contract on the same business day we receive it, if it is received in good order by our Home Office by 4:00 p.m. Eastern time. A business day is any day that the New York Stock Exchange is open for regular trading (except when trading is restricted due to an emergency as defined by the Securities and Exchange Commission).

IF YOU SEND YOUR PURCHASE PAYMENTS OR TRANSACTION REQUESTS TO AN ADDRESS OTHER THAN THE ONE WE HAVE DESIGNATED FOR RECEIPT OF SUCH PURCHASE PAYMENTS OR REQUESTS, WE MAY RETURN THE PURCHASE PAYMENT TO YOU, OR THERE MAY BE A DELAY IN APPLYING THE PURCHASE PAYMENT OR TRANSACTION TO YOUR CONTRACT.

QUALIFIED CONTRACTS UNDER SECTION 403(B). If your Contract was issued as a Qualified Contract under Section 403(b) of the Code (also called a "tax sheltered annuity" or "TSA") in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments. Such additional payments may have significant adverse tax consequences. (See "Federal Tax Consequences.")

ACCUMULATION UNITS

The period between the Contract Date and the Maturity Date is the accumulation period. During the accumulation period, an Accumulation Unit is used to calculate the value of a Contract. Each Variable Funding Option has a corresponding Accumulation Unit value. The Accumulation Units are valued each business day and their values may increase or decrease from day to day. The daily change in value of an Accumulation Unit each day is based on the investment performance of the corresponding Underlying Fund, and the deduction of separate account charges shown in the Fee Table in this prospectus. The number of Accumulation Units we will credit to your Contract once we receive a Purchase Payment or transfer request (or, liquidate for a withdrawal request) is determined by dividing the amount directed to each Variable Funding Option (or, taken from each Variable Funding Option) by the value of its Accumulation Unit. Normally, we calculate the value of an Accumulation Unit for each Variable Funding Option as of the close of regular trading (generally 4:00 p.m. Eastern time) each day the New York Stock Exchange is open. After the value is calculated, we credit your Contract. During the annuity period (i.e., after the Maturity Date), you are credited with Annuity Units.

THE VARIABLE FUNDING OPTIONS

You choose the Variable Funding Options to which you allocate your Purchase Payments. From time to time we may make new Variable Funding Options available. These Variable Funding Options are Subaccounts of the Separate Account. The Subaccounts invest in the Underlying Funds. You are not investing directly in the Underlying Fund. Each Underlying Fund is a portfolio of an open-end management investment company that is registered with the SEC under the Investment Company Act of 1940. These Underlying Funds are not publicly traded and are only offered through variable annuity contracts, variable life insurance policies, and in some instances, certain retirement plans. They are not the same as the retail mutual funds offered outside of a variable annuity or variable life insurance product, although the investment practices and fund names may be similar and the portfolio managers may be identical. Accordingly, the performance of the retail mutual fund is likely to be different from that of the Underlying Fund.

We select the Underlying Funds offered through this Contract based on a number of criteria, including asset class coverage, the strength of the adviser's or subadviser's reputation and tenure, brand recognition, performance, and the capability and qualification of each investment firm. Another factor we consider during the selection process is whether the Underlying Fund's adviser or subadviser is one of our affiliates or whether the Underlying Fund, its adviser, its subadviser(s), or an affiliate will make payments to us or our affiliates. In this regard, the profit distributions we receive from our affiliated investment advisers are a component of the total revenue that we consider in configuring the features and investment choices available in the variable insurance products that we and our affiliated insurance companies issue. Since we and our affiliated insurance companies may benefit more from the allocation of assets to portfolios advised by our affiliates than those that are not, we may be more inclined to offer portfolios advised by our affiliates in the variable insurance products we issue. For additional information on these arrangements, see "Payments We Receive." We review the Underlying Funds periodically and may remove an Underlying Fund or limit its availability to new Purchase Payments and/or transfers of Contract Value if we determine that the Underlying Fund no longer meets one or more of the selection criteria, and/or if the Underlying Fund has not attracted significant allocations from Contract Owners. In some cases, we have included Underlying Funds based on recommendations made by broker-dealer firms. These broker-dealer firms may receive payments from the Underlying Funds they recommend and may benefit accordingly from the allocation of Contract Value to such Underlying Funds. When the Company develops a variable product in cooperation with a fund family or distributor (e.g. a "private label" product) the Company will generally include Underlying Funds based on recommendations made by the fund family or distributor, whose selection criteria may differ from the Company's selection criteria.

WE DO NOT PROVIDE ANY INVESTMENT ADVICE AND DO NOT RECOMMEND OR ENDORSE ANY PARTICULAR UNDERLYING FUND. YOU BEAR THE RISK OF ANY DECLINE IN YOUR CONTRACT VALUE RESULTING FROM THE PERFORMANCE OF THE UNDERLYING FUNDS YOU HAVE CHOSEN.

If investment in the Underlying Funds or a particular Underlying Fund is no longer possible, in our judgment becomes inappropriate for purposes of the Contract, or for any other reason in our sole discretion, we may substitute another Underlying Fund or Underlying Funds without your consent. The substituted Underlying Fund may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future Purchase Payments, or both. However, we will not make such substitution without any necessary approval of the Securities and Exchange Commission and applicable state insurance departments. Furthermore, we may close Underlying Funds to allocations of Purchase Payments or Contract Value, or both, at any time in our sole discretion.

In certain circumstances, the Company's ability to remove or replace an Underlying Fund may be limited by the terms of a five-year agreement between MetLife, Inc. (MetLife) and Legg Mason, Inc. (Legg Mason) relating to the use of certain Underlying Funds advised by Legg Mason affiliates. The agreement sets forth the conditions under which the Company can remove an Underlying Fund, which, in some cases, may differ from the Company's own selection criteria. In addition, during the term of the agreement, subject to the Company's fiduciary and other legal duties, the Company is generally obligated in the first instance to consider Underlying Funds advised by Legg Mason affiliates in seeking to make a substitution for an Underlying Fund advised by a Legg Mason affiliate. The agreement was originally entered into on July 1, 2005 by MetLife and certain affiliates of Citigroup Inc. (Citigroup) as part of MetLife's acquisition of The Travelers Insurance Company and The Travelers Life and Annuity Company (both of which are now MetLife Insurance Company of Connecticut) from Citigroup. Legg Mason replaced the Citigroup affiliates as a party to the agreement when Citigroup sold its asset management business to Legg Mason. The agreement also obligates Legg Mason to continue making payments to the Company with respect to Underlying Funds advised by Legg Mason affiliates, on the same terms provided for in administrative services agreements between Citigroup's asset management affiliates and the Travelers insurance companies that predate the acquisition.

PAYMENTS WE RECEIVE. As described above, an investment adviser (other than our affiliates MetLife Advisers, LLC, and Met Investors Advisory LLC) or subadviser of an Underlying Fund, or its affiliates, may make payments to the Company and/or certain of its affiliates. These payments may be used for a variety of purposes, including payment of expenses for certain administrative, marketing and support services with respect to the Contracts, and, in the Company's role as an intermediary, with respect to the Underlying Funds. The Company and its affiliates may profit from these payments. These payments may be derived, in whole or in part, from the advisory fee deducted from Underlying Fund assets. Contract Owners, through their indirect investment in the Underlying Funds, bear the costs of these advisory fees (see the Underlying Funds' prospectuses for more information). The amount of the payments we receive is based on a percentage of assets of the Underlying Funds attributable to the Contracts and certain other variable insurance products that the Company and its affiliates issue. These percentages differ and some advisers or subadvisers (or other affiliates) may pay the Company more than others. These percentages currently range up to 0.50%.

Additionally, an investment adviser or subadviser of an Underlying Fund or its affiliates may provide the Company with wholesaling services that assist in the distribution of the Contracts and may pay the Company and/or certain of its affiliates amounts to participate in sales meetings. These amounts may be significant and may provide the adviser or subadviser (or their affiliate) with increased access to persons involved in the distribution of the Contracts.

The Company and/or certain of its affiliated insurance companies have joint ownership interests in its affiliated investment advisers MetLife Advisers, LLC and Met Investors Advisory LLC, which are formed as "limited liability companies." The Company's ownership interests in MetLife Advisers, LLC and Met Investors Advisory LLC entitle us to profit distributions if the adviser makes a profit with respect to the advisory fees it receives from the Underlying Fund. The Company will benefit accordingly from assets allocated to the Underlying Funds to the extent they result in profits to the advisers. (See "Fee
Table -- Underlying Fund Fees and Expenses" for information on the management fees paid by the Underlying Funds and the Statement of Additional Information for the Underlying Funds for information on the management fees paid by the advisers to the subadvisers.)

Certain Underlying Funds have adopted a Distribution Plan under Rule 12b-1 of the Investment Company Act of 1940. An Underlying Fund's 12b-1 Plan, if any, is described in more detail in the Underlying Fund's prospectus. (See "Fee
Table -- Underlying Fund Fees and Expenses" and "Other
Information -- Distribution of Variable Annuity Contracts.") Any payments we receive pursuant to those 12b-1 Plans are paid to us or our distributor, MetLife Investors Distribution Company. Payments under an Underlying Fund's 12b-1 Plan decrease the Underlying Fund's investment return.

We make certain payments to American Funds Distributors, Inc., principal underwriter for the American Funds Insurance Series. (See "Distribution of Variable Annuity Contracts.")

Each Underlying Fund has different investment objectives and risks. The Underlying Fund prospectuses contain more detailed information on each Underlying Fund's investment strategy, investment advisers and its fees. You may obtain an Underlying Fund prospectus by calling 800-842-9325 or through your registered representative. We do not guarantee the investment results of the Underlying Funds.

The current Underlying Funds are listed below, along with their investment advisers and any subadviser:

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
AMERICAN FUNDS INSURANCE
  SERIES(R) -- CLASS 2
American Funds Global Growth Fund  Seeks capital appreciation         Capital Research and Management
                                   through stocks.                    Company
American Funds Growth Fund         Seeks capital appreciation         Capital Research and Management
                                   through stocks.                    Company
American Funds Growth-Income Fund  Seeks both capital appreciation    Capital Research and Management
                                   and income.                        Company
DELAWARE VIP TRUST -- STANDARD
  CLASS
Delaware VIP Small Cap Value       Seeks capital appreciation.        Delaware Management Company
  Series+
FIDELITY(R) VARIABLE INSURANCE
  PRODUCTS -- SERVICE CLASS 2
Mid Cap Portfolio+                 Seeks long-term growth of          Fidelity Management & Research
                                   capital.                           Company

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
FRANKLIN TEMPLETON VARIABLE
  INSURANCE PRODUCTS
  TRUST -- CLASS 2
Franklin Small-Mid Cap Growth      Seeks long-term capital growth.    Franklin Advisers, Inc.
  Securities Fund+
Templeton Developing Markets       Seeks long-term capital            Templeton Asset Management Ltd.
  Securities Fund                  appreciation.
Templeton Foreign Securities Fund  Seeks long-term capital growth.    Templeton Investment Counsel, LLC
                                                                      Subadviser: Franklin Templeton
                                                                      Investment Management Limited
JANUS ASPEN SERIES -- SERVICE
  SHARES
International Growth Portfolio+    Seeks long-term growth of          Janus Capital Management LLC
                                   capital.
Mid Cap Growth Portfolio+          Seeks long-term growth of          Janus Capital Management LLC
                                   capital.
LEGG MASON PARTNERS VARIABLE
  EQUITY TRUST
Legg Mason Partners Variable       Seeks capital appreciation.        Legg Mason Partners Fund Advisor,
  Aggressive Growth                                                   LLC
  Portfolio -- Class I                                                Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term appreciation of    Legg Mason Partners Fund Advisor,
  Appreciation Portfolio -- Class  capital.                           LLC
  I                                                                   Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term appreciation of    Legg Mason Partners Fund Advisor,
  Appreciation Portfolio -- Class  capital.                           LLC
  II++                                                                Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks capital appreciation         Legg Mason Partners Fund Advisor,
  Capital Portfolio++              through investment in securities   LLC
                                   which the portfolio managers       Subadviser: ClearBridge Advisors,
                                   believe have above-average         LLC
                                   capital appreciation potential.
Legg Mason Partners Variable       Seeks capital appreciation,        Legg Mason Partners Fund Advisor,
  Dividend Strategy Portfolio++    principally through investments    LLC
                                   in dividend-paying stocks.         Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term capital growth.    Legg Mason Partners Fund Advisor,
  Fundamental Value                Current income is a secondary      LLC
  Portfolio -- Class I++           consideration.                     Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term capital growth;    Legg Mason Partners Fund Advisor,
  Global Equity Portfolio+         dividend income, if any, is        LLC
                                   incidental to this goal.           Subadviser: Batterymarch
                                                                      Financial Management, Inc.
Legg Mason Partners Variable       Seeks long-term growth of          Legg Mason Partners Fund Advisor,
  Investors Portfolio -- Class I   capital. Current income is a       LLC
                                   secondary objective.               Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term growth of          Legg Mason Partners Fund Advisor,
  Large Cap Growth                 capital.                           LLC
  Portfolio -- Class I++                                              Subadviser: ClearBridge Advisors,
                                                                      LLC

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
Legg Mason Partners Variable Mid   Seeks long-term growth of          Legg Mason Partners Fund Advisor,
  Cap Core Portfolio -- Class I+   capital.                           LLC
                                                                      Subadviser: ClearBridge Advisors,
                                                                      LLC
Legg Mason Partners Variable       Seeks long-term growth of          Legg Mason Partners Fund Advisor,
  Small Cap Growth                 capital.                           LLC
  Portfolio -- Class I                                                Subadviser: ClearBridge Advisors,
                                                                      LLC
LEGG MASON PARTNERS VARIABLE
  INCOME TRUST
Legg Mason Partners Variable       Seeks to provide high current      Legg Mason Partners Fund Advisor,
  Adjustable Rate Income           income and to limit the degree of  LLC
  Portfolio+                       fluctuation of its net asset       Subadviser: Western Asset
                                   value resulting from movements in  Management Company
                                   interest rates.
Legg Mason Partners Variable       Seeks to maximize total return,    Legg Mason Partners Fund Advisor,
  Global High Yield Bond           consistent with the preservation   LLC
  Portfolio -- Class I             of capital.                        Subadvisers: Western Asset
                                                                      Management Company; Western Asset
                                                                      Management Company Limited
Legg Mason Partners Variable High  Seeks high current income.         Legg Mason Partners Fund Advisor,
  Income Portfolio+                Secondarily, seeks capital         LLC
                                   appreciation.                      Subadvisers: Western Asset
                                                                      Management Company; Western Asset
                                                                      Management Company Limited
Legg Mason Partners Variable       Seeks to maximize current income   Legg Mason Partners Fund Advisor,
  Money Market Portfolio           consistent with preservation of    LLC
                                   capital.                           Subadviser: Western Asset
                                                                      Management Company
MET INVESTORS SERIES TRUST
BlackRock High Yield               Seeks to maximize total return,    Met Investors Advisory, LLC
  Portfolio -- Class A             consistent with income generation  Subadviser: BlackRock Financial
                                   and prudent investment             Management, Inc.
                                   management.
BlackRock Large Cap Core           Seeks long-term capital growth.    Met Investors Advisory, LLC
  Portfolio -- Class E                                                Subadviser: BlackRock Advisors,
                                                                      LLC
Clarion Global Real Estate         Seeks to provide total return      Met Investors Advisory, LLC
  Portfolio -- Class A++           through investment in real estate  Subadviser: ING Clarion Real
                                   securities, emphasizing both       Estate Securities, L.P.
                                   capital appreciation and current
                                   income.
Clarion Global Real Estate         Seeks to provide total return      Met Investors Advisory, LLC
  Portfolio -- Class B             through investment in real estate  Subadviser: ING Clarion Real
                                   securities, emphasizing both       Estate Securities, L.P.
                                   capital appreciation and current
                                   income.
Dreman Small Cap Value             Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio -- Class A                                                Subadviser: Dreman Value
                                                                      Management, L.L.C.
Harris Oakmark International       Seeks long-term capital            Met Investors Advisory, LLC
  Portfolio -- Class A+            appreciation.                      Subadviser: Harris Associates
                                                                      L.P.
Janus Forty Portfolio -- Class A   Seeks capital appreciation.        Met Investors Advisory, LLC
                                                                      Subadviser: Janus Capital
                                                                      Management LLC

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
Lazard Mid Cap Portfolio -- Class  Seeks long-term growth of          Met Investors Advisory, LLC
  A++                              capital.                           Subadviser: Lazard Asset
                                                                      Management LLC
Lazard Mid Cap Portfolio -- Class  Seeks long-term growth of          Met Investors Advisory, LLC
  B                                capital.                           Subadviser: Lazard Asset
                                                                      Management LLC
Legg Mason Value Equity            Seeks long-term growth of          Met Investors Advisory, LLC
  Portfolio -- Class B             capital.                           Subadviser: Legg Mason Capital
                                                                      Management. Inc.
Lord Abbett Growth and Income      Seeks long-term growth of capital  Met Investors Advisory, LLC
  Portfolio -- Class B             and income without excessive       Subadviser: Lord, Abbett & Co.
                                   fluctuation in market value.       LLC
Lord Abbett Mid Cap Value          Seeks capital appreciation         Met Investors Advisory, LLC
  Portfolio -- Class B             through investments primarily in   Subadviser: Lord, Abbett & Co.
                                   equity securities which are        LLC
                                   believed to be undervalued in the
                                   marketplace.
Met/AIM Capital Appreciation       Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio -- Class A                                                Subadviser: Invesco Aim Capital
                                                                      Management, Inc.
Met/AIM Small Cap Growth           Seeks long-term growth of          Met Investors Advisory, LLC
  Portfolio -- Class A             capital.                           Subadviser: Invesco Aim Capital
                                                                      Management, Inc.
Met/Franklin Mutual Shares         Seeks capital appreciation, which  Met Investors Advisory, LLC
  Portfolio -- Class B             may occasionally be short-term.    Subadviser: Franklin Mutual
                                   The Portfolio's secondary          Advisers, LLC
                                   investment objective is income.
MFS(R) Emerging Markets Equity     Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio -- Class A++                                              Subadviser: Massachusetts
                                                                      Financial Services Company
MFS(R) Research International      Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio -- Class B                                                Subadviser: Massachusetts
                                                                      Financial Services Company
PIMCO Inflation Protected Bond     Seeks to provide maximum real      Met Investors Advisory, LLC
  Portfolio -- Class A++           return, consistent with            Subadviser: Pacific Investment
                                   preservation of capital and        Management Company LLC
                                   prudent investment management.
PIMCO Inflation Protected Bond     Seeks to provide maximum real      Met Investors Advisory, LLC
  Portfolio -- Class B             return, consistent with            Subadviser: Pacific Investment
                                   preservation of capital and        Management Company LLC
                                   prudent investment management.
PIMCO Total Return                 Seeks maximum total return,        Met Investors Advisory, LLC
  Portfolio -- Class B             consistent with the preservation   Subadviser: Pacific Investment
                                   of capital and prudent investment  Management Company LLC
                                   management.
Pioneer Fund Portfolio -- Class A  Seeks reasonable income and        Met Investors Advisory, LLC
                                   capital growth.                    Subadviser: Pioneer Investment
                                                                      Management, Inc.
Third Avenue Small Cap Value       Seeks long-term capital            Met Investors Advisory, LLC
  Portfolio -- Class B             appreciation.                      Subadviser: Third Avenue
                                                                      Management LLC

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
Van Kampen Comstock                Seeks capital growth and income.   Met Investors Advisory, LLC
  Portfolio -- Class B                                                Subadviser: Morgan Stanley
                                                                      Investment Management, Inc.
                                                                      (d/b/a Van Kampen)
Van Kampen Mid Cap Growth          Seeks capital appreciation.        Met Investors Advisory, LLC
  Portfolio -- Class B                                                Subadviser: Morgan Stanley
                                                                      Investment Management, Inc.
                                                                      (d/b/a Van Kampen)
METROPOLITAN SERIES FUND, INC.
BlackRock Aggressive Growth        Seeks maximum capital              MetLife Advisers, LLC
  Portfolio -- Class D+            appreciation.                      Subadviser: BlackRock Advisors,
                                                                      LLC
BlackRock Bond Income              Seeks a competitive total return   MetLife Advisers, LLC
  Portfolio -- Class E             primarily from investing in        Subadviser: BlackRock Advisors,
                                   fixed-income securities.           LLC
Capital Guardian U.S. Equity       Seeks long-term growth of          MetLife Advisers, LLC
  Portfolio -- Class A+            capital.                           Subadviser: Capital Guardian
                                                                      Trust Company
Davis Venture Value                Seeks growth of capital.           MetLife Advisers, LLC
  Portfolio -- Class A+                                               Subadviser: Davis Selected
                                                                      Advisers, L.P.
FI Large Cap Portfolio -- Class A  Seeks long-term growth of          MetLife Advisers, LLC
                                   capital.                           Subadviser: Pyramis Global
                                                                      Advisors, LLC
FI Value Leaders                   Seeks long-term growth of          MetLife Advisers, LLC
  Portfolio -- Class D             capital.                           Subadviser: Pyramis Global
                                                                      Advisors, LLC
Jennison Growth                    Seeks long-term growth of          MetLife Advisers, LLC
  Portfolio -- Class B             capital.                           Subadviser: Jennison Associates
                                                                      LLC
MFS(R) Total Return                Seeks a favorable total return     MetLife Advisers, LLC
  Portfolio -- Class F             through investment in a            Subadviser: Massachusetts
                                   diversified portfolio.             Financial Services Company
MFS(R) Value Portfolio -- Class A  Seeks capital appreciation and     MetLife Advisers, LLC
                                   reasonable income.                 Subadviser: Massachusetts
                                                                      Financial Services Company
T. Rowe Price Large Cap Growth     Seeks long-term growth of capital  MetLife Advisers, LLC
  Portfolio -- Class B+            and, secondarily, dividend         Subadviser: T. Rowe Price
                                   income.                            Associates, Inc.
T. Rowe Price Small Cap Growth     Seeks long-term capital growth.    MetLife Advisers, LLC
  Portfolio -- Class B+                                               Subadviser: T. Rowe Price
                                                                      Associates, Inc.
Western Asset Management U.S.      Seeks to maximize total return     MetLife Advisers, LLC
  Government Portfolio -- Class A  consistent with preservation of    Subadviser: Western Asset
                                   capital and maintenance of         Management Company
                                   liquidity.
PIMCO VARIABLE INSURANCE
  TRUST -- ADMINISTRATIVE CLASS
Total Return Portfolio+            Seeks maximum total return,        Pacific Investment Management
                                   consistent with preservation of    Company LLC
                                   capital and prudent investment
                                   management.

             FUNDING                           INVESTMENT                         INVESTMENT
              OPTION                           OBJECTIVE                      ADVISER/SUBADVISER
---------------------------------  ---------------------------------  ---------------------------------
WELLS FARGO VARIABLE TRUST
VT Small/Mid Cap Value Fund+       Seeks long-term capital            Wells Fargo Funds Management, LLC
                                   appreciation.                      Subadviser: Wells Capital
                                                                      Management Incorporated


---------
+ Not available under all Contracts. Availability depends on Contract issue date.
++ Closed to new investments except under dollar cost averaging and rebalancing programs in existence at the time of closing.

Certain Variable Funding Options may have been subject to a merger, substitution or other change. Please see "Appendix C -- Additional Information Regarding Underlying Funds."

                             CHARGES AND DEDUCTIONS

--------------------------------------------------------------------------------

GENERAL

We deduct the charges described below. The charges are for the services and benefits we provide, costs and expenses we incur, and risks we assume under the Contracts. Services and benefits we provide include:

     - the ability for you to make withdrawals and surrenders under the Contracts

     - the death benefit paid on the death of the Contract Owner, Annuitant, or first of the joint owners

     - the available funding options and related programs (including portfolio rebalancing and systematic withdrawal programs)

     -    administration of the annuity options available under the Contracts

     -    the distribution of various reports to Contract Owners

Costs and expenses we incur include:

     - losses associated with various overhead and other expenses associated with providing the services and benefits provided by the Contracts

     - sales and marketing expenses including commission payments to your registered representative

     -    other costs of doing business

Risks we assume include:

     - that Annuitants may live longer than estimated when the annuity factors under the Contracts were established

     - that the amount of the death benefit will be greater than the Contract Value

     - that the costs of providing the services and benefits under the Contracts will exceed the charges deducted

We may also deduct a charge for taxes.

Unless otherwise specified, charges are deducted proportionately from all funding options in which you are invested.

The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the designated charge. We may also profit on one or more of the charges. We may use any such profits for any corporate purpose, including the payment of sales expenses.

TRANSFER CHARGE

We reserve the right to assess a transfer charge of up to $10.00 on transfers exceeding 12 per year. We will notify you in writing at your last known address at least 31 days before we impose any such transfer charge.

ADMINISTRATIVE CHARGES

There are two administrative charges: the $40 annual Contract administrative charge and the administrative expense charge. The annual Contract administrative charge will be deducted on a pro-rata basis from amounts allocated to the Variable Funding Options. We will deduct this charge on the fourth Friday of each August. This charge compensates us for expenses incurred in establishing and maintaining the Contract and we will prorate this charge (i.e. calculate) from the date of purchase. We will prorate this charge if you surrender your Contract, or if we terminate your Contract. We will not deduct a Contract administrative charge:

     (1)  from the distribution of death proceeds;

     (2)  after an annuity payout has begun; or

     (3) if the Contract Value on the date of assessment equals or is greater than $50,000.

We deduct the administrative expense charge (sometimes called "Subaccount administrative charge") on each business day from amounts allocated to the Variable Funding Options to compensate the Company for certain related administrative and operating expenses. The charge equals, on an annual basis, 0.15% of the daily net asset value allocated to each of the Variable Funding Options, and is reflected in our Accumulation and Annuity Unit value calculations.

MORTALITY AND EXPENSE RISK CHARGE

Each business day, we deduct a mortality and expense risk ("M&E") charge from amounts held in the Variable Funding Options. We reflect the deduction in our calculation of Accumulation and Annuity Unit values. The charges stated are the maximum for this product. We reserve the right to lower this charge at any time. If you choose the Standard Death Benefit, this charge is equal to 1.55% annually. If you choose the Enhanced Death Benefit, this charge is equal to 1.70% annually. This charge compensates the Company for risks assumed, benefits provided and expenses incurred, including the payment of commissions to your registered representative.

ENHANCED STEPPED-UP PROVISION CHARGE

If the E.S.P. option is selected, a charge is deducted each business day from amounts held in the Variable Funding Options. The charge equals, on an annual basis, 0.25% of the amounts held in each funding option. The E.S.P. option is available if the owner and Annuitant are both age 75 or younger on the Contract Date.

GUARANTEED MINIMUM WITHDRAWAL BENEFIT CHARGE

If you elect to add a GMWB rider to your Contract, a charge is deducted each business day from amounts held in the Variable Funding Options. The charge depends on which GWMB rider you select. The current charge for each rider is as follows: GMWB I: 0.40%; GMWB II: 0.50%; and GMWB III: 0.25%. Your current charge will not change unless you are able to reset your benefits, at which time we may modify the charge, which will never exceed 1.00%. These GMWB riders may be elected only at the time of your initial purchase of the Contract.

VARIABLE FUNDING OPTION EXPENSES

We summarized the charges and expenses of the Underlying Funds in the fee table. Please review the prospectus for each Underlying Fund for a more complete description of that fund and its expenses. Underlying Fund expenses are not fixed or guaranteed and are subject to change by the Fund.

PREMIUM TAX

Certain state and local governments charge premium taxes ranging from 0% to 3.5%, depending upon jurisdiction. We are responsible for paying these taxes and will determine the method used to recover premium tax expenses incurred. We will deduct any applicable premium taxes from your Contract Value either upon death, surrender, annuitization, or at the time you make Purchase Payments to the Contract, but no earlier than when we have a tax liability under state law.

CHANGES IN TAXES BASED UPON PREMIUM OR VALUE

If there is any change in a law assessing taxes against the Company based upon premiums, contract gains or value of the Contract, we reserve the right to charge you proportionately for this tax.

                                    TRANSFERS

--------------------------------------------------------------------------------

Subject to the limitations described below, you may transfer all or part of your Contract Value between Variable Funding Options at any time up to 30 days before the Maturity Date. After the Maturity Date, you may make transfers only if allowed by your Contract or with our consent. Transfer requests received at our Home Office that are in good order before the close of the New York Stock Exchange (NYSE) will be processed according to the value(s) next computed following the close of business. Transfer requests received on a non-business day or after the close of the NYSE will be processed based on the value(s) next computed on the next business day.

Where permitted by state law, we reserve the right to restrict transfers from the Variable Funding Options to the Fixed Account whenever the credited interest rate on the Fixed Account is equal to the minimum guaranteed interest rate specified under the Contract.

Currently, there are no charges for transfers; however, we reserve the right to charge a fee for any transfer request which exceeds twelve per year. Since each Underlying Fund may have different overall expenses, a transfer of Contract Values from one Variable Funding Option to another could result in your investment becoming subject to higher or lower expenses. Also, when making transfers, you should consider the inherent risks associated with the Variable Funding Options to which your Contract Value is allocated.

MARKET TIMING/EXCESSIVE TRADING

Frequent requests from Contract Owners to transfer Contract Value may dilute the value of an Underlying Fund's shares if the frequent trading involves an attempt to take advantage of pricing inefficiencies created by a lag between a change in the value of the securities held by the Underlying Fund and the reflection of that change in the Underlying Fund's share price ("arbitrage trading"). Regardless of the existence of pricing inefficiencies, frequent transfers may also increase brokerage and administrative costs of the Underlying Funds and may disrupt Underlying Fund management strategy, requiring an Underlying Fund to maintain a high cash position and possibly resulting in lost investment opportunities and forced liquidations ("disruptive trading"). Accordingly, arbitrage trading and disruptive trading activities (referred to collectively as "market timing") may adversely affect the long-term performance of the Underlying Funds, which may in turn adversely affect Contract Owners and other persons who may have an interest in the Contracts (e.g., annuitants and beneficiaries).

We have policies and procedures that attempt to detect and deter frequent transfers in situations where we determine there is a potential for arbitrage trading. Currently, we believe that such situations may be presented in the international, small-cap, and high-yield Underlying Funds, i.e., American Funds Global Growth Fund, Delaware VIP Small Cap Value Series, Franklin Small-Mid Cap Growth Securities Fund, Templeton Developing Markets Securities Fund, Templeton Foreign Securities Fund, Janus Aspen International Growth Portfolio, Legg Mason Partners Variable Global Equity Portfolio, Legg Mason Partners Variable Small Cap Growth Portfolio, Legg Mason Partners Variable Global High Yield Bond Portfolio, Legg Mason Partners Variable High Income Portfolio, BlackRock High Yield Portfolio, Clarion Global Real Estate Portfolio, Dreman Small Cap Value Portfolio, Harris Oakmark International Portfolio, Met/AIM Small Cap Growth Portfolio, MFS(R) Emerging Markets Equity Portfolio, MFS(R) Research International Portfolio, Third Avenue Small Cap Value Portfolio, T. Rowe Price Small Cap Growth Portfolio, and Wells Fargo VT Small/Mid Cap Value Fund (the "Monitored Portfolios"), and we monitor transfer activity in those

Monitored Portfolios. In addition, as described below, we treat all American Funds Insurance Series portfolios ("American Funds portfolios") as Monitored Portfolios. We employ various means to monitor transfer activity, such as examining the frequency and size of transfers into and out of the Monitored Portfolios within given periods of time. For example, we currently monitor transfer activity to determine if, for each of the Monitored Portfolios, in a three-month period there were two or more "round-trips" of a certain dollar amount or greater. A round-trip is defined as a transfer in followed by a transfer out within the next 10 calendar days, or a transfer out followed by a transfer in within the next 10 calendar days. In the case of a Contract that has been restricted previously, a single round-trip of a certain dollar amount or greater will trigger the transfer restrictions described below.

We do not believe that other Underlying Funds present a significant opportunity to engage in arbitrage trading and therefore do not monitor transfer activity in those Underlying Funds. We may change the Monitored Portfolios at any time without notice in our sole discretion. In addition to monitoring transfer activity in certain Underlying Funds, we rely on the Underlying Funds to bring any potential disruptive trading activity they identify to our attention for investigation on a case-by-case basis. We will also investigate other harmful transfer activity that we identify from time to time. We may revise these policies and procedures in our sole discretion at any time without prior notice.

AMERICAN FUNDS MONITORING POLICY. As a condition to making their portfolios available in our products, American Funds requires us to treat all American Funds portfolios as Monitored Portfolios under our current market timing and excessive trading policies and procedures. Further, American Funds requires us to impose additional specified monitoring criteria for all American Funds portfolios available under the Contract, regardless of the potential for arbitrage trading. We are required to monitor transfer activity in American Funds portfolios to determine if there were two or more transfers in followed by transfers out, in each case of a certain dollar amount or greater, in any 30-day period. A first violation of the American Funds monitoring policy will result in a written notice of violation; any additional violation will result in the imposition of the transfer restrictions described below. Further, as Monitored Portfolios, American Funds portfolios also will be subject to our current market timing and excessive trading policies, procedures and restrictions, and transfer restrictions may be imposed upon a violation of either monitoring policy.

Our policies and procedures may result in transfer restrictions being applied to deter market timing. Currently, when we detect transfer activity in the Monitored Portfolios that exceeds our current transfer limits, or other transfer activity that we believe may be harmful to other Owners or other persons who have an interest in the Contracts, we will exercise our contractual right to restrict your number of transfers to one every six months. In addition, we also reserve the right, but do not have the obligation, to further restrict the right to request transfers by any market timing firm or any other third party who has been authorized to initiate transfers on behalf of multiple Contract Owners. We may, among other things:

     - reject the transfer instructions of any agent acting under a power of attorney on behalf of more than one Owner, or

     - reject the transfer or exchange instructions of individual Owners who have executed pre-authorized transfer forms which are submitted by market timing firms or other third parties on behalf of more than one Owner.

Transfers made under a rebalancing program or the Asset Allocation Program are not treated as transfers when we evaluate trading patterns for market timing.

The detection and deterrence of harmful transfer activity involves judgments that are inherently subjective, such as the decision to monitor only those Underlying Funds that we believe are susceptible to arbitrage trading or the determination of the transfer limits. Our ability to detect and/or restrict such transfer activity may be limited by operational and technological systems, as well as our ability to predict strategies employed by Owners to avoid such detection. Our ability to restrict such transfer activity also may be limited by provisions of the Contract. Accordingly, there is no assurance that we will prevent all transfer activity that may adversely affect Owners and other persons with interests in the Contracts. We do not accommodate market timing in any Underlying Fund and there are no arrangements in place to permit any Contract Owner to engage in market timing; we apply our policies and procedures without exception, waiver, or special arrangement.

The Underlying Funds may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares and we reserve the right to enforce these policies and procedures. For example, Underlying Funds may assess a redemption fee (which we reserve the right to collect) on shares held for a relatively short period. The prospectuses for the Underlying Funds describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Although we may not have the contractual authority or the operational capacity to apply the frequent trading policies and procedures of the Underlying Funds, we have entered into a written agreement, as required by SEC regulation, with each Underlying Fund or its principal underwriter that obligates us to provide to the Underlying Fund promptly upon request certain information about the trading activity of individual Contract Owners, and to execute instructions from the Underlying Fund to restrict or prohibit further purchases or transfers by specific Contract Owners who violate the frequent trading policies established by the Underlying Fund.

In addition, Contract Owners and other persons with interests in the contracts should be aware that the purchase and redemption orders received by the Underlying Funds generally are "omnibus" orders from intermediaries, such as separate accounts funding variable insurance contracts or retirement plans. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the Underlying Funds in their ability to apply their frequent trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the Underlying Funds (and thus Contract Owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the Underlying Funds. If an Underlying Fund believes that an omnibus order reflects one or more transfer requests from Contract Owners engaged in disruptive trading activity, the Underlying Fund may reject the entire omnibus order.

In accordance with applicable law, we reserve the right to modify or terminate the transfer privilege at any time. We also reserve the right to defer or restrict the transfer privilege at any time that we are unable to purchase or redeem shares of any of the Underlying Funds, including any refusal or restriction on purchases or redemptions of their shares as a result of their own policies and procedures on market timing activities (even if an entire omnibus order is rejected due to the market timing activity of a single Contract Owner). You should read the Underlying Fund prospectuses for more details.

                            ASSET ALLOCATION PROGRAM

--------------------------------------------------------------------------------

The Asset Allocation Program is not offered by this Prospectus and is not a part of your contract. The Asset Allocation Program is a separate service we make available in connection with the contract, at no additional charge to you, to help you select Variable Funding Options. When you purchase the Contract, you are required to enroll in the Asset Allocation Program. Asset allocation, in general, is an investment strategy intended to optimize the selection of investment options for a given level of risk tolerance, in order to attempt to maximize returns and limit the effects of market volatility. Asset allocation strategies reflect the theory that diversification among asset classes can help reduce volatility and potentially enhance returns over the long term. An asset class refers to a category of investments having similar characteristics, such as stocks and other equities, bonds and other fixed income investments, and cash equivalents. There are further divisions within asset classes, for example, divisions according to the size of the issuer (large cap, mid cap, small cap), the type of issuer (government, municipal, corporate, etc.) or the location of the issuer (domestic, foreign, etc.).

If you elect to participate in the Asset Allocation Program, our affiliate MetLife Advisers, LLC ("MetLife Advisers"), an investment adviser registered under the Investment Advisers Act of 1940, will serve as your investment adviser, but solely for the purpose of developing and updating the models. MetLife Advisers currently follows the recommendations of an independent third-party consultant in providing this service. From time to time, MetLife Advisers may select a different consultant, to the extent permitted under applicable law. MetLife Advisers also serves as the investment adviser to certain Underlying Funds available under the contract and receives compensation for those services. (See Fee Table -- Underlying Fund Fees and Expenses). However, MetLife Advisers receives no compensation for services it performs in developing and updating the asset allocation models discussed below.

It is your responsibility to select or change your model and your Variable Funding Options. Your registered representative can provide you with information that may assist you in selecting a model and your Variable Funding Options. Once you select a model and the Variable Funding Options, these selections will remain unchanged until you elect to revise the Variable Funding Options allocations, select a new model, or both. Although the models are designed to maximize investment returns and reduce volatility for a given level of risk, there is no guarantee that an asset allocation model will not lose money or experience volatility. A model may fail to perform as intended, or may perform worse than any single Underlying Fund, asset class or different combination of Underlying Funds. In addition, the model is subject to all of the risks associated with its Underlying Funds. If, from time to time, MetLife Advisers changes the models, the flows of money into and out of Underlying Funds may generate higher brokerage and administrative costs for those portfolios, or such changes may disrupt an Underlying Fund's management strategy.

In the Asset Allocation Program, you will choose to allocate your purchase payments among a set of Variable Funding Options you select using one of the asset allocation models MetLife Advisers provides. An asset allocation model is a set of target percentages for asset classes or sub-classes that represent the principal investments of the available Underlying Funds. There currently are twenty asset allocation models, a disciplined and a flexible model for each of ten levels of risk tolerance and return potential (generally, asset classes and sub-classes with higher potential returns have greater risk of losses and experience greater volatility). Disciplined models are designed to be constructed only from Underlying Funds that adhere strictly to their stated investment styles and invest in specific asset classes or sub-classes, whereas flexible models can include allocations to Underlying Funds that may invest across multiple asset classes or sub-classes, or that may move between investment styles, or asset classes or sub-classes, depending on market conditions or other factors.

A disciplined or flexible asset allocation model will be suggested based on your responses to a profile questionnaire that seeks to measure your personal investment risk tolerance, investment time horizon, financial goals and other factors. In order to participate in this program, you will need to complete the questionnaire. Although you may only use one model at a time, you may elect to change to a different model as your tolerance for risk and/or your needs and objectives change. Using the questionnaire and in consultation with your registered representative, you may determine a different model better meets your risk tolerance and time horizons. There is no fee to change to a different model or for a change to the Variable Funding Options allocations.

MetLife Advisers, through its consultant as described above, periodically reviews the models (typically annually) and may find that asset allocations within a particular model may need to be changed. Similarly, the principal investments, investment style, or investment manager of an Underlying Fund may change such that it is no longer appropriate for a model, or it may become appropriate for a model. Also, from time to time, we may change the Underlying Funds available under the contract. (See The Annuity Contract -- The Variable Funding Options). As a result of the periodic review and/or any changes in available Underlying Funds, each model may change and asset classes or sub-classes may be added or deleted. We will provide notice regarding any such changes, and you, in consultation with your registered representative, may wish to revise your Variable Funding Options allocations based on these model and Underlying Fund changes. You are not required to make any changes, and if you take no action your current allocations will continue in effect.

If you also participate in the Automatic Rebalancing Program, the allocations in your models will be applied under the terms of that program.

We and our affiliates, including MetLife Advisers, receive greater compensation and/or profits from certain Underlying Funds than we receive from other Underlying Funds. Therefore, it is conceivable that MetLife Advisers may have an incentive to develop models in such a way that larger allocations will be made to more profitable Underlying Funds. Also, MetLife Advisers, in its capacity as investment adviser to certain of the Underlying Funds, may believe that certain Underlying Funds it manages may benefit from additional assets or could be harmed by redemptions. As a fiduciary, MetLife Advisers legally is obligated to disregard these incentives. In addition, MetLife Advisers believes that following the recommendations of an independent third-party to develop and update the asset allocation models may reduce or eliminate the potential for MetLife Advisers to be influenced by these competing interests. As described above, from time to time, MetLife Advisers may select a different consultant to provide these recommendations, to the extent permitted under applicable law.

For more information about MetLife Advisers and its role as investment adviser for the Asset Allocation Program, please see the disclosure document, which is available to you at no charge, containing information from Part II of its Form ADV, the SEC investment adviser registration form. Your registered representative can provide you this disclosure document, or you can request a copy by writing to MetLife Advisers, LLC, c/o MetLife Investors USA Insurance Company, P.O. Box 10426, Des Moines, Iowa 50306-0426. We may perform certain administrative functions on behalf of our affiliate, MetLife Advisers; however, we are not registered as an investment adviser and are not providing any investment advice in making the Asset Allocation Program available.

                              ACCESS TO YOUR MONEY

--------------------------------------------------------------------------------

Any time before the Maturity Date, you may redeem all or any portion of the Cash Surrender Value, that is, the Contract Value less any any premium tax not previously deducted. Unless you submit a Written Request specifying the Variable Funding Option(s) from which we are to withdraw amounts, we will make the withdrawal on a pro rata basis. We will determine the Cash Surrender Value as of the close of business after we receive your surrender request at our Home Office. The Cash Surrender Value may be more or less than the Purchase Payments you made. You may not make withdrawals during the annuity period.

We may defer payment of any Cash Surrender Value for a period of up to five business days after the Written Request is received. It is our intent to pay as soon as possible. We cannot process requests for withdrawals that are not in good order. We will contact you if there is a deficiency causing a delay and will advise what is needed to act upon the withdrawal request.

We may withhold payment of surrender or withdrawal proceeds if any portion of those proceeds would be derived from a Contract Owner's check that has not yet cleared (i.e., that could still be dishonored by your banking institution). We may use telephone, fax, Internet or other means of communications to verify that payment from the Contract Owner's check has been or will be collected. We will not delay payment longer than necessary for us to verify that payment has been or will be collected. Contract Owners may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing us with a certified check.

If your Contract is issued as part of a 403(b) plan, there are restrictions on your ability to make withdrawals from your Contract. You may not withdraw contributions or earnings made to your Contract after December 31, 1988 unless you are (a) age 59 1/2, (b) no longer employed, (c) deceased, (d) disabled, or
(e) experiencing a financial hardship. Even if you are experiencing a financial hardship, you may only withdraw contributions, not earnings. You should consult with your tax adviser before making a withdrawal from your Contract.

SYSTEMATIC WITHDRAWALS

Before the Maturity Date, you may choose to withdraw a specified dollar amount (at least $100) on a monthly, quarterly, semiannual or annual basis. We will deduct any applicable premium taxes. To elect systematic withdrawals, you must have a Contract Value of at least $15,000 and you must make the election on the form we provide. We will surrender Accumulation Units pro rata from all funding options in which you have an interest, unless you instruct us otherwise. You may begin or discontinue systematic withdrawals at any time by notifying us in writing, but you must give at least 30 days' notice to change any systematic withdrawal instructions that are currently in place.

We reserve the right to discontinue offering systematic withdrawals or to assess a processing fee for this service upon 30 days' written notice to Contract Owners (where allowed by state law). There is currently no additional fee for electing systematic withdrawals.

Each systematic withdrawal is subject to federal income taxes on the taxable portion and may be subject to Contract charges. In addition, a 10% federal penalty tax may be assessed on systematic withdrawals if the Contract Owner is under age 59 1/2. You should consult with your tax adviser regarding the tax consequences of systematic withdrawals.

MANAGED DISTRIBUTION PROGRAM. Under the systematic withdrawal option, you may choose to participate in the Managed Distribution Program. At no cost to you, you may instruct us to calculate and make minimum distributions that may be required by the IRS upon reaching age 70 1/2. (See "Federal Tax Considerations.") No Dollar Cost Averaging will be permitted if you are participating in the Managed Distribution Program.

                              OWNERSHIP PROVISIONS

--------------------------------------------------------------------------------

TYPES OF OWNERSHIP

CONTRACT OWNER

The Contract belongs to the Contract Owner named in the Contract (on the Contract Specifications page), or to any other person to whom you subsequently assign the Contract. You may only make an assignment of ownership or a collateral assignment for Non-qualified Contracts. You have sole power during the Annuitant's lifetime to exercise any rights and to receive all benefits given in the Contract provided you have not named an irrevocable beneficiary and provided you have not assigned the Contract.

You receive all payments while the Annuitant is alive unless you direct them to an alternate recipient. An alternate recipient does not become the Contract Owner.

If this Contract is purchased by a beneficiary of another contract who directly transferred the death proceeds due under that contract, he/she will be granted the same rights the owner has under the Contract except that he/she cannot transfer ownership, or make additional Purchase Payments.

Joint Owner. For Non-qualified Contracts only, you may name joint owners (e.g., spouses) in a Written Request before the Contract is in effect. Joint owners may independently exercise transfers allowed under the Contract. All other rights of ownership must be exercised by both owners. Joint owners own equal shares of any benefits accruing or payments made to them.

BENEFICIARY

You name the beneficiary in a Written Request. The beneficiary has the right to receive any death benefit proceeds remaining under the Contract upon the death of the Annuitant or the Contract Owner. If more than one beneficiary survives the Annuitant or Contract Owner, they will share equally in benefits unless you recorded different shares with the Company by Written Request before the death of the Annuitant or Contract Owner. In the case of a non-spousal beneficiary or a spousal beneficiary who has not chosen to assume the Contract, we will not transfer or otherwise remove the death benefit proceeds from the Variable Funding Options, as most recently elected by the Contract Owner, until the Death Report Date.

Unless you have named an irrevocable beneficiary you have the right to change any beneficiary by Written Request during the lifetime of the Annuitant and while the Contract continues.

ANNUITANT

The Annuitant is designated in the Contract (on the Contract Specifications page), and is the individual on whose life the Maturity Date and the amount of the monthly Annuity Payments depend. You may not change the Annuitant after your Contract is in effect.

Contingent Annuitant. You may name one individual as a Contingent Annuitant. A Contingent Annuitant may not be changed, deleted or added to the Contract after the Contract Date. If the Annuitant who is not the owner dies prior to the Maturity Date, and the Contingent Annuitant is still living:

     -    the death benefit will not be payable upon the Annuitant's death

     -    the Contingent Annuitant becomes the Annuitant

     -    all other rights and benefits will continue in effect

When a Contingent Annuitant becomes the Annuitant, the Maturity Date remains the same as previously in effect.

If the Annuitant is also the owner, a death benefit is paid to the beneficiary regardless of whether or not there is a Contingent Annuitant.

                                  DEATH BENEFIT

--------------------------------------------------------------------------------

Before the Maturity Date, generally, a death benefit is payable when either the Annuitant or a Contract Owner dies. At purchase, you elect the Standard Death Benefit or the Enhanced Death Benefit. We calculate the death benefit at the close of the business day on which our Home Office receives (1) Due Proof of Death and (2) written payment instructions or election of spousal or beneficiary contract continuance ("Death Report Date").

DEATH PROCEEDS BEFORE THE MATURITY DATE

Note: If the owner dies before the Annuitant, the death benefit is recalculated replacing all references to "Annuitant" with "owner."

STANDARD DEATH BENEFIT

We will pay to the beneficiary a death benefit in an amount equal to the greater of (1) or (2) below, each reduced by any applicable premium tax not previously deducted:

     (1)  the Contract Value on the Death Report Date or

     (2) the total Purchase Payments made under the Contract less the total of any withdrawals.

ENHANCED DEATH BENEFIT

We will pay to the beneficiary the greatest of (1), (2) or (3) below, each reduced by any applicable premium tax not previously deducted:

     (1)  the Contract Value on the Death Report Date or

     (2) the total Purchase Payments made under the Contract less the total of any withdrawals or

     (3)  the step-up value (if any, as described below).

STEP-UP VALUE. The step-up value will initially equal the Contract Value on that anniversary. When you make an additional Purchase Payment, we will increase the step-up value by the amount of that Purchase Payment. When you make a withdrawal, the step-up value will be reduced by a partial surrender reduction as described below. On each Contract anniversary before the Annuitant's 80th birthday and before the Annuitant's death, if the Contract Value is greater than the step-up value, we will reset the step-up value to equal that greater amount. If the step-up value is greater than the Contract Value, the step-up value will remain unchanged. We will not reduce the step-up value on these anniversary recalculations (provided no withdrawals or surrenders are made on that day). The only changes we will make to the step-up value on or after the Annuitant's 80th birthday will be those related to additional Purchase Payments or withdrawals, as described above.

PARTIAL SURRENDER REDUCTION. If you make a withdrawal, we will reduce the step-up value by a partial surrender reduction which equals (1) the step-up value prior to the withdrawal, multiplied by (2) the amount of the withdrawal, divided by (3) the Contract Value before the withdrawal.

For example, assume your current Contract Value is $55,000. If your current step-up value is $50,000, and you decide to make a withdrawal of $10,000, we would reduce the step-up value as follows:

           $50,000 x ($10,000/$55,000) = $9,090

Your new step-up value would be $50,000-$9,090, or $40,910.

The following example shows what would happen in a declining market. Assume your current Contract Value is $30,000. If your current step-up value is $50,000, and you decide to make a withdrawal of $10,000, we would reduce the step-up value as follows:

           $50,000 x ($10,000/$30,000) = $16,666

Your new step-up value would be $50,000-$16,666, or $33,334.

ENHANCED STEPPED-UP PROVISION ("E.S.P.")

THIS PROVISION IS NOT AVAILABLE TO A CUSTOMER WHEN EITHER THE ANNUITANT OR OWNER IS AGE 76 OR OLDER ON THE RIDER EFFECTIVE DATE.

The rider effective date is the date the rider is attached to and made a part of the Contract. If you have selected the E.S.P., the total death benefit as of the Death Report Date will equal the death benefit described above plus the greater of zero or the following amount:

IF THE ANNUITANT IS YOUNGER THAN AGE 70 ON THE RIDER EFFECTIVE DATE, 40% OF THE LESSER OF: (1) 250% of the modified Purchase Payments excluding Purchase Payments that are both received after the first rider effective date anniversary and within 12 months of the Death Report Date, or (2) your Contract Value minus the modified Purchase Payments, calculated as of the Death Report Date; or

IF THE ANNUITANT IS BETWEEN THE AGES OF 70 AND 75 ON THE RIDER EFFECTIVE DATE, 25% OF THE LESSER OF: (1) 250% of the modified Purchase Payments excluding Purchase Payments that are both received after the first rider effective date anniversary and within 12 months of the Death Report Date, or (2) your Contract Value minus the modified Purchase Payments, calculated as of the Death Report Date.

THE INITIAL MODIFIED PURCHASE PAYMENT is equal to the Contract Value as of the rider effective date. Whenever a Purchase Payment is made after the rider effective date, the modified Purchase Payment(s) are increased by the amount of the Purchase Payment. Whenever a partial surrender is taken after the rider effective date, the modified Purchase Payment(s) are reduced by a partial surrender reduction as described below.

THE PARTIAL SURRENDER REDUCTION IS EQUAL TO: (1) the modified Purchase Payment(s) in effect immediately prior to the reduction for the partial surrender, multiplied by (2) the amount of the partial surrender divided by (3) the Contract Value immediately prior to the partial surrender.

For example, assume your current modified Purchase Payment is $50,000 and that your current Contract Value is $55,000. You decide to make a withdrawal of $10,000. We would reduce the modified Purchase Payment as follows:

           $50,000 x ($10,000/$55,000) = $9,090

Your new modified Purchase Payment would be $50,000-$9,090 = $40,910.

The following example shows what would happen in a declining market. Assume your current Contract Value is $30,000. If your current modified Purchase Payment is $50,000 and you decide to make a withdrawal of $10,000, we would reduce the modified Purchase Payment as follows:

           $50,000 x ($10,000/$30,000) = $16,666

Your new modified Purchase Payment would be $50,000-$16,666 = $33,334.

PAYMENT OF PROCEEDS

We describe the process of paying death benefit proceeds before the Maturity Date in the charts below. The charts do not encompass every situation and are merely intended as a general guide. More detailed information is provided in your Contract. Generally, the person(s) receiving the benefit may request that the proceeds be paid in a lump sum, or be applied to one of the settlement options available under the Contract.

NON-QUALIFIED CONTRACTS

--------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
--------------------------------------------------------------------------------------------------------------
OWNER (WHO IS NOT THE         The beneficiary (ies), or if   The beneficiary elects to      Yes
ANNUITANT) (WITH NO JOINT     none, to the Contract          continue the Contract rather
OWNER)                        Owner's estate.                than receive a lump sum
                                                             distribution.

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
--------------------------------------------------------------------------------------------------------------
OWNER (WHO IS THE ANNUITANT) (WITH NO JOINT OWNER)
The beneficiary (ies), or if  The beneficiary elects to      Yes
  none, to the Contract       continue the Contract rather
  Owner's estate.             than receive a lump sum
                              distribution.

--------------------------------------------------------------------------------------------------------------
NON-SPOUSAL JOINT OWNER (WHO  The surviving joint owner.                                    Yes
IS NOT THE ANNUITANT)

--------------------------------------------------------------------------------------------------------------
NON-SPOUSAL JOINT OWNER (WHO  The beneficiary (ies), or,     The beneficiary elects to      Yes
IS THE ANNUITANT)             if none, to the surviving      continue the Contract rather
                              joint owner.                   than receive a lump sum
                                                             distribution.

--------------------------------------------------------------------------------------------------------------
SPOUSAL JOINT OWNER (WHO IS   The surviving joint owner.     The spouse elects to           Yes
NOT THE ANNUITANT)                                           continue the Contract.

--------------------------------------------------------------------------------------------------------------
SPOUSAL JOINT OWNER (WHO IS   The beneficiary (ies), or,     The spouse elects to           Yes
THE ANNUITANT)                if none, to the surviving      continue the Contract.
                              joint owner.
                                                             A spouse who is not the
                                                             beneficiary may decline to
                                                             continue the contract and
                                                             instruct the Company to pay
                                                             the beneficiary, who may
                                                             elect to continue the
                                                             Contract.

--------------------------------------------------------------------------------------------------------------
ANNUITANT (WHO IS NOT THE     The beneficiary (ies), or if   The beneficiary elects to      Yes
CONTRACT OWNER)               none, to the Contract Owner.   continue the Contract rather
                              If the Contract Owner is not   than receive a lump sum
                              living, then to the            distribution.
                              surviving joint owner. If
                              none, then to the Contract
                              Owner's estate.
                                                             But, if there is a
                                                             Contingent Annuitant, then
                                                             the Contingent Annuitant
                                                             becomes the Annuitant and
                                                             the Contract continues in
                                                             effect (generally using the
                                                             original Maturity Date). The
                                                             proceeds will then be paid
                                                             upon the death of the
                                                             Contingent Annuitant or
                                                             owner.

--------------------------------------------------------------------------------------------------------------
ANNUITANT (WHO IS THE         See death of "owner who is                                    Yes
CONTRACT OWNER)               the Annuitant" above.

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
--------------------------------------------------------------------------------------------------------------
ANNUITANT (WHERE OWNER IS A NONNATURAL OWNER/TRUST)
The beneficiary (ies) or if                                  Yes (Death of Annuitant is
  none, to the owner.                                        treated as death of the
                                                             owner in these
                                                             circumstances.)
--------------------------------------------------------------------------------------------------------------
CONTINGENT ANNUITANT          No death proceeds are                                         N/A
(ASSUMING ANNUITANT IS STILL  payable; Contract continues.
ALIVE)

--------------------------------------------------------------------------------------------------------------
BENEFICIARY                   No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------
CONTINGENT BENEFICIARY        No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------


QUALIFIED CONTRACTS

--------------------------------------------------------------------------------------------------------------
                                                                                                 MANDATORY
  BEFORE THE MATURITY DATE,         THE COMPANY WILL                                           PAYOUT RULES
    UPON THE DEATH OF THE         PAY THE PROCEEDS TO:       UNLESS...                            APPLY*
--------------------------------------------------------------------------------------------------------------
OWNER/ANNUITANT               The beneficiary (ies), or if   The beneficiary elects to      Yes
                              none, to the Contract          continue the Contract rather
                              Owner's estate.                than receive a lump sum
                                                             distribution.
--------------------------------------------------------------------------------------------------------------
BENEFICIARY                   No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------
CONTINGENT BENEFICIARY        No death proceeds are                                         N/A
                              payable; Contract continues.
--------------------------------------------------------------------------------------------------------------


---------
* Certain payout rules of the Code are triggered upon the death of any Owner. Non-spousal beneficiaries (as well as spousal beneficiaries who choose not to assume the Contract) must begin taking distributions based on the beneficiary's life expectancy within one year of death or take a complete distribution of contract proceeds within 5 years of death. Spousal Beneficiaries must choose to continue the contract as allowed under the Spousal Contract Continuance provision described below within one year of death. For Qualified Contracts, if mandatory distributions have begun at the death of the Annuitant, the 5-year payout option is not available.

SPOUSAL CONTRACT CONTINUANCE (SUBJECT TO AVAILABILITY -- DOES NOT APPLY IF A NON-SPOUSE IS A JOINT OWNER)

Within one year of your death, if your spouse is named as an owner and/or beneficiary, and you die before the Maturity Date, your spouse may elect to continue the Contract as owner rather than have the death benefit paid to the beneficiary. If you were the Annuitant and your spouse elects to continue the Contract, your spouse will be named the Annuitant as of the Death Report Date.

If your spouse elects to continue the Contract as Contract Owner, the death benefit will be calculated as of the Death Report Date. If the Contract Value is less than the calculated death benefit, the Contract Value will be increased to equal the death benefit. This amount is referred to as the adjusted Contract Value. Any difference between the Contract Value and the adjusted Contract Value will be allocated to the funding options in the same proportion as the allocations of the Contract prior to the Death Report Date.

The terms and conditions that applied to the original Contract (including Contract fees and charges) will also apply to the continued Contract, with certain exceptions described in the Contract. All other benefits and features of your Contract will be based on your spouse's age on the Death Report Date as if your spouse had purchased the Contract with the adjusted Contract Value on the Death Report Date. This spousal contract continuance is available only once for each Contract. For purposes of the death benefit on the continued Contract, the death benefit will be calculated the same as prior to continuance except all values used to calculate the death benefit, which may include a Step-Up Value or Roll-Up Death Benefit Value (depending on the optional benefit), are reset on the date the spouse continues the contract.

Spousal continuation will not satisfy required minimum distribution rules for Qualified Contracts other than IRAs. In addition, because the contract proceeds must be distributed within the time periods required by the federal Internal Revenue Code, the right of a spouse to continue the contract, and all contract provisions relating to spousal continuation, are available only to a person who is defined as a "spouse" under the federal Defense of Marriage Act, or any other applicable federal law. Please consult a tax advisor before electing this option.

BENEFICIARY CONTRACT CONTINUANCE (NOT PERMITTED FOR NON-NATURAL BENEFICIARIES)

If you die before the Maturity Date, and if the value of any beneficiary's portion of the death benefit is between $20,000 and $1,000,000 as of the Death Report Date, (more than $1,000,000 is subject to Home Office approval), your beneficiary(ies) may elect to continue his/her portion of the Contract subject to applicable Internal Revenue Code distribution requirements, rather than receive the death benefit in a lump sum. If the beneficiary chooses to continue the Contract, the beneficiary can extend the payout phase of the Contract enabling the beneficiary to "stretch" the death benefit distributions out over his life expectancy as permitted by the Internal Revenue Code.

If your beneficiary elects to continue the Contract, the death benefit will be calculated as of the Death Report Date. The initial Contract Value of the continued Contract (the "adjusted Contract Value") will equal the greater of the Contract Value or the death benefit calculated on the Death Report Date and will be allocated to the funding options in the same proportion as prior to the Death Report Date. If the adjusted Contract Value is allocated to the Variable Funding Options, the beneficiary bears the investment risk.

The beneficiary who continues the Contract will be granted the same rights as the owner under the original Contract, except the beneficiary cannot:

     -    transfer ownership

     -    take a loan

     -    make additional Purchase Payments

The beneficiary may also name his/her own beneficiary ("succeeding beneficiary") and has the right to take withdrawals at any time after the Death Report Date. The E.S.P. option is not available to a beneficiary continuing the Contract under this provision. All other fees and charges applicable to the original Contract will also apply to the continued Contract; the E.S.P. charge no longer applies. All benefits and features of the continued Contract will be based on the beneficiary's age on the Death Report Date as if the beneficiary had purchased the Contract with the adjusted Contract Value on the Death Report Date.

DEATH PROCEEDS AFTER THE MATURITY DATE

If any Contract Owner or the Annuitant dies on or after the Maturity Date, the Company will pay the beneficiary a death benefit consisting of any benefit remaining under the annuity option then in effect.

                                 LIVING BENEFITS

--------------------------------------------------------------------------------

GUARANTEED MINIMUM WITHDRAWAL BENEFIT ("GMWB" OR "PRINCIPAL GUARANTEE")

For an additional charge, you may elect an optional rider for your Contract that provides a Guaranteed Minimum Withdrawal Benefit, or "GMWB". A GMWB rider is designed to protect your investment from poor market performance, as long as you do not withdraw more than a certain amount from your Contract each year.

AVAILABILITY AND ELIGIBILITY We offer several different GMWB riders so that you can choose the level of benefits and costs that makes the most sense for you. This prospectus offers different GMWB riders, and the availability of each depends on when you purchase your Contract and your state of residence. The GMWB riders described in this prospectus are called "GMWB I", "GMWB II", and "GMWB III" ; we may refer to any one of these as GMWB. The availability of each rider is shown below.

                              AVAILABLE GMWB RIDERS

--------------------------------------------------------------------------------------------------------------
         NAME OF RIDER:                    GMWB I                    GMWB II                  GMWB III
--------------------------------------------------------------------------------------------------------------
ALSO CALLED:                         Principal Guarantee       Principal Guarantee       Principal Guarantee
                                                                                                Value
--------------------------------------------------------------------------------------------------------------
AVAILABILITY:                         Not available for       Available on or after     Available on or after
                                    purchase on or after        March 28, 2005 if         March 28, 2005 if
                                   March 28, 2005, unless    approved in your state    approved in your state
                                   GMWB II is not approved
                                        in your state
--------------------------------------------------------------------------------------------------------------


CURRENTLY, YOU MAY ELECT A GMWB RIDER ONLY AT THE TIME OF YOUR INITIAL PURCHASE OF THE CONTRACT.

REMAINING BENEFIT BASE ("RBB") For all GMWB riders, the amount of your investment that is guaranteed is called the "remaining benefit base" or "RBB." Your initial RBB is equal to your initial Purchase Payment. If you added the GMWB after the initial purchase of the Contract, the Initial RBB is the Contract Value on the date the GMWB was added. The RBB is not a lump sum guarantee, rather, it is the amount that we guarantee to return to you through a series of payments that annually do not exceed a percentage of your RBB.

ANNUAL WITHDRAWAL BENEFIT ("AWB") The annual percentage of your RBB that is available for withdrawal is called the "annual withdrawal benefit" or "AWB". Each year you may take withdrawals that do not exceed your AWB until your RBB is depleted. Each year you may take your AWB monthly, annually, or on any payment schedule you request. You may take withdrawals in any dollar amount up to your AWB without affecting your guarantee. If you choose to receive only a part of, or none of, your AWB in any given year, your AWB in any subsequent year will not be increased. In that case you are choosing to deplete your RBB over a longer period of time.

The AWB is a percentage of your RBB and depends on which GMWB rider you select. Your initial AWB is calculated as a percentage of the RBB immediately before your first withdrawal:

--------------------------------------------------------------------------------------------------------------
                                           GMWB I                    GMWB II                  GMWB III
--------------------------------------------------------------------------------------------------------------
If you make your first                    5% of RBB                 5% of RBB                 5% of RBB
withdrawal before the 3rd
anniversary
after you purchase GMWB:
--------------------------------------------------------------------------------------------------------------
If you make your first                   10% of RBB                10% of RBB                 5% of RBB
withdrawal on or after the 3(rd)
anniversary after you purchase
GMWB:
--------------------------------------------------------------------------------------------------------------


ADDITIONAL PREMIUM Currently, additional Purchase Payments serve to increase your RBB and AWB. After each Purchase Payment your new RBB equals your RBB immediately prior to the Purchase Payment plus the dollar amount of the Purchase Payment. Your new AWB is equal to the AWB immediately prior to the Purchase Payment, plus a percentage of the Purchase Payment. We use the same percentage as that used to calculate your original AWB as shown above.

We reserve the right not to include additional Purchase Payments into the calculation of the RBB or AWB.

WITHDRAWALS When you make a withdrawal, your AWB remains the same as long as the sum of all of your withdrawals since the most recent anniversary of your purchase or reset of GMWB (or "GMWB Anniversary"), including the current withdrawal, does not exceed your AWB immediately prior to the current withdrawal. In such case your RBB is decreased to equal the RBB immediately prior to the withdrawal, less the dollar amount of the current withdrawal.

However, if you make a withdrawal so that the total of all your withdrawals since your GMWB anniversary, including the current withdrawal, exceeds your AWB immediately prior to the current withdrawal, we will recalculate both your RBB and AWB. The recalculation depends on which GMWB rider you select:

IF YOU SELECT GMWB II OR GMWB III:

     - To recalculate your RBB, we reduce your RBB by the greater of the dollar amount of your withdrawal, or a "partial withdrawal reduction". The partial withdrawal reduction is equal to 1) the RBB in effect immediately prior to the current withdrawal, multiplied by 2) the amount of the current withdrawal divided by 3) the Contract Value immediately prior to the current withdrawal.

     - To recalculate your AWB, we reduce your AWB by a partial withdrawal reduction, which is equal to 1) the AWB in effect immediately prior to the current withdrawal, multiplied by 2) the RBB immediately after the withdrawal divided by 3) the RBB immediately prior to the current withdrawal.

IF YOU PURCHASED GMWB I:

     - To recalculate your RBB, we reduce your RBB by a "partial withdrawal reduction". The partial withdrawal reduction is equal to 1) the RBB in effect immediately prior to the current withdrawal, multiplied by 2) the amount of the current withdrawal divided by 3) the Contract Value immediately prior to the current withdrawal.

     - To recalculate your AWB, we reduce your AWB by a partial withdrawal reduction, which is equal to 1) the AWB in effect immediately prior to the current withdrawal, multiplied by 2) the RBB immediately after the withdrawal divided by 3) the RBB immediately prior to the current withdrawal.

WITHDRAWAL EXAMPLES. The following examples are intended to illustrate the effect of withdrawals on your RBB and AWB, depending on which GMWB rider you select. The investment results shown are hypothetical and are not representative of past or future performance. Actual investment results may be more or less than those shown and will depend upon a number of factors, including the Variable Funding Options selected by you. The example does not reflect the deduction of fees and charges and applicable income taxes and penalties. Assume your initial RBB is $100,000, your age is less than 70, and you take a withdrawal of $10,000 after your first GMWB Anniversary:

                   WITHDRAWAL EXAMPLE FOR GMWB II AND GMWB III

-------------------------------------------------------------------------------------------------------------------------
                          ASSUMES 10% GAIN ON INVESTMENT                        ASSUMES 10% LOSS ON INVESTMENT
-------------------------------------------------------------------------------------------------------------------------
               CONTRACT                                              CONTRACT
                 VALUE            RBB                AWB (5%)          VALUE            RBB                AWB (5%)
-------------------------------------------------------------------------------------------------------------------------
VALUES AS OF
-------------------------------------------------------------------------------------------------------------------------
INITIAL GMWB
PURCHASE       $100,000        $100,000               $5,000         $100,000        $100,000               $5,000
-------------------------------------------------------------------------------------------------------------------------
IMMEDIATELY
PRIOR TO
WITHDRAWAL     $110,000        $100,000               $5,000          $90,000        $100,000               $5,000
-------------------------------------------------------------------------------------------------------------------------
PARTIAL
WITHDRAWAL        N/A         (100,000 x           [5,000 x (1-         N/A         (100,000 x           [5,000 x (1-
REDUCTION                  10,000/110,000) =    90,000/100,000)] =               10,000/90,000) =     88,889/100,000)] =
(PWR)                            9,091                  500                           $11,111                $556
-------------------------------------------------------------------------------------------------------------------------
GREATER OF
PWR OR THE
DOLLAR AMOUNT                   $10,000                                               $11,111
OF THE
WITHDRAWAL                  (10,000>9,091)                                        (11,111>10,000)
-------------------------------------------------------------------------------------------------------------------------
CHANGE IN
VALUE DUE TO
WITHDRAWAL
(PARTIAL
SURRENDER
REDUCTION)      $10,000         $10,000                $500           $10,000         $11,111                $556
-------------------------------------------------------------------------------------------------------------------------
VALUE
IMMEDIATELY
AFTER
WITHDRAWAL     $100,000         $90,000               $4,500          $80,000         $88,889               $4,444
-------------------------------------------------------------------------------------------------------------------------

                          WITHDRAWAL EXAMPLE FOR GMWB I

-------------------------------------------------------------------------------------------------------------------------
                          ASSUMES 10% GAIN ON INVESTMENT                        ASSUMES 10% LOSS ON INVESTMENT
-------------------------------------------------------------------------------------------------------------------------
               CONTRACT                                              CONTRACT
                 VALUE            RBB                AWB (5%)          VALUE            RBB                AWB (5%)
-------------------------------------------------------------------------------------------------------------------------
VALUES AS OF
-------------------------------------------------------------------------------------------------------------------------
INITIAL GMWB
PURCHASE       $100,000        $100,000               $5,000         $100,000        $100,000               $5,000
-------------------------------------------------------------------------------------------------------------------------
IMMEDIATELY
PRIOR TO
WITHDRAWAL     $110,000        $100,000               $5,000          $90,000        $100,000               $5,000
-------------------------------------------------------------------------------------------------------------------------
IMMEDIATELY                     $90,909               $4,545                          $88,889               $4,444
AFTER
WITHDRAWAL               [100,000 -- (100,000         [(5,000                  [100,000 -- (100,000        [5,000 x
               $100,000    x10,000/110,000)]     x90,909/100,000)]    $80,000    x10,000/90,000)]      (88,889/100,000)]
-------------------------------------------------------------------------------------------------------------------------
CHANGE IN
VALUE DUE TO
WITHDRAWAL
(PARTIAL
SURRENDER
REDUCTION)      $10,000         $9,091                 $455           $10,000         $11,111                $556
-------------------------------------------------------------------------------------------------------------------------


TAX-QUALIFIED DISTRIBUTION PROGRAMS (GMWB II AND GMWB III ONLY). If you select GMWB II or GMWB III, subject to certain limitations and restrictions, your AWB will not incur a recalculation as a result of distributions taken under certain eligible Tax-Qualified Distribution Programs ("Tax-Qualified Distribution Programs"). Instead, such distributions will reduce the RBB by the amount of the withdrawal, and will not affect the AWB.

For purposes of GMWB II and GMWB III, the following Tax-Qualified Distribution Programs are eligible. Only certain types of distribution methods are eligible as described below. Please consult with your tax adviser to make sure you are eligible:

     - Distributions intended to satisfy the required minimum distribution rules under Internal Revenue Code ("Code") Section 401(a)(9) and the Treasury Regulations promulgated thereunder, as applicable, to:

          -    a qualified retirement plan (Code Section 401),

          -    a tax-sheltered annuity (Code Section 403(b)),

          -    an individual retirement account (Code Sections 408(a)),

          -    an individual retirement annuity (Code Section 408(b)), or

          -    a qualified deferred compensation plan (Code Section 457).

          Required minimum distribution must be calculated using the Uniform Life Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-2) and/or the Joint and Last Survivor Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-3), and for distributions where the employee (owner) dies before the entire interest is distributed as described in Code Section 401(a)(9)(B)(iii) calculated using the Single Life Table (described in Treasury Regulation Section 1.401(a)(9)-9, Q&A-1), as appropriate (each table as in effect as of January 1, 2004).

     - Distributions intended to satisfy the exception under Code Section 72(s)(2) to the required minimum distribution rules which apply after the death of the holder of a nonqualified annuity contract provided under Code Section 72(s)(1) for certain amounts payable over the life of a designated beneficiary;

     - Distributions intended to satisfy the exception under Code Section 72(t)(2)(A)(iv) from the 10% additional tax on early distributions from qualified retirement plans imposed by Code Section 72(t)(1) for certain amounts payable as part of a series of substantially equal periodic payments made for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of such employee and his designated beneficiary, provided, however, the amount of the substantially equal periodic payments must be calculated under the required minimum distribution method set forth in the Internal Revenue Service Notice 89-25, 1989-1 C.B. 662 in Q&A-12 as amended by Revenue Ruling 2002-62, 2002-42 I.R.B. 710 (substantially equal periodic payments calculated under the fixed annuitization method or the fixed amortization method described in Q&A-12 of Notice 89-25 will not be considered a Tax-Qualified Distribution Program); or

     - Distributions intended to satisfy the exception under Code Section 72(q)(2)(D) from the 10% additional tax on early distributions from nonqualified annuity contracts imposed by Code Section 72(q)(1) for certain amounts payable as part of a series of substantially equal periodic payments made for the life (or life expectancy) of the Beneficiary or the joint lives (or joint life expectancies) of such Beneficiary and his designated beneficiary, provided, however, the amount of the substantially equal periodic payment must be calculated under the required minimum distribution method set forth in Internal Revenue Service Notice 89-25, 1989-1 C.B. 662 in Q&A-12 as amended by Internal Revenue Bulletin 2004-9, Notice 2004-15, page 526. (substantially equal periodic payments calculated under the fixed annuitization method or the fixed amortization method described in Q&A-12 of Notice 89-25 will not be considered a Tax-Qualified Distribution Program).

You are subject to the following limitations if you are taking distributions under a Tax-Qualified Distribution Program:

     - YOU MUST ENROLL IN OUR MANAGED DISTRIBUTION PROGRAM. If you do not enroll or if you cancel your enrollment, you can continue to make withdrawals under your GMWB rider, however your RBB and AWB may be subject to a recalculation. Under our Managed Distribution Program, you select the frequency of payments. You may change the frequency of your payments only once every two years after your GMWB Anniversary, and you may only make the change during the 30-day period after your GMWB Anniversary. At the time you purchase GMWB, your initial frequency of payment must be annual if you did not take distributions pursuant to your Tax-Qualified Distribution Program at your previous financial institution, unless you turn age 70 1/2 before the first GMWB anniversary.

          You are advised to take your required distributions prior to purchasing GMWB in order to have the choice of taking your distributions on a monthly, quarterly, semi-annual or annual basis. If you do not take your distribution before purchasing GMWB, you will be limited to taking annual distributions for the first two Contract Years after which time you can choose an alternate mode of distribution.

     - ANY WITHDRAWALS OUTSIDE OF THE PROGRAM MAY DECREASE YOUR BENEFIT. All withdrawals under your Contract must be made pursuant to the Tax-Qualified Distribution Program during any 12-month period after an anniversary of your purchase of GMWB (a "GMWB Year"). If during any GMWB Year you take any additional withdrawals that are not made pursuant to the Program, you can continue to make withdrawals under your GMWB rider, however for the remainder of the GMWB Year your RBB and AWB may be subject to a partial withdrawal reduction. To avoid any partial withdrawal reduction, all withdrawals under your Contract must be made pursuant to your Tax-Qualified Distribution Program.

RESET (GMWB I AND GMWB II ONLY). If you select GMWB I or GMWB II, you may choose to reset your RBB starting with the 5th year anniversary date of your GMWB purchase. In accordance with the terms of the rider we have established the following procedures for resets. If you elect to reset within 30 days prior to the end of the 5th contract year, your new RBB will be reset to equal your current Contract Value. If you do not reset on the 5th year anniversary, you will have the opportunity to elect to reset during the 30-day period prior to each anniversary following the date of your 5th year anniversary of your GMWB purchase. In the event that you elect a reset you will be eligible to reset your RBB again provided that 5 contract years have elapsed since the most recent reset, so long as your election is made during the 30-day period prior to the anniversary date of your GMWB purchase.

Each time you reset your RBB, your new AWB will equal a percentage of your new RBB. The percentage used is the same percentage used to calculate your AWB before the reset.

If you are age 95 and are taking withdrawals under a Tax-Qualified Distribution Program, you may not reset if you purchased GMWB II.

Depending on your Contract Value and the current fee for GMWB, it may not be beneficial to reset your RBB. Generally, it may be beneficial to reset your RBB if your Contract Value exceeds your RBB. However, the charge may increase if you elect to reset the RBB. (In such cases, the charge will never exceed the guaranteed maximum charge.) Further, if you reset your RBB, your new AWB may be higher or lower than your current AWB. In addition, the length of time over which you can expect to receive your RBB will be reset.

INVESTMENT RESTRICTIONS (GMWB II AND GMWB III ONLY)

We reserve the right to restrict allocations to a Variable Funding Option or limit the percentage of Contract value that may be allocated to a Variable Funding Option at any time. If we do so we would provide you with asset allocation requirements, and we reserve the right to require periodic rebalancing of Contract value allocated to Variable Funding Options according to specified percentages. We will provide no less than 30 days advanced written notice if we exercise our right to restrict or limit allocations to a Variable Funding Option and/or require periodic rebalancing between Variable Funding Options. Our ability to restrict allocations to a Variable Funding Option may be different depending on your state.

If we restrict allocations to a Variable Funding Option, as of the effective date of the restriction, we will no longer allow additional Purchase Payments to be applied, or transfers of Contract value to be allocated into the restricted Variable Funding Option. Any Contract value previously allocated to a restricted Variable Funding Option will not be subject to the restriction. If we impose a limit on the percentage of Contract value allocated to a Variable Funding Option, as of the effective date of the restriction, we will impose the limit on all subsequent allocations.

GMWB CHARGE. The charge for your GMWB rider is different depending on which version of GMWB you choose. For all GMWB riders, the charge is deducted each business day from amounts held in each Variable Funding Option. The current charge for each rider, on an annual basis, is shown below. Your current charge will not change unless you reset your benefits, at which time we may modify the charge. In such case the charge will never exceed 1.00%.

--------------------------------------------------------------------------------------------------------------
                                           GMWB I                    GMWB II                  GMWB III
--------------------------------------------------------------------------------------------------------------
Current Annual Charge                       0.40%                     0.50%                     0.25%
--------------------------------------------------------------------------------------------------------------
Maximum Annual Charge After a               1.00%                     1.00%                      N/A
Reset
--------------------------------------------------------------------------------------------------------------


MAXIMUM RBB. Although we have no current plans to do so, in the future we may impose a maximum RBB. If we do, we would stop including additional Purchase Payments into the calculation of your RBB. If we impose a maximum RBB for Purchase Payments or reset, the maximum RBB will never be less than the cumulative Purchase Payments to which we have previously consented.

Currently you must obtain our consent to purchase any RBB over $1 million. Purchase Payments under $1 million are not subject to a maximum RBB.

TERMINATION. Once you purchase GMWB I, you cannot cancel it. If you select GMWB II or GMWB III, you may terminate your rider at any time after the 5(th) anniversary of your purchase of GMWB. Once you terminate a GMWB III rider, you cannot re-elect it. You must request your termination in writing. All GMWB riders terminate automatically when you reach the maturity date of your Contract, if your Contract is assigned, or if the rider is exchanged for a similar rider offered by us.

OTHER INFORMATION ABOUT GMWB. If your Contract Value reaches zero, and you have purchased this benefit, the following will occur:

     - The AWB will continue to be paid to you until the RBB is depleted, not more frequently than monthly. Upon your death, your beneficiary will receive these payments. No other death benefit or optional benefit, if any, will be paid.

     - The total annual payment amount will equal the AWB and will never exceed your RBB, and

     - We will no longer accept subsequent Purchase Payments into the Contract.

If a spouse or beneficiary continues this Contract upon your death, and you had elected GMWB, all terms and conditions of this benefit would apply to the new owner.

COMPARISON OF IMPORTANT DIFFERENCES AMONG THE GMWB RIDERS

The following chart may help you decide which version of GMWB is best for you.

--------------------------------------------------------------------------------------------------------------
                                           GMWB I                    GMWB II                  GMWB III
--------------------------------------------------------------------------------------------------------------
AWB                                  5% of RBB if first        5% of RBB if first             5% of RBB
                                   withdrawal before 3(rd)   withdrawal before 3(rd)
                                   anniversary 10% of RBB    anniversary 10% of RBB
                                   if first withdrawal on    if first withdrawal on
                                       or after 3(rd)            or after 3(rd)
                                         anniversary               anniversary
--------------------------------------------------------------------------------------------------------------
ANNUAL CHARGE                               0.40%                     0.50%                     0.25%
--------------------------------------------------------------------------------------------------------------
RESET                                        Yes                       Yes                       No
--------------------------------------------------------------------------------------------------------------
CAN I CANCEL MY GMWB?                        No               Yes, after the 5(th)      Yes, after the 5(th)
                                                               anniversary of GMWB       anniversary of GMWB
                                                                    purchase                  purchase
--------------------------------------------------------------------------------------------------------------
INVESTMENT RESTRICTIONS                      No                        Yes                       Yes
--------------------------------------------------------------------------------------------------------------
WAIVER OF RECALCULATION OF AWB               No                        Yes                       Yes
FOR DISTRIBUTIONS FROM TAX-
QUALIFIED PLANS
--------------------------------------------------------------------------------------------------------------


                               THE ANNUITY PERIOD

--------------------------------------------------------------------------------

MATURITY DATE

Under the Contract, you can receive regular payments ("Annuity Payments"). You can choose the month and the year in which those payments begin ("Maturity Date"). You can also choose among payout options or elect a lump sum distribution. While the Annuitant is alive, you can change your selection any time up to the Maturity Date. Annuity Payments will begin on the Maturity Date stated in the Contract unless (1) you fully surrendered the Contract; (2) we paid the proceeds to the beneficiary before that date; or (3) you elected another date. Annuity Payments are a series of periodic payments (a) for life;
(b) for life with a minimum number of payments assured; (c) for the joint lifetime of the Annuitant and another person, and thereafter during the lifetime of the survivor; or (d) for a fixed period. We may require proof that the Annuitant is alive before we make Annuity Payments. Not all options may be available in all states. Please be aware that once the Contract is annuitized, you are ineligible to receive the death benefit you have selected and any living benefit rider is terminated.

You may choose to annuitize at any time after the first Contract Date anniversary. Unless you elect otherwise, the Maturity Date will be the Annuitant's 90(th) birthday or ten years after the effective date of the Contract, if later (this requirement may be changed by us). (For Contracts issued in Florida and New York, the Maturity Date you elect may not be later than the Annuitant's 90(th) birthday.)

At least 30 days before the original Maturity Date, you may elect to extend the Maturity Date to any time prior to the Annuitant's 90th birthday or to a later date with our consent. You may use certain annuity options taken at the Maturity Date to meet the minimum required distribution requirements of federal tax law, or you may use a program of withdrawals instead. These mandatory distribution requirements take effect generally upon the death of the Contract Owner, or with certain Qualified Contracts upon either the later of the Contract Owner's attainment of age 70 1/2 or year of retirement; or the death of the Contract Owner. You should seek independent tax advice regarding the election of minimum required distributions.

ALLOCATION OF ANNUITY

You may elect to receive your Annuity Payments in the form of a variable annuity, a fixed annuity, or a combination of both. If, at the time Annuity Payments begin, you have not made an election, we will apply your Cash Surrender Value to provide an annuity funded by the same funding options as you have selected during the accumulation period. At least 30 days before the Maturity Date, you may transfer the Contract Value among the funding options in order to change the basis on which we will determine Annuity Payments. (See "Transfers.")

VARIABLE ANNUITY

You may choose an annuity payout that fluctuates depending on the investment experience of the Variable Funding Options. We determine the number of Annuity Units credited to the Contract by dividing the first monthly Annuity Payment attributable to each Variable Funding Option by the corresponding Accumulation Unit value as of 14 days before the date Annuity Payments begin. We use an Annuity Unit to measure the dollar value of an Annuity Payment. The number of Annuity Units (but not their value) remains fixed during the annuity period.

DETERMINATION OF FIRST ANNUITY PAYMENT. Your Contract contains the tables we use to determine your first monthly Annuity Payment. If you elect a variable annuity, the amount we apply to it will be the Cash Surrender Value as of 14 days before the date Annuity Payments begin, less any applicable premium taxes not previously deducted.

The amount of your first monthly payment depends on the annuity option you elected and the Annuitant's adjusted age. Your Contract contains the formula for determining the adjusted age. We determine the total first monthly Annuity Payment by multiplying the benefit per $1,000 of value shown in the Contract tables by the number of thousands of dollars of Contract Value you apply to that annuity option. The Contract tables factor in an assumed daily net investment factor of 3.0%. We call this your net investment rate. Your net investment rate of 3% corresponds to an annual interest rate of 3%. This means that if the annualized investment performance, after expenses, of your Variable Funding Options is less than 3%, then the dollar amount of your variable Annuity Payments will decrease. However, if the annualized investment performance, after expenses, of your Variable Funding Options is greater than 3%, then the dollar amount of your variable Annuity Payments will increase.

DETERMINATION OF SECOND AND SUBSEQUENT ANNUITY PAYMENTS. The dollar amount of all subsequent Annuity Payments changes from month to month based on the investment experience, as described above, of the applicable funding options. The total amount of each Annuity Payment will equal the sum of the basic payments in each funding option. We determine the actual amounts of these payments by multiplying the number of Annuity Units we credited to each funding option by the corresponding Annuity Unit value as of the date 14 days before the date the payment is due.

FIXED ANNUITY

You may choose a fixed annuity that provides payments that do not vary during the annuity period. We will calculate the dollar amount of the first fixed Annuity Payment as described under "Variable Annuity," except that the amount we apply to begin the annuity will be your Cash Surrender Value as of the date Annuity Payments begin. Payout rates will not be lower than that shown in the Contract. If it would produce a larger payment, the first fixed Annuity Payment will be determined using the Annuity Tables in effect on the Maturity Date.

                                 PAYMENT OPTIONS

--------------------------------------------------------------------------------

ELECTION OF OPTIONS

While the Annuitant is alive, you can change your annuity option selection any time up to the Maturity Date. Once Annuity Payments have begun, no further elections are allowed.

During the Annuitant's lifetime, if you do not elect otherwise before the Maturity Date, we will pay you (or another designated payee) the first of a series of monthly Annuity Payments based on the life of the Annuitant, in accordance with Annuity Option 2 (Life Annuity with 120 monthly payments assured). For certain Qualified Contracts, Annuity Option 4 (Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee) will be the automatic option as described in the Contract. (See "Annuity Options.")

The minimum amount that can be placed under an annuity option will be $2,000 unless we agree to a lesser amount. If any monthly periodic payment due is less than $100, the Company reserves the right to make payments at less frequent intervals, or to pay the Contract Value in a lump-sum.

On the Maturity Date, we will pay the amount due under the Contract in accordance with the payment option that you select. You may choose to receive a single lump-sum payment. You must elect an option in writing, in a form satisfactory to the Company. Any election made during the lifetime of the Annuitant must be made by the Contract Owner.

ANNUITY OPTIONS

Subject to the conditions described in "Election of Options" above, we may pay all or any part of the Cash Surrender Value under one or more of the following annuity options. Payments under the annuity options are generally made on a monthly basis. We may offer additional options.

Option 1 -- Life Annuity -- No Refund. The Company will make Annuity Payments during the lifetime of the Annuitant ending with the last payment before death. This option offers the maximum periodic payment, since there is no assurance of a minimum number of payments or provision for a death benefit for beneficiaries.

Option 2 -- Life Annuity with 120, 180 or 240 Monthly Payments Assured. The Company will make monthly Annuity Payments during the lifetime of the Annuitant, with the agreement that if, at the death of that person, payments have been made for less than 120, 180 or 240 months, as elected, we will continue making payments to the beneficiary during the remainder of the period.

Option 3 -- Joint and Last Survivor Life Annuity -- No Refund. The Company will make regular Annuity Payments during the lifetime of the Annuitant and a second person. When either person dies, we will continue making payments to the survivor. No further payments will be made following the death of the survivor.

Option 4 -- Joint and Last Survivor Life Annuity -- Annuity Reduced on Death of Primary Payee. The Company will make Annuity Payments during the lifetimes of the Annuitant and a second person. You will designate one as primary payee, and the other will be designated as secondary payee. On the death of the secondary payee, the Company will continue to make monthly Annuity Payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons. On the death of the primary payee, the Company will continue to make Annuity Payments to the secondary payee in an amount equal to 50% of the payments, which would have been made during the lifetime of the primary payee. No further payments will be made once both payees have died.

Option 5 -- Payments for a Fixed Period without Life Contingency. We will make periodic payments for the period selected. This option may not satisfy the minimum required distribution rules for Qualified Contracts. Consult a tax adviser before electing this option.

Option 6 -- Other Annuity Options. We will make any other arrangements for Annuity Payments as may be mutually agreed upon.

VARIABLE LIQUIDITY BENEFIT

This benefit is only offered with the annuity option "Payments for a Fixed Period without Life Contingency."

At any time after annuitization and before death, the Contract Owner may surrender and receive a payment equal to the present value of remaining certain payments. The interest rate used to calculate the present value is a rate 1% higher than the Assumed (Daily) Net Investment Factor used to calculate the Annuity Payments. The remaining period certain payments are assumed to be level payments equal to the most recent period certain payment prior to the request for this liquidity benefit.

                        MISCELLANEOUS CONTRACT PROVISIONS

--------------------------------------------------------------------------------

RIGHT TO RETURN

You may return the Contract for a full refund of the Contract Value plus any Contract charges and premium taxes you paid (but not any fees and charges the Underlying Fund assessed) within ten days after you receive it (the "right to return period"). You bear the investment risk of investing in the Variable Funding Options during the right to return period; therefore, the Contract Value we return may be greater or less than your Purchase Payment.

If you purchase the Contract as an Individual Retirement Annuity, and return it within the first seven days after delivery, or longer if your state law permits, we will refund your Purchase Payment in full; during the remainder of the right to return period, we will refund the Contract Value (including charges).

We will determine the Contract Value following the close of the business day on which we receive your Contract and a Written Request for a refund. Where state law requires a different period, or the return of Purchase Payments or other variations of this provision, we will comply. Refer to your Contract for any state-specific information.

TERMINATION

We reserve the right to terminate the Contract on any business day if your Contract Value as of that date is less than $2,000 and you have not made Purchase Payments for at least two years, unless otherwise specified by state law. Accordingly, no Contract will be terminated due solely to negative investment performance. Termination will not occur until 31 days after we have mailed notice of termination to your last known address and to any assignee of record. If we terminate the Contract, we will pay you the Cash Surrender Value less any applicable taxes. In certain states, we may be required to pay you the Contract Value. Federal tax law may impose additional restrictions on our right to terminate your traditional IRA, Roth IRA or other Qualified Contract.

REQUIRED REPORTS

As often as required by law, but at least once in each Contract Year before the due date of the first Annuity Payment, we will furnish a report showing the number of Accumulation Units credited to the Contract and the corresponding Accumulation Unit value(s) as of the report date for each funding option to which the Contract Owner has allocated amounts during the applicable period. The Company will keep all records required under federal and state laws.

SUSPENSION OF PAYMENTS

The Company reserves the right to suspend or postpone the date of any payment or determination of values on any business day (1) when the New York Stock Exchange ("the Exchange") is closed; (2) when trading on the Exchange is restricted; (3) when an emergency exists, as determined by the SEC, so that the sale of securities held in the Separate Account may not reasonably occur, or so that the Company may not reasonably determine the value the Separate Account's net assets; or (4) during any other period when the SEC, by order, so permits for the protection of security holders.

                              THE SEPARATE ACCOUNTS

--------------------------------------------------------------------------------

The Company sponsors Separate Account TM and Separate Account TM II. When we refer to the Separate Account, we are referring to Separate Account TM, except where the Contract was originally issued by MLACC, in which case, we are referring to Separate Account TM II. (See "The Insurance Company" .) Both Separate Account TM and Separate Account TM II were established on November 5, 1997 and are registered with the SEC as unit investment trusts under the Investment Company Act of 1940, as amended. We will invest Separate Account assets attributable to the Contracts exclusively in the shares of the Variable Funding Options.

We anticipate merging Separate Account TM and Separate Account TM II with and into another separate account of the Company (the MetLife of CT Separate Account Eleven for Variable Annuities) during the fourth quarter of 2008 at the earliest, subject to regulatory approval. This merger will have no effect on the provisions of, and the rights and obligations under, the Contract. Similarly, the merger will not have any adverse impact on your Contract Value or any tax consequences for you.

We hold the assets of the Separate Account for the exclusive and separate benefit of the owners of each Separate Account, according to the laws of Connecticut. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains and losses of the Company. The assets held by the Separate Account are not chargeable with liabilities arising out of any other business that we may conduct. Obligations under the Contract are obligations of the Company. Any obligations that exceed the assets in the Separate Account are payable by the Company's general account. The amount of the guaranteed death benefit that exceeds the Contract Value is paid from the Company's general account. Benefit amounts paid from the general account are subject to the financial strength and claims-paying ability of the Company.

All investment income and other distributions of the funding options are payable to the Separate Account. We reinvest all such income and/or distributions in shares of the respective funding option at net asset value. Shares of the funding options are currently sold only to life insurance company separate accounts to fund variable annuity and variable life insurance contracts.

Certain variable annuity separate accounts and variable life insurance separate accounts may invest in the funding options simultaneously (called "mixed" and "shared" funding). It is conceivable that in the future it may be disadvantageous to do so. Although the Company and the Variable Funding Options do not currently foresee any such disadvantages either to variable annuity contract owners or variable life policy owners, each Underlying Fund's Board of Directors intends to monitor events in order to identify any material conflicts between them and to determine what action, if any, should be taken. If a Board of Directors was to conclude that separate funds should be established for variable life and variable annuity separate accounts, the variable annuity contract owners would not bear any of the related expenses, but variable annuity contract owners and variable life insurance policy owners would no longer have the economies of scale resulting from a larger combined fund.

We reserve the right to transfer assets of the Separate Account to another separate account, and/or to modify the structure or operation of the Separate Account, subject to the necessary regulatory approvals. If we do so, we guarantee that the modification will not affect your Contract Value.

PERFORMANCE INFORMATION

In advertisements for the Contract, we may include performance figures to show you how a Variable Funding Option has performed in the past. These figures are rates of return or yield quotations shown as a percent. These figures show past performance of a Variable Funding Option and are not an indication of how a Variable Funding Option will perform in the future.

Performance figures for each Variable Funding Option are based in part on the performance of a corresponding Underlying Fund. In some cases, the Underlying Fund may have existed before the technical inception of the corresponding Variable Funding Option. In those cases, we can create "hypothetical historical performance" of a Variable Funding Option. These figures show the performance that the Variable Funding Option would have achieved had it been available during the entire history of the Underlying Fund.

In a low interest rate environment, yields for money market Subaccounts, after deduction of the Mortality and Expense Risk Charge, Administrative Expense Charge and the charge for any optional benefit riders (if applicable), may be negative even though the Underlying Fund's yield, before deducting for such charges, is positive. If you allocate a portion of your Contract Value to a money market Subaccount or participate in an asset allocation program where Contract Value is allocated to a money market Subaccount under the applicable asset allocation model, that portion of your Contract Value may decrease in value.

                           FEDERAL TAX CONSIDERATIONS

--------------------------------------------------------------------------------

The following general discussion of the federal income tax consequences related to your investment in this Contract is not intended to cover all situations, and is not meant to provide tax or legal advice. Because of the complexity of the law and the fact that the tax results will vary depending on many factors, you should consult your tax and/or legal adviser regarding the tax implications of purchasing this Contract based upon your individual situation. For further tax information, an additional discussion of certain tax matters is contained in the SAI.

You are responsible for determining whether your purchase of a Contract, withdrawals, income payments and any other transaction under your Contract satisfy applicable tax law. We are not responsible for determining if your employer's plan or arrangement satisfies the requirements of the Code and/or the Employee Retirement Income Security Act of 1974 (ERISA).

GENERAL TAXATION OF ANNUITIES

Congress has recognized the value of saving for retirement by providing certain tax benefits, in the form of tax deferral, for premiums paid under an annuity and permitting tax-free transfers between the various investment options offered under the Contract. The Internal Revenue Code ("Code") governs how earnings on your investment in the Contract are ultimately taxed, depending upon the type of contract, qualified or non-qualified, and the manner in which the money is distributed, as briefly described below. In analyzing the benefits of tax deferral it is important to note that the Jobs and Growth Tax Relief Reconciliation Act of 2003 amended Code Section 1 to reduce the marginal tax rates on long-term capital gains and dividends to 5% and 15%. The reduced rates apply during 2003 through 2008, and thereafter will increase to prior levels. Under current federal tax law, the taxable portion of distributions under variable annuity contracts and qualified plans (including IRAs) is not eligible for the reduced tax rate applicable to long-term capital gains and dividends. Earnings under annuity contracts, like interest payable on fixed investments (notes, bonds, etc.), continue to be taxed as ordinary income (top rate of 35%). The tax law provides deferred annuities issued after October 21, 1988 by the same insurance company or an affiliate in the same calendar year to the same owner are combined for tax purposes. As a result, a greater portion of your withdrawals may be considered taxable income than you would otherwise expect. Although the law is not clear, the aggregation rule may also adversely affect the tax treatment of payments received under an income annuity where the owner has purchased more than one non-qualified annuity during the same calendar year from the same or an affiliated company after October 21, 1988, and is not receiving income payments from all annuities at the same time. Please consult your own tax advisor.

STATE AND LOCAL TAXES. The rules for state and local income taxes may differ from the federal income tax rules. Purchasers and prospective purchasers of the Contract should consult their own tax advisers and the law of the applicable taxing jurisdiction to determine what rules and tax benefits apply to the Contract.

PENALTY TAX FOR PREMATURE DISTRIBUTIONS. For both Qualified and Non-qualified Contracts, taxable distributions taken before the Contract Owner has reached the age of 59 1/2 will be subject to a 10% additional tax penalty unless the distribution is taken in a series of periodic distributions, for life or life expectancy, or unless the distribution follows the death or disability of the Contract Owner. Other exceptions may be available in certain qualified plans. The 10% tax penalty is in addition to any other penalties that may apply under your Contract and the normal income taxes due on the distribution.

TAX-FREE EXCHANGES. Code Section 1035 provides that, if certain conditions are met, no gain or loss is recognized when an annuity contract is received in exchange for a life insurance policy, endowment, or annuity contract. Since different annuity contracts have different expenses, fees and benefits, a tax-free exchange could result in your investment becoming subject to higher or lower fees and/or expenses.

FEDERAL ESTATE TAXES. While no attempt is being made to discuss the federal estate tax implications of the Contract, you should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning adviser for more information.

GENERATION-SKIPPING TRANSFER TAX. Under certain circumstances, the Code may impose a "generation-skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the Contract Owner. Regulations issued under the Code may require us to deduct the tax from your Contract, or from any applicable payment, and pay it directly to the IRS.

TYPES OF CONTRACTS: QUALIFIED AND NON-QUALIFIED

QUALIFIED ANNUITY CONTRACTS

If you purchase your Contract with proceeds of an eligible rollover distribution from any qualified employee pension plan or retirement savings plan or individual retirement annuity (IRA), your Contract is referred to as a Qualified Contract. Some examples of Qualified Contracts are: IRAs (including Roth IRAs), tax-sheltered annuities established by public school systems or certain tax-exempt organizations under Code Section 403(b), corporate sponsored pension, retirement savings, and profit-sharing plans (including 401(k) plans), Keogh Plans (for self-employed individuals), and certain other qualified deferred compensation plans. Another type of Qualified Contract is a Roth IRA, under which after-tax contributions accumulate until maturity, when amounts (including earnings) may be withdrawn tax-free. The rights and benefits under a Qualified Contract may be limited by the terms of the retirement plan, regardless of the terms and conditions of the Contract. Plan participants making contributions to Qualified Contracts will be subject to the required minimum distribution rules as provided by the Code and described below. All qualified plans (including IRAs) receive tax-deferral under the Code. Although there are no additional tax benefits to funding your qualified plan or IRA with an annuity, it does offer you additional insurance benefits, such as the availability of a guaranteed income for life.

The Contract has been submitted to the IRS for review and is awaiting approval as to form as a valid IRA. Such approval would not constitute an IRS approval or endorsement of any funding options under the contract. IRS approval as to form is not required to constitute a valid IRA. Disqualification of the Contract as an IRA could result in the immediate taxation of amounts held in the Contract and other adverse tax consequences.

TAXATION OF QUALIFIED ANNUITY CONTRACTS

Under a qualified annuity, since amounts paid into the Contract generally have not yet been taxed, the full amount of any distributions (including the amount attributable to Purchase Payments), whether paid in the form of lump sum withdrawals or Annuity Payments, are generally taxed at ordinary income tax rates unless the distribution is transferred to an eligible rollover account or contract. There are special rules which govern the taxation of Qualified Contracts, including withdrawal restrictions, requirements for mandatory distributions, and contribution limits. Amounts rolled over to the Contract from other qualified funding vehicles generally are not subject to current taxation.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS

Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the calendar year in which an IRA owner attains age 70 1/2. Participants in qualified plans and 403(b) annuities may defer minimum distributions until the later of April 1st of the calendar year following the calendar year in which they attain age 70 1/2 or the year of retirement (except for participants who are 5% or more owners of the plan sponsor). If you own more than one individual retirement annuity and/or account, you may satisfy the minimum distribution rules on an aggregate basis (i.e. determine the total amount of required distributions from all IRAs and take the required amount from any one or more IRAs). A similar aggregate approach is available to meet your 403(b) minimum distribution requirements if you have multiple 403(b) annuities. Recently promulgated Treasury regulations changed the distribution requirements; therefore, it is important that you consult your tax adviser as to the impact of these regulations on your personal situation.

Final income tax regulations regarding minimum distribution requirements were released in June 2004. These regulations affect both deferred and income annuities. Under these new rules, effective with respect to minimum distributions required for the 2006 distribution year, in general, the value of all benefits under a deferred annuity (including death benefits in excess of cash value, including the Enhanced Stepped-Up Provision, as well as all living benefits such as GMAB and GMWB , if available in your contract) must be added to the Contract Value in computing the amount required to be distributed over the applicable period. We will provide you with additional information as to the amount of your interest in the Contract that is subject to required minimum distributions under this new rule and either compute the required amount for you or offer to do so at your request. The new rules are not entirely clear and you should consult your personal tax advisor as to how these rules affect your Contract.

MINIMUM DISTRIBUTIONS FOR BENEFICIARIES UPON THE CONTRACT OWNER'S DEATH: Upon the death of the Contract Owner and/or Annuitant of a Qualified Contract, the funds remaining in the Contract must be completely withdrawn within five years from the date of death or minimum distributions may be taken over the life expectancy of the individual beneficiaries (or in the case of certain trusts that are contract beneficiaries, over the life expectancy of the individuals who are the beneficiaries of the trust), provided such distributions are payable at least annually and begin within one year from the date of death. Special rules apply where the beneficiary is the surviving spouse, which allow the spouse to assume the Contract and defer the minimum distribution requirements.

NOTE TO PARTICIPANTS IN QUALIFIED PLANS INCLUDING 401, 403(B), 408 OR 457, INCLUDING IRA OWNERS: While annual plan contribution limits may be increased from time to time by Congress and the IRS for federal income tax purposes, these limits must be adopted by each state for any higher limits to be effective at a state income tax level. In other words, the permissible contribution limits for federal and state income tax purposes may be different. Therefore, in certain states, a portion of the contributions may not be excludible or deductible from state income taxes. Please consult your employer or tax adviser regarding this issue.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding the applicable limit for the taxable year, an individual may make contributions, which in some cases may be deductible, to an individual retirement annuity (IRA). The applicable limit is $4,000 in 2007 and $5,000 in 2008, and it may be indexed for inflation in years after 2008. Additional "catch-up contributions" may be made to an IRA by individuals age 50 or over. There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse and on their participation in a retirement plan. If an individual is married and the spouse is not employed, the individual may establish IRAs for the individual and spouse. Purchase Payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit based on the individual limits outlined above.

Deductible contributions to an IRA and Roth IRA for the year must be aggregated for purposes of the individual Code Section 408A limits and the Code Section 219 limits (age 50+catch-up).

Partial or full distributions are treated as ordinary income, except that amounts contributed after 1986 on a non-deductible basis are not includable in income when distributed. An additional tax of 10% will apply to any taxable distribution from the IRA that is received by the participant before the age of 59 1/2 except by reason of death, disability or as part of a series of payments for life or life expectancy. Distributions must commence by April 1st of the calendar year after the close of the calendar year in which the individual attains the age of 70 1/2. Certain other mandatory distribution rules apply on the death of the individual. The individual must maintain personal and tax return records of any non-deductible contributions and distributions.

Section 408 (k) of the Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA and can accept an annual employer contribution limited to the lesser of $46,000 or 100% of pay for each participant in 2008.

ROTH IRAS

Effective January 1, 1998, Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations, (similar to the annual limits for traditional IRAs), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59 1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to the Roth IRA.

TSAS (ERISA AND NON-ERISA)

GENERAL. TSAs fall under sec.403(b) of the Code, which provides certain tax benefits to eligible employees of public school systems and organizations that are tax exempt under sec.501(c)(3) of the Code.

In general contributions to sec.403(b) arrangements are subject to limitations under sec.415(c) of the Code (the lesser of 100% of includable compensation or the applicable limit for the year).

Recently, the IRS announced new regulations affecting sec.403(b) plans and arrangements. As part of these regulations, employers will need to meet certain requirements in order for their employees' annuity contracts that fund these

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

programs to retain a tax deferred status under sec.403(b). These regulations are generally effective January 1, 2009. Prior to the new rules, transfers of one annuity contract to another would not result in a loss of tax deferred status under sec.403(b) under certain conditions (so-called "90-24 transfers"). The new regulations have the following effect regarding transfers: (1) a newly issued contract funded by a transfer which is completed after September 24, 2007, is subject to the employer requirements referred to above; (2) additional purchase payments made after September 24, 2007, to a contract that was funded by a 90-24 transfer on or before September 24, 2007, may subject the contract to this new employer requirement.

If your Contract was issued previously in a 90-24 transfer completed on or before September 24, 2007, we urge you to consult with your tax advisor prior to making additional purchase payments (if permitted).

WITHDRAWALS AND INCOME PAYMENTS. If you are under 59 1/2, you cannot withdraw money from your TSA Contract unless the withdrawal:

     - Relates to Purchase Payments made prior to 1989 (and pre-1989 earnings on those Purchase Payments);

     - Is directly transferred to another permissible investment under sec.403(b) arrangements;

     -    Relates to amounts that are not salary reduction elective deferrals;

     - Occurs after you die, leave your job or become disabled (as defined by the Code); or

     - Is for financial hardship (but only to the extent of Purchase Payments) if your plan allows it.

DESIGNATED ROTH ACCOUNT FOR 403(B) PLANS. Effective January 1, 2006, employers that established and maintain a TSA/403(b) plan ("the Plan") may also establish a Qualified Roth Contribution Program under Section 402A of the Code ("Designated Roth Accounts") to accept after-tax contributions as part of the TSA plan. In accordance with our administrative procedures, we may permit these contributions to be made as purchase payments to a Section 403(b) Contract under the following conditions:

     (1) The employer maintaining the plan has demonstrated to our satisfaction that Designated Roth Accounts are permitted under the Plan.

     (2) In accordance with our administrative procedures, the amount of elective deferrals has been irrevocably designated as an after-tax contribution to the Designated Roth Account.

     (3) All state regulatory approvals have been obtained to permit the Contract to accept such after-tax elective deferral contributions (and, where permitted under the Qualified Roth Contribution Program and the Contract, rollovers and trustee-to-trustee transfers from other Designated Roth Accounts).

     (4) In accordance with our procedures and in a form satisfactory to us, we may accept rollovers from other funding vehicles under any Qualified Roth Contribution Program of the same type in which the employee participates as well as trustee-to-trustee transfers from other funding vehicles under the same Qualified Roth Contribution Program for which the participant is making elective deferral contributions to the Contract.

     (5) No other contribution types (including employer contributions, matching contributions, etc.) will be allowed as designated Roth contributions, unless they become permitted under the Code.

     (6) If permitted under the federal tax law, we may permit both pre-tax contributions under a 403(b) plan as well as after-tax contributions under the Plan's Qualified Roth Contribution Program to be made under the same Contract as well as rollover contributions and contributions by trustee-to-trustee transfers. In such cases, we will account separately for the designated Roth contributions and the earnings thereon from the contributions and earnings made under the pre-tax TSA plan (whether made as elective deferrals, rollover contributions or trustee-to-trustee transfers). As between the pre-tax or traditional Plan and the Qualified Roth Contribution Program, we will allocate any living benefits or death benefits provided under the Contract on a reasonable basis, as permitted under the tax law.

     (7) We may refuse to accept contributions made as rollovers and trustee-to-trustee transfers, unless we are furnished with a breakdown as between participant contributions and earnings at the time of the contribution.


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

Many of the federal income tax rules pertaining to Designated Roth Accounts have not yet been finalized. Both you and your employer should consult their own tax and legal advisors prior to making or permitting contributions to be made to a Qualified Roth Contribution Program.

The following general tax rules are based on our understanding of the Code and any regulations issued through December 31, 2005, and are subject to change and to different interpretation as well as additional guidance in respect to areas not previously addressed:

The employer must permit contributions under a pre-tax 403(b) plan in order to permit contributions to be irrevocably designated and made part of a Qualified Roth Contribution Program.

Elective deferral contributions to the Designated Roth Account must be aggregated with all other elective deferral contributions made by a taxpayer for purposes of the individual Code Section 402(g) limits and the Code Section 414(v) limits (relating to age 50 and over catch-up contributions) as well as contribution limits that apply under the Plan.

In general, the same tax law rules with respect to restricted monies, triggering events and permitted distributions will apply to the Designated Roth Accounts under the Plan as apply to the traditional pre-tax accounts under the plan (e.g., death or disability of participant, severance from employment, attainment of age 59 1/2 and hardship withdrawals only with respect to contributions (if permitted under the Plan)).

If the amounts have been held under any Designated Roth Account of a participant for at least five years and are made on account of death, disability or after attainment of age 59 1/2, then any withdrawal, distribution or payment of these amounts is generally free of federal income tax ("Qualified Distributions").

Unlike Roth IRAs, withdrawal, distributions and payments that do not meet the five year rule will generally be taxed on a pro-rated basis with respect to earnings and after-tax contributions. The 10% penalty tax will generally apply on the same basis as a traditional pre-tax account under the Plan. Additionally, rollover distributions may only be made tax-free into another Designated Roth Account or into a Roth IRA.

Some states may not permit contributions to be made to a Qualified Roth Contribution Program or may require additional conforming legislation for these rules to become effective.

LOANS. If your TSA Contract permits loans, such loans will be made only from any Fixed Interest Account balance and only up to certain limits. In that case, we credit your Fixed Interest Account balance up to the amount of the outstanding loan balance with a rate of interest that is less than the interest rate we charge for the loan.

The Code and applicable income tax regulations limit the amount that may be borrowed from your Contract and all you employer plans in the aggregate and also require that loans be repaid, at a minimum, in scheduled level payments over a proscribed term.

Your Contract will indicate whether loans are permitted. The terms of the loan are governed by the Contract and loan agreement. Failure to satisfy loan limits under the Code or to make any scheduled payments according to the terms of your loan agreement and Federal tax law could have adverse tax consequences. Consult a tax advisor and read your loan agreement and Contract prior to taking any loan.

NON-QUALIFIED ANNUITY CONTRACTS

If you purchase the Contract on an individual basis with after-tax dollars and not under one of the programs described above, your Contract is referred to as non-qualified. As the owner of a non-qualified annuity, you do not receive any tax benefit (deduction or deferral of income) on Purchase Payments, but you will not be taxed on increases in the value of your Contract until a distribution occurs -- either as a withdrawal made prior to the Maturity Date or in the form of periodic Annuity Payments. As a general rule, there is income in the Contract (earnings) to the extent the Contract Value exceeds your investment in the Contract. The investment in the Contract equals the total Purchase Payments less any amount received previously which was excludible from gross income.

Generally, different tax rules apply to Annuity Payments than to withdrawals and payments received before the annuity starting date. When a withdrawal is made, you are taxed on the amount of the withdrawal that is considered earnings under federal tax laws.

Similarly, when you receive an Annuity Payment, part of each periodic payment is considered a return of your Purchase Payments and will not be taxed, but the remaining portion of the Annuity Payment (i.e., any earnings) will be considered ordinary income for federal income tax purposes. Annuity Payments are subject to an "excludable amount" or "exclusion ratio" which determines how much of each payment is treated as:

     -    a non-taxable return of your Purchase Payment; or

     -    a taxable payment of earnings.

We generally will tell you how much of each Annuity Payment is a non-taxable return of your Purchase Payments. However, it is possible that the IRS could conclude that the taxable portion of Annuity Payments under a non-qualified contract is an amount greater (or less) than the taxable amount determined by us and reported by us to you and the IRS. Generally, once the total amount treated as a non-taxable return of your Purchase Payments equals your Purchase Payments, then all remaining payments are fully taxable. We will withhold a portion of the taxable amount of your Annuity Payment for income taxes, unless you elect otherwise. The amount we withhold is determined by the Code.

Code Section 72(s) requires that non-qualified annuity contracts meet minimum mandatory distribution requirements upon the death of the Contract Owner, including the death of either of the Joint Owners. If these requirements are not met, the Contract will not be treated as an annuity contract for federal income tax purposes and earnings under the Contract will be taxable currently, not when distributed. The distribution required depends, among other things, upon whether an annuity option is elected or whether the succeeding Contract Owner is the surviving spouse. We will administer contracts in accordance with these rules and we will notify you when you should begin receiving payments. There is a more complete discussion of these rules in the SAI.

If a non-qualified annuity is owned by a non-natural person (e.g., a corporation), increases in the value of the Contract attributable to Purchase Payments made after February 28, 1986 are includable in income annually and taxed at ordinary income tax rates. Furthermore, for contracts issued after April 22, 1987, if the Contract is transferred to another person or entity without adequate consideration, all deferred increases in value will be treated as income for federal income tax purposes at the time of the transfer.

PARTIAL WITHDRAWALS: If you make a partial withdrawal of your Contract Value, the distribution generally will be taxed as first coming from earnings (income in the Contract) and then from your Purchase Payments. These withdrawn earnings are includable in your taxable income. (See "Penalty Tax for Premature Distributions" below.) Any direct or indirect borrowing against the value of the Contract or pledging of the Contract as security for a loan will be treated as a cash distribution under the tax law, and will have tax consequences in the year taken. It should be noted that there is no guidance as to the determination of the amount of income in a Contract if it is issued with a Guaranteed Minimum Withdrawal Benefit (GMWB). Therefore, you should consult with your tax adviser as to the potential tax consequences of a partial surrender if your Contract is issued with a GMWB.

PARTIAL ANNUITIZATIONS (IF AVAILABLE WITH YOUR CONTRACT): At the present time the IRS has not approved the use of an exclusion ratio or exclusion amount when only part of your Contract Value is applied to a payment option. Currently, we will treat the application of less than your entire Contract Value under a Non-qualified Contract to a payment option (i.e. taking Annuity Payments) as a taxable withdrawal for federal income tax purposes (which may also be subject to the 10% penalty tax if you are under age 59 1/2). We will then treat the amount of the withdrawal (after any deductions for taxes) as the purchase price of an income annuity and tax report the income payments received under that annuity under the rules for variable income annuities. Consult your tax attorney prior to partially annuitizing your Contract.

We will determine the excludable amount for each income payment under the Contract as a whole by using the rules applicable to variable income payments in general (i.e. by dividing your after-tax purchase price, as adjusted for any refund or guarantee feature, by the number of expected income payments from the appropriate IRS table). However, the IRS may determine that the excludable amount is different from our computation.

DIVERSIFICATION REQUIREMENTS FOR VARIABLE ANNUITIES

The Code requires that any non-qualified variable annuity contracts based on a Separate Account must meet specific diversification standards. Non-qualified variable annuity contracts shall not be treated as an annuity for federal income tax purposes if investments made in the account are not adequately diversified. Final tax regulations define how Separate Accounts must be diversified. The Company constantly monitors the diversification of investments and believes that its accounts are adequately diversified. The consequence of any failure to diversify is essentially the loss to the Contract Owner of tax-deferred treatment, requiring the current inclusion of a proportionate share of the income and gains from the Separate Account assets in the income of each Contract Owner. The Company intends to administer all contracts subject to this provision of law in a manner that will maintain adequate diversification.

OWNERSHIP OF THE INVESTMENTS

In certain circumstances, owners of variable annuity contracts have been considered to be the owners of the assets of the underlying Separate Account for federal income tax purposes due to their ability to exercise investment control over those assets. When this is the case, the Contract Owners have been currently taxed on income and gains attributable to the Separate Account assets. There is little guidance in this area, and some features of the Contract, such as the number of funds available and the flexibility of the Contract Owner to allocate premium payments and transfer amounts among the funding options, have not been addressed in public rulings. While we believe that the Contract does not give the Contract Owner investment control over Separate Account assets, we reserve the right to modify the Contract as necessary to prevent a Contract Owner from being treated as the owner of the Separate Account assets supporting the Contract.

TAXATION OF DEATH BENEFIT PROCEEDS

Amounts may be distributed from a Non-qualified Contract because of the death of an owner or Annuitant. Generally, such amounts are includable in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the Contract; or (ii) if distributed under a payment option, they are taxed in the same way as Annuity Payments.

OTHER TAX CONSIDERATIONS

TREATMENT OF CHARGES FOR OPTIONAL BENEFITS

The Contract may provide one or more optional enhanced death benefits or other minimum guaranteed benefit that in some cases may exceed the greater of purchase price or the Contract Value. It is possible that the Internal Revenue Service may take the position that the charges for the optional enhanced benefit(s) are deemed to be taxable distributions to you. Although we do not believe that a charge under such optional enhanced benefit should be treated as a taxable withdrawal, you should consult with your tax adviser before selecting any rider or endorsement to the Contract.

GUARANTEED MINIMUM WITHDRAWAL BENEFITS

If you have purchased the Guaranteed Minimum Withdrawal Benefit Rider, where otherwise made available, note the following:

The tax treatment of withdrawals under such a benefit is uncertain. It is conceivable that the amount of potential gain could be determined based on the remaining amounts guaranteed to be available for withdrawal at the time of the withdrawal if greater than the Contract Value. This could result in a greater amount of taxable income in certain cases. In general, at the present time, the Company intends to tax report such withdrawals using the Contract Value rather than the remaining benefit to determine gain. However, in cases where the maximum permitted withdrawal in any year under any version of the GMWB exceeds the Contract Value, the portion of the withdrawal treated as taxable gain (not to exceed the amount of the withdrawal) should be measured as the difference between the maximum permitted withdrawal amount under the benefit and the remaining after-tax basis immediately preceding the withdrawal.

In the event that the Contract Value goes to zero, and the Remaining Benefit Base is paid out in fixed installments, we will treat such payments as income annuity payments under the tax law and allow recovery of any remaining basis ratably over the expected number of payments.

The Company reserves the right to change its tax reporting practices where it determines they are not in accordance with IRS guidance (whether formal or informal).

PUERTO RICO TAX CONSIDERATIONS

The Puerto Rico Internal Revenue Code of 1994 (the "1994 Code") taxes distributions from non-qualified annuity contracts differently than in the U.S. Distributions that are not in the form of an annuity (including partial surrenders and period certain payments) are treated under the 1994 Code first as a return of investment. Therefore, a substantial portion of the amounts distributed generally will be excluded from gross income for Puerto Rico tax purposes until the cumulative amount paid exceeds your tax basis. The amount of income on annuity distributions (payable over your lifetime) is also calculated differently under the 1994 Code. Since Puerto Rico residents are also subject to U.S. income tax on all income other than income sourced to Puerto Rico and the Internal Revenue Service issued guidance in 2004 which indicated that the income from an annuity contract issued by a U.S. life insurer would be considered U.S. source income, the timing of recognition of income from an annuity contract could vary between the two jurisdictions. Although the 1994 Code provides a credit against the Puerto Rico income tax for U.S. income taxes paid, an individual may not get full credit because of the timing differences. You should consult with a personal tax adviser regarding the tax consequences of purchasing an annuity contract and/or any proposed distribution, particularly a partial distribution or election to annuitize.

NON-RESIDENT ALIENS

Distributions to non resident aliens ("NRAs") are subject to special and complex tax and withholding rules under the Code with respect to U.S. source income, some of which are based upon the particular facts and circumstances of the Contract Owner, the beneficiary and the transaction itself. As stated above, the IRS has taken the position that income from the Contract received by NRAs is considered U.S. source income. In addition, Annuity Payments to NRAs in many countries are exempt from U.S. tax (or subject to lower rates) based upon a tax treaty, provided that the Contract Owner complies with the applicable requirements. NRAs should seek guidance from a tax adviser regarding their personal situation.

TAX CREDITS AND DEDUCTIONS

The Company may be entitled to certain tax benefits related to the assets of the Separate Account. These tax benefits, which may include foreign tax credits and corporate dividend received deductions, are not passed back to the Separate Account or to Contract Owners since the Company is the owner of the assets from which the tax benefits are derived.

                                OTHER INFORMATION

--------------------------------------------------------------------------------

Marquis is a service mark of Citigroup, Inc. or its affiliates and is used by MetLife, Inc. and its affiliates under license.

THE INSURANCE COMPANY

Please refer to your Contract to determine which Company issued your Contract.

MetLife Insurance Company of Connecticut is a stock insurance company chartered in 1863 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly-traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

Before December 7, 2007, certain of the Contracts were issued by MetLife Life and Annuity Company of Connecticut, a stock life insurance company chartered in 1973 in Connecticut. These Contracts were funded through Separate Account TM II, a separate account registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended. On December 7, 2007, MLACC, a wholly-owned subsidiary of the Company and an indirect, wholly-owned subsidiary of MetLife, Inc., merged with and into the Company. Upon consummation of the merger, MLACC's corporate existence ceased by operation of law, and the Company assumed legal ownership of all of the assets of MLACC, including Separate Account TM II and its assets. Pursuant to the merger, therefore, Separate Account TM II became a separate account of the Company. As a result of the merger, the Company also has become responsible for all of MLACC's liabilities and obligations, including those created under the Contract as initially issued by MLACC (formerly known as The Travelers Life and Annuity Company) and outstanding on the date of the merger. The Contract has thereby become a variable contract funded by a separate account of the Company, and each owner thereof has become a Contract Owner of the Company.

FINANCIAL STATEMENTS

The financial statements for the Company and its Separate Account Separate Account TM II are located in the Statement of Additional Information.

The financial statements for the Separate Account Separate Account TM are attached.

DISTRIBUTION OF VARIABLE ANNUITY CONTRACTS

DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT. MetLife Insurance Company of Connecticut (the "Company") has appointed MetLife Investors Distribution Company ("MLIDC") to serve as the principal underwriter and distributor of the securities offered through this Prospectus, pursuant to the terms of a Distribution and Principal Underwriting Agreement. MLIDC, which is an affiliate of the Company, also acts as the principal underwriter and distributor of other variable annuity contracts and variable life insurance policies issued by the Company and its affiliated companies. The Company reimburses MLIDC for expenses MLIDC incurs in distributing the Contracts (e.g. commissions payable to retail broker-dealers who sell the Contracts). MLIDC does not retain any fees under the Contracts; however, MLIDC may receive 12b-1 fees from the Underlying Funds.

MLIDC's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, California 92614. MLIDC is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as well as the securities commissions in the states in which it operates, and is a member of the Financial Industry Regulatory Authority (FINRA). An investor brochure that includes information describing FINRA's Public Disclosure Program is available by calling FINRA's Public Disclosure Program hotline at 1-800-289-9999, or by visiting FINRA's website at www.finra.org.

MLIDC and the Company enter into selling agreements with affiliated and unaffiliated broker-dealers who are registered with the SEC and are members of FINRA, and with entities that may offer the Contracts but are exempt from registration. Applications for the Contract are solicited by registered representatives who are associated persons of such affiliated or unaffiliated broker-dealer firms. Such representatives act as appointed agents of the Company under applicable state insurance law and must be licensed to sell variable insurance products. The Company no longer offers the Contracts to new purchasers but it continues to accept Purchase Payments from Contract Owners.

COMPENSATION. Broker-dealers who have selling agreements with MLIDC and the Company are paid compensation for the promotion and sale of the Contracts. Registered representatives who solicit sales of the Contract typically receive a portion of the compensation payable to the broker-dealer firm. The amount the registered representative receives depends on the agreement between the firm and the registered representative. This agreement may also provide for the payment of other types of cash and non-cash compensation and other benefits. A broker-dealer firm or registered representative of a firm may receive different compensation for selling one product over another and/or may be inclined to favor one product provider over another product provider due to differing compensation rates.

We generally pay compensation as a percentage of purchase payments invested in the Contract. Alternatively, we may pay lower compensation on purchase payments but pay periodic asset-based compensation based on all or a portion of the Contract Value. The amount and timing of compensation may vary depending on the selling agreement but is not expected to exceed 7.50% of Purchase Payments (if up-front compensation is paid to registered representatives) and up to 1.50% annually of average Contract Value (if asset-based compensation is paid to registered representatives).

We pay American Funds Distributors, Inc., principal underwriter for the American Funds Insurance Series, a percentage of all Purchase Payments allocated to the funds in the American Funds Insurance Series for services it provides in marketing the Funds' shares in connection with the Contract.

The Company and MLIDC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDC pay separate, additional compensation to the broker-dealer firm for services the broker-dealer provides in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer, the hiring and training of the broker-dealer's sales personnel, the sponsoring of conferences and seminars by the broker-dealer, or general marketing services performed by the broker-dealer. The broker-dealer may also provide other services or incur other costs in connection with distributing the Company's products.

These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contracts, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firm or based on the length of time that a Contract Owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDC or the Company out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firm and its registered representatives to favor the Company's products.

CONFORMITY WITH STATE AND FEDERAL LAWS

The laws of the state in which we deliver a contract govern that Contract. Where a state has not approved a contract feature or funding option, it will not be available in that state. Any paid-up annuity, Cash Surrender Value or death benefits that are available under the Contract are not less than the minimum benefits required by the statutes of the state in which we delivered the Contract. We reserve the right to make any changes, including retroactive changes, in the Contract to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which the Company, the Contract or the Contract Owner is subject.

VOTING RIGHTS

The Company is the legal owner of the shares of the Underlying Funds. However, we believe that when an Underlying Fund solicits proxies in conjunction with a vote of shareholders we are required to obtain from you and from other owners instructions on how to vote those shares. We will vote all shares, including those we may own on our own behalf, and those where we have not received instructions from Contract Owners, in the same proportion as shares for which we received voting instructions. The effect of this proportional voting is that a small number of Contract Owners may control the outcome of a vote. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right. In certain limited circumstances, and when permitted by law, we may disregard voting instructions. If we do disregard voting instructions, a summary of that action and the reasons for such action would be included in the next annual report to Contract Owners.

RESTRICTIONS ON FINANCIAL TRANSACTIONS

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block a Contract Owner's ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, surrenders, or death benefits, until the instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.

LEGAL PROCEEDINGS

In the ordinary course of business, the Company, similar to other life insurance companies, is involved in lawsuits (including class action lawsuits), arbitrations and other legal proceedings. Also, from time to time, state and federal regulators or other officials conduct formal and informal examinations or undertake other actions dealing with various aspects of the financial services and insurance industries. In some legal proceedings involving insurers, substantial damages have been sought and/or material settlement payments have been made.

It is not possible to predict with certainty the ultimate outcome of any pending legal proceeding or regulatory action. However, the Company does not believe any such action or proceeding will have a material adverse effect upon the Separate Account or upon the ability of MLIDC to perform its contract with the Separate Account or of the Company to meet its obligations under the Contracts.

                      THIS PAGE INTENTIONALLY LEFT  BLANK.

                                   APPENDIX A

--------------------------------------------------------------------------------

                         CONDENSED FINANCIAL INFORMATION

          FOR METLIFE OF CT SEPARATE ACCOUNT TM FOR VARIABLE ANNUITIES
                      ACCUMULATION UNIT VALUES (IN DOLLARS)

The following Accumulation Unit Value ("AUV") information should be read in conjunction with the Separate Account's audited financial statement and notes, which are attached. The first table provides the AUV information for the MINIMUM Separate Account Charge available under the contract. The second table provides the AUV information for the MAXIMUM Separate Account Charge available under the contract. Please refer to the Fee Table section of this prospectus for more information on Separate Account Charges.

              MARQUIS PORTFOLIOS -- SEPARATE ACCOUNT CHARGES 1.70%

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.079          1.155                 --
                                                       2006      1.000          1.079             24,356

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01).............................................  2006      0.804          0.845                 --
                                                       2005      0.774          0.804             30,054
                                                       2004      0.745          0.774             31,129
                                                       2003      0.606          0.745             56,892
                                                       2002      0.883          0.606             71,514
                                                       2001      1.000          0.883             41,391

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01)...................................  2006      1.032          1.078                 --
                                                       2005      1.004          1.032            704,137
                                                       2004      0.918          1.004            568,262
                                                       2003      0.706          0.918            576,419
                                                       2002      0.924          0.706            451,412
                                                       2001      1.000          0.924            393,635

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01)...................................  2006      0.847          0.827                 --
                                                       2005      0.750          0.847            451,690
                                                       2004      0.704          0.750            346,138
                                                       2003      0.580          0.704            382,496
                                                       2002      0.854          0.580            254,433
                                                       2001      1.000          0.854             46,304

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2007      1.916          2.163          1,081,274
                                                       2006      1.618          1.916            950,907
                                                       2005      1.443          1.618            870,339
                                                       2004      1.293          1.443            387,322
                                                       2003      1.000          1.293              8,352

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  American Funds Growth Subaccount (Class 2) (5/03)..  2007      1.706          1.884          1,852,988
                                                       2006      1.574          1.706          1,804,111
                                                       2005      1.378          1.574          1,714,224
                                                       2004      1.246          1.378            587,785
                                                       2003      1.000          1.246             72,456

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2007      1.599          1.652          2,073,274
                                                       2006      1.412          1.599          2,560,848
                                                       2005      1.357          1.412          2,602,261
                                                       2004      1.251          1.357          1,201,533
                                                       2003      1.000          1.251            157,374

Capital Appreciation Fund
  Capital Appreciation Fund (7/05)...................  2006      1.144          1.132                 --
                                                       2005      1.039          1.144            128,476

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98).............................................  2007      2.209          2.313                 --
                                                       2006      1.695          2.209             87,436
                                                       2005      1.348          1.695            104,930
                                                       2004      1.097          1.348            124,849
                                                       2003      0.781          1.097            151,321
                                                       2002      0.898          0.781            199,865
                                                       2001      1.012          0.898            197,721
                                                       2000      1.503          1.012            172,677
                                                       1999      0.843          1.503             30,889
                                                       1998      1.000          0.843             27,219

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98).............................................  2007      3.045          3.207                 --
                                                       2006      2.335          3.045            599,552
                                                       2005      2.216          2.335            686,665
                                                       2004      1.716          2.216            623,854
                                                       2003      1.302          1.716            471,982
                                                       2002      1.267          1.302            497,132
                                                       2001      1.185          1.267            306,300
                                                       2000      0.917          1.185            203,266
                                                       1999      0.958          0.917             30,843
                                                       1998      1.000          0.958             13,403

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98).....................................  2007      2.285          2.097            378,147
                                                       2006      2.000          2.285            438,746
                                                       2005      1.859          2.000            504,268
                                                       2004      1.556          1.859            384,332
                                                       2003      1.115          1.556            265,517
                                                       2002      1.201          1.115            266,573
                                                       2001      1.093          1.201            188,264
                                                       2000      0.940          1.093             79,165
                                                       1999      1.005          0.940             37,900
                                                       1998      1.000          1.005              5,244

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98).....................................  2007      1.220          1.284            293,012
                                                       2006      1.065          1.220            569,142
                                                       2005      1.038          1.065            723,871
                                                       2004      1.005          1.038            659,169
                                                       2003      0.844          1.005            654,363
                                                       2002      1.030          0.844            664,780
                                                       2001      1.156          1.030            897,310
                                                       2000      1.183          1.156            820,955
                                                       1999      1.080          1.183            404,436
                                                       1998      1.000          1.080             69,574

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (9/98).....................................  2007      1.478          1.292            344,320
                                                       2006      1.448          1.478            420,422
                                                       2005      1.392          1.448            474,653
                                                       2004      1.272          1.392            516,103
                                                       2003      0.982          1.272            387,968
                                                       2002      1.235          0.982            459,177
                                                       2001      1.339          1.235            699,418
                                                       2000      1.202          1.339            529,777
                                                       1999      0.992          1.202            175,277
                                                       1998      1.000          0.992             90,951

Fidelity(R) Variable Insurance Products
  VIP Mid Cap Subaccount (Service Class 2) (5/01)....  2007      1.939          2.199            505,139
                                                       2006      1.755          1.939            630,981
                                                       2005      1.512          1.755            716,417
                                                       2004      1.234          1.512            485,621
                                                       2003      0.908          1.234            338,408
                                                       2002      1.026          0.908            428,077
                                                       2001      1.000          1.026            122,335

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).......................  2007      1.434          1.568            407,783
                                                       2006      1.342          1.434            486,861
                                                       2005      1.302          1.342            579,129
                                                       2004      1.188          1.302            489,316
                                                       2003      0.881          1.188            307,364
                                                       2002      1.256          0.881            280,424
                                                       2001      1.508          1.256            266,271
                                                       2000      1.837          1.508            314,051
                                                       1999      1.072          1.837             24,048
                                                       1998      1.000          1.072             10,667

  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.249          1.453                 --
                                                       2005      1.149          1.249            400,074
                                                       2004      1.037          1.149            243,327
                                                       2003      0.843          1.037            134,393
                                                       2002      1.000          0.843             37,702

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (7/98)........................  2007      2.647          3.352            338,414
                                                       2006      2.102          2.647            411,002
                                                       2005      1.678          2.102            445,777
                                                       2004      1.368          1.678            245,940
                                                       2003      0.910          1.368            150,724
                                                       2002      0.927          0.910            126,277
                                                       2001      1.025          0.927            511,294
                                                       2000      1.535          1.025             93,827
                                                       1999      1.018          1.535             32,333
                                                       1998      1.000          1.018             12,791

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98)...................................  2007      1.406          1.596          1,941,827
                                                       2006      1.178          1.406          2,747,287
                                                       2005      1.087          1.178          2,763,542
                                                       2004      0.933          1.087          1,513,512
                                                       2003      0.718          0.933            665,962
                                                       2002      0.896          0.718            625,285
                                                       2001      1.086          0.896          1,313,320
                                                       2000      1.131          1.086            546,405
                                                       1999      0.934          1.131            167,939
                                                       1998      1.000          0.934             70,695

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00).....................................  2006      0.813          0.869                 --
                                                       2005      0.737          0.813            330,767
                                                       2004      0.672          0.737            354,849
                                                       2003      0.553          0.672            382,550
                                                       2002      0.719          0.553            432,929
                                                       2001      0.846          0.719            599,469
                                                       2000      1.000          0.846            466,649

  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)............................  2007      1.247          1.569            299,768
                                                       2006      0.865          1.247            376,087
                                                       2005      0.667          0.865            521,824
                                                       2004      0.571          0.667            605,464
                                                       2003      0.432          0.571            630,837
                                                       2002      0.592          0.432            716,213
                                                       2001      0.786          0.592            976,826
                                                       2000      1.000          0.786            449,819

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00).....................................  2007      0.543          0.650            780,736
                                                       2006      0.488          0.543            843,586
                                                       2005      0.443          0.488            946,565
                                                       2004      0.374          0.443          1,144,935
                                                       2003      0.282          0.374          1,055,017
                                                       2002      0.399          0.282            887,901
                                                       2001      0.673          0.399            908,056
                                                       2000      1.000          0.673            465,042

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)......  2006      1.540          1.726                 --
                                                       2005      1.506          1.540             44,541
                                                       2004      1.333          1.506             17,197
                                                       2003      1.000          1.333              1,000

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (5/00).............................................  2007      1.069          1.066          1,436,435
                                                       2006      0.999          1.069          1,857,463
                                                       2005      0.910          0.999          2,103,668
                                                       2004      0.842          0.910          1,558,807
                                                       2003      0.637          0.842          1,265,821
                                                       2002      0.961          0.637          1,499,808
                                                       2001      1.019          0.961          1,288,105
                                                       2000      1.000          1.019            525,230

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Appreciation Subaccount (Class I) (5/01)....  2007      1.153          1.229          1,425,430
                                                       2006      1.021          1.153          1,447,643
                                                       2005      0.996          1.021          1,648,529
                                                       2004      0.931          0.996          1,182,369
                                                       2003      0.760          0.931            792,934
                                                       2002      0.938          0.760            496,262
                                                       2001      1.000          0.938            127,985

  LMPVET Appreciation Subaccount (Class II) (11/07)..  2007      1.207          1.204            331,864

  LMPVET Capital Subaccount (5/04)...................  2007      1.208          1.209          1,027,962
                                                       2006      1.081          1.208          1,331,843
                                                       2005      1.045          1.081          1,464,096
                                                       2004      1.000          1.045            928,160

  LMPVET Dividend Strategy Subaccount (5/02).........  2007      1.131          1.184            249,723
                                                       2006      0.975          1.131            297,189
                                                       2005      0.994          0.975            392,894
                                                       2004      0.978          0.994            193,238
                                                       2003      0.806          0.978             33,176
                                                       2002      1.000          0.806             17,892

  LMPVET Fundamental Value Subaccount (Class I)
  (5/01).............................................  2007      1.220          1.214          1,072,058
                                                       2006      1.062          1.220            924,095
                                                       2005      1.031          1.062          1,053,476
                                                       2004      0.969          1.031          1,197,301
                                                       2003      0.711          0.969          1,080,865
                                                       2002      0.919          0.711          1,151,580
                                                       2001      1.000          0.919            713,749

  LMPVET Global Equity Subaccount (5/04).............  2007      1.272          1.312          1,328,762
                                                       2006      1.123          1.272          1,338,041
                                                       2005      1.072          1.123          1,401,227
                                                       2004      1.000          1.072          1,325,184

  LMPVET Investors Subaccount (Class I) (10/98)......  2007      1.580          1.614            717,937
                                                       2006      1.359          1.580            838,898
                                                       2005      1.298          1.359            979,813
                                                       2004      1.196          1.298            923,416
                                                       2003      0.919          1.196            702,541
                                                       2002      1.215          0.919            700,557
                                                       2001      1.289          1.215            972,771
                                                       2000      1.138          1.289            415,791
                                                       1999      1.036          1.138            310,855
                                                       1998      1.000          1.036             24,856

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Large Cap Growth Subaccount (Class I)
  (8/98).............................................  2007      1.327          1.374          2,007,196
                                                       2006      1.291          1.327          2,496,606
                                                       2005      1.248          1.291          2,736,771
                                                       2004      1.265          1.248          3,045,469
                                                       2003      0.872          1.265          2,557,681
                                                       2002      1.179          0.872          2,604,167
                                                       2001      1.371          1.179          2,813,671
                                                       2000      1.498          1.371          2,125,193
                                                       1999      1.165          1.498            980,806
                                                       1998      1.000          1.165            222,326

  LMPVET Mid Cap Core Subaccount (Class I) (5/01)....  2007      1.239          1.305            280,146
                                                       2006      1.098          1.239            358,227
                                                       2005      1.031          1.098            588,480
                                                       2004      0.949          1.031            554,328
                                                       2003      0.744          0.949            428,902
                                                       2002      0.936          0.744            334,013
                                                       2001      1.000          0.936            256,409

  LMPVET Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)............................  2007      1.168          1.188                 --
                                                       2006      1.058          1.168            316,861
                                                       2005      1.039          1.058            385,845
                                                       2004      1.000          1.039            108,803

  LMPVET Small Cap Growth Subaccount (Class I)
  (11/05)............................................  2007      1.148          1.242            158,820
                                                       2006      1.036          1.148             38,398
                                                       2005      1.000          1.036              5,126

Legg Mason Partners Variable Income Trust
  LMPVIT Adjustable Rate Income Subaccount (5/04)....  2007      1.025          1.022            164,720
                                                       2006      1.002          1.025            165,544
                                                       2005      0.995          1.002            176,425
                                                       2004      1.000          0.995            149,266

  LMPVIT Global High Yield Bond Subaccount (Class I)
  (11/05)............................................  2007      1.101          1.082             38,632
                                                       2006      1.012          1.101             35,321
                                                       2005      1.004          1.012                 --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVIT High Income Subaccount (8/98)...............  2007      1.168          1.152          1,312,920
                                                       2006      1.070          1.168          1,469,609
                                                       2005      1.061          1.070          1,491,933
                                                       2004      0.977          1.061          3,129,418
                                                       2003      0.779          0.977          2,600,507
                                                       2002      0.819          0.779            925,354
                                                       2001      0.866          0.819          1,067,254
                                                       2000      0.958          0.866            784,035
                                                       1999      0.949          0.958            467,863
                                                       1998      1.000          0.949             99,255

  LMPVIT Money Market Subaccount (9/98)..............  2007      1.127          1.163          7,330,173
                                                       2006      1.096          1.127          9,403,894
                                                       2005      1.084          1.096          9,272,421
                                                       2004      1.093          1.084          1,951,343
                                                       2003      1.105          1.093          1,317,789
                                                       2002      1.109          1.105         10,584,421
                                                       2001      1.088          1.109          1,314,594
                                                       2000      1.044          1.088            407,508
                                                       1999      1.013          1.044            241,033
                                                       1998      1.000          1.013            157,837

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunities Subaccount
  (Class I) (5/01)...................................  2007      1.252          1.336                 --
                                                       2006      1.128          1.252            148,695
                                                       2005      1.094          1.128            198,590
                                                       2004      0.962          1.094            193,329
                                                       2003      0.689          0.962            123,215
                                                       2002      0.943          0.689             63,778
                                                       2001      1.000          0.943             42,468

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).........  2007      1.200          1.259                 --
                                                       2006      1.034          1.200            165,248
                                                       2005      1.010          1.034            346,873
                                                       2004      0.949          1.010            403,064
                                                       2003      0.694          0.949            345,342
                                                       2002      0.942          0.694            366,681
                                                       2001      1.000          0.942            159,718

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (5/03).............................................  2007      1.610          1.673                 --
                                                       2006      1.396          1.610            807,914
                                                       2005      1.376          1.396            935,694
                                                       2004      1.242          1.376            534,636
                                                       2003      1.000          1.242            112,725

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03).............................................  2007      1.800          1.983                 --
                                                       2006      1.631          1.800            651,891
                                                       2005      1.533          1.631            791,123
                                                       2004      1.257          1.533            482,477
                                                       2003      1.000          1.257             88,446

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      1.937          2.020             25,681
                                                       2006      2.036          1.937             22,377

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06).............................................  2007      1.388          1.401            754,238
                                                       2006      1.318          1.388            750,280

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2007      1.102          1.156                 --
                                                       2006      1.042          1.102            437,639

  MIST BlackRock Large-Cap Core Subaccount (Class E)
  (4/07).............................................  2007      1.146          1.154            362,342

  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06).............................................  2007      1.352          1.316            129,940
                                                       2006      1.269          1.352             38,619

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      1.170          1.140          1,161,147
                                                       2006      1.062          1.170          1,447,960

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      1.160          1.487            292,835
                                                       2006      1.132          1.160            165,195

  MIST Lazard Mid-Cap Subaccount (Class B) (4/07)....  2007      1.312          1.161             93,772

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)............................................  2007      1.095          1.013            356,607
                                                       2006      1.045          1.095            306,337
                                                       2005      0.999          1.045             60,702

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)..................................  2007      1.187          1.210          1,950,645
                                                       2006      1.025          1.187          1,438,566
                                                       2005      1.016          1.025             28,562

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (11/05)............................................  2007      1.142          1.129          1,048,211
                                                       2006      1.035          1.142            206,558
                                                       2005      1.004          1.035             24,926

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      1.115          1.227            635,957
                                                       2006      1.129          1.115            669,884

  MIST Met/AIM Small Cap Growth Subaccount (Class A)
  (4/06).............................................  2007      1.302          1.426             52,761
                                                       2006      1.313          1.302             53,724

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.299          2.895             40,344

  MIST MFS(R) Research International Subaccount
  (Class B) (11/05)..................................  2007      1.320          1.470            424,023
                                                       2006      1.061          1.320            193,052
                                                       2005      1.004          1.061              4,151

  MIST MFS(R) Value Subaccount (Class A) (4/06)......  2007      1.650          1.746            825,162
                                                       2006      1.494          1.650            962,259

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/07)..........................................  2007      3.160          2.594            351,652

  MIST Neuberger Berman Real Estate Subaccount (Class
  B) (11/05).........................................  2007      1.454          1.215            201,352
                                                       2006      1.075          1.454             70,680
                                                       2005      1.038          1.075              3,960

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class A) (4/07)...................................  2007      1.008          1.067            412,170

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)..................................  2007      0.987          1.075            445,149
                                                       2006      1.000          0.987            351,260
                                                       2005      0.995          1.000             52,393

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)............................................  2007      1.040          1.100          1,205,499
                                                       2006      1.012          1.040          1,073,193
                                                       2005      0.996          1.012             26,343

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2007      1.576          1.627            264,149
                                                       2006      1.467          1.576            340,548

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06).............................................  2007      1.202          1.326                 --
                                                       2006      1.143          1.202            166,037

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (11/06).........................................  2007      1.763          1.681            233,059
                                                       2006      1.726          1.763             54,397

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Van Kampen Comstock Subaccount (Class B)
  (11/05)............................................  2007      1.152          1.105             93,338
                                                       2006      1.010          1.152             99,946
                                                       2005      1.000          1.010                 --

  MIST Van Kampen Mid-Cap Growth Subaccount (Class B)
  (11/05)............................................  2007      1.101          1.336            250,334
                                                       2006      1.033          1.101            135,538
                                                       2005      1.026          1.033              8,696

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      0.583          0.690          1,428,549
                                                       2006      0.598          0.583          1,909,308

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06).............................................  2007      1.221          1.274          5,669,517
                                                       2006      1.177          1.221          6,154,522

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07)..........................................  2007      1.144          1.082             24,452

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.061          1.084          1,115,114
                                                       2006      1.047          1.061          1,484,873

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.480          1.514            516,399
                                                       2006      1.444          1.480            568,046

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.113          1.140            186,398
                                                       2006      1.042          1.113             88,028

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.068          1.146            571,457
                                                       2006      0.998          1.068            725,084

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2007      1.389          1.427          1,317,999
                                                       2006      1.343          1.389          1,405,451

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)......................................  2007      0.984          1.004                 --
                                                       2006      0.994          0.984            442,587
                                                       2005      1.000          0.994            494,109

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.234          1.319          5,791,304
                                                       2006      1.208          1.234          6,377,968
                                                       2005      1.200          1.208          6,654,978
                                                       2004      1.164          1.200          7,791,823
                                                       2003      1.127          1.164          5,776,342
                                                       2002      1.051          1.127          1,826,598
                                                       2001      1.000          1.051            725,154

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2007      0.880          0.954              1,474
                                                       2006      0.806          0.880              3,330
                                                       2005      0.764          0.806              3,680
                                                       2004      0.723          0.764             53,209
                                                       2003      0.557          0.723             53,217
                                                       2002      0.804          0.557              7,755
                                                       2001      1.000          0.804              8,517

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      1.385          1.499                 --
                                                       2006      1.103          1.385            125,545
                                                       2005      1.000          1.103            143,761
                                                       2004      0.875          1.000            172,198
                                                       2003      0.693          0.875            189,560
                                                       2002      0.856          0.693            164,372
                                                       2001      1.000          0.856            747,912

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01).............................................  2007      1.934          2.065                 --
                                                       2006      1.677          1.934            152,286
                                                       2005      1.594          1.677            180,792
                                                       2004      1.284          1.594            187,525
                                                       2003      0.873          1.284            204,137
                                                       2002      1.086          0.873            249,544
                                                       2001      1.000          1.086             89,952

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98).............................................  2006      1.061          1.129                 --
                                                       2005      0.992          1.061            627,773
                                                       2004      0.948          0.992            687,530
                                                       2003      0.746          0.948            715,425
                                                       2002      0.996          0.746            760,548
                                                       2001      1.329          0.996            983,621
                                                       2000      1.509          1.329          1,113,516
                                                       1999      1.074          1.509            160,182
                                                       1998      1.000          1.074             13,025

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98).............................................  2006      1.864          2.036                 --
                                                       2005      1.687          1.864             84,084
                                                       2004      1.473          1.687             91,581
                                                       2003      1.120          1.473            103,531
                                                       2002      1.330          1.120            132,421
                                                       2001      1.410          1.330            243,418
                                                       2000      1.229          1.410            249,527
                                                       1999      1.102          1.229            130,522
                                                       1998      1.000          1.102             25,371

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Equity Income Subaccount (5/03)..........  2006      1.374          1.444                 --
                                                       2005      1.338          1.374            633,843
                                                       2004      1.239          1.338            497,455
                                                       2003      1.000          1.239            139,742

  Travelers Federated High Yield Subaccount (5/02)...  2006      1.286          1.318                 --
                                                       2005      1.275          1.286            767,031
                                                       2004      1.175          1.275          1,897,500
                                                       2003      0.976          1.175          1,614,932
                                                       2002      1.000          0.976             60,502

  Travelers Large Cap Subaccount (8/98)..............  2006      1.017          1.047                 --
                                                       2005      0.951          1.017          1,574,468
                                                       2004      0.908          0.951          1,694,016
                                                       2003      0.741          0.908          1,814,849
                                                       2002      0.976          0.741          1,836,295
                                                       2001      1.201          0.976          2,241,811
                                                       2000      1.429          1.201          1,915,349
                                                       1999      1.124          1.429            609,907
                                                       1998      1.000          1.124             43,623

  Travelers Managed Income Subaccount (7/98).........  2006      1.189          1.177                 --
                                                       2005      1.193          1.189          6,438,682
                                                       2004      1.179          1.193          5,880,173
                                                       2003      1.106          1.179          5,337,288
                                                       2002      1.101          1.106          2,627,482
                                                       2001      1.049          1.101          2,644,089
                                                       2000      0.989          1.049          2,026,569
                                                       1999      0.997          0.989            841,369
                                                       1998      1.000          0.997            163,644

  Travelers Mercury Large Cap Core Subaccount
  (11/98)............................................  2006      0.981          1.042                 --
                                                       2005      0.891          0.981            494,042
                                                       2004      0.782          0.891            514,249
                                                       2003      0.656          0.782            512,563
                                                       2002      0.892          0.656            562,002
                                                       2001      1.170          0.892            735,283
                                                       2000      1.260          1.170            679,947
                                                       1999      1.036          1.260            356,534
                                                       1998      1.000          1.036             99,898

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers MFS(R) Mid Cap Growth Subaccount (5/00)..  2006      0.565          0.598                 --
                                                       2005      0.558          0.565          2,083,424
                                                       2004      0.497          0.558          1,593,544
                                                       2003      0.369          0.497          1,381,403
                                                       2002      0.734          0.369          1,305,919
                                                       2001      0.978          0.734          1,053,178
                                                       2000      1.000          0.978            538,431

  Travelers MFS(R) Total Return Subaccount (11/05)...  2006      1.010          1.042                 --
                                                       2005      1.000          1.010              4,674

  Travelers MFS(R) Value Subaccount (11/98)..........  2006      1.383          1.494                 --
                                                       2005      1.321          1.383          1,083,179
                                                       2004      1.159          1.321            882,958
                                                       2003      0.946          1.159            766,211
                                                       2002      1.108          0.946            639,840
                                                       2001      1.116          1.108            342,122
                                                       2000      1.017          1.116            255,805
                                                       1999      0.985          1.017            129,620
                                                       1998      1.000          0.985             27,741

  Travelers Mondrian International Stock Subaccount
  (7/98).............................................  2006      0.925          1.062                 --
                                                       2005      0.859          0.925          2,039,500
                                                       2004      0.755          0.859          1,718,286
                                                       2003      0.597          0.755          1,216,746
                                                       2002      0.698          0.597          1,133,471
                                                       2001      0.962          0.698          1,929,050
                                                       2000      1.104          0.962          1,100,451
                                                       1999      0.923          1.104            358,549
                                                       1998      1.000          0.923            152,201

  Travelers Pioneer Fund Subaccount (5/03)...........  2006      1.383          1.467                 --
                                                       2005      1.327          1.383            405,803
                                                       2004      1.214          1.327            303,413
                                                       2003      1.000          1.214            178,212

  Travelers Pioneer Mid Cap Value Subaccount (5/05)..  2006      1.086          1.143                 --
                                                       2005      1.017          1.086            145,181

  Travelers Strategic Equity Subaccount (5/01).......  2006      0.756          0.788                 --
                                                       2005      0.753          0.756            144,690
                                                       2004      0.695          0.753            152,652
                                                       2003      0.533          0.695            154,967
                                                       2002      0.817          0.533             69,419
                                                       2001      1.000          0.817             27,956

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)..................................  2006      1.141          1.313                 --
                                                       2005      1.000          1.141             30,055

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)..................................  2006      1.106          1.269                 --
                                                       2005      1.010          1.106              6,201

  Travelers U.S. Government Securities Subaccount
  (8/98).............................................  2006      1.394          1.343                 --
                                                       2005      1.359          1.394          1,318,441
                                                       2004      1.302          1.359          1,278,104
                                                       2003      1.289          1.302          1,476,680
                                                       2002      1.154          1.289          1,518,786
                                                       2001      1.109          1.154          1,138,946
                                                       2000      0.986          1.109            753,531
                                                       1999      1.046          0.986            455,487
                                                       1998      1.000          1.046            167,258

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).........................................  2007      0.753          0.864            265,267
                                                       2006      0.747          0.753             66,686
                                                       2005      0.706          0.747             64,141
                                                       2004      0.672          0.706             48,993
                                                       2003      0.538          0.672             67,928
                                                       2002      0.813          0.538             69,091
                                                       2001      1.000          0.813             45,563

Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98).................................  2007      1.650          1.611             75,801
                                                       2006      1.450          1.650             90,480
                                                       2005      1.266          1.450             95,037
                                                       2004      1.103          1.266            123,972
                                                       2003      0.811          1.103            137,594
                                                       2002      1.073          0.811            139,192
                                                       2001      1.048          1.073            186,167
                                                       2000      0.989          1.048            183,365
                                                       1999      1.035          0.989             40,237
                                                       1998      1.000          1.035             21,778




              MARQUIS PORTFOLIOS -- SEPARATE ACCOUNT CHARGES 2.60%

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.073          1.145               --
                                                       2006      1.000          1.073               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01).............................................  2006      1.177          1.232               --
                                                       2005      1.144          1.177               --
                                                       2004      1.110          1.144               --
                                                       2003      1.000          1.110               --

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01)...................................  2006      1.234          1.286               --
                                                       2005      1.211          1.234           46,161
                                                       2004      1.118          1.211               --
                                                       2003      1.000          1.118               --

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01)...................................  2006      1.288          1.247               --
                                                       2005      1.151          1.288          151,196
                                                       2004      1.091          1.151               --
                                                       2003      1.000          1.091               --

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2007      1.709          1.912           47,307
                                                       2006      1.457          1.709          106,348
                                                       2005      1.310          1.457           73,496
                                                       2004      1.185          1.310               --
                                                       2003      1.000          1.185               --

  American Funds Growth Subaccount (Class 2) (5/03)..  2007      1.528          1.673          295,186
                                                       2006      1.423          1.528          419,889
                                                       2005      1.257          1.423          526,408
                                                       2004      1.147          1.257               --
                                                       2003      1.000          1.147               --

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2007      1.425          1.458          237,788
                                                       2006      1.269          1.425          259,810
                                                       2005      1.231          1.269          352,692
                                                       2004      1.144          1.231               --
                                                       2003      1.000          1.144               --

Capital Appreciation Fund
  Capital Appreciation Fund (7/05)...................  2006      1.138          1.122               --
                                                       2005      1.038          1.138               --

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98).............................................  2007      2.392          2.498               --
                                                       2006      1.853          2.392               --
                                                       2005      1.486          1.853               --
                                                       2004      1.221          1.486               --
                                                       2003      1.000          1.221               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98).............................................  2007      1.971          2.070               --
                                                       2006      1.525          1.971           57,392
                                                       2005      1.460          1.525           71,894
                                                       2004      1.141          1.460               --
                                                       2003      1.000          1.141               --

  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98).....................................  2007      1.694          1.541           49,139
                                                       2006      1.496          1.694           60,012
                                                       2005      1.403          1.496           62,180
                                                       2004      1.186          1.403               --
                                                       2003      1.000          1.186               --

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98).....................................  2007      1.311          1.368           11,903
                                                       2006      1.155          1.311           11,990
                                                       2005      1.136          1.155           11,872
                                                       2004      1.110          1.136               --
                                                       2003      1.000          1.110               --

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (9/98).....................................  2007      1.296          1.123               --
                                                       2006      1.282          1.296               --
                                                       2005      1.243          1.282               --
                                                       2004      1.146          1.243               --
                                                       2003      1.000          1.146               --

Fidelity(R) Variable Insurance Products
  VIP Mid Cap Subaccount (Service Class 2) (5/01)....  2007      1.829          2.055           13,591
                                                       2006      1.670          1.829           25,882
                                                       2005      1.452          1.670           55,635
                                                       2004      1.195          1.452               --
                                                       2003      1.000          1.195               --

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).......................  2007      1.398          1.515               --
                                                       2006      1.320          1.398              868
                                                       2005      1.293          1.320              839
                                                       2004      1.190          1.293               --
                                                       2003      1.000          1.190               --

  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.318          1.521               --
                                                       2005      1.224          1.318           52,617
                                                       2004      1.115          1.224               --
                                                       2003      1.000          1.115               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (7/98)........................  2007      2.373          2.978           54,268
                                                       2006      1.901          2.373           71,591
                                                       2005      1.531          1.901          153,735
                                                       2004      1.260          1.531               --
                                                       2003      1.000          1.260               --

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98)...................................  2007      1.721          1.936          220,393
                                                       2006      1.454          1.721          265,132
                                                       2005      1.355          1.454          284,612
                                                       2004      1.173          1.355               --
                                                       2003      1.000          1.173               --

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00).....................................  2006      1.332          1.420               --
                                                       2005      1.219          1.332               --
                                                       2004      1.120          1.219               --
                                                       2003      1.000          1.120               --

  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)............................  2007      2.588          3.228               --
                                                       2006      1.811          2.588               --
                                                       2005      1.409          1.811               --
                                                       2004      1.218          1.409               --
                                                       2003      1.000          1.218               --

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00).....................................  2007      1.612          1.912               --
                                                       2006      1.460          1.612               --
                                                       2005      1.337          1.460               --
                                                       2004      1.139          1.337               --
                                                       2003      1.000          1.139               --

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)......  2006      1.328          1.477               --
                                                       2005      1.310          1.328           16,210
                                                       2004      1.171          1.310               --
                                                       2003      1.000          1.171               --

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (5/00).............................................  2007      1.400          1.385          129,611
                                                       2006      1.321          1.400          212,290
                                                       2005      1.214          1.321          230,488
                                                       2004      1.134          1.214               --
                                                       2003      1.000          1.134               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Appreciation Subaccount (Class I) (5/01)....  2007      1.346          1.422          153,599
                                                       2006      1.203          1.346          179,060
                                                       2005      1.184          1.203          186,912
                                                       2004      1.117          1.184               --
                                                       2003      1.000          1.117               --

  LMPVET Appreciation Subaccount (Class II) (11/07)..  2007      1.169          1.165           28,073

  LMPVET Capital Subaccount (5/04)...................  2007      1.179          1.170           53,948
                                                       2006      1.065          1.179          152,052
                                                       2005      1.039          1.065          156,010
                                                       2004      1.000          1.039               --

  LMPVET Dividend Strategy Subaccount (5/02).........  2007      1.237          1.283           13,459
                                                       2006      1.077          1.237           20,052
                                                       2005      1.107          1.077           13,546
                                                       2004      1.099          1.107               --
                                                       2003      1.000          1.099               --

  LMPVET Fundamental Value Subaccount (Class I)
  (5/01).............................................  2007      1.429          1.410           24,617
                                                       2006      1.256          1.429           24,617
                                                       2005      1.230          1.256           24,617
                                                       2004      1.166          1.230               --
                                                       2003      1.000          1.166               --

  LMPVET Global Equity Subaccount (5/04).............  2007      1.242          1.269          117,734
                                                       2006      1.106          1.242          117,137
                                                       2005      1.066          1.106          119,113
                                                       2004      1.000          1.066               --

  LMPVET Investors Subaccount (Class I) (10/98)......  2007      1.472          1.490           30,737
                                                       2006      1.278          1.472           43,579
                                                       2005      1.231          1.278           44,987
                                                       2004      1.145          1.231               --
                                                       2003      1.000          1.145               --

  LMPVET Large Cap Growth Subaccount (Class I)
  (8/98).............................................  2007      1.192          1.222           55,780
                                                       2006      1.169          1.192           98,308
                                                       2005      1.140          1.169           99,630
                                                       2004      1.166          1.140               --
                                                       2003      1.000          1.166               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Mid Cap Core Subaccount (Class I) (5/01)....  2007      1.469          1.533           39,554
                                                       2006      1.313          1.469           47,168
                                                       2005      1.244          1.313           49,631
                                                       2004      1.156          1.244               --
                                                       2003      1.000          1.156               --

  LMPVET Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)............................  2007      1.140          1.151               --
                                                       2006      1.042          1.140           27,992
                                                       2005      1.033          1.042           28,244
                                                       2004      1.000          1.033               --

  LMPVET Small Cap Growth Subaccount (Class I)
  (11/05)............................................  2007      1.137          1.218           53,324
                                                       2006      1.035          1.137           24,545
                                                       2005      1.000          1.035           42,669

Legg Mason Partners Variable Income Trust
  LMPVIT Adjustable Rate Income Subaccount (5/04)....  2007      1.001          0.989            4,961
                                                       2006      0.987          1.001            4,412
                                                       2005      0.989          0.987            7,925
                                                       2004      1.000          0.989               --

  LMPVIT Global High Yield Bond Subaccount (Class I)
  (11/05)............................................  2007      1.090          1.061               --
                                                       2006      1.011          1.090            1,175
                                                       2005      1.004          1.011               --

  LMPVIT High Income Subaccount (8/98)...............  2007      1.279          1.250           10,100
                                                       2006      1.183          1.279           13,918
                                                       2005      1.183          1.183           26,079
                                                       2004      1.099          1.183               --
                                                       2003      1.000          1.099               --

  LMPVIT Money Market Subaccount (9/98)..............  2007      0.996          1.018           60,263
                                                       2006      0.977          0.996           42,517
                                                       2005      0.975          0.977          109,044
                                                       2004      0.992          0.975               --
                                                       2003      1.000          0.992               --

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunities Subaccount
  (Class I) (5/01)...................................  2007      1.560          1.660               --
                                                       2006      1.419          1.560           46,658
                                                       2005      1.388          1.419           46,984
                                                       2004      1.232          1.388               --
                                                       2003      1.000          1.232               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).........  2007      1.438          1.503               --
                                                       2006      1.249          1.438               --
                                                       2005      1.232          1.249               --
                                                       2004      1.168          1.232               --
                                                       2003      1.000          1.168               --

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (5/03).............................................  2007      1.436          1.488               --
                                                       2006      1.257          1.436           59,875
                                                       2005      1.249          1.257           70,733
                                                       2004      1.138          1.249               --
                                                       2003      1.000          1.138               --

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03).............................................  2007      1.608          1.766               --
                                                       2006      1.470          1.608           72,772
                                                       2005      1.394          1.470           78,001
                                                       2004      1.153          1.394               --
                                                       2003      1.000          1.153               --

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      1.497          1.547               --
                                                       2006      1.583          1.497               --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06).............................................  2007      1.252          1.252           26,107
                                                       2006      1.196          1.252           32,412

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2007      1.492          1.560               --
                                                       2006      1.419          1.492           50,964

  MIST BlackRock Large-Cap Core Subaccount (Class E)
  (4/07).............................................  2007      1.547          1.548           12,070

  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06).............................................  2007      1.332          1.285           45,877
                                                       2006      1.258          1.332           51,790

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      1.744          1.684           32,115
                                                       2006      1.593          1.744           64,851

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      1.143          1.453           25,809
                                                       2006      1.122          1.143               --

  MIST Lazard Mid-Cap Subaccount (Class B) (4/07)....  2007      1.288          1.134          124,771

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)............................................  2007      1.084          0.993           35,208
                                                       2006      1.043          1.084          126,390
                                                       2005      0.999          1.043          172,285

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)..................................  2007      1.175          1.187          135,652
                                                       2006      1.024          1.175          117,563
                                                       2005      1.016          1.024               --

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (11/05)............................................  2007      1.130          1.108          108,732
                                                       2006      1.034          1.130           31,465
                                                       2005      1.004          1.034           20,091

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      1.299          1.416            8,567
                                                       2006      1.324          1.299               --

  MIST Met/AIM Small Cap Growth Subaccount (Class A)
  (4/06).............................................  2007      1.283          1.393           37,129
                                                       2006      1.302          1.283           45,354

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.482          3.107               --

  MIST MFS(R) Research International Subaccount
  (Class B) (11/05)..................................  2007      1.307          1.442           14,411
                                                       2006      1.059          1.307           15,128
                                                       2005      1.004          1.059           15,823

  MIST MFS(R) Value Subaccount (Class A) (4/06)......  2007      1.582          1.658           24,876
                                                       2006      1.441          1.582           35,655

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/07)..........................................  2007      2.039          1.663           53,673

  MIST Neuberger Berman Real Estate Subaccount (Class
  B) (11/05).........................................  2007      1.439          1.192            4,787
                                                       2006      1.074          1.439            4,858
                                                       2005      1.038          1.074            4,461

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class A) (4/07)...................................  2007      0.990          1.041           46,670

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)..................................  2007      0.977          1.055               --
                                                       2006      0.999          0.977           47,574
                                                       2005      0.995          0.999           91,297

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)............................................  2007      1.029          1.079           61,744
                                                       2006      1.011          1.029          108,436
                                                       2005      0.996          1.011           90,616

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2007      1.421          1.453           17,578
                                                       2006      1.330          1.421           17,542

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06).............................................  2007      1.184          1.303               --
                                                       2006      1.133          1.184          164,607

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (11/06).........................................  2007      1.507          1.424           20,305
                                                       2006      1.477          1.507           15,892

  MIST Van Kampen Comstock Subaccount (Class B)
  (11/05)............................................  2007      1.141          1.084           14,472
                                                       2006      1.009          1.141           19,805
                                                       2005      1.000          1.009           14,249

  MIST Van Kampen Mid-Cap Growth Subaccount (Class B)
  (11/05)............................................  2007      1.090          1.311           12,526
                                                       2006      1.032          1.090           39,754
                                                       2005      1.025          1.032           31,138

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.290          1.513           46,889
                                                       2006      1.330          1.290           74,015

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06).............................................  2007      1.035          1.070          279,213
                                                       2006      1.004          1.035          374,974

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07)..........................................  2007      1.133          1.066               --

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.274          1.290            7,457
                                                       2006      1.266          1.274            7,269

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.314          1.333           56,036
                                                       2006      1.290          1.314           76,046

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.102          1.119               --
                                                       2006      1.038          1.102               --

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.062          1.129          170,324
                                                       2006      0.998          1.062          190,694

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2007      1.063          1.082            4,910
                                                       2006      1.034          1.063           30,547

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)......................................  2007      0.970          0.986               --
                                                       2006      0.988          0.970           68,654
                                                       2005      1.000          0.988           67,374

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.055          1.118          355,970
                                                       2006      1.043          1.055          545,233
                                                       2005      1.045          1.043          773,105
                                                       2004      1.022          1.045               --
                                                       2003      1.000          1.022               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2007      1.332          1.432               --
                                                       2006      1.231          1.332               --
                                                       2005      1.178          1.231               --
                                                       2004      1.124          1.178               --
                                                       2003      1.000          1.124               --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      1.814          1.958               --
                                                       2006      1.458          1.814               --
                                                       2005      1.334          1.458               --
                                                       2004      1.178          1.334               --
                                                       2003      1.000          1.178               --

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01).............................................  2007      1.809          1.925               --
                                                       2006      1.582          1.809           12,941
                                                       2005      1.517          1.582           16,485
                                                       2004      1.234          1.517               --
                                                       2003      1.000          1.234               --

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98).............................................  2006      1.247          1.324               --
                                                       2005      1.177          1.247               --
                                                       2004      1.134          1.177               --
                                                       2003      1.000          1.134               --

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98).............................................  2006      1.454          1.583               --
                                                       2005      1.327          1.454               --
                                                       2004      1.170          1.327               --
                                                       2003      1.000          1.170               --

  Travelers Equity Income Subaccount (5/03)..........  2006      1.232          1.290               --
                                                       2005      1.210          1.232           74,651
                                                       2004      1.130          1.210               --
                                                       2003      1.000          1.130               --

  Travelers Federated High Yield Subaccount (5/02)...  2006      1.170          1.196               --
                                                       2005      1.171          1.170           33,324
                                                       2004      1.089          1.171               --
                                                       2003      1.000          1.089               --

  Travelers Large Cap Subaccount (8/98)..............  2006      1.232          1.266               --
                                                       2005      1.164          1.232            6,431
                                                       2004      1.121          1.164               --
                                                       2003      1.000          1.121               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Managed Income Subaccount (7/98).........  2006      1.017          1.004               --
                                                       2005      1.029          1.017          353,530
                                                       2004      1.027          1.029               --
                                                       2003      1.000          1.027               --

  Travelers Mercury Large Cap Core Subaccount
  (11/98)............................................  2006      1.341          1.419               --
                                                       2005      1.228          1.341           55,880
                                                       2004      1.087          1.228               --
                                                       2003      1.000          1.087               --

  Travelers MFS(R) Mid Cap Growth Subaccount (5/00)..  2006      1.261          1.330               --
                                                       2005      1.256          1.261           76,921
                                                       2004      1.130          1.256               --
                                                       2003      1.000          1.130               --

  Travelers MFS(R) Total Return Subaccount (11/05)...  2006      1.009          1.038               --
                                                       2005      1.000          1.009               --

  Travelers MFS(R) Value Subaccount (11/98)..........  2006      1.338          1.441               --
                                                       2005      1.290          1.338           39,417
                                                       2004      1.141          1.290               --
                                                       2003      1.000          1.141               --

  Travelers Mondrian International Stock Subaccount
  (7/98).............................................  2006      1.392          1.593               --
                                                       2005      1.304          1.392           70,538
                                                       2004      1.156          1.304               --
                                                       2003      1.000          1.156               --

  Travelers Pioneer Fund Subaccount (5/03)...........  2006      1.258          1.330               --
                                                       2005      1.218          1.258           17,208
                                                       2004      1.125          1.218               --
                                                       2003      1.000          1.125               --

  Travelers Pioneer Mid Cap Value Subaccount (5/05)..  2006      1.080          1.133               --
                                                       2005      1.016          1.080          167,456

  Travelers Strategic Equity Subaccount (5/01).......  2006      1.190          1.238               --
                                                       2005      1.197          1.190               --
                                                       2004      1.114          1.197               --
                                                       2003      1.000          1.114               --

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)..................................  2006      1.134          1.302               --
                                                       2005      1.000          1.134           51,299

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)..................................  2006      1.100          1.258               --
                                                       2005      1.009          1.100           50,690

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers U.S. Government Securities Subaccount
  (8/98).............................................  2006      1.076          1.034               --
                                                       2005      1.058          1.076           77,547
                                                       2004      1.023          1.058               --
                                                       2003      1.000          1.023               --

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).........................................  2007      1.214          1.379            8,674
                                                       2006      1.214          1.214            9,297
                                                       2005      1.157          1.214            8,539
                                                       2004      1.112          1.157               --
                                                       2003      1.000          1.112               --

Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98).................................  2007      1.742          1.685               --
                                                       2006      1.545          1.742               --
                                                       2005      1.361          1.545               --
                                                       2004      1.196          1.361               --
                                                       2003      1.000          1.196               --




* We are currently waiving a portion of the Mortality and Expense Risk charge for this Subaccount. Please see "Fee Table -- Annual Separate Account Charges" for more information.

The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.

Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2007.

Number of Units Outstanding at the end of the year may include units for Contracts in payout phase.

Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2007 are displayed below. Please see Appendix C for more information on Variable Funding Option mergers, substitutions and other changes.

Effective on or about 02/25/2005, The Travelers Series Trust-MFS Emerging Growth Portfolio merged into The Travelers Series Trust-MFS Mid Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, AIM Variable Insurance Fund-AIM V.I. Premier Equity Fund merged into AIM Variable Insurance Fund-AIM V.I. Core Equity Fund and is no longer available as a funding option.

Effective on or about 05/01/2006, Alliance Bernstein Variable Products Series Fund-AllianceBernstein Growth and Income Portfolio was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Alliance Bernstein Variable Products Series Fund-AllianceBernstein Large Cap Growth Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Capital Appreciation Fund merged into Met Investors Series Trust-Janus Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Franklin Templeton Variable Insurance Products Trust-Mutual Shares Securities Fund was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Delaware VIP Trust-Delaware VIP REIT Series was replaced by Met Investors Series Trust-Neuberger Berman Real Estate Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Janus Aspen Series-Janus Aspen Series Growth and Income Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-AIM Capital Appreciation Portfolio merged into Met Investors Series Trust-Met/AIM Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Disciplined Mid Cap Stock Portfolio merged into Met Investors Series Trust-Batterymarch Mid-Cap Stock Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Equity Income Portfolio merged into Metropolitan Series Fund, Inc.-FI Value Leaders Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Federated High Yield Portfolio merged into Met Investors Series Trust-Federated High Yield Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Large Cap Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Mercury Large Cap Core Portfolio merged into Met Investors Series Trust-Mercury Large-Cap Core Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Mid Cap Growth Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Aggressive Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Total Return Portfolio merged into Metropolitan Series Fund, Inc.-MFS(R) Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Value Portfolio merged into Met Investors Series Trust-MFS(R) Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Mondrian International Stock Portfolio merged into Met Investors Series Trust-Harris Oakmark International Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Pioneer Fund Portfolio merged into Met Investors Series Trust-Pioneer Fund Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Pioneer Mid-Cap Value Portfolio merged into Met Investors Series Trust-Pioneer Mid-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Strategic Equity Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Style Focus Series:
Small Cap Growth Portfolio merged into Met Investors Series Trust-Met/AIM Small Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Style Focus Series:
Small Cap Value Portfolio merged into Met Investors Series Trust-Dreman Small-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Travelers Managed Income Portfolio merged into Metropolitan Series Fund, Inc..-BlackRock Bond Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-U.S. Government Securities Portfolio merged into Metropolitan Series Fund, Inc.-Western Asset Management U.S. Government Portfolio and is no longer available as a funding option.

Effective on or about 11/13/2006, Lazard Retirement Series, Inc.-Lazard Retirement Small Cap Portfolio was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, AIM Variable Insurance Funds-AIM V.I. Core Equity Fund was replaced by Metropolitan Series Fund, Inc.-Capital Guardian U.S. Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Credit Suisse Trust-Credit Suisse Trust Emerging Markets Portfolio was replaced by Met Investors Series Trust-MFS(R) Emerging Markets Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios I, Inc.-Legg Mason Partners Variable All Cap Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Fundamental Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios V-Legg Mason Partners Variable Small Cap Growth Opportunities Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Small Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Lord Abbett Series Fund, Inc.-Lord Abbett Growth and Income Portfolio was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Lord Abbett Series Fund, Inc.-Lord Abbett Mid-Cap Value Portfolio was replaced by Met Investors Series Trust-Lord Abbett Mid-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Met Investors Series Trust-BlackRock Large-Cap Core Portfolio -- Class A was exchanged for Met Investors Series Trust-BlackRock Large-Cap Core Portfolio -- Class E and is no longer available as a funding option.

Effective on or about 04/30/2007, Met Investors Series Trust-Pioneer Mid-Cap Value Portfolio merged into Met Investors Series Trust-Lazard Mid-Cap Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, PIMCO Variable Insurance Trust-Real Return Portfolio was replaced by Met Investors Series Trust-PIMCO Inflation Protected Bond Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Putnam Variable Trust-Putnam VT International Equity Fund was replaced by Met Investors Series Trust-MFS(R) Research International Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Putnam Variable Trust-Putnam VT Small Cap Value Fund was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 11/12/2007, Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Multiple Discipline Portfolio -- Large Cap Growth and Value merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Appreciation Portfolio and is no longer available as a funding option.

                                   APPENDIX B

--------------------------------------------------------------------------------

                         CONDENSED FINANCIAL INFORMATION

         FOR METLIFE OF CT SEPARATE ACCOUNT TM II FOR VARIABLE ANNUITIES
                      ACCUMULATION UNIT VALUES (IN DOLLARS)

The following Accumulation Unit Value ("AUV") information should be read in conjunction with the Separate Account's audited financial statement and notes, which are included in the Statement of Additional Information ("SAI"). The first table provides the AUV information for the MINIMUM Separate Account Charge available under the contract. The second table provides the AUV information for the MAXIMUM Separate Account Charge available under the contract. Please refer to the Fee Table section of this prospectus for more information on Separate Account Charges.

              MARQUIS PORTFOLIOS -- SEPARATE ACCOUNT CHARGES 1.70%

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.079          1.155                 --
                                                       2006      1.000          1.079            316,791

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01).............................................  2006      0.804          0.845                 --
                                                       2005      0.774          0.804            673,244
                                                       2004      0.745          0.774            803,813
                                                       2003      0.606          0.745            936,508
                                                       2002      0.883          0.606            886,637
                                                       2001      1.000          0.883            388,401

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01)...................................  2006      1.032          1.078                 --
                                                       2005      1.004          1.032          4,844,668
                                                       2004      0.918          1.004          5,765,024
                                                       2003      0.706          0.918          6,400,024
                                                       2002      0.924          0.706          6,384,732
                                                       2001      1.000          0.924          3,476,961

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01)...................................  2006      0.847          0.827                 --
                                                       2005      0.750          0.847          1,936,366
                                                       2004      0.704          0.750          1,779,967
                                                       2003      0.580          0.704          1,916,658
                                                       2002      0.854          0.580          1,707,293
                                                       2001      1.000          0.854          1,538,779

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2007      1.916          2.163          2,193,185
                                                       2006      1.618          1.916          2,243,286
                                                       2005      1.443          1.618          1,735,320
                                                       2004      1.293          1.443          1,235,681
                                                       2003      1.000          1.293            412,281

  American Funds Growth Subaccount (Class 2) (5/03)..  2007      1.706          1.884          5,968,203
                                                       2006      1.574          1.706          5,676,697
                                                       2005      1.378          1.574          5,141,825
                                                       2004      1.246          1.378          4,017,815
                                                       2003      1.000          1.246          2,140,832

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2007      1.599          1.652          5,408,930
                                                       2006      1.412          1.599          6,305,029
                                                       2005      1.357          1.412          6,864,596
                                                       2004      1.251          1.357          6,571,577
                                                       2003      1.000          1.251          2,718,996

Capital Appreciation Fund
  Capital Appreciation Fund (5/05)...................  2006      1.144          1.132                 --
                                                       2005      1.000          1.144             82,050

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98).............................................  2007      2.209          2.313                 --
                                                       2006      1.695          2.209            908,884
                                                       2005      1.348          1.695          1,369,349
                                                       2004      1.097          1.348          1,864,234
                                                       2003      0.781          1.097          2,272,993
                                                       2002      0.898          0.781          2,672,774
                                                       2001      1.012          0.898          3,008,083
                                                       2000      1.503          1.012          2,838,716
                                                       1999      0.843          1.503          1,105,585
                                                       1998      1.000          0.843            617,918

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98).............................................  2007      3.045          3.207                 --
                                                       2006      2.335          3.045          2,415,992
                                                       2005      2.216          2.335          3,143,190
                                                       2004      1.716          2.216          3,952,961
                                                       2003      1.302          1.716          4,795,634
                                                       2002      1.267          1.302          5,233,628
                                                       2001      1.185          1.267          4,636,847
                                                       2000      0.917          1.185          4,076,268
                                                       1999      0.958          0.917          2,708,375
                                                       1998      1.000          0.958          1,203,931

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98).....................................  2007      2.285          2.097          2,134,823
                                                       2006      2.000          2.285          2,610,472
                                                       2005      1.859          2.000          3,513,199
                                                       2004      1.556          1.859          4,234,644
                                                       2003      1.115          1.556          4,953,948
                                                       2002      1.201          1.115          4,836,885
                                                       2001      1.093          1.201          4,355,639
                                                       2000      0.940          1.093          3,452,988
                                                       1999      1.005          0.940          2,494,324
                                                       1998      1.000          1.005            997,680

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98).....................................  2007      1.220          1.284          4,341,041
                                                       2006      1.065          1.220          5,371,317
                                                       2005      1.038          1.065          6,650,517
                                                       2004      1.005          1.038          8,396,362
                                                       2003      0.844          1.005          9,443,487
                                                       2002      1.030          0.844          9,780,653
                                                       2001      1.156          1.030         11,083,820
                                                       2000      1.183          1.156         11,541,680
                                                       1999      1.080          1.183          9,234,694
                                                       1998      1.000          1.080          3,607,198

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (9/98).....................................  2007      1.478          1.292          2,352,274
                                                       2006      1.448          1.478          3,695,875
                                                       2005      1.392          1.448          4,992,744
                                                       2004      1.272          1.392          6,747,566
                                                       2003      0.982          1.272          8,423,132
                                                       2002      1.235          0.982          9,826,797
                                                       2001      1.339          1.235         10,848,294
                                                       2000      1.202          1.339          8,838,471
                                                       1999      0.992          1.202          4,819,089
                                                       1998      1.000          0.992         11,692,226

Fidelity(R) Variable Insurance Products
  VIP Mid Cap Subaccount (Service Class 2) (5/01)....  2007      1.939          2.199          1,441,152
                                                       2006      1.755          1.939          1,632,796
                                                       2005      1.512          1.755          2,547,684
                                                       2004      1.234          1.512          2,550,437
                                                       2003      0.908          1.234          2,518,082
                                                       2002      1.026          0.908          2,260,935
                                                       2001      1.000          1.026            423,144

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).......................  2007      1.434          1.568          2,806,085
                                                       2006      1.342          1.434          3,301,115
                                                       2005      1.302          1.342          4,521,479
                                                       2004      1.188          1.302          5,197,496
                                                       2003      0.881          1.188          6,216,178
                                                       2002      1.256          0.881          6,759,968
                                                       2001      1.508          1.256          8,178,178
                                                       2000      1.837          1.508          7,011,307
                                                       1999      1.072          1.837          3,616,359
                                                       1998      1.000          1.072          1,140,671

  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.249          1.453                 --
                                                       2005      1.149          1.249          1,671,416
                                                       2004      1.037          1.149          1,625,153
                                                       2003      0.843          1.037          1,137,845
                                                       2002      1.000          0.843            500,854

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (11/98).......................  2007      2.647          3.352          1,617,800
                                                       2006      2.102          2.647          2,059,049
                                                       2005      1.678          2.102          2,564,034
                                                       2004      1.368          1.678          2,654,043
                                                       2003      0.910          1.368          3,248,308
                                                       2002      0.927          0.910          3,171,808
                                                       2001      1.025          0.927          3,801,879
                                                       2000      1.535          1.025          2,997,201
                                                       1999      1.018          1.535          1,581,452
                                                       1998      1.000          1.018            553,203

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98)...................................  2007      1.406          1.596          8,054,146
                                                       2006      1.178          1.406         10,295,541
                                                       2005      1.087          1.178         12,160,433
                                                       2004      0.933          1.087         12,052,813
                                                       2003      0.718          0.933         12,816,765
                                                       2002      0.896          0.718         12,560,850
                                                       2001      1.086          0.896         13,698,000
                                                       2000      1.131          1.086         11,852,349
                                                       1999      0.934          1.131         16,064,588
                                                       1998      1.000          0.934          3,208,623

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00).....................................  2006      0.813          0.869                 --
                                                       2005      0.737          0.813          1,781,340
                                                       2004      0.672          0.737          2,319,141
                                                       2003      0.553          0.672          2,857,638
                                                       2002      0.719          0.553          3,472,994
                                                       2001      0.846          0.719          4,690,847
                                                       2000      1.000          0.846          3,948,994

  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)............................  2007      1.247          1.569          3,784,405
                                                       2006      0.865          1.247          5,295,395
                                                       2005      0.667          0.865          7,409,103
                                                       2004      0.571          0.667          9,647,611
                                                       2003      0.432          0.571         11,731,586
                                                       2002      0.592          0.432         13,654,878
                                                       2001      0.786          0.592         17,792,716
                                                       2000      1.000          0.786         12,468,964

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00).....................................  2007      0.543          0.650          3,260,669
                                                       2006      0.488          0.543          4,197,517
                                                       2005      0.443          0.488          5,629,468
                                                       2004      0.374          0.443          7,701,711
                                                       2003      0.282          0.374         10,946,512
                                                       2002      0.399          0.282         13,232,485
                                                       2001      0.673          0.399         16,270,771
                                                       2000      1.000          0.673          9,922,978

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)......  2006      1.540          1.726                 --
                                                       2005      1.506          1.540             83,698
                                                       2004      1.333          1.506             63,349
                                                       2003      1.000          1.333             45,922

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (5/00).............................................  2007      1.069          1.066          9,245,267
                                                       2006      0.999          1.069         11,491,055
                                                       2005      0.910          0.999         14,066,304
                                                       2004      0.842          0.910         16,674,422
                                                       2003      0.637          0.842         18,169,599
                                                       2002      0.961          0.637         17,667,518
                                                       2001      1.019          0.961         15,447,962
                                                       2000      1.000          1.019          6,521,820

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Appreciation Subaccount (Class I) (5/01)....  2007      1.153          1.229          3,708,032
                                                       2006      1.021          1.153          4,607,629
                                                       2005      0.996          1.021          5,828,321
                                                       2004      0.931          0.996          6,174,842
                                                       2003      0.760          0.931          5,768,612
                                                       2002      0.938          0.760          4,330,558
                                                       2001      1.000          0.938          1,674,614

  LMPVET Appreciation Subaccount (Class II) (11/07)..  2007      1.207          1.204             79,168

  LMPVET Capital Subaccount (5/04)...................  2007      1.208          1.209            507,516
                                                       2006      1.081          1.208            546,709
                                                       2005      1.045          1.081            963,524
                                                       2004      1.001          1.045          1,013,870

  LMPVET Dividend Strategy Subaccount (5/02).........  2007      1.131          1.184          1,115,740
                                                       2006      0.975          1.131          1,356,995
                                                       2005      0.994          0.975          1,456,221
                                                       2004      0.978          0.994          1,239,310
                                                       2003      0.806          0.978            974,866
                                                       2002      1.000          0.806            491,361

  LMPVET Fundamental Value Subaccount (Class I)
  (5/01).............................................  2007      1.220          1.214          9,408,032
                                                       2006      1.062          1.220          8,595,307
                                                       2005      1.031          1.062         10,101,775
                                                       2004      0.969          1.031         11,761,427
                                                       2003      0.711          0.969         12,105,628
                                                       2002      0.919          0.711         12,830,574
                                                       2001      1.000          0.919          6,421,437

  LMPVET Global Equity Subaccount (5/04).............  2007      1.272          1.312            358,306
                                                       2006      1.123          1.272            391,118
                                                       2005      1.072          1.123            422,578
                                                       2004      0.998          1.072            210,907

  LMPVET Investors Subaccount (Class I) (10/98)......  2007      1.580          1.614          7,301,061
                                                       2006      1.359          1.580          8,865,228
                                                       2005      1.298          1.359         10,949,084
                                                       2004      1.196          1.298         13,180,583
                                                       2003      0.919          1.196         14,753,346
                                                       2002      1.215          0.919         16,296,829
                                                       2001      1.289          1.215         18,303,758
                                                       2000      1.138          1.289         10,810,997
                                                       1999      1.036          1.138          7,439,494
                                                       1998      1.000          1.036          2,216,940

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Large Cap Growth Subaccount (Class I)
  (8/98).............................................  2007      1.327          1.374         17,686,701
                                                       2006      1.291          1.327         22,458,466
                                                       2005      1.248          1.291         26,712,945
                                                       2004      1.265          1.248         32,104,628
                                                       2003      0.872          1.265         34,959,587
                                                       2002      1.179          0.872         37,813,309
                                                       2001      1.371          1.179         40,179,549
                                                       2000      1.498          1.371         34,728,875
                                                       1999      1.165          1.498         20,512,758
                                                       1998      1.000          1.165          5,546,493

  LMPVET Mid Cap Core Subaccount (Class I) (5/01)....  2007      1.239          1.305          3,002,122
                                                       2006      1.098          1.239          3,717,264
                                                       2005      1.031          1.098          4,713,472
                                                       2004      0.949          1.031          5,454,818
                                                       2003      0.744          0.949          5,515,565
                                                       2002      0.936          0.744          4,813,912
                                                       2001      1.000          0.936          2,148,792

  LMPVET Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)............................  2007      1.168          1.188                 --
                                                       2006      1.058          1.168             81,021
                                                       2005      1.039          1.058             78,466
                                                       2004      1.000          1.039            107,415

  LMPVET Small Cap Growth Subaccount (Class I)
  (11/05)............................................  2007      1.148          1.242          1,173,421
                                                       2006      1.036          1.148            458,210
                                                       2005      1.010          1.036             10,921

Legg Mason Partners Variable Income Trust
  LMPVIT Adjustable Rate Income Subaccount (5/04)....  2007      1.025          1.022            582,817
                                                       2006      1.002          1.025            684,456
                                                       2005      0.995          1.002            888,097
                                                       2004      1.000          0.995            831,322

  LMPVIT Global High Yield Bond Subaccount (Class I)
  (11/05)............................................  2007      1.101          1.082            327,784
                                                       2006      1.012          1.101            148,385
                                                       2005      1.000          1.012             38,953

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVIT High Income Subaccount (8/98)...............  2007      1.168          1.152          6,324,885
                                                       2006      1.070          1.168          8,367,972
                                                       2005      1.061          1.070         10,620,168
                                                       2004      0.977          1.061         14,568,733
                                                       2003      0.779          0.977         17,293,158
                                                       2002      0.819          0.779         17,060,498
                                                       2001      0.866          0.819         19,872,625
                                                       2000      0.958          0.866         17,409,472
                                                       1999      0.949          0.958         11,849,075
                                                       1998      1.000          0.949          4,153,841

  LMPVIT Money Market Subaccount (9/98)..............  2007      1.127          1.163          9,995,560
                                                       2006      1.096          1.127         11,588,358
                                                       2005      1.084          1.096         11,799,574
                                                       2004      1.093          1.084         14,228,476
                                                       2003      1.105          1.093         17,203,433
                                                       2002      1.109          1.105         24,522,332
                                                       2001      1.088          1.109         50,263,541
                                                       2000      1.044          1.088         30,154,400
                                                       1999      1.013          1.044         15,470,047
                                                       1998      1.000          1.013         16,945,764

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunities Subaccount
  (Class I) (5/01)...................................  2007      1.252          1.336                 --
                                                       2006      1.128          1.252            903,484
                                                       2005      1.094          1.128          1,141,542
                                                       2004      0.962          1.094          1,309,853
                                                       2003      0.689          0.962          1,401,962
                                                       2002      0.943          0.689          1,392,276
                                                       2001      1.000          0.943            941,855

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).........  2007      1.200          1.259                 --
                                                       2006      1.034          1.200          3,103,813
                                                       2005      1.010          1.034          4,409,244
                                                       2004      0.949          1.010          5,972,085
                                                       2003      0.694          0.949          7,079,942
                                                       2002      0.942          0.694          6,503,977
                                                       2001      1.000          0.942          3,177,228

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (5/03).............................................  2007      1.610          1.673                 --
                                                       2006      1.396          1.610          1,786,286
                                                       2005      1.376          1.396          2,471,050
                                                       2004      1.242          1.376          2,151,149
                                                       2003      1.000          1.242            734,746

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03).............................................  2007      1.800          1.983                 --
                                                       2006      1.631          1.800          1,369,268
                                                       2005      1.533          1.631          1,961,531
                                                       2004      1.257          1.533          1,905,264
                                                       2003      1.000          1.257            819,272

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      1.937          2.020          1,292,593
                                                       2006      2.036          1.937          1,774,823

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06).............................................  2007      1.388          1.401          2,487,258
                                                       2006      1.318          1.388          2,772,364

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2007      1.102          1.156                 --
                                                       2006      1.042          1.102          2,625,467

  MIST BlackRock Large-Cap Core Subaccount (Class E)
  (4/07).............................................  2007      1.146          1.154          2,382,668

  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06).............................................  2007      1.352          1.316            372,997
                                                       2006      1.269          1.352            286,085

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      1.170          1.140         10,130,310
                                                       2006      1.062          1.170         12,591,507

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      1.160          1.487          1,407,543
                                                       2006      1.132          1.160            276,929

  MIST Lazard Mid-Cap Subaccount (Class B) (4/07)....  2007      1.312          1.161            842,558

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)............................................  2007      1.095          1.013          1,672,178
                                                       2006      1.045          1.095          1,396,328
                                                       2005      1.000          1.045            583,755

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)..................................  2007      1.187          1.210          6,383,745
                                                       2006      1.025          1.187          5,901,019
                                                       2005      1.000          1.025             77,951

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (11/05)............................................  2007      1.142          1.129          2,370,128
                                                       2006      1.035          1.142            458,990
                                                       2005      1.000          1.035            119,361

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      1.115          1.227          5,754,298
                                                       2006      1.129          1.115          7,068,689

  MIST Met/AIM Small Cap Growth Subaccount (Class A)
  (4/06).............................................  2007      1.302          1.426            215,789
                                                       2006      1.313          1.302            181,244

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.299          2.895            613,881

  MIST MFS(R) Research International Subaccount
  (Class B) (11/05)..................................  2007      1.320          1.470          3,556,082
                                                       2006      1.061          1.320          1,513,885
                                                       2005      1.000          1.061            161,304

  MIST MFS(R) Value Subaccount (Class A) (4/06)......  2007      1.650          1.746          4,333,605
                                                       2006      1.494          1.650          4,784,159

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/07)..........................................  2007      3.160          2.594          2,080,341

  MIST Neuberger Berman Real Estate Subaccount (Class
  B) (11/05).........................................  2007      1.454          1.215            606,270
                                                       2006      1.075          1.454            328,944
                                                       2005      1.000          1.075             48,338

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class A) (4/07)...................................  2007      1.008          1.067            199,071

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)..................................  2007      0.987          1.075          1,036,008
                                                       2006      1.000          0.987            858,196
                                                       2005      1.000          1.000            181,955

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)............................................  2007      1.040          1.100          3,819,021
                                                       2006      1.012          1.040          3,066,245
                                                       2005      1.000          1.012            387,617

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2007      1.576          1.627            231,964
                                                       2006      1.467          1.576            305,029

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06).............................................  2007      1.202          1.326                 --
                                                       2006      1.143          1.202            539,841

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (11/06).........................................  2007      1.763          1.681            846,019
                                                       2006      1.726          1.763            115,447

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Van Kampen Comstock Subaccount (Class B)
  (12/05)............................................  2007      1.152          1.105            475,553
                                                       2006      1.010          1.152            511,094
                                                       2005      1.013          1.010              7,951

  MIST Van Kampen Mid-Cap Growth Subaccount (Class B)
  (11/05)............................................  2007      1.101          1.336            883,956
                                                       2006      1.033          1.101            900,271
                                                       2005      1.000          1.033             91,348

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      0.583          0.690          9,193,254
                                                       2006      0.598          0.583         11,578,304

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06).............................................  2007      1.221          1.274         25,831,791
                                                       2006      1.177          1.221         28,975,717

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07)..........................................  2007      1.144          1.082            243,076

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.061          1.084          7,830,328
                                                       2006      1.047          1.061          9,957,844

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.480          1.514            598,671
                                                       2006      1.444          1.480            590,865

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.113          1.140            949,106
                                                       2006      1.042          1.113            222,263

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.068          1.146          1,938,527
                                                       2006      0.998          1.068          2,475,167

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2007      1.389          1.427          6,310,797
                                                       2006      1.343          1.389          7,531,608

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)......................................  2007      0.984          1.004                 --
                                                       2006      0.994          0.984            395,155
                                                       2005      1.000          0.994            417,226

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.234          1.319         12,239,713
                                                       2006      1.208          1.234         15,298,134
                                                       2005      1.200          1.208         19,028,747
                                                       2004      1.164          1.200         19,306,139
                                                       2003      1.127          1.164         16,928,856
                                                       2002      1.051          1.127         18,378,464
                                                       2001      1.000          1.051          5,196,919

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2007      0.880          0.954             29,221
                                                       2006      0.806          0.880             36,308
                                                       2005      0.764          0.806             39,446
                                                       2004      0.723          0.764             56,790
                                                       2003      0.557          0.723             99,723
                                                       2002      0.804          0.557            105,503
                                                       2001      1.000          0.804            252,273

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      1.385          1.499                 --
                                                       2006      1.103          1.385          1,334,839
                                                       2005      1.000          1.103          2,025,510
                                                       2004      0.875          1.000          2,435,102
                                                       2003      0.693          0.875          2,815,546
                                                       2002      0.856          0.693          3,088,946
                                                       2001      1.000          0.856          1,329,272

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01).............................................  2007      1.934          2.065                 --
                                                       2006      1.677          1.934            463,699
                                                       2005      1.594          1.677            591,641
                                                       2004      1.284          1.594            803,119
                                                       2003      0.873          1.284          1,034,359
                                                       2002      1.086          0.873          1,009,641
                                                       2001      1.000          1.086            652,686

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98).............................................  2006      1.061          1.129                 --
                                                       2005      0.992          1.061          8,775,521
                                                       2004      0.948          0.992         11,347,708
                                                       2003      0.746          0.948         14,432,405
                                                       2002      0.996          0.746         16,802,401
                                                       2001      1.329          0.996         13,039,537
                                                       2000      1.509          1.329         13,689,850
                                                       1999      1.074          1.509          7,917,069
                                                       1998      1.000          1.074          2,829,493

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98).............................................  2006      1.864          2.036                 --
                                                       2005      1.687          1.864          2,112,772
                                                       2004      1.473          1.687          3,003,415
                                                       2003      1.120          1.473          3,972,368
                                                       2002      1.330          1.120          4,474,489
                                                       2001      1.410          1.330          6,130,457
                                                       2000      1.229          1.410          6,695,493
                                                       1999      1.102          1.229          5,262,368
                                                       1998      1.000          1.102          1,803,332

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Equity Income Subaccount (5/03)..........  2006      1.374          1.444                 --
                                                       2005      1.338          1.374            753,243
                                                       2004      1.239          1.338            664,952
                                                       2003      1.000          1.239            404,329

  Travelers Federated High Yield Subaccount (5/02)...  2006      1.286          1.318                 --
                                                       2005      1.275          1.286          3,645,081
                                                       2004      1.175          1.275          4,121,727
                                                       2003      0.976          1.175          4,478,693
                                                       2002      1.000          0.976          2,246,332

  Travelers Large Cap Subaccount (8/98)..............  2006      1.017          1.047                 --
                                                       2005      0.951          1.017         13,193,936
                                                       2004      0.908          0.951         16,710,061
                                                       2003      0.741          0.908         20,040,536
                                                       2002      0.976          0.741         22,138,586
                                                       2001      1.201          0.976         26,078,528
                                                       2000      1.429          1.201         24,049,820
                                                       1999      1.124          1.429         12,235,302
                                                       1998      1.000          1.124          2,626,893

  Travelers Managed Income Subaccount (7/98).........  2006      1.189          1.177                 --
                                                       2005      1.193          1.189         33,387,976
                                                       2004      1.179          1.193         38,425,430
                                                       2003      1.106          1.179         43,596,461
                                                       2002      1.101          1.106         46,789,996
                                                       2001      1.049          1.101         52,746,610
                                                       2000      0.989          1.049         43,936,884
                                                       1999      0.997          0.989         29,609,709
                                                       1998      1.000          0.997          9,136,205

  Travelers Mercury Large Cap Core Subaccount
  (11/98)............................................  2006      0.981          1.042                 --
                                                       2005      0.891          0.981          2,956,342
                                                       2004      0.782          0.891          3,684,842
                                                       2003      0.656          0.782          4,644,328
                                                       2002      0.892          0.656          5,607,452
                                                       2001      1.170          0.892          6,795,161
                                                       2000      1.260          1.170          7,319,138
                                                       1999      1.036          1.260          5,602,395
                                                       1998      1.000          1.036          1,147,635

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers MFS(R) Mid Cap Growth Subaccount (5/00)..  2006      0.565          0.598                 --
                                                       2005      0.558          0.565         14,671,344
                                                       2004      0.497          0.558         16,689,714
                                                       2003      0.369          0.497         18,965,569
                                                       2002      0.734          0.369         19,149,188
                                                       2001      0.978          0.734         15,757,040
                                                       2000      1.000          0.978          7,778,010

  Travelers MFS(R) Total Return Subaccount (11/05)...  2006      1.010          1.042                 --
                                                       2005      1.000          1.010              6,399

  Travelers MFS(R) Value Subaccount (11/98)..........  2006      1.383          1.494                 --
                                                       2005      1.321          1.383          5,996,551
                                                       2004      1.159          1.321          7,215,447
                                                       2003      0.946          1.159         10,199,982
                                                       2002      1.108          0.946         10,529,874
                                                       2001      1.116          1.108          9,787,956
                                                       2000      1.017          1.116          7,279,135
                                                       1999      0.985          1.017          7,026,564
                                                       1998      1.000          0.985          2,138,258

  Travelers Mondrian International Stock Subaccount
  (7/98).............................................  2006      0.925          1.062                 --
                                                       2005      0.859          0.925         16,779,925
                                                       2004      0.755          0.859         20,291,898
                                                       2003      0.597          0.755         23,795,351
                                                       2002      0.698          0.597         24,811,387
                                                       2001      0.962          0.698         26,495,747
                                                       2000      1.104          0.962         23,431,580
                                                       1999      0.923          1.104         15,199,353
                                                       1998      1.000          0.923          5,353,658

  Travelers Pioneer Fund Subaccount (5/03)...........  2006      1.383          1.467                 --
                                                       2005      1.327          1.383            397,300
                                                       2004      1.214          1.327            308,111
                                                       2003      1.000          1.214            112,020

  Travelers Pioneer Mid Cap Value Subaccount (5/05)..  2006      1.086          1.143                 --
                                                       2005      1.000          1.086            140,411

  Travelers Strategic Equity Subaccount (5/01).......  2006      0.756          0.788                 --
                                                       2005      0.753          0.756            827,033
                                                       2004      0.695          0.753          1,042,886
                                                       2003      0.533          0.695          1,112,984
                                                       2002      0.817          0.533          1,201,346
                                                       2001      1.000          0.817            631,165

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)..................................  2006      1.141          1.313                 --
                                                       2005      1.000          1.141             80,678

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)..................................  2006      1.106          1.269                 --
                                                       2005      1.000          1.106             20,807

  Travelers U.S. Government Securities Subaccount
  (8/98).............................................  2006      1.394          1.343                 --
                                                       2005      1.359          1.394          8,212,409
                                                       2004      1.302          1.359          9,571,155
                                                       2003      1.289          1.302         11,809,144
                                                       2002      1.154          1.289         17,746,645
                                                       2001      1.109          1.154         14,184,591
                                                       2000      0.986          1.109         10,402,283
                                                       1999      1.046          0.986          6,962,624
                                                       1998      1.000          1.046          2,467,008

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).........................................  2007      0.753          0.864            164,034
                                                       2006      0.747          0.753            219,698
                                                       2005      0.706          0.747            249,215
                                                       2004      0.672          0.706            323,150
                                                       2003      0.538          0.672            555,104
                                                       2002      0.813          0.538            552,800
                                                       2001      1.000          0.813            531,538

Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98).................................  2007      1.650          1.611          1,120,183
                                                       2006      1.450          1.650          1,307,513
                                                       2005      1.266          1.450          1,645,955
                                                       2004      1.103          1.266          2,168,329
                                                       2003      0.811          1.103          2,610,325
                                                       2002      1.073          0.811          2,896,144
                                                       2001      1.048          1.073          3,655,838
                                                       2000      0.989          1.048          3,760,800
                                                       1999      1.035          0.989          3,899,036
                                                       1998      1.000          1.035          1,223,602




              MARQUIS PORTFOLIOS -- SEPARATE ACCOUNT CHARGES 2.60%

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------
AIM Variable Insurance Funds
  AIM V.I. Core Equity Subaccount (Series I) (4/06)..  2007      1.073          1.145               --
                                                       2006      1.000          1.073               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  AIM V.I. Premier Equity Subaccount (Series I)
  (5/01).............................................  2006      1.177          1.232               --
                                                       2005      1.144          1.177               --
                                                       2004      1.110          1.144               --
                                                       2003      1.000          1.110               --

AllianceBernstein Variable Products Series Fund, Inc.
  AllianceBernstein Growth and Income Subaccount
  (Class B) (5/01)...................................  2006      1.234          1.286               --
                                                       2005      1.211          1.234           60,926
                                                       2004      1.118          1.211               --
                                                       2003      1.000          1.118               --

  AllianceBernstein Large-Cap Growth Subaccount
  (Class B) (5/01)...................................  2006      1.288          1.247               --
                                                       2005      1.151          1.288           18,487
                                                       2004      1.091          1.151               --
                                                       2003      1.000          1.091               --

American Funds Insurance Series
  American Funds Global Growth Subaccount (Class 2)
  (5/03).............................................  2007      1.709          1.912          249,335
                                                       2006      1.457          1.709          294,133
                                                       2005      1.310          1.457          357,017
                                                       2004      1.185          1.310               --
                                                       2003      1.000          1.185               --

  American Funds Growth Subaccount (Class 2) (5/03)..  2007      1.528          1.673          437,334
                                                       2006      1.423          1.528          516,595
                                                       2005      1.257          1.423          513,057
                                                       2004      1.147          1.257               --
                                                       2003      1.000          1.147               --

  American Funds Growth-Income Subaccount (Class 2)
  (5/03).............................................  2007      1.425          1.458          416,778
                                                       2006      1.269          1.425          397,568
                                                       2005      1.231          1.269          421,999
                                                       2004      1.144          1.231               --
                                                       2003      1.000          1.144               --

Capital Appreciation Fund
  Capital Appreciation Fund (5/05)...................  2006      1.138          1.122               --
                                                       2005      1.000          1.138           10,681

Credit Suisse Trust
  Credit Suisse Trust Emerging Markets Subaccount
  (7/98).............................................  2007      2.392          2.498               --
                                                       2006      1.853          2.392               --
                                                       2005      1.486          1.853               --
                                                       2004      1.221          1.486               --
                                                       2003      1.000          1.221               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Delaware VIP Trust
  Delaware VIP REIT Subaccount (Standard Class)
  (8/98).............................................  2007      1.971          2.070               --
                                                       2006      1.525          1.971           68,860
                                                       2005      1.460          1.525          116,685
                                                       2004      1.141          1.460               --
                                                       2003      1.000          1.141               --

  Delaware VIP Small Cap Value Subaccount (Standard
  Class) (11/98).....................................  2007      1.694          1.541           74,068
                                                       2006      1.496          1.694           72,880
                                                       2005      1.403          1.496           92,651
                                                       2004      1.186          1.403               --
                                                       2003      1.000          1.186               --

Dreyfus Variable Investment Fund
  Dreyfus VIF Appreciation Subaccount (Initial
  Shares) (8/98).....................................  2007      1.311          1.368               --
                                                       2006      1.155          1.311               --
                                                       2005      1.136          1.155            3,490
                                                       2004      1.110          1.136               --
                                                       2003      1.000          1.110               --

  Dreyfus VIF Developing Leaders Subaccount (Initial
  Shares) (9/98).....................................  2007      1.296          1.123            5,533
                                                       2006      1.282          1.296            5,535
                                                       2005      1.243          1.282           15,549
                                                       2004      1.146          1.243               --
                                                       2003      1.000          1.146               --

Fidelity(R) Variable Insurance Products
  VIP Mid Cap Subaccount (Service Class 2) (5/01)....  2007      1.829          2.055           60,248
                                                       2006      1.670          1.829           77,448
                                                       2005      1.452          1.670           94,822
                                                       2004      1.195          1.452               --
                                                       2003      1.000          1.195               --

Franklin Templeton Variable Insurance Products Trust
  FTVIPT Franklin Small-Mid Cap Growth Securities
  Subaccount (Class 2) (12/98).......................  2007      1.398          1.515           11,410
                                                       2006      1.320          1.398           13,410
                                                       2005      1.293          1.320           13,685
                                                       2004      1.190          1.293               --
                                                       2003      1.000          1.190               --

  FTVIPT Mutual Shares Securities Subaccount (Class
  2) (5/02)..........................................  2006      1.318          1.521               --
                                                       2005      1.224          1.318          155,302
                                                       2004      1.115          1.224               --
                                                       2003      1.000          1.115               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  FTVIPT Templeton Developing Markets Securities
  Subaccount (Class 2) (11/98).......................  2007      2.373          2.978           38,508
                                                       2006      1.901          2.373           57,043
                                                       2005      1.531          1.901           75,953
                                                       2004      1.260          1.531               --
                                                       2003      1.000          1.260               --

  FTVIPT Templeton Foreign Securities Subaccount
  (Class 2) (8/98)...................................  2007      1.721          1.936          201,858
                                                       2006      1.454          1.721          238,806
                                                       2005      1.355          1.454          276,878
                                                       2004      1.173          1.355               --
                                                       2003      1.000          1.173               --

Janus Aspen Series
  Janus Aspen Growth and Income Subaccount (Service
  Shares) (5/00).....................................  2006      1.332          1.420               --
                                                       2005      1.219          1.332           22,643
                                                       2004      1.120          1.219               --
                                                       2003      1.000          1.120               --

  Janus Aspen International Growth Subaccount
  (Service Shares) (5/00)............................  2007      2.588          3.228               --
                                                       2006      1.811          2.588               --
                                                       2005      1.409          1.811               --
                                                       2004      1.218          1.409               --
                                                       2003      1.000          1.218               --

  Janus Aspen Mid Cap Growth Subaccount (Service
  Shares) (5/00).....................................  2007      1.612          1.912           13,932
                                                       2006      1.460          1.612           19,873
                                                       2005      1.337          1.460           24,047
                                                       2004      1.139          1.337               --
                                                       2003      1.000          1.139               --

Lazard Retirement Series, Inc.
  Lazard Retirement Small Cap Subaccount (5/03)......  2006      1.328          1.477               --
                                                       2005      1.310          1.328           49,652
                                                       2004      1.171          1.310               --
                                                       2003      1.000          1.171               --

Legg Mason Partners Variable Equity Trust
  LMPVET Aggressive Growth Subaccount (Class I)
  (5/00).............................................  2007      1.400          1.385          109,690
                                                       2006      1.321          1.400          144,605
                                                       2005      1.214          1.321          210,796
                                                       2004      1.134          1.214               --
                                                       2003      1.000          1.134               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Appreciation Subaccount (Class I) (5/01)....  2007      1.346          1.422           35,890
                                                       2006      1.203          1.346           39,483
                                                       2005      1.184          1.203          118,573
                                                       2004      1.117          1.184               --
                                                       2003      1.000          1.117               --

  LMPVET Appreciation Subaccount (Class II) (11/07)..  2007      1.169          1.165            5,024

  LMPVET Capital Subaccount (5/04)...................  2007      1.179          1.170           85,366
                                                       2006      1.065          1.179          193,245
                                                       2005      1.039          1.065          192,530
                                                       2004      1.001          1.039               --

  LMPVET Dividend Strategy Subaccount (5/02).........  2007      1.237          1.283           70,712
                                                       2006      1.077          1.237           72,246
                                                       2005      1.107          1.077           86,233
                                                       2004      1.099          1.107               --
                                                       2003      1.000          1.099               --

  LMPVET Fundamental Value Subaccount (Class I)
  (5/01).............................................  2007      1.429          1.410           55,049
                                                       2006      1.256          1.429           61,149
                                                       2005      1.230          1.256           50,174
                                                       2004      1.166          1.230               --
                                                       2003      1.000          1.166               --

  LMPVET Global Equity Subaccount (5/04).............  2007      1.242          1.269               --
                                                       2006      1.106          1.242           29,912
                                                       2005      1.066          1.106           30,019
                                                       2004      0.998          1.066               --

  LMPVET Investors Subaccount (Class I) (10/98)......  2007      1.472          1.490            7,397
                                                       2006      1.278          1.472            7,331
                                                       2005      1.231          1.278           26,982
                                                       2004      1.145          1.231               --
                                                       2003      1.000          1.145               --

  LMPVET Large Cap Growth Subaccount (Class I)
  (8/98).............................................  2007      1.192          1.222          104,428
                                                       2006      1.169          1.192          141,515
                                                       2005      1.140          1.169          116,338
                                                       2004      1.166          1.140               --
                                                       2003      1.000          1.166               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  LMPVET Mid Cap Core Subaccount (Class I) (5/01)....  2007      1.469          1.533           15,510
                                                       2006      1.313          1.469           18,292
                                                       2005      1.244          1.313           20,087
                                                       2004      1.156          1.244               --
                                                       2003      1.000          1.156               --

  LMPVET Multiple Discipline Subaccount-Large Cap
  Growth and Value (5/04)............................  2007      1.140          1.151               --
                                                       2006      1.042          1.140            5,089
                                                       2005      1.033          1.042            4,887
                                                       2004      1.000          1.033               --

  LMPVET Small Cap Growth Subaccount (Class I)
  (11/05)............................................  2007      1.137          1.218           10,097
                                                       2006      1.035          1.137            8,523
                                                       2005      1.010          1.035               --

Legg Mason Partners Variable Income Trust
  LMPVIT Adjustable Rate Income Subaccount (5/04)....  2007      1.001          0.989           13,818
                                                       2006      0.987          1.001           17,600
                                                       2005      0.989          0.987           15,642
                                                       2004      1.000          0.989               --

  LMPVIT Global High Yield Bond Subaccount (Class I)
  (11/05)............................................  2007      1.090          1.061               --
                                                       2006      1.011          1.090            7,609
                                                       2005      1.000          1.011               --

  LMPVIT High Income Subaccount (8/98)...............  2007      1.279          1.250           17,277
                                                       2006      1.183          1.279           18,663
                                                       2005      1.183          1.183           28,299
                                                       2004      1.099          1.183               --
                                                       2003      1.000          1.099               --

  LMPVIT Money Market Subaccount (9/98)..............  2007      0.996          1.018          102,031
                                                       2006      0.977          0.996          104,394
                                                       2005      0.975          0.977           97,730
                                                       2004      0.992          0.975               --
                                                       2003      1.000          0.992               --

Legg Mason Partners Variable Portfolios V
  LMPVPV Small Cap Growth Opportunities Subaccount
  (Class I) (5/01)...................................  2007      1.560          1.660               --
                                                       2006      1.419          1.560            2,801
                                                       2005      1.388          1.419            2,595
                                                       2004      1.232          1.388               --
                                                       2003      1.000          1.232               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Legg Mason Partners Variable Portfolios I, Inc.
  LMPVPI All Cap Subaccount (Class I) (5/01).........  2007      1.438          1.503               --
                                                       2006      1.249          1.438               --
                                                       2005      1.232          1.249               --
                                                       2004      1.168          1.232               --
                                                       2003      1.000          1.168               --

Lord Abbett Series Fund, Inc.
  Lord Abbett Growth and Income Subaccount (Class VC)
  (5/03).............................................  2007      1.436          1.488               --
                                                       2006      1.257          1.436          129,541
                                                       2005      1.249          1.257          147,801
                                                       2004      1.138          1.249               --
                                                       2003      1.000          1.138               --

  Lord Abbett Mid-Cap Value Subaccount (Class VC)
  (5/03).............................................  2007      1.608          1.766               --
                                                       2006      1.470          1.608          130,695
                                                       2005      1.394          1.470          141,600
                                                       2004      1.153          1.394               --
                                                       2003      1.000          1.153               --

Met Investors Series Trust
  MIST Batterymarch Mid-Cap Stock Subaccount (Class
  A) (4/06)..........................................  2007      1.497          1.547               --
                                                       2006      1.583          1.497               --

  MIST BlackRock High Yield Subaccount (Class A)
  (4/06).............................................  2007      1.252          1.252          114,328
                                                       2006      1.196          1.252          111,517

  MIST BlackRock Large-Cap Core Subaccount (Class A)
  (4/06).............................................  2007      1.492          1.560               --
                                                       2006      1.419          1.492               --

  MIST BlackRock Large-Cap Core Subaccount (Class E)
  (4/07).............................................  2007      1.547          1.548               --

  MIST Dreman Small-Cap Value Subaccount (Class A)
  (4/06).............................................  2007      1.332          1.285            7,094
                                                       2006      1.258          1.332            6,841

  MIST Harris Oakmark International Subaccount (Class
  A) (4/06) *........................................  2007      1.744          1.684           57,509
                                                       2006      1.593          1.744           75,404

  MIST Janus Forty Subaccount (Class A) (4/06).......  2007      1.143          1.453           10,271
                                                       2006      1.122          1.143           11,015

  MIST Lazard Mid-Cap Subaccount (Class B) (4/07)....  2007      1.288          1.134           24,094

  MIST Legg Mason Value Equity Subaccount (Class B)
  (11/05)............................................  2007      1.084          0.993           50,894
                                                       2006      1.043          1.084           75,521
                                                       2005      1.000          1.043           29,263

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Lord Abbett Growth and Income Subaccount
  (Class B) (11/05)..................................  2007      1.175          1.187          395,047
                                                       2006      1.024          1.175          261,865
                                                       2005      1.000          1.024           32,456

  MIST Lord Abbett Mid-Cap Value Subaccount (Class B)
  (11/05)............................................  2007      1.130          1.108          196,941
                                                       2006      1.034          1.130           19,366
                                                       2005      1.000          1.034           19,409

  MIST Met/AIM Capital Appreciation Subaccount (Class
  A) (4/06)..........................................  2007      1.299          1.416               --
                                                       2006      1.324          1.299               --

  MIST Met/AIM Small Cap Growth Subaccount (Class A)
  (4/06).............................................  2007      1.283          1.393           13,680
                                                       2006      1.302          1.283           21,542

  MIST MFS(R) Emerging Markets Equity Subaccount
  (Class A) (4/07)...................................  2007      2.482          3.107               --

  MIST MFS(R) Research International Subaccount
  (Class B) (11/05)..................................  2007      1.307          1.442               --
                                                       2006      1.059          1.307               --
                                                       2005      1.000          1.059               --

  MIST MFS(R) Value Subaccount (Class A) (4/06)......  2007      1.582          1.658           37,212
                                                       2006      1.441          1.582           48,744

  MIST Neuberger Berman Real Estate Subaccount (Class
  A) (4/07)..........................................  2007      2.039          1.663           63,774

  MIST Neuberger Berman Real Estate Subaccount (Class
  B) (11/05).........................................  2007      1.439          1.192           19,937
                                                       2006      1.074          1.439           23,215
                                                       2005      1.000          1.074            2,539

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class A) (4/07)...................................  2007      0.990          1.041          235,061

  MIST PIMCO Inflation Protected Bond Subaccount
  (Class B) (11/05)..................................  2007      0.977          1.055           25,444
                                                       2006      0.999          0.977           25,444
                                                       2005      1.000          0.999           25,444

  MIST PIMCO Total Return Subaccount (Class B)
  (11/05)............................................  2007      1.029          1.079           24,357
                                                       2006      1.011          1.029           66,295
                                                       2005      1.000          1.011           39,439

  MIST Pioneer Fund Subaccount (Class A) (4/06)......  2007      1.421          1.453           13,546
                                                       2006      1.330          1.421           13,496

  MIST Pioneer Mid-Cap Value Subaccount (Class A)
  (4/06).............................................  2007      1.184          1.303               --
                                                       2006      1.133          1.184           23,728

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  MIST Third Avenue Small Cap Value Subaccount (Class
  B) (11/06).........................................  2007      1.507          1.424           82,659
                                                       2006      1.477          1.507           35,625

  MIST Van Kampen Comstock Subaccount (Class B)
  (12/05)............................................  2007      1.141          1.084            1,110
                                                       2006      1.009          1.141               --
                                                       2005      1.012          1.009               --

  MIST Van Kampen Mid-Cap Growth Subaccount (Class B)
  (11/05)............................................  2007      1.090          1.311           19,812
                                                       2006      1.032          1.090           22,264
                                                       2005      1.000          1.032           13,202

Metropolitan Series Fund, Inc.
  MSF BlackRock Aggressive Growth Subaccount (Class
  D) (4/06)..........................................  2007      1.290          1.513           73,167
                                                       2006      1.330          1.290           89,409

  MSF BlackRock Bond Income Subaccount (Class E)
  (4/06).............................................  2007      1.035          1.070          193,897
                                                       2006      1.004          1.035          208,908

  MSF Capital Guardian U.S. Equity Subaccount (Class
  A) (4/07)..........................................  2007      1.133          1.066               --

  MSF FI Large Cap Subaccount (Class A) (4/06).......  2007      1.274          1.290            5,987
                                                       2006      1.266          1.274            5,808

  MSF FI Value Leaders Subaccount (Class D) (4/06)...  2007      1.314          1.333           46,230
                                                       2006      1.290          1.314           46,776

  MSF MFS(R) Total Return Subaccount (Class F)
  (4/06).............................................  2007      1.102          1.119               --
                                                       2006      1.038          1.102               --

  MSF T. Rowe Price Large Cap Growth Subaccount
  (Class B) (4/06)...................................  2007      1.062          1.129           53,631
                                                       2006      0.998          1.062           53,882

  MSF Western Asset Management U.S. Government
  Subaccount (Class A) (4/06) *......................  2007      1.063          1.082           83,864
                                                       2006      1.034          1.063          107,354

PIMCO Variable Insurance Trust
  PIMCO VIT Real Return Subaccount (Administrative
  Class) (5/05)......................................  2007      0.970          0.986               --
                                                       2006      0.988          0.970          239,603
                                                       2005      1.000          0.988          291,237

  PIMCO VIT Total Return Subaccount (Administrative
  Class) (5/01)......................................  2007      1.055          1.118          658,037
                                                       2006      1.043          1.055          677,559
                                                       2005      1.045          1.043          669,718
                                                       2004      1.022          1.045               --
                                                       2003      1.000          1.022               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

Putnam Variable Trust
  Putnam VT Discovery Growth Subaccount (Class IB)
  (5/01).............................................  2007      1.332          1.432               --
                                                       2006      1.231          1.332               --
                                                       2005      1.178          1.231               --
                                                       2004      1.124          1.178               --
                                                       2003      1.000          1.124               --

  Putnam VT International Equity Subaccount (Class
  IB) (5/01).........................................  2007      1.814          1.958               --
                                                       2006      1.458          1.814               --
                                                       2005      1.334          1.458               --
                                                       2004      1.178          1.334               --
                                                       2003      1.000          1.178               --

  Putnam VT Small Cap Value Subaccount (Class IB)
  (5/01).............................................  2007      1.809          1.925               --
                                                       2006      1.582          1.809           39,292
                                                       2005      1.517          1.582           47,244
                                                       2004      1.234          1.517               --
                                                       2003      1.000          1.234               --

The Travelers Series Trust
  Travelers AIM Capital Appreciation Subaccount
  (8/98).............................................  2006      1.247          1.324               --
                                                       2005      1.177          1.247               --
                                                       2004      1.134          1.177               --
                                                       2003      1.000          1.134               --

  Travelers Disciplined Mid Cap Stock Subaccount
  (8/98).............................................  2006      1.454          1.583               --
                                                       2005      1.327          1.454               --
                                                       2004      1.170          1.327               --
                                                       2003      1.000          1.170               --

  Travelers Equity Income Subaccount (5/03)..........  2006      1.232          1.290               --
                                                       2005      1.210          1.232           44,490
                                                       2004      1.130          1.210               --
                                                       2003      1.000          1.130               --

  Travelers Federated High Yield Subaccount (5/02)...  2006      1.170          1.196               --
                                                       2005      1.171          1.170          116,707
                                                       2004      1.089          1.171               --
                                                       2003      1.000          1.089               --

  Travelers Large Cap Subaccount (8/98)..............  2006      1.232          1.266               --
                                                       2005      1.164          1.232            6,234
                                                       2004      1.121          1.164               --
                                                       2003      1.000          1.121               --

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers Managed Income Subaccount (7/98).........  2006      1.017          1.004               --
                                                       2005      1.029          1.017          274,620
                                                       2004      1.027          1.029               --
                                                       2003      1.000          1.027               --

  Travelers Mercury Large Cap Core Subaccount
  (11/98)............................................  2006      1.341          1.419               --
                                                       2005      1.228          1.341               --
                                                       2004      1.087          1.228               --
                                                       2003      1.000          1.087               --

  Travelers MFS(R) Mid Cap Growth Subaccount (5/00)..  2006      1.261          1.330               --
                                                       2005      1.256          1.261           93,875
                                                       2004      1.130          1.256               --
                                                       2003      1.000          1.130               --

  Travelers MFS(R) Total Return Subaccount (11/05)...  2006      1.009          1.038               --
                                                       2005      1.000          1.009               --

  Travelers MFS(R) Value Subaccount (11/98)..........  2006      1.338          1.441               --
                                                       2005      1.290          1.338           69,189
                                                       2004      1.141          1.290               --
                                                       2003      1.000          1.141               --

  Travelers Mondrian International Stock Subaccount
  (7/98).............................................  2006      1.392          1.593               --
                                                       2005      1.304          1.392           74,090
                                                       2004      1.156          1.304               --
                                                       2003      1.000          1.156               --

  Travelers Pioneer Fund Subaccount (5/03)...........  2006      1.258          1.330               --
                                                       2005      1.218          1.258           14,943
                                                       2004      1.125          1.218               --
                                                       2003      1.000          1.125               --

  Travelers Pioneer Mid Cap Value Subaccount (5/05)..  2006      1.080          1.133               --
                                                       2005      1.000          1.080           16,278

  Travelers Strategic Equity Subaccount (5/01).......  2006      1.190          1.238               --
                                                       2005      1.197          1.190            6,375
                                                       2004      1.114          1.197               --
                                                       2003      1.000          1.114               --

  Travelers Style Focus Series: Small Cap Growth
  Subaccount (5/05)..................................  2006      1.134          1.302               --
                                                       2005      1.000          1.134           21,947

  Travelers Style Focus Series: Small Cap Value
  Subaccount (5/05)..................................  2006      1.100          1.258               --
                                                       2005      1.000          1.100            5,912

                                                             UNIT VALUE AT                 NUMBER OF UNITS
                                                              BEGINNING OF  UNIT VALUE AT   OUTSTANDING AT
PORTFOLIO NAME                                         YEAR       YEAR       END OF YEAR     END OF YEAR
--------------                                         ----  -------------  -------------  ---------------

  Travelers U.S. Government Securities Subaccount
  (8/98).............................................  2006      1.076          1.034               --
                                                       2005      1.058          1.076          125,818
                                                       2004      1.023          1.058               --
                                                       2003      1.000          1.023               --

Van Kampen Life Investment Trust
  Van Kampen LIT Strategic Growth Subaccount (Class
  II) (5/01).........................................  2007      1.214          1.379            7,008
                                                       2006      1.214          1.214            7,008
                                                       2005      1.157          1.214            8,437
                                                       2004      1.112          1.157               --
                                                       2003      1.000          1.112               --

Wells Fargo Variable Trust
  Wells Fargo VT Advantage Small/Mid Cap Value
  Subaccount (11/98).................................  2007      1.742          1.685               --
                                                       2006      1.545          1.742               --
                                                       2005      1.361          1.545               --
                                                       2004      1.196          1.361               --
                                                       2003      1.000          1.196               --




* We are currently waiving a portion of the Mortality and Expense Risk charge for this Subaccount. Please see "Fee Table -- Annual Separate Account Charges" for more information.

The date next to each funding option name reflects the date money first came into the funding option through the Separate Account.

Funding options not listed above had no amounts allocated to them or were not available as of December 31, 2007.

Number of Units Outstanding at the end of the year may include units for Contracts in payout phase.

Variable Funding Option mergers and substitutions that occurred between January 1, 2005 and December 31, 2007 are displayed below. Please see Appendix C for more information on Variable Funding Option mergers, substitutions and other changes.

Effective on or about 02/25/2005, The Travelers Series Trust-MFS Emerging Growth Portfolio merged into The Travelers Series Trust-MFS Mid Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, AIM Variable Insurance Fund-AIM V.I. Premier Equity Fund merged into AIM Variable Insurance Fund-AIM V.I. Core Equity Fund and is no longer available as a funding option.

Effective on or about 05/01/2006, Alliance Bernstein Variable Products Series Fund-AllianceBernstein Growth and Income Portfolio was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Alliance Bernstein Variable Products Series Fund-AllianceBernstein Large Cap Growth Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Capital Appreciation Fund merged into Met Investors Series Trust-Janus Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Franklin Templeton Variable Insurance Products Trust-Mutual Shares Securities Fund was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Delaware VIP Trust-Delaware VIP REIT Series was replaced by Met Investors Series Trust-Neuberger Berman Real Estate Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, Janus Aspen Series-Janus Aspen Series Growth and Income Portfolio was replaced by Metropolitan Series Fund, Inc.-T. Rowe Price Large Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-AIM Capital Appreciation Portfolio merged into Met Investors Series Trust-Met/AIM Capital Appreciation Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Disciplined Mid Cap Stock Portfolio merged into Met Investors Series Trust-Batterymarch Mid-Cap Stock Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Equity Income Portfolio merged into Metropolitan Series Fund, Inc.-FI Value Leaders Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Federated High Yield Portfolio merged into Met Investors Series Trust-Federated High Yield Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Large Cap Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Mercury Large Cap Core Portfolio merged into Met Investors Series Trust-Mercury Large-Cap Core Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Mid Cap Growth Portfolio merged into Metropolitan Series Fund, Inc.-BlackRock Aggressive Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Total Return Portfolio merged into Metropolitan Series Fund, Inc.-MFS(R) Total Return Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-MFS(R) Value Portfolio merged into Met Investors Series Trust-MFS(R) Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Mondrian International Stock Portfolio merged into Met Investors Series Trust-Harris Oakmark International Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Pioneer Fund Portfolio merged into Met Investors Series Trust-Pioneer Fund Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Pioneer Mid-Cap Value Portfolio merged into Met Investors Series Trust-Pioneer Mid-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Strategic Equity Portfolio merged into Metropolitan Series Fund, Inc.-FI Large Cap Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Style Focus Series:
Small Cap Growth Portfolio merged into Met Investors Series Trust-Met/AIM Small Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Style Focus Series:
Small Cap Value Portfolio merged into Met Investors Series Trust-Dreman Small-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-Travelers Managed Income Portfolio merged into Metropolitan Series Fund, Inc..-BlackRock Bond Income Portfolio and is no longer available as a funding option.

Effective on or about 05/01/2006, The Travelers Series Trust-U.S. Government Securities Portfolio merged into Metropolitan Series Fund, Inc.-Western Asset Management U.S. Government Portfolio and is no longer available as a funding option.

Effective on or about 11/13/2006, Lazard Retirement Series, Inc.-Lazard Retirement Small Cap Portfolio was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, AIM Variable Insurance Funds-AIM V.I. Core Equity Fund was replaced by Metropolitan Series Fund, Inc.-Capital Guardian U.S. Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Credit Suisse Trust-Credit Suisse Trust Emerging Markets Portfolio was replaced by Met Investors Series Trust-MFS(R) Emerging Markets Equity Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios I, Inc.-Legg Mason Partners Variable All Cap Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Fundamental Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Legg Mason Partners Variable Portfolios V-Legg Mason Partners Variable Small Cap Growth Opportunities Portfolio merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Small Cap Growth Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Lord Abbett Series Fund, Inc.-Lord Abbett Growth and Income Portfolio was replaced by Met Investors Series Trust-Lord Abbett Growth and Income Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Lord Abbett Series Fund, Inc.-Lord Abbett Mid-Cap Value Portfolio was replaced by Met Investors Series Trust-Lord Abbett Mid-Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Met Investors Series Trust-BlackRock Large-Cap Core Portfolio -- Class A was exchanged for Met Investors Series Trust-BlackRock Large-Cap Core Portfolio -- Class E and is no longer available as a funding option.

Effective on or about 04/30/2007, Met Investors Series Trust-Pioneer Mid-Cap Value Portfolio merged into Met Investors Series Trust-Lazard Mid-Cap Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, PIMCO Variable Insurance Trust-Real Return Portfolio was replaced by Met Investors Series Trust-PIMCO Inflation Protected Bond Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Putnam Variable Trust-Putnam VT International Equity Fund was replaced by Met Investors Series Trust-MFS(R) Research International Portfolio and is no longer available as a funding option.

Effective on or about 04/30/2007, Putnam Variable Trust-Putnam VT Small Cap Value Fund was replaced by Met Investors Series Trust-Third Avenue Small Cap Value Portfolio and is no longer available as a funding option.

Effective on or about 11/12/2007, Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Multiple Discipline Portfolio -- Large Cap Growth and Value merged into Legg Mason Partners Variable Equity Trust-Legg Mason Partners Variable Appreciation Portfolio and is no longer available as a funding option.

                                   APPENDIX C

--------------------------------------------------------------------------------

                ADDITIONAL INFORMATION REGARDING UNDERLYING FUNDS

Certain Underlying Funds were subject to a merger, substitution or other change. The chart below identifies the former name and new name of each of these Underlying Funds, and where applicable, the former name and new name of the trust of which the Underlying Fund is a part.

UNDERLYING FUND NAME CHANGES

                 FORMER NAME                                      NEW NAME
---------------------------------------------  ---------------------------------------------
LEGG MASON PARTNERS VARIABLE EQUITY TRUST      LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Multiple          Legg Mason Partners Variable Capital
     Discipline Portfolio -- All Cap Growth         Portfolio
     and Value
LEGG MASON PARTNERS VARIABLE EQUITY TRUST      LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Multiple          Legg Mason Partners Variable Global Equity
     Discipline Portfolio -- Global All Cap         Portfolio
     Growth and Value
MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
  Neuberger Berman Real Estate                   Clarion Global Real Estate
     Portfolio -- Class A and B                     Portfolio -- Class A and B


UNDERLYING FUND MERGERS/REORGANIZATIONS
The following former Underlying Funds were merged with and into the new Underlying Funds.

            FORMER UNDERLYING FUND                          NEW UNDERLYING FUND
---------------------------------------------  ---------------------------------------------
LEGG MASON PARTNERS VARIABLE EQUITY TRUST      LEGG MASON PARTNERS VARIABLE EQUITY TRUST
  Legg Mason Partners Variable Multiple        Legg Mason Partners Variable Appreciation
     Discipline Portfolio -- Large Cap Growth       Portfolio -- Class II
     and Value
MET INVESTORS SERIES TRUST                     METROPOLITAN SERIES FUND, INC.
  MFS(R) Value Portfolio -- Class A            MFS(R) Value Portfolio -- Class A
MET INVESTORS SERIES TRUST                     MET INVESTORS SERIES TRUST
  Batterymarch Mid-Cap Stock                   Lazard Mid Cap Portfolio -- Class A
     Portfolio -- Class A


UNDERLYING FUND SUBSTITUTIONS
The following new Underlying Funds were substituted for the former Underlying Funds.

            FORMER UNDERLYING FUND                          NEW UNDERLYING FUND
---------------------------------------------  ---------------------------------------------
DREYFUS VARIABLE INVESTMENT FUND               METROPOLITAN SERIES FUND, INC.
  Appreciation Portfolio -- Initial Shares     Davis Venture Value Portfolio -- Class A
DREYFUS VARIABLE INVESTMENT FUND               METROPOLITAN SERIES FUND, INC.
  Developing Leaders Portfolio -- Initial      T. Rowe Price Small Cap Growth
     Shares                                         Portfolio -- Class B
PUTNAM VARIABLE TRUST                          MET INVESTORS SERIES TRUST
  Putnam VT Discovery Growth Fund -- Class IB  Van Kampen Mid Cap Growth Portfolio -- Class
                                                    B
VAN KAMPEN LIFE INVESTMENT TRUST               METROPOLITAN SERIES FUND, INC.
  Strategic Growth Portfolio -- Class II       Jennison Growth Portfolio -- Class B


NOTE: IN ADDITION TO THE SUBSTITUTIONS INDICATED IN THE TABLE ABOVE, ON OR ABOUT NOVEMBER 10, 2008, THE COMPANY INTENDS TO REMOVE A CERTAIN VARIABLE INVESTMENT OPTION ("EXISTING FUND") AND SUBSTITUTE A NEW OPTION ("REPLACEMENT FUND") AS SHOWN BELOW.

The Company believes that the proposed substitution is in the best interest of Contract holders. The Replacement Fund will have at least similar investment objectives and policies as the Existing Fund. The Company will bear all expenses related to the substitution, and it will have no tax consequences for you. To the extent required by law, approval of the proposed substitution will have been obtained from the SEC and state insurance regulators in certain jurisdictions.

The proposed substitution and respective adviser and/or sub-adviser for the portfolios are:

EXISTING FUND AND CURRENT ADVISER                           REPLACEMENT FUND AND SUB-ADVISER
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST        MET INVESTORS SERIES TRUST
  Templeton Developing Markets Securities Fund (Class 2)    MFS(R) Emerging Markets Equity Portfolio (Class B)
  Templeton Asset Management Ltd.                           Massachusetts Financial Services Company


Please note that:

     - No action is required on your part at this time. You will not need to file a new election or take any immediate action.

     - The elections you have on file for allocating your account value, premium payments and deductions will be redirected to the Replacement Fund unless you change your elections and transfer your funds before the substitution takes place.

     - You may transfer amounts in your Contract among the variable investment options and the fixed option as usual. The substitution itself will not be treated as a transfer for purposes of the transfer provisions of your Contract, subject to the Company's restrictions on transfers to prevent or limit "market timing" activities by Contract owners or agents of Contract owners.

     - If you make one transfer from the Existing Fund into one or more other subaccounts before the substitution, or from the Replacement Fund after the substitution, any transfer charge that might otherwise be imposed will be waived from the date of this Notice through the date that is 30 days after the substitution.

     - On the effective date of the substitution, your account value in the variable investment option will be the same as before the substitution. However, the number of units you receive in the Replacement Fund will be different from the number of units in your Existing Fund, due to the difference in unit values.

     -    There will be no tax consequences to you.

          In connection with the substitution, we will send you a prospectus for Met Investors Series Trust, as well as notice of the actual date of the substitution and confirmation of transfer.

                                   APPENDIX D

--------------------------------------------------------------------------------

               CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information contains more specific information and financial statements relating to the Separate Account and MetLife Insurance Company of Connecticut. A list of the contents of the Statement of Additional Information is set forth below:

                     The Insurance Company
                     Principal Underwriter
                     Distribution and Principal Underwriting Agreement Valuation of Assets
                     Federal Tax Considerations
                     Independent Registered Public Accounting Firm Condensed Financial Information
                     Financial Statements

--------------------------------------------------------------------------------

Copies of the Statement of Additional Information dated April 28, 2008 are available without charge. To request a copy, please clip this coupon on the line above, enter your name and address in the spaces provided below, and mail to MetLife Insurance Company of Connecticut, P.O. Box 10366, Des Moines, IA 50306-0366. For the Statement of Additional Information for the contracts issued by the former MetLife Life and Annuity Company of Connecticut please request MLAC-Book-20.

Name: -------------------------------------------------

Address: ----------------------------------------------

CHECK BOX:

[ ] MLAC-Book-20

                             MARQUIS PORTFOLIOS(SM)

                                    ISSUED BY

          METLIFE OF CT SEPARATE ACCOUNT ELEVEN FOR VARIABLE ANNUITIES

                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                       SUPPLEMENT DATED OCTOBER 13, 2008,
          TO THE STATEMENT OF ADDITIONAL INFORMATION DATED MAY 1, 2006

Effective October 13, 2008, the Company combined MetLife of CT Separate Account TM for Variable Annuities (the "Former Separate Account") with and into MetLife of CT Separate Account Eleven for Variable Annuities (the "Separate Account"). The Separate Account meets the definition of a separate account under the federal securities laws, and will comply with the provisions of the 1940 Act. Additionally, the operations of the Separate Account are subject to the provisions of Section 38a-433 of the Connecticut General Statutes, which authorizes the Commissioner to adopt regulations under it. Section 38a-433 contains no restrictions on the investments of the Separate Account, and the Commissioner has adopted no regulations under the Section that affect the Separate Account.

In connection with the combination of the Former Separate Account with and into the Separate Account, we transferred the assets of the Former Separate Account to the Separate Account and the Separate Account assumed the liabilities and contractual obligations of the Former Separate Account. All references in your Statement of Additional Information ("SAI") to the Former Separate Account now refer to the Separate Account.

The following paragraph replaces the section on "Independent Registered Public Accounting Firm" in the SAI:

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of each of the Subaccounts of the Separate Account and consolidated financial statements and the related financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph referring to changes in MetLife Insurance Company of Connecticut and subsidiaries' method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007, and the restatement of the 2007 consolidated financial statements) included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The principal business address of Deloitte & Touche LLP is 201 East Kennedy Boulevard, Suite 1200, Tampa, FL 33602-5827.

If you have any questions, please contact us at 800-842-9325.

[FINANCIAL STATEMENTS FOR THE DEPOSITOR AND REGISTRANT TO BE ADDED BY
AMENDMENT.]

                               MARQUIS PORTFOLIOS

                       STATEMENT OF ADDITIONAL INFORMATION

                                      DATED

                                   MAY 1, 2006

                                       FOR

            METLIFE OF CT SEPARATE ACCOUNT TM FOR VARIABLE ANNUITIES

                                    ISSUED BY

                    METLIFE INSURANCE COMPANY OF CONNECTICUT*

This Statement of Additional Information ("SAI") is not a prospectus but relates to, and should be read in conjunction with, the Individual Variable Annuity Contract Prospectus dated May 1, 2006. A copy of the Prospectus may be obtained by writing to MetLife Insurance Company of Connecticut, Annuity Investor Services, One Cityplace, Hartford, Connecticut 06103-3415, or by calling (800) 842-9325 or by accessing the Securities and Exchange Commission's website at http://www.sec.gov.

                                TABLE OF CONTENTS

THE INSURANCE COMPANY ...........................        2
PRINCIPAL UNDERWRITER ...........................        2
DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT        2
VALUATION OF ASSETS .............................        3
FEDERAL TAX CONSIDERATIONS ......................        5
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ...        9
CONDENSED FINANCIAL INFORMATION .................       10
FINANCIAL STATEMENTS ............................        1

* The Travelers Insurance Company has filed for approval to change its name to MetLife Insurance Company of Connecticut. The change will be effective May 1, 2006 pending regulatory approval. You will receive a contract endorsement notifying you of the name change once it has occurred.

                              THE INSURANCE COMPANY

MetLife Insurance Company of Connecticut (formerly The Travelers Insurance Company) is a stock insurance company chartered in 1863 in Connecticut and continuously engaged in the insurance business since that time. It is licensed to conduct life insurance business in all states of the United States, the District of Columbia, Puerto Rico, Guam, the U.S. and British Virgin Islands and the Bahamas. The Company is a wholly-owned subsidiary of MetLife, Inc., a publicly traded company. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The Company's Home Office is located at One Cityplace, Hartford, Connecticut 06103-3415.

STATE REGULATION. The Company is subject to the laws of the state of Connecticut governing insurance companies and to regulation by the Insurance Commissioner of the state of Connecticut (the "Commissioner"). An annual statement covering the operations of the Company for the preceding year, as well as its financial conditions as of December 31 of such year, must be filed with the Commissioner in a prescribed format on or before March 1 of each year. The Company's books and assets are subject to review or examination by the Commissioner or his agents at all times, and a full examination of its operations is conducted at least once every four years.

The Company is also subject to the insurance laws and regulations of all other states in which it is licensed to operate. However, the insurance departments of each of these states generally apply the laws of the home state (jurisdiction of domicile) in determining the field of permissible investments.

THE SEPARATE ACCOUNT. MetLife of CT Separate Account TM for Variable Annuities (formerly known as The Travelers Separate Account TM For Variable Annuities) (the "Separate Account") meets the definition of a separate account under the federal securities laws, and complies with the provisions of the 1940 Act. Additionally, the operations of the Separate Account are subject to the provisions of Section 38a-433 of the Connecticut General Statutes, which authorizes the Commissioner to adopt regulations under it. Section 38a-433 contains no restrictions on the investments of the Separate Account, and the Commissioner has adopted no regulations under the Section that affect the Separate Account. The Company holds title to the assets of the Separate Account. The assets are kept physically segregated and are held separate and apart from the Company's general corporate assets. Records are maintained of all purchases and redemptions of the Underlying Funds held in each of the Variable Funding Options.

                              PRINCIPAL UNDERWRITER

MLI Distribution LLC ("MLIDLLC") (formerly Travelers Distribution LLC) serves as principal underwriter for the Separate Account and the Contracts. The offering is continuous. MLIDLLC's principal executive offices are located at One Cityplace, Hartford, Connecticut. MLIDLLC is affiliated with the Company and the Separate Account.

                DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT

Information about the distribution of the Contracts is contained in the prospectus (see "Other Information - Distribution of the Variable Annuity Contracts"). Additional information is provided below.

Under the terms of the Distribution and Principal Underwriting Agreement among the Separate Account, MLIDLLC and the Company, MLIDLLC acts as agent for the distribution of the Contracts and as principal underwriter for the Contracts. The Company reimburses MLIDLLC for certain sales and overhead expenses connected with sales functions.

The following table shows the amount of commissions paid to and the amount of commissions retained by MLIDLLC over the past three years.

                        MLIDLLC Underwriting Commissions

                 UNDERWRITING COMMISSIONS PAID TO      AMOUNT OF UNDERWRITING COMMISSIONS
YEAR                  MLIDLLC BY THE COMPANY                   RETAINED BY MLIDLLC
----             --------------------------------      ----------------------------------
2005                       $132,588,671                              $0

2004                       $132,410,000                              $0

2003                       $ 73,233,000                              $0

The Company and MLIDLLC have also entered into preferred distribution arrangements with certain broker-dealer firms. These arrangements are sometimes called "shelf space" arrangements. Under these arrangements, the Company and MLIDLLC pay separate, additional compensation to the broker-dealer firms for services the broker-dealer firms provide in connection with the distribution of the Company's products. These services may include providing the Company with access to the distribution network of the broker-dealer firms, the hiring and training of the broker-dealer firms' sales personnel, the sponsoring of conferences and seminars by the broker-dealer firms, or general marketing services performed by the broker-dealer firms. The broker-dealer firms may also provide other services or incur other costs in connection with distributing the Company's products.

These preferred distribution arrangements will not be offered to all broker-dealer firms and the terms of such arrangements may differ between broker-dealer firms. Compensation payable under such arrangements may be based on aggregate, net or anticipated sales of the Contract, total assets attributable to sales of the Contract by registered representatives of the broker-dealer firms or based on the length of time that a Contract owner has owned the Contract. Any such compensation payable to a broker-dealer firm will be made by MLIDLLC or the Company out of their own assets and will not result in any additional direct charge to you. Such compensation may cause the broker-dealer firms and their registered representatives to favor the Company's products. The amount of additional compensation (non-commission amounts) paid to selected broker-dealer firms during 2005 ranged from $3,366,257 to $8,402. The amount of commissions paid to selected broker-dealer firms during 2005 ranged from $29,851,648 to $438,893. The amount of total compensation (includes non-commission as well as commission amounts) paid to selected broker-dealer firms during 2005 ranged from $33,217,905 to $273,717.

The following list sets forth the names of broker-dealer firms that have entered into preferred distribution arrangements with the Company and MLIDLLC under which the broker-dealer firms received additional compensation in 2005 in connection with the sale of our variable annuity contracts, variable life policies and other insurance products (including the Contracts). The broker-dealer firms are listed in alphabetical order:

AIG Advisor Group (including Advantage Capital Corporation, FSC Securities Corporation, Royal Alliance Associates, Inc., Sentra Securities Corporation, Spelman & Co., Inc. and SunAmerica Securities, Inc.

Linsco/Private Ledger
Merrill Lynch, Pierce, Fenner & Smith, Incorporated
Morgan Stanley DW, Inc.
Pioneer Funds Distributor, Inc.
PFS Investments, Inc. (d/b/a/ Primerica)
DWS Scudder Distributors, Inc.
Citigroup Global Markets Inc. (d/b/a/ Smith Barney)
Tower Square Securities, Inc.

There are other broker-dealer firms who receive compensation for servicing our contracts, and the account value of the contracts or the amount of added purchase payments received may be included in determining their additional compensation, if any.

                               VALUATION OF ASSETS

FUNDING OPTIONS. The value of the assets of each Funding Option is determined at 4:00 p.m. eastern time on each business day, unless we need to close earlier due to an emergency. A business day is any day the New York Stock Exchange is open. It is expected that the Exchange will be closed on Saturdays and Sundays and on the observed holidays of New Year's Day, Martin Luther King, Jr. Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. Each security traded on a national securities exchange is valued at the last reported sale price on the business day. If there has been no sale on that day, then the value of the security is taken to be the mean between the reported bid and asked prices on the business day or on the basis of quotations received from a reputable broker or any other recognized source.

THE CONTRACT VALUE. The value of an Accumulation Unit on any business day is determined by multiplying the value on the preceding business day by the net investment factor for the valuation period just ended. The net investment factor is used to measure the investment performance of a Funding Option from one valuation period to the next. The net investment factor for a Funding Option for any valuation period is equal to the sum of 1.000000 plus the net investment rate (the gross investment rate less any applicable Funding Option deductions during the valuation period relating to the mortality and expense risk charge and the administrative expense charge). The gross investment rate of a Funding Option is equal to (a) minus (b), divided by (c) where:

      (a) = investment income plus capital gains and losses (whether realized or unrealized);

      (b) = any deduction for applicable taxes (presently zero); and

      (c) = the value of the assets of the funding option at the beginning of the valuation period.

The gross investment rate may be either positive or negative. A Funding Option's investment income includes any distribution whose ex-dividend date occurs during the valuation period.

ACCUMULATION UNIT VALUE. The value of the Accumulation Unit for each Funding Option was initially established at $1.00. The value of an Accumulation Unit on any business day is determined by multiplying the value on the preceding business day by the net investment factor for the valuation period just ended. The net investment factor is calculated for each Funding Option and takes into account the investment performance, expenses and the deduction of certain expenses.

ANNUITY UNIT VALUE. The initial Annuity Unit value applicable to each Funding Option was established at $1.00. An Annuity Unit value as of any business day is equal to (a) the value of the Annuity Unit on the preceding business day, multiplied by (b) the corresponding net investment factor for the business day just ended, divided by (c) the assumed net investment factor for the valuation period. (For example, the assumed net investment factor based on an annual assumed net investment rate of 3.0% for a valuation period of one day is
1.000081 and, for a period of two days, is 1.000081 x 1.000081.)

                        CALCULATION OF MONEY MARKET YIELD

From time to time, we may quote in advertisements and sales literature the adjusted and unadjusted effective yield for a money market Subaccount for a 7-day period, as described below. On a Contract-specific basis, the effective yield is computed at each month-end according to the following formula:

      Effective Yield = ((Base Return + 1) to the power of (365 / 7)) - 1

Where:

Base Return = (AUVChange - ContractChargeAdjustment) / PriorAUV.
AUVChange = CurrentAUV - PriorAUV.
ContractChargeAdjustment = AverageAUV x Period Charge.
Average AUV = (CurrentAUV + PriorAUV) / 2.
Period Charge = AnnualContractFee x (7/365).
PriorAUV = Unit value as of 7 days prior.
CurrentAUV = Unit value as of the reporting period (last day of the month).

We may also quote the effective yield of a money market Subaccount for the same 7-day period, determined on an unadjusted basis (which does not deduct Contract-level charges), according to the same formula but where:

Base Return = AUVChange / PriorAUV

Because of the charges and deductions imposed under the Contract, the yield for the Subaccount will be lower than the yield for the corresponding Underlying Fund. The yields on amounts held in the Subaccount normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields or rates of return. The actual yield for the Subaccount is affected by changes in interest rates on money market securities, average portfolio maturity of the Underlying Fund, the types and qualities of portfolio securities held by the Underlying Fund, and the Underlying Fund's operating expenses. Yields on amounts held in the Subaccount may also be presented for periods other than a 7-day period.

                           FEDERAL TAX CONSIDERATIONS

The following description of the federal income tax consequences under this Contract is general in nature and is therefore not exhaustive and is not intended to cover all situations. Because of the complexity of the law and the fact that the tax results will vary according to the factual status of the individual involved, a person contemplating purchase of an annuity contract and by a Contract Owner or beneficiary who may make elections under a Contract should consult with a qualified tax or legal adviser.

FOREIGN TAX CREDIT

To the extent permitted under federal income tax law, the Separate Account may claim the benefit of certain tax credits attributable to taxes paid by certain of the Portfolios to foreign jurisdictions.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS

Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the later of calendar year in which a participant under a qualified plan or a Section 403(b) annuity attains age 70-1/2 or retires. Minimum annual distributions under an IRA must begin by April 1st of the calendar year in which the Contract Owner attains 70-1/2 regardless of when he or she retires. Distributions must also begin or be continued according to the minimum distribution rules under the Code following the death of the Contract Owner or the annuitant. You should note that the U.S. Treasury recently issued regulations clarifying the operation of the required minimum distribution rules.

NONQUALIFIED ANNUITY CONTRACTS

Individuals may purchase tax-deferred annuities without any limits. The purchase payments receive no tax benefit, deduction or deferral, but taxes on the increases in the value of the contract are generally deferred until distribution and transfers between the various investment options are not subject to tax. Generally, if an annuity contract is owned by other than an individual (or an entity such as a trust or other "look-through" entity which owns for an individual's benefit), the owner will be taxed each year on the increase in the value of the contract. An exception applies for purchase payments made before March 1, 1986. The benefits of tax deferral of income earned under a non-qualified annuity should be compared with the relative federal tax rates on income from other types of investments (dividends and capital gains, taxable at 15% or less) relative to the ordinary income treatment received on annuity income and interest received on fixed instruments (notes, bonds, etc.).

If two or more annuity contracts are purchased from the same insurer within the same calendar year, such annuity contract will be aggregated for federal income tax purposes. As a result, distributions from any of them will be taxed based upon the amount of income in all of the same calendar year series of annuities. This will generally have the effect of causing taxes to be paid sooner on the deferred gain in the contracts.

Those receiving partial distributions made before the maturity date will generally be taxed on an income-first basis to the extent of income in the contract. If you are exchanging another annuity contract for this annuity, certain pre-August 14, 1982 deposits into an annuity contract that have been placed in the contract by means of a tax-deferred exchange under Section 1035 of the Code may be withdrawn first without income tax liability. This information on deposits must be provided to the Company by the other insurance company at the time of the exchange. There is income in the contract generally to the extent the cash value exceeds the investment in the contract. The investment in the contract is equal to the amount of premiums paid less any amount received previously which was excludable from gross income. Any direct or indirect borrowing against the value of the contract or pledging of the contract as security for a loan will be treated as a cash distribution under the tax law.

In order to be treated as an annuity contract for federal income tax purposes,
Section 72(s) of the Code requires any non-qualified contract to contain certain provisions specifying how your interest in the contract will be distributed in the event of the death of an owner of the contract. Specifically, Section 72(s) requires that (a) if an owner dies on or after the annuity starting date, but prior to the time the entire interest in the contract has been distributed, the entire interest in the contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such owner's death; and
(b) if any owner dies prior to the annuity starting date, the entire interest in the contract will be distributed within five years after the date of such owner's death. These requirements will be considered satisfied as to any portion of an owner's interest which is payable to or for the benefit of a designated beneficiary and which is distributed over the life of such designated beneficiary or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of the owner's death. The designated beneficiary refers to a natural person designated by the owner as a beneficiary and to whom ownership of the contract passes by reason of death. However, if the designated beneficiary is the surviving spouse of the deceased owner, the contract may be continued with the surviving spouse as the successor-owner. Contracts will be administered by the Company in accordance with these rules and the Company will make a notification when payments should be commenced. Special rules apply regarding distribution requirements when an annuity is owned by a trust or other entity for the benefit of one or more individuals.

INDIVIDUAL RETIREMENT ANNUITIES

To the extent of earned income for the year and not exceeding the applicable limit for the taxable year, an individual may make deductible contributions to an individual retirement annuity (IRA). The applicable limit ($2,000 per year prior to 2002) has been increased by the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). The limit is $3,000 for calendar years 2002 - 2004, $4,000 for calendar years 2005-2007, and $5,000 for 2008, and will be indexed for inflation in years subsequent to 2008. Additional "catch-up" contributions may be made to an IRA by individuals age 50 or over. There are certain limits on the deductible amount based on the adjusted gross income of the individual and spouse and based on their participation in a retirement plan. If an individual is married and the spouse does not have earned income, the individual may establish IRAs for the individual and spouse. Purchase payments may then be made annually into IRAs for both spouses in the maximum amount of 100% of earned income up to a combined limit based on the individual limits outlined above.

The Code provides for the purchase of a Simplified Employee Pension (SEP) plan. A SEP is funded through an IRA with an annual employer contribution limit of up to $40,000 for each participant. The Internal Revenue Services has not reviewed the contract for qualifications as an IRA, and has not addressed in a ruling of general applicability whether a death benefit provision such as the optional enhanced death benefit in the contract comports with IRA qualification requirements.

SIMPLE PLAN IRA FORM

Effective January 1, 1997, employers may establish a savings incentive match plan for employees ("SIMPLE plan") under which employees can make elective salary reduction contributions to an IRA based on a percentage of compensation of up to the applicable limit for the taxable year. The applicable limit was increased under EGTRRA. The applicable limit was increased under EGTRRA to $7,000 for 2002, $8,000 for 2003, $9,000 in 2004, $10,000 in 2005 (which will be indexed for inflation for years after 2005. (Alternatively, the employer can establish a SIMPLE cash or deferred arrangement under IRS Section 401(k)). Under a SIMPLE plan IRA, the employer must either make a matching contribution or a nonelective contribution based on the prescribed formulas for all eligible employees. Early withdrawals are subject to the 10% early withdrawal penalty generally applicable to IRAs, except that an early withdrawal by an employee under a SIMPLE plan IRA, within the first two years of participation, shall be subject to a 25% early withdrawal tax.

ROTH IRAS

Effective January 1, 1998, Section 408A of the Code permits certain individuals to contribute to a Roth IRA. Eligibility to make contributions is based upon income, and the applicable limits vary based on marital status and/or whether the contribution is a rollover contribution from another IRA or an annual contribution. Contributions to a Roth IRA, which are subject to certain limitations (similar to the annual limits for the traditional IRA's), are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A conversion of a "traditional" IRA to a Roth IRA may be subject to tax and other special rules apply. You should consult a tax adviser before combining any converted amounts with other Roth IRA contributions, including any other conversion amounts from other tax years.

Qualified distributions from a Roth IRA are tax-free. A qualified distribution requires that the Roth IRA has been held for at least 5 years, and the distribution is made after age 59-1/2, on death or disability of the owner, or for a limited amount ($10,000) for a qualified first time home purchase for the owner or certain relatives. Income tax and a 10% penalty tax may apply to distributions made (1) before age 59-1/2 (subject to certain exceptions) or (2) during five taxable years starting with the year in which the first contribution is made to any Roth IRA of the individual.

QUALIFIED PENSION AND PROFIT-SHARING PLANS

Like most other contributions made under a qualified pension or profit-sharing plan, purchase payments made by an employer are not currently taxable to the participant and increases in the value of a contract are not subject to taxation until received by a participant or beneficiary.

Distributions are generally taxable to the participant or beneficiary as ordinary income in the year of receipt. Any distribution that is considered the participant's "investment in the contract" is treated as a return of capital and is not taxable. Under a qualified plan, the investment in the contract may be zero.

The annual limits that apply to the amounts that may be contributed to a defined contribution plan each year were increased by EGTRRA. The maximum total annual limit was increased from $35,000 to $40,000 ($42,000 for 2005). The limit on employee salary reduction deferrals (commonly referred to as "401(k) contributions") increase on a graduated basis; $11,000 in 2002, $12,000 in 2003, $13,000 in 2004, $14,000 in 2005 and $15,000 in 2006. The $15,000 annual limit will be indexed for inflation after 2006. Additional "catch-up contributions" may be made by individuals age 50 or over.

Amounts attributable to salary reduction contributions under Code Section 401(k) and income thereon may not be withdrawn prior to severance from employment, death, total and permanent disability, attainment of age 59 -1/2, or in the case of hardship.

SECTION 403(b) PLANS

Under Code section 403(b), payments made by public school systems and certain tax exempt organizations to purchase annuity contracts for their employees are excludable from the gross income of the employee, subject to certain limitations. However, these payments may be subject to FICA (Social Security) taxes. A qualified contract issued as a tax-sheltered annuity under section 403(b) will be amended as necessary to conform to the requirements of the Code. The annual limits under Code Section 403(b) for employee salary reduction deferrals are increased under the same rules applicable to 401(k) plans ($14,000 in 2005).

Code section 403(b)(11) restricts this distribution under Code section 403(b) annuity contracts of: (1) elective contributions made in years beginning after December 31, 1998; (2) earnings on those contributions; and (3) earnings in such years on amounts held as of the close of the last year beginning before January 1, 1989. Distribution of those amounts may only occur upon death of the employee, attainment of age 59-1/2, separation from service, disability, or financial hardship. In addition, income attributable to elective contributions may not be distributed in the case of hardship.

FEDERAL INCOME TAX WITHHOLDING

The portion of a distribution, which is taxable income to the recipient, will be subject to federal income tax withholding as follows:

1. ELIGIBLE ROLLOVER DISTRIBUTION FROM SECTION 403(b) PLANS OR ARRANGEMENTS, FROM QUALIFIED PENSION AND PROFIT-SHARING PLANS, OR FROM 457 PLANS SPONSORED BY GOVERNMENTAL ENTITIES

There is a mandatory 20% tax withholding for plan distributions that are eligible for rollover to an IRA or to another qualified retirement plan (including a 457 plan sponsored by a governmental entity) but that are not directly rolled over. A distribution made directly to a participant or beneficiary may avoid this result if:

      (a) a periodic settlement distribution is elected based upon a life or life expectancy calculation, or

      (b) a term-for-years settlement distribution is elected for a period of ten years or more, payable at least annually, or

      (c) a minimum required distribution as defined under the tax law is taken after the attainment of the age of 70-1/2 or as otherwise required by law, or

      (d)   the distribution is a hardship distribution.

A distribution including a rollover that is not a direct rollover will be subject to the 20% withholding, and the 10% additional tax penalty on premature withdrawals may apply to any amount not added back in the rollover. The 20% withholding may be recovered when the participant or beneficiary files a personal income tax return for the year if a rollover was completed within 60 days of receipt of the funds, except to the extent that the participant or spousal beneficiary is otherwise underwithheld or short on estimated taxes for that year.

2.    OTHER NON-PERIODIC DISTRIBUTIONS (FULL OR PARTIAL REDEMPTIONS)

To the extent not subject to 20% mandatory withholding as described in 1. above, the portion of a non-periodic distribution, which constitutes taxable income, will be subject to federal income tax withholding, if the aggregate distributions exceed $200 for the year, unless the recipient elects not to have taxes withheld. If no such election is made, 10% of the taxable portion of the distribution will be withheld as federal income tax; provided that the recipient may elect any other percentage. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

3. PERIODIC DISTRIBUTIONS (DISTRIBUTIONS PAYABLE OVER A PERIOD GREATER THAN ONE YEAR)

The portion of a periodic distribution, which constitutes taxable income, will be subject to federal income tax withholding under the wage withholding tables as if the recipient were married claiming three exemptions. A recipient may elect not to have income taxes withheld or have income taxes withheld at a different rate by providing a completed election form. Election forms will be provided at the time distributions are requested. This form of withholding applies to all annuity programs.

Recipients who elect not to have withholding made are liable for payment of federal income tax on the taxable portion of the distribution. Recipients may also be subject to penalties under the estimated tax payment rules if withholding and estimated tax payments are not sufficient to cover tax liabilities.

Recipients who do not provide a social security number or other taxpayer identification number will not be permitted to elect out of withholding. Additionally, U.S citizens residing outside of the country, or U.S. legal residents temporarily residing outside the country, are subject to different withholding rules and generally cannot elect out of withholding.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of Travelers Separate Account TM for Variable Annuities as of December 31, 2005 and for the period in the year then ended and The Travelers Insurance Company (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of the Company by MetLife Inc. on July 1, 2005 and the application of the purchase method of accounting to the assets and liabilities of the Company as required by the U.S. Securities and Exchange Commission Staff Accounting Bulletin 5.J., Push Down Basis of Accounting Required in Certain Limited Circumstances and such assets and liabilities were measured at their fair values as of the acquisition date in conformity with Statement of Financial Accounting Standards No.141, Business Combinations) as of December 31, 2005 and the related consolidated statements of income, stockholder's equity, and cash flows for the six months ended December 31, 2005 (SUCCESSOR), and June 30, 2005 (PREDECESSOR) and the consolidated financial statement schedules as of December 31, 2005 (SUCCESSOR), and the six months ended December 31, 2005 (SUCCESSOR), and June 30, 2005 (PREDECESSOR) included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The principal business address of Deloitte & Touche LLP is 201 East Kennedy Boulevard, Suite 1200, Tampa, FL 33602-5827.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and schedules of The Travelers Insurance Company and subsidiaries as of December 31, 2004 and for each of the years in the two-year period ended December 31, 2004, included herein, and the statement of changes in net assets of The Travelers Separate Account TM for Variable Annuities for the year or lesser periods ended December 31, 2004, and financial highlights for each of the years or lesser periods in the four-year period ended December 31, 2004, also included herein, have been included in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports on The Travelers Insurance Company and subsidiaries refer to changes in the Company's methods of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004 and for variable interest entities in 2003.

                         CONDENSED FINANCIAL INFORMATION

The following tables provide the Accumulation Unit Values information for the MID-RANGE combinations of separate account charges. The Accumulation Unit Value information for the minimum separate account charge and the maximum variable account charge are contained in the Prospectus.

                         SEPARATE ACCOUNT CHARGES 1.85%

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR        END OF YEAR
---------------------------------------------------------      ----    -------------    -------------     ---------------
   Capital Appreciation Fund (7/05)                            2005        1.039           1.143                 460,834

AIM Variable Insurance Funds

   AIM V.I. Premier Equity Fund - Series I (5/01)              2005        0.770           0.799                 142,966
                                                               2004        0.742           0.770                 159,384
                                                               2003        0.604           0.742                 264,253
                                                               2002        0.882           0.604                 292,467
                                                               2001        1.000           0.882                 440,661

AllianceBernstein Variable Product Series Fund, Inc.
   AllianceBernstein Growth and Income Portfolio - Class B
   (5/01)                                                      2005        0.998           1.025               2,379,457
                                                               2004        0.914           0.998               2,193,519
                                                               2003        0.704           0.914               2,547,676
                                                               2002        0.923           0.704               2,292,731
                                                               2001        1.000           0.923               1,478,947

   AllianceBernstein Large-Cap Growth Portfolio - Class B
   (5/01)                                                      2005        0.746           0.841                 415,283
                                                               2004        0.701           0.746                 369,750
                                                               2003        0.579           0.701                 341,246
                                                               2002        0.853           0.579                 423,365
                                                               2001        1.000           0.853                 418,899

American Funds Insurance Series

   Global Growth Fund - Class 2 Shares (5/03)                  2005        1.439           1.612                 618,902
                                                               2004        1.292           1.439                 392,012
                                                               2003        1.000           1.292                  55,156

   Growth Fund - Class 2 Shares (5/03)                         2005        1.374           1.568               3,901,056
                                                               2004        1.244           1.374               2,739,945
                                                               2003        1.000           1.244                 364,404

   Growth-Income Fund - Class 2 Shares (5/03)                  2005        1.354           1.406               6,399,672
                                                               2004        1.249           1.354               4,967,362
                                                               2003        1.000           1.249               2,485,924

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR        END OF YEAR
---------------------------------------------------------      ----    -------------    -------------     ---------------
Credit Suisse Trust

   Credit Suisse Trust Emerging Markets Portfolio (7/98)       2005        1.335           1.677                 405,985
                                                               2004        1.088           1.335                 506,211
                                                               2003        0.776           1.088                 644,246
                                                               2002        0.894           0.776                 858,132
                                                               2001        1.008           0.894                 848,987
                                                               2000        1.500           1.008               1,022,687
                                                               1999        0.842           1.500                 272,106
                                                               1998        1.000           0.842                   4,069

Delaware VIP Trust

   Delaware VIP REIT Series - Standard Class (8/98)            2005        2.195           2.309                 953,739
                                                               2004        1.702           2.195                 978,585
                                                               2003        1.293           1.702               1,069,309
                                                               2002        1.260           1.293               1,115,385
                                                               2001        1.180           1.260                 674,357
                                                               2000        0.915           1.180                 289,607
                                                               1999        0.957           0.915                 162,017
                                                               1998        1.000           0.957                   5,447

   Delaware VIP Small Cap Value Series - Standard Class
   (11/98)                                                     2005        1.841           1.978                 759,232
                                                               2004        1.544           1.841                 806,144
                                                               2003        1.108           1.544                 724,641
                                                               2002        1.195           1.108               1,048,352
                                                               2001        1.089           1.195                 727,747
                                                               2000        0.938           1.089                 260,779
                                                               1999        1.005           0.938                  65,404
                                                               1998        1.000           1.005                       -

Dreyfus Variable Investment Fund

   Dreyfus VIF - Appreciation Portfolio - Initial Shares
   (8/98)                                                      2005        1.028           1.053               4,341,724
                                                               2004        0.997           1.028               5,131,555
                                                               2003        0.838           0.997               6,540,266
                                                               2002        1.025           0.838               6,549,091
                                                               2001        1.151           1.025               3,349,615
                                                               2000        1.180           1.151               1,486,816
                                                               1999        1.079           1.180                 341,217
                                                               1998        1.000           1.079                  17,190

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR        END OF YEAR
----------------------------------------------------------     ----    -------------    -------------     ---------------

   Dreyfus VIF - Developing Leaders Portfolio - Initial
   Shares (9/98)                                               2005        1.379           1.432               1,943,925
                                                               2004        1.262           1.379               2,292,537
                                                               2003        0.976           1.262               2,722,326
                                                               2002        1.229           0.976               2,966,333
                                                               2001        1.334           1.229               2,430,911
                                                               2000        1.199           1.334               1,354,906
                                                               1999        0.992           1.199                 309,595
                                                               1998        1.000           0.992                   9,007

Franklin Templeton Variable Insurance Products Trust

   Franklin Small-Mid Cap Growth Securities Fund - Class 2
   Shares (12/98)                                              2005        1.290           1.327                 838,057
                                                               2004        1.179           1.290               1,063,573
                                                               2003        0.875           1.179               1,080,564
                                                               2002        1.250           0.875                 951,215
                                                               2001        1.502           1.250                 986,457
                                                               2000        1.833           1.502               1,042,894
                                                               1999        1.071           1.833                 167,293
                                                               1998        1.000           1.071                  10,436

   Mutual Shares Securities Fund - Class 2 Shares (5/02)       2005        1.144           1.242               2,401,713
                                                               2004        1.035           1.144               2,142,049
                                                               2003        0.842           1.035               1,607,974
                                                               2002        1.000           0.842                 252,972

   Templeton Developing Markets Securities Fund - Class 2
   Shares (7/98)                                               2005        1.662           2.079                 400,532
                                                               2004        1.357           1.662                 400,716
                                                               2003        0.904           1.357                 333,216
                                                               2002        0.922           0.904                 313,884
                                                               2001        1.022           0.922                 342,341
                                                               2000        1.532           1.022                 221,812
                                                               1999        1.018           1.532                 135,187
                                                               1998        1.000           1.018                   2,959

   Templeton Foreign Securities Fund - Class 2 Shares (8/98)   2005        1.077           1.165               5,102,224
                                                               2004        0.925           1.077               4,489,678
                                                               2003        0.713           0.925               2,276,050

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR        END OF YEAR
---------------------------------------------------------      ----    -------------    -------------     ---------------
   Templeton Foreign Securities Fund - Class 2 Shares
   (continued)                                                 2002        0.892           0.713               1,817,725
                                                               2001        1.082           0.892               1,379,012
                                                               2000        1.129           1.082                 668,980
                                                               1999        0.933           1.129                  75,785
                                                               1998        1.000           0.933                  21,233

Greenwich Street Series Fund

   Appreciation Portfolio (5/01)                               2005        0.991           1.014               3,041,248
                                                               2004        0.928           0.991               2,797,917
                                                               2003        0.759           0.928               2,195,554
                                                               2002        0.937           0.759               2,240,596
                                                               2001        1.000           0.937                 863,637

   Fundamental Value Portfolio (5/01)                          2005        1.025           1.055               2,885,899
                                                               2004        0.965           1.025               3,455,502
                                                               2003        0.709           0.965               3,307,065
                                                               2002        0.918           0.709               3,911,113
                                                               2001        1.000           0.918               2,926,674

Janus Aspen Series

   Growth and Income Portfolio - Service Shares (5/00)         2005        0.732           0.806                 775,373
                                                               2004        0.668           0.732                 935,702
                                                               2003        0.551           0.668               1,663,963
                                                               2002        0.717           0.551               1,720,498
                                                               2001        0.846           0.717               1,303,309
                                                               2000        1.000           0.846               1,043,900

   International Growth Portfolio - Service Shares (5/00)      2005        0.662           0.858               1,521,520
                                                               2004        0.568           0.662               1,797,355
                                                               2003        0.430           0.568               2,196,094
                                                               2002        0.590           0.430               2,550,689
                                                               2001        0.785           0.590               3,907,772
                                                               2000        1.000           0.785               2,203,837

   Mid Cap Growth Portfolio - Service Shares (5/00)            2005        0.440           0.484               1,507,334
                                                               2004        0.372           0.440               1,678,849
                                                               2003        0.281           0.372               2,297,905
                                                               2002        0.398           0.281               2,460,041

                         CONDENSED FINANCIAL INFORMATION


                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------    -------------     ---------------
   Mid Cap Growth Portfolio - Service Shares  (continued)      2001        0.672           0.398               2,701,933
                                                               2000        1.000           0.672               2,662,644

Lazard Retirement Series, Inc.

   Lazard Retirement Small Cap Portfolio (5/03)                2005        1.502           1.534                  88,868
                                                               2004        1.332           1.502                  28,812
                                                               2003        1.000           1.332                  12,349

Lord Abbett Series Fund, Inc.

   Growth and Income Portfolio (5/03)                          2005        1.372           1.391               1,344,388
                                                               2004        1.241           1.372                 892,509
                                                               2003        1.000           1.241                 209,048

   Mid-Cap Value Portfolio (5/03)                              2005        1.529           1.625               1,100,756
                                                               2004        1.256           1.529                 683,810
                                                               2003        1.000           1.256                  82,052

Met Investors Series Trust

   Legg Mason Value Equity Portfolio - Class B (11/05)         2005        0.999           1.044                 190,337

   Lord Abbett Growth and Income Portfolio - Class B (11/05)   2005        1.016           1.025                   1,557

   Lord Abbett Growth Opportunities Portfolio - Class B
   (11/05)                                                     2005        1.025           1.033                   8,352

   Lord Abbett Mid-Cap Value Portfolio - Class B (11/05)       2005        1.004           1.035                   5,877

   MFS(R) Research International Portfolio - Class B (11/05)   2005        1.004           1.060                       -

   Neuberger Berman Real Estate Portfolio - Class B (11/05)    2005        1.038           1.075                   9,081

   PIMCO Inflation Protected Bond Portfolio - Class B
   (11/05)                                                     2005        0.995           1.000                  87,210

   PIMCO Total Return Portfolio - Class B (11/05)              2005        0.996           1.012                  77,290

   Van Kampen Comstock Portfolio - Class B (11/05)             2005        1.000           1.010                       -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR        END OF YEAR
-----------------------------------------------------------    ----    -------------    -------------     ---------------
Metropolitan Series Fund

   Salomon Brothers U.S. Government Portfolio - Class B
   (11/05)                                                     2005        1.000           1.005                   2,864

PIMCO Variable Insurance Trust

   Real Return Portfolio - Administrative Class (5/05)         2005        1.000           0.993               1,188,962

   Total Return Portfolio - Administrative Class (5/01)        2005        1.193           1.200               8,546,243
                                                               2004        1.159           1.193               8,158,412
                                                               2003        1.124           1.159               6,926,352
                                                               2002        1.050           1.124               7,439,208
                                                               2001        1.000           1.050               3,417,746

Putnam Variable Trust

   Putnam VT Discovery Growth Fund - Class IB Shares (5/01)    2005        0.760           0.800                  22,237
                                                               2004        0.720           0.760                  23,442
                                                               2003        0.555           0.720                  22,985
                                                               2002        0.803           0.555                  58,395
                                                               2001        1.000           0.803                  59,286

   Putnam VT International Equity Fund - Class IB Shares
   (5/01)                                                      2005        0.994           1.095               1,417,605
                                                               2004        0.872           0.994               1,582,560
                                                               2003        0.691           0.872               3,448,096
                                                               2002        0.855           0.691               3,348,588
                                                               2001        1.000           0.855               1,444,116

   Putnam VT Small Cap Value Fund - Class IB Shares (5/01)     2005        1.585           1.665                 262,691
                                                               2004        1.279           1.585                 310,867
                                                               2003        0.871           1.279                 330,842
                                                               2002        1.085           0.871                 344,550
                                                               2001        1.000           1.085                 192,578

Salomon Brothers Variable Series Funds Inc.

   All Cap Fund - Class I (5/01)                               2005        1.005           1.026               1,603,191
                                                               2004        0.945           1.005               1,784,678
                                                               2003        0.692           0.945               1,922,661
                                                               2002        0.941           0.692               1,923,931
                                                               2001        1.000           0.941                 844,818

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR        END OF YEAR
-----------------------------------------------------------    ----    -------------    -------------     ---------------
   High Yield Bond Fund - Class I (11/05)                      2005        1.004           1.012                   6,892

   Investors Fund - Class I (10/98)                            2005        1.285           1.344               3,425,074
                                                               2004        1.186           1.285               4,093,574
                                                               2003        0.913           1.186               5,371,276
                                                               2002        1.209           0.913               5,470,812
                                                               2001        1.285           1.209               3,823,616
                                                               2000        1.135           1.285                 734,489
                                                               1999        1.036           1.135                  24,672
                                                               1998        1.000           1.036                       -

   Small Cap Growth Fund - Class I (11/05)                     2005        1.000           1.036                  18,922

Smith Barney Investment Series

   Smith Barney Dividend Strategy Portfolio (5/02)             2005        0.990           0.970                 613,808
                                                               2004        0.976           0.990                 483,582
                                                               2003        0.805           0.976                 244,645
                                                               2002        1.000           0.805                  76,545

Smith Barney Multiple Discipline Trust

   Multiple Discipline Portfolio - All Cap Growth and Value
   (5/04)                                                      2005        1.044           1.079                 909,576
                                                               2004        1.000           1.044                 681,112

   Multiple Discipline Portfolio - Global All Cap Growth
   and Value (5/04)                                            2005        1.071           1.120                 270,590
                                                               2004        1.000           1.071                 212,914

   Multiple Discipline Portfolio - Large Cap Growth and
   Value (5/04)                                                2005        1.038           1.055                       -
                                                               2004        1.000           1.038                       -

The Travelers Series Trust

   AIM Capital Appreciation Portfolio (8/98)                   2005        0.983           1.049               1,463,725
                                                               2004        0.940           0.983               1,631,814
                                                               2003        0.741           0.940               1,889,131
                                                               2002        0.991           0.741               2,109,086
                                                               2001        1.325           0.991               2,315,971
                                                               2000        1.506           1.325               2,170,383
                                                               1999        1.073           1.506                 227,578
                                                               1998        1.000           1.073                  21,451

                         CONDENSED FINANCIAL INFORMATION

                                                           UNIT VALUE AT                      NUMBER OF UNITS
                                                           BEGINNING OF     UNIT VALUE AT      OUTSTANDING AT
           PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR        END OF YEAR
------------------------------------------         ----    -------------    -------------     ---------------
Disciplined Mid Cap Stock Portfolio (8/98)         2005        1.671           1.844                 145,724
                                                   2004        1.461           1.671                 189,777
                                                   2003        1.113           1.461                 233,552
                                                   2002        1.323           1.113                 258,273
                                                   2001        1.405           1.323                 378,136
                                                   2000        1.227           1.405                 401,575
                                                   1999        1.101           1.227                  39,328
                                                   1998        1.000           1.101                   7,351

Equity Income Portfolio (5/03)                     2005        1.335           1.369                 653,519
                                                   2004        1.237           1.335                 445,295
                                                   2003        1.000           1.237                 172,268

Federated High Yield Portfolio (5/02)              2005        1.270           1.279               1,036,942
                                                   2004        1.172           1.270                 656,484
                                                   2003        0.975           1.172                 367,973
                                                   2002        1.000           0.975                 181,353

Large Cap Portfolio (8/98)                         2005        0.942           1.005               2,523,987
                                                   2004        0.901           0.942               2,835,092
                                                   2003        0.736           0.901               3,126,463
                                                   2002        0.971           0.736               3,285,189
                                                   2001        1.197           0.971               3,571,512
                                                   2000        1.426           1.197               3,346,531
                                                   1999        1.123           1.426                 714,812
                                                   1998        1.000           1.123                   4,881

Mercury Large Cap Core Portfolio (11/98)           2005        0.882           0.971               1,043,015
                                                   2004        0.776           0.882               1,254,585
                                                   2003        0.652           0.776               1,438,069
                                                   2002        0.887           0.652               1,566,894
                                                   2001        1.166           0.887               2,594,224
                                                   2000        1.258           1.166               2,737,747
                                                   1999        1.036           1.258                 525,554
                                                   1998        1.000           1.036                       -

MFS Emerging Growth Portfolio (5/01)               2005        0.733           0.710                       -
                                                   2004        0.662           0.733                  98,143
                                                   2003        0.522           0.662                 141,191
                                                   2002        0.809           0.522                 145,253
                                                   2001        1.000           0.809                  87,450

                        CONDENSED FINANCIAL INFORMATION

                                                                                 UNIT VALUE AT                       NUMBER OF UNITS
                                                                                 BEGINNING OF      UNIT VALUE AT     OUTSTANDING AT
                         PORTFOLIO NAME                                 YEAR         YEAR           END OF YEAR        END OF YEAR
-------------------------------------------------------------------     ----     -------------     -------------     ---------------
    MFS Mid Cap Growth Portfolio (5/00)                                 2005         0.554             0.560            3,306,530
                                                                        2004         0.495             0.554            3,546,165
                                                                        2003         0.368             0.495            4,246,811
                                                                        2002         0.732             0.368            4,329,824
                                                                        2001         0.977             0.732            4,327,602
                                                                        2000         1.000             0.977            1,930,852

    MFS Total Return Portfolio (11/05)                                  2005         1.000             1.010                    -

    MFS Value Portfolio (11/98)                                         2005         1.309             1.368            1,414,398
                                                                        2004         1.149             1.309            1,447,802
                                                                        2003         0.940             1.149            1,389,379
                                                                        2002         1.102             0.940            1,302,063
                                                                        2001         1.112             1.102            1,138,085
                                                                        2000         1.015             1.112              751,345
                                                                        1999         0.985             1.015              305,754
                                                                        1998         1.000             0.985                    -

    Mondrian International Stock Portfolio (7/98)                       2005         0.851             0.915            2,785,691
                                                                        2004         0.749             0.851            2,589,187
                                                                        2003         0.593             0.749            2,447,929
                                                                        2002         0.694             0.593            2,460,214
                                                                        2001         0.958             0.694            2,836,240
                                                                        2000         1.102             0.958            3,161,046
                                                                        1999         0.922             1.102              697,501
                                                                        1998         1.000             0.922               23,016

    Pioneer Fund Portfolio (5/03)                                       2005         1.324             1.377              233,445
                                                                        2004         1.213             1.324               77,143
                                                                        2003         1.000             1.213               16,209

    Pioneer Mid Cap Value Portfolio (5/05)                              2005         1.017             1.085               34,445

    Strategic Equity Portfolio (5/01)                                   2005         0.749             0.750              226,679
                                                                        2004         0.692             0.749              240,579
                                                                        2003         0.532             0.692              220,890
                                                                        2002         0.816             0.532              151,838
                                                                        2001         1.000             0.816              196,430

    Style Focus Series: Small Cap Growth Portfolio (5/05)               2005         1.000             1.140               32,847

                         CONDENSED FINANCIAL INFORMATION

                                                                                 UNIT VALUE AT                       NUMBER OF UNITS
                                                                                 BEGINNING OF      UNIT VALUE AT     OUTSTANDING AT
                         PORTFOLIO NAME                                 YEAR         YEAR           END OF YEAR        END OF YEAR
-------------------------------------------------------------------     ----     -------------     -------------     ---------------
    Style Focus Series: Small Cap Value Portfolio (5/05)                2005         1.010             1.105                8,894

    Travelers Managed Income Portfolio (7/98)                           2005         1.181             1.175            4,814,356
                                                                        2004         1.170             1.181            5,220,418
                                                                        2003         1.099             1.170            5,398,515
                                                                        2002         1.096             1.099            5,399,854
                                                                        2001         1.046             1.096            5,781,643
                                                                        2000         0.987             1.046            3,541,022
                                                                        1999         0.997             0.987              818,644
                                                                        1998         1.000             0.997               14,831

    U.S. Government Securities Portfolio (8/98)                         2005         1.346             1.378            1,967,837
                                                                        2004         1.292             1.346            2,101,484
                                                                        2003         1.280             1.292            2,322,511
                                                                        2002         1.148             1.280            3,244,509
                                                                        2001         1.105             1.148            2,918,731
                                                                        2000         0.984             1.105            2,100,583
                                                                        1999         1.045             0.984              208,167
                                                                        1998         1.000             1.045                    -

Travelers Series Fund Inc.
    SB Adjustable Rate Income Portfolio - Class I Shares (5/04)         2005         0.994             0.999              350,157
                                                                        2004         1.000             0.994              440,902

    Smith Barney Aggressive Growth Portfolio (5/00)                     2005         0.904             0.991            4,062,966
                                                                        2004         0.837             0.904            4,511,623
                                                                        2003         0.634             0.837            4,936,010
                                                                        2002         0.959             0.634            5,464,999
                                                                        2001         1.018             0.959            4,913,657
                                                                        2000         1.000             1.018            1,326,488

    Smith Barney High Income Portfolio (8/98)                           2005         1.051             1.058            2,236,295
                                                                        2004         0.969             1.051            2,316,541
                                                                        2003         0.774             0.969            2,442,970
                                                                        2002         0.815             0.774            2,576,967
                                                                        2001         0.863             0.815            2,307,439
                                                                        2000         0.956             0.863            1,697,909
                                                                        1999         0.949             0.956              522,735
                                                                        1998         1.000             0.949                4,997

                         CONDENSED FINANCIAL INFORMATION

                                                                                 UNIT VALUE AT                       NUMBER OF UNITS
                                                                                 BEGINNING OF      UNIT VALUE AT     OUTSTANDING AT
                         PORTFOLIO NAME                                 YEAR         YEAR           END OF YEAR        END OF YEAR
-------------------------------------------------------------------     ----     -------------     -------------     ---------------
    Smith Barney Large Capitalization Growth Portfolio (8/98)           2005         1.236             1.277            5,824,367
                                                                        2004         1.254             1.236            6,676,140
                                                                        2003         0.866             1.254            6,334,061
                                                                        2002         1.173             0.866            7,036,897
                                                                        2001         1.366             1.173            7,363,662
                                                                        2000         1.495             1.366            5,957,460
                                                                        1999         1.164             1.495            1,314,065
                                                                        1998         1.000             1.164               19,674

    Smith Barney Mid Cap Core Portfolio (5/01)                          2005         1.025             1.090            2,076,223
                                                                        2004         0.946             1.025            2,431,294
                                                                        2003         0.742             0.946            2,662,783
                                                                        2002         0.935             0.742            2,697,675
                                                                        2001         1.000             0.935            1,508,597

    Smith Barney Money Market Portfolio (9/98)                          2005         1.074             1.084            2,599,002
                                                                        2004         1.084             1.074            2,307,197
                                                                        2003         1.097             1.084            2,396,380
                                                                        2002         1.104             1.097            4,725,650
                                                                        2001         1.084             1.104            4,801,332
                                                                        2000         1.041             1.084              934,410
                                                                        1999         1.013             1.041              190,529
                                                                        1998         1.000             1.013                    -

Van Kampen Life Investment Trust
    Emerging Growth Portfolio - Class II Shares (5/01)                  2005         0.702             0.742               64,562
                                                                        2004         0.669             0.702               74,299
                                                                        2003         0.537             0.669              116,185
                                                                        2002         0.812             0.537              110,067
                                                                        2001         1.000             0.812               74,046

Variable Annuity Portfolios
    Smith Barney Small Cap Growth Opportunities Portfolio (5/01)        2005         1.088             1.120              703,383
                                                                        2004         0.958             1.088              652,217
                                                                        2003         0.688             0.958              317,197
                                                                        2002         0.942             0.688              375,220
                                                                        2001         1.000             0.942              283,397

                         CONDENSED FINANCIAL INFORMATION

                                                                                 UNIT VALUE AT                       NUMBER OF UNITS
                                                                                 BEGINNING OF      UNIT VALUE AT     OUTSTANDING AT
                         PORTFOLIO NAME                                 YEAR         YEAR           END OF YEAR        END OF YEAR
-------------------------------------------------------------------     ----     -------------     -------------     ---------------
Variable Insurance Products Fund
    Mid Cap Portfolio - Service Class 2 (5/01)                          2005         1.504             1.742            1,215,436
                                                                        2004         1.229             1.504            1,069,114
                                                                        2003         0.905             1.229              863,241
                                                                        2002         1.025             0.905              800,501
                                                                        2001         1.000             1.025              176,585

Wells Fargo Variable Trust
    Wells Fargo Advantage Multi Cap Value Fund (11/98)                  2005         1.254             1.434              181,899
                                                                        2004         1.094             1.254              193,347
                                                                        2003         0.805             1.094              189,594
                                                                        2002         1.068             0.805              216,085
                                                                        2001         1.044             1.068              256,273
                                                                        2000         0.987             1.044              199,336
                                                                        1999         1.035             0.987               46,628
                                                                        1998         1.000             1.035                5,193

                         CONDENSED FINANCIAL INFORMATION

                         SEPARATE ACCOUNT CHARGES 1.95%

                                                                                 UNIT VALUE AT                       NUMBER OF UNITS
                                                                                 BEGINNING OF      UNIT VALUE AT     OUTSTANDING AT
                         PORTFOLIO NAME                                 YEAR         YEAR           END OF YEAR        END OF YEAR
-------------------------------------------------------------------     ----     -------------     -------------     ---------------
    Capital Appreciation Fund (7/05)                                    2005         1.039             1.143                   -

AIM Variable Insurance Funds
    AIM V.I. Premier Equity Fund - Series I (5/01)                      2005         0.994             1.030                   -
                                                                        2004         0.958             0.994                   -
                                                                        2003         0.781             0.958                   -
                                                                        2002         1.142             0.781                   -
                                                                        2001         1.000             1.142                   -

AllianceBernstein Variable Product Series Fund, Inc.
    AllianceBernstein Growth and Income Portfolio - Class B (5/01)      2005         1.234             1.265              30,322
                                                                        2004         1.131             1.234                   -
                                                                        2003         0.872             1.131                   -
                                                                        2002         1.144             0.872                   -
                                                                        2001         1.000             1.144                   -

    AllianceBernstein Large-Cap Growth Portfolio - Class B (5/01)       2005         1.031             1.161              10,145
                                                                        2004         0.970             1.031                   -
                                                                        2003         0.802             0.970                   -
                                                                        2002         1.183             0.802                   -
                                                                        2001         1.000             1.183                   -

American Funds Insurance Series
    Global Growth Fund - Class 2 Shares (5/03)                          2005         1.437             1.607              13,462
                                                                        2004         1.291             1.437                   -
                                                                        2003         1.000             1.291                   -

    Growth Fund - Class 2 Shares (5/03)                                 2005         1.372             1.563             247,540
                                                                        2004         1.244             1.372                   -
                                                                        2003         1.000             1.244                   -

    Growth-Income Fund - Class 2 Shares (5/03)                          2005         1.351             1.403              33,224
                                                                        2004         1.248             1.351                   -
                                                                        2003         1.000             1.248                   -

Credit Suisse Trust
    Credit Suisse Trust Emerging Markets Portfolio (7/98)               2005         1.799             2.258                   -
                                                                        2004         1.469             1.799                   -
                                                                        2003         1.048             1.469                   -

                         CONDENSED FINANCIAL INFORMATION

                                                                                 UNIT VALUE AT                       NUMBER OF UNITS
                                                                                 BEGINNING OF      UNIT VALUE AT     OUTSTANDING AT
                         PORTFOLIO NAME                                 YEAR         YEAR           END OF YEAR        END OF YEAR
-------------------------------------------------------------------     ----     -------------     -------------     ---------------
    Credit Suisse Trust Emerging Markets Portfolio  (continued)         2002         1.208             1.048                  -
                                                                        2001         1.000             1.208                  -

Delaware VIP Trust
    Delaware VIP REIT Series - Standard Class (8/98)                    2005         1.910             2.007             56,864
                                                                        2004         1.482             1.910                  -
                                                                        2003         1.128             1.482                  -
                                                                        2002         1.100             1.128                  -
                                                                        2001         1.000             1.100                  -

    Delaware VIP Small Cap Value Series - Standard Class (11/98)        2005         1.833             1.967             61,857
                                                                        2004         1.538             1.833                  -
                                                                        2003         1.105             1.538                  -
                                                                        2002         1.193             1.105                  -
                                                                        2001         1.000             1.193                  -

Dreyfus Variable Investment Fund
    Dreyfus VIF - Appreciation Portfolio - Initial Shares (8/98)        2005         1.114             1.141             22,725
                                                                        2004         1.082             1.114                  -
                                                                        2003         0.910             1.082                  -
                                                                        2002         1.115             0.910                  -
                                                                        2001         1.000             1.115                  -

    Dreyfus VIF - Developing Leaders Portfolio - Initial
    Shares (9/98)                                                       2005         1.325             1.375             54,078
                                                                        2004         1.214             1.325                  -
                                                                        2003         0.940             1.214                  -
                                                                        2002         1.185             0.940                  -
                                                                        2001         1.000             1.185                  -

Franklin Templeton Variable Insurance Products Trust
    Franklin Small-Mid Cap Growth Securities Fund - Class
    2 Shares (12/98)                                                    2005         1.263             1.298                  -
                                                                        2004         1.155             1.263                  -
                                                                        2003         0.858             1.155                  -
                                                                        2002         1.227             0.858                  -
                                                                        2001         1.000             1.227                  -

                         CONDENSED FINANCIAL INFORMATION

                                                                                 UNIT VALUE AT                       NUMBER OF UNITS
                                                                                 BEGINNING OF      UNIT VALUE AT     OUTSTANDING AT
                         PORTFOLIO NAME                                 YEAR         YEAR           END OF YEAR        END OF YEAR
-------------------------------------------------------------------     ----     -------------     -------------     ---------------
    Mutual Shares Securities Fund - Class 2 Shares (5/02)               2005         1.141             1.237              13,013
                                                                        2004         1.033             1.141                   -
                                                                        2003         0.842             1.033                   -
                                                                        2002         1.000             0.842                   -

    Templeton Developing Markets Securities Fund - Class 2
    Shares (7/98)                                                       2005         2.046             2.557              57,436
                                                                        2004         1.673             2.046                   -
                                                                        2003         1.115             1.673                   -
                                                                        2002         1.138             1.115                   -
                                                                        2001         1.000             1.138                   -

    Templeton Foreign Securities Fund - Class 2 Shares (8/98)           2005         1.365             1.475             319,693
                                                                        2004         1.174             1.365                   -
                                                                        2003         0.906             1.174                   -
                                                                        2002         1.134             0.906                   -
                                                                        2001         1.000             1.134                   -

Greenwich Street Series Fund
    Appreciation Portfolio (5/01)                                       2005         1.198             1.225              54,168
                                                                        2004         1.123             1.198                   -
                                                                        2003         0.919             1.123                   -
                                                                        2002         1.136             0.919                   -
                                                                        2001         1.000             1.136                   -

    Fundamental Value Portfolio (5/01)                                  2005         1.306             1.342             243,074
                                                                        2004         1.230             1.306                   -
                                                                        2003         0.905             1.230                   -
                                                                        2002         1.172             0.905                   -
                                                                        2001         1.000             1.172                   -

Janus Aspen Series
    Growth and Income Portfolio - Service Shares (5/00)                 2005         1.146             1.260              18,407
                                                                        2004         1.046             1.146                   -
                                                                        2003         0.864             1.046                   -
                                                                        2002         1.126             0.864                   -
                                                                        2001         1.000             1.126                   -

                         CONDENSED FINANCIAL INFORMATION

                                                                                 UNIT VALUE AT                       NUMBER OF UNITS
                                                                                 BEGINNING OF      UNIT VALUE AT     OUTSTANDING AT
                         PORTFOLIO NAME                                 YEAR         YEAR           END OF YEAR        END OF YEAR
-------------------------------------------------------------------     ----     -------------     -------------     ---------------
    International Growth Portfolio - Service Shares (5/00)              2005         1.310             1.695                   -
                                                                        2004         1.125             1.310                   -
                                                                        2003         0.853             1.125                   -
                                                                        2002         1.171             0.853                   -
                                                                        2001         1.000             1.171                   -

    Mid Cap Growth Portfolio - Service Shares (5/00)                    2005         1.275             1.400               4,792
                                                                        2004         1.079             1.275                   -
                                                                        2003         0.816             1.079                   -
                                                                        2002         1.158             0.816                   -
                                                                        2001         1.000             1.158                   -

Lazard Retirement Series, Inc.
    Lazard Retirement Small Cap Portfolio (5/03)                        2005         1.500             1.529                   -
                                                                        2004         1.331             1.500                   -
                                                                        2003         1.000             1.331                   -

Lord Abbett Series Fund, Inc.
    Growth and Income Portfolio (5/03)                                  2005         1.370             1.387             153,970
                                                                        2004         1.240             1.370                   -
                                                                        2003         1.000             1.240                   -

    Mid-Cap Value Portfolio (5/03)                                      2005         1.527             1.620             129,865
                                                                        2004         1.255             1.527                   -
                                                                        2003         1.000             1.255                   -

Met Investors Series Trust
    Legg Mason Value Equity Portfolio - Class B (11/05)                 2005         0.999             1.044              68,614

    Lord Abbett Growth and Income Portfolio - Class B (11/05)           2005         1.016             1.025               8,121

    Lord Abbett Growth Opportunities Portfolio - Class B (11/05)        2005         1.025             1.033                   -

    Lord Abbett Mid-Cap Value Portfolio - Class B (11/05)               2005         1.004             1.035              30,614

    MFS(R) Research International Portfolio - Class B (11/05)           2005         1.004             1.060                   -

                         CONDENSED FINANCIAL INFORMATION

                                                                                 UNIT VALUE AT                       NUMBER OF UNITS
                                                                                 BEGINNING OF      UNIT VALUE AT     OUTSTANDING AT
                         PORTFOLIO NAME                                 YEAR         YEAR           END OF YEAR        END OF YEAR
-------------------------------------------------------------------     ----     -------------     -------------     ---------------
    Neuberger Berman Real Estate Portfolio - Class B (11/05)            2005         1.038             1.075                   -

    PIMCO Inflation Protected Bond Portfolio - Class B (11/05)          2005         0.995             1.000               9,799

    PIMCO Total Return Portfolio - Class B (11/05)                      2005         0.996             1.012              38,161

    Van Kampen Comstock Portfolio - Class B (11/05)                     2005         1.000             1.010                   -

Metropolitan Series Fund
    Salomon Brothers U.S. Government Portfolio - Class B (11/05)        2005         1.000             1.005                   -

PIMCO Variable Insurance Trust
    Real Return Portfolio - Administrative Class (5/05)                 2005         1.000             0.993             284,232

    Total Return Portfolio - Administrative Class (5/01)                2005         1.136             1.142             683,616
                                                                        2004         1.105             1.136               6,834
                                                                        2003         1.072             1.105                   -
                                                                        2002         1.003             1.072                   -
                                                                        2001         1.000             1.003                   -

Putnam Variable Trust
    Putnam VT Discovery Growth Fund - Class IB Shares (5/01)            2005         1.163             1.223                   -
                                                                        2004         1.102             1.163                   -
                                                                        2003         0.851             1.102                   -
                                                                        2002         1.233             0.851                   -
                                                                        2001         1.000             1.233                   -

    Putnam VT International Equity Fund - Class IB Shares (5/01)        2005         1.319             1.452                   -
                                                                        2004         1.158             1.319                   -
                                                                        2003         0.918             1.158                   -
                                                                        2002         1.137             0.918                   -
                                                                        2001         1.000             1.137                   -

    Putnam VT Small Cap Value Fund - Class IB Shares (5/01)             2005         1.777             1.866               1,254
                                                                        2004         1.436             1.777                   -
                                                                        2003         0.978             1.436                   -

                    HarringtonCONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ----------------
   Putnam VT Small Cap Value Fund - Class IB Shares
   (continued)                                                 2002        1.221           0.978                   -
                                                               2001        1.000           1.221                   -

Salomon Brothers Variable Series Funds Inc.
   All Cap Fund - Class I (5/01)                               2005        1.200           1.224                   -
                                                               2004        1.129           1.200                   -
                                                               2003        0.828           1.129                   -
                                                               2002        1.127           0.828                   -
                                                               2001        1.000           1.127                   -

   High Yield Bond Fund - Class I (11/05)                      2005        1.004           1.012               5,415

   Investors Fund - Class I (10/98)                            2005        1.201           1.255             200,193
                                                               2004        1.110           1.201                   -
                                                               2003        0.855           1.110                   -
                                                               2002        1.133           0.855                   -
                                                               2001        1.000           1.133                   -

   Small Cap Growth Fund - Class I (11/05)                     2005        1.000           1.035                   -

Smith Barney Investment Series
   Smith Barney Dividend Strategy Portfolio (5/02)             2005        0.987           0.966              35,895
                                                               2004        0.974           0.987                   -
                                                               2003        0.804           0.974                   -
                                                               2002        1.000           0.804                   -

Smith Barney Multiple Discipline Trust
   Multiple Discipline Portfolio - All Cap Growth and Value
   (5/04)                                                      2005        1.043           1.077             342,154
                                                               2004        1.000           1.043              47,162

   Multiple Discipline Portfolio - Global All Cap Growth
   and Value (5/04)                                            2005        1.070           1.118                   -
                                                               2004        1.000           1.070                   -

   Multiple Discipline Portfolio - Large Cap Growth and
   Value (5/04)                                                2005        1.037           1.053                   -
                                                               2004        1.000           1.037                   -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ----------------
The Travelers Series Trust
   AIM Capital Appreciation Portfolio (8/98)                   2005        1.193           1.272                   -
                                                               2004        1.142           1.193                   -
                                                               2003        0.900           1.142                   -
                                                               2002        1.206           0.900                   -
                                                               2001        1.000           1.206                   -

   Disciplined Mid Cap Stock Portfolio (8/98)                  2005        1.503           1.657                   -
                                                               2004        1.316           1.503                   -
                                                               2003        1.003           1.316                   -
                                                               2002        1.194           1.003                   -
                                                               2001        1.000           1.194                   -

   Equity Income Portfolio (5/03)                              2005        1.333           1.365              18,144
                                                               2004        1.237           1.333                   -
                                                               2003        1.000           1.237                   -

   Federated High Yield Portfolio (5/02)                       2005        1.267           1.274              85,933
                                                               2004        1.170           1.267               4,804
                                                               2003        0.975           1.170                   -
                                                               2002        1.000           0.975                   -

   Large Cap Portfolio (8/98)                                  2005        1.100           1.172              30,151
                                                               2004        1.053           1.100                   -
                                                               2003        0.861           1.053                   -
                                                               2002        1.137           0.861                   -
                                                               2001        1.000           1.137                   -

   Mercury Large Cap Core Portfolio (11/98)                    2005        1.141           1.254              29,364
                                                               2004        1.004           1.141                   -
                                                               2003        0.845           1.004                   -
                                                               2002        1.151           0.845                   -
                                                               2001        1.000           1.151                   -

   MFS Emerging Growth Portfolio (5/01)                        2005        1.100           1.067                   -
                                                               2004        0.995           1.100                   -
                                                               2003        0.786           0.995                   -
                                                               2002        1.218           0.786                   -
                                                               2001        1.000           1.218                   -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT      OUTSTANDING AT
                    PORTFOLIO NAME                             YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ----------------
MFS Mid Cap Growth Portfolio (5/00)                            2005        0.922           0.932              23,404
                                                               2004        0.824           0.922                   -
                                                               2003        0.613           0.824                   -
                                                               2002        1.221           0.613                   -
                                                               2001        1.000           1.221                   -

MFS Total Return Portfolio (11/05)                             2005        1.000           1.010              35,787

MFS Value Portfolio (11/98)                                    2005        1.333           1.392              13,686
                                                               2004        1.172           1.333                   -
                                                               2003        0.959           1.172                   -
                                                               2002        1.126           0.959                   -
                                                               2001        1.000           1.126                   -

Mondrian International Stock Portfolio (7/98)                  2005        1.294           1.389             237,397
                                                               2004        1.140           1.294                   -
                                                               2003        0.904           1.140                   -
                                                               2002        1.059           0.904                   -
                                                               2001        1.000           1.059                   -

Pioneer Fund Portfolio (5/03)                                  2005        1.321           1.373               7,397
                                                               2004        1.212           1.321                   -
                                                               2003        1.000           1.212                   -

Pioneer Mid Cap Value Portfolio (5/05)                         2005        1.017           1.084              56,097

Strategic Equity Portfolio (5/01)                              2005        1.051           1.051             231,842
                                                               2004        0.972           1.051                   -
                                                               2003        0.748           0.972                   -
                                                               2002        1.148           0.748                   -
                                                               2001        1.000           1.148                   -

Style Focus Series: Small Cap Growth Portfolio (5/05)          2005        1.000           1.139              23,713

Style Focus Series: Small Cap Value Portfolio (5/05)           2005        1.010           1.105              18,674

Travelers Managed Income Portfolio (7/98)                      2005        1.054           1.048             123,820
                                                               2004        1.045           1.054                   -
                                                               2003        0.982           1.045                   -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ----------------
   Travelers Managed Income Portfolio  (continued)             2002        0.980           0.982                   -
                                                               2001        1.000           0.980                   -

   U.S. Government Securities Portfolio (8/98)                 2005        1.166           1.193                   -
                                                               2004        1.121           1.166                   -
                                                               2003        1.112           1.121                   -
                                                               2002        0.998           1.112                   -
                                                               2001        1.000           0.998                   -

Travelers Series Fund Inc.
   SB Adjustable Rate Income Portfolio - Class I Shares
   (5/04)                                                      2005        0.994           0.998                   -
                                                               2004        1.000           0.994                   -

   Smith Barney Aggressive Growth Portfolio (5/00)             2005        1.139           1.248             200,752
                                                               2004        1.057           1.139                   -
                                                               2003        0.801           1.057                   -
                                                               2002        1.213           0.801                   -
                                                               2001        1.000           1.213                   -

   Smith Barney High Income Portfolio (8/98)                   2005        1.333           1.342              15,446
                                                               2004        1.231           1.333                   -
                                                               2003        0.984           1.231                   -
                                                               2002        1.037           0.984                   -
                                                               2001        1.000           1.037                   -

   Smith Barney Large Capitalization Growth Portfolio (8/98)   2005        1.241           1.281             100,847
                                                               2004        1.261           1.241                   -
                                                               2003        0.871           1.261                   -
                                                               2002        1.181           0.871                   -
                                                               2001        1.000           1.181                   -

   Smith Barney Mid Cap Core Portfolio (5/01)                  2005        1.347           1.431               9,265
                                                               2004        1.244           1.347                   -
                                                               2003        0.978           1.244                   -
                                                               2002        1.232           0.978                   -
                                                               2001        1.000           1.232                   -

   Smith Barney Money Market Portfolio (9/98)                  2005        0.970           0.978              40,470
                                                               2004        0.981           0.970                   -
                                                               2003        0.993           0.981                   -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ----------------
   Smith Barney Money Market Portfolio  (continued)            2002        1.000           0.993                   -
                                                               2001        1.000           1.000                   -

Van Kampen Life Investment Trust
   Emerging Growth Portfolio - Class II Shares (5/01)          2005        0.976           1.031               5,195
                                                               2004        0.932           0.976                   -
                                                               2003        0.748           0.932                   -
                                                               2002        1.133           0.748                   -
                                                               2001        1.000           1.133                   -

Variable Annuity Portfolios
   Smith Barney Small Cap Growth Opportunities Portfolio
   (5/01)                                                      2005        1.398           1.439               1,506
                                                               2004        1.233           1.398                   -
                                                               2003        0.886           1.233                   -
                                                               2002        1.215           0.886                   -
                                                               2001        1.000           1.215                   -

Variable Insurance Products Fund
   Mid Cap Portfolio - Service Class 2 (5/01)                  2005        1.643           1.902              42,979
                                                               2004        1.344           1.643                   -
                                                               2003        0.991           1.344                   -
                                                               2002        1.123           0.991                   -
                                                               2001        1.000           1.123                   -

Wells Fargo Variable Trust
   Wells Fargo Advantage Multi Cap Value Fund (11/98)          2005        1.397           1.597                   -
                                                               2004        1.220           1.397                   -
                                                               2003        0.899           1.220                   -
                                                               2002        1.193           0.899                   -
                                                               2001        1.000           1.193                   -

                         CONDENSED FINANCIAL INFORMATION

                         SEPARATE ACCOUNT CHARGES 2.10%

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ----------------
   Capital Appreciation Fund (7/05)                            2005        1.039           1.142               18,517

AIM Variable Insurance Funds
   AIM V.I. Premier Equity Fund - Series I (5/01)              2005        0.989           1.023                6,047
                                                               2004        0.955           0.989                5,892
                                                               2003        0.780           0.955               26,335
                                                               2002        1.142           0.780               23,369
                                                               2001        1.000           1.142                    -

AllianceBernstein Variable Product Series Fund, Inc.
   AllianceBernstein Growth and Income Portfolio - Class B
   (5/01)                                                      2005        1.228           1.257              377,742
                                                               2004        1.127           1.228              318,980
                                                               2003        0.871           1.127              197,431
                                                               2002        1.144           0.871              145,936
                                                               2001        1.000           1.144                    -

   AllianceBernstein Large-Cap Growth Portfolio - Class B
   (5/01)                                                      2005        1.026           1.154              358,707
                                                               2004        0.967           1.026              372,106
                                                               2003        0.801           0.967              252,624
                                                               2002        1.182           0.801              306,287
                                                               2001        1.000           1.182                    -

American Funds Insurance Series
   Global Growth Fund - Class 2 Shares (5/03)                  2005        1.433           1.601            1,205,983
                                                               2004        1.290           1.433              685,200
                                                               2003        1.000           1.290               16,096

   Growth Fund - Class 2 Shares (5/03)                         2005        1.369           1.557            4,777,126
                                                               2004        1.242           1.369            2,718,117
                                                               2003        1.000           1.242              440,898

   Growth-Income Fund - Class 2 Shares (5/03)                  2005        1.348           1.397            4,322,637
                                                               2004        1.247           1.348            2,610,903
                                                               2003        1.000           1.247              228,921

Credit Suisse Trust
   Credit Suisse Trust Emerging Markets Portfolio (7/98)       2005        1.791           2.243                9,381
                                                               2004        1.464           1.791               24,806
                                                               2003        1.046           1.464               31,073

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ----------------
   Credit Suisse Trust Emerging Markets Portfolio
   (continued)                                                 2002        1.208           1.046              36,682
                                                               2001        1.000           1.208                   -

Delaware VIP Trust
   Delaware VIP REIT Series - Standard Class (8/98)            2005        1.901           1.995             691,429
                                                               2004        1.477           1.901             499,238
                                                               2003        1.126           1.477             155,002
                                                               2002        1.100           1.126             105,316
                                                               2001        1.000           1.100              12,684

   Delaware VIP Small Cap Value Series - Standard Class
   (11/98)                                                     2005        1.824           1.954             550,419
                                                               2004        1.533           1.824             347,298
                                                               2003        1.103           1.533              94,821
                                                               2002        1.193           1.103                 598
                                                               2001        1.000           1.193                   -

Dreyfus Variable Investment Fund
   Dreyfus VIF - Appreciation Portfolio - Initial Shares
   (8/98)                                                      2005        1.109           1.134             356,600
                                                               2004        1.078           1.109             546,932
                                                               2003        0.909           1.078             267,894
                                                               2002        1.114           0.909             212,634
                                                               2001        1.000           1.114              52,192

   Dreyfus VIF - Developing Leaders Portfolio - Initial
   Shares (9/98)                                               2005        1.319           1.367             114,605
                                                               2004        1.210           1.319              87,130
                                                               2003        0.938           1.210              88,053
                                                               2002        1.185           0.938              77,768
                                                               2001        1.000           1.185              20,114

Franklin Templeton Variable Insurance Products Trust
   Franklin Small-Mid Cap Growth Securities Fund - Class 2
   Shares (12/98)                                              2005        1.257           1.290             519,982
                                                               2004        1.151           1.257             452,393
                                                               2003        0.857           1.151              97,960
                                                               2002        1.227           0.857              87,881
                                                               2001        1.000           1.227                   -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ----------------
   Mutual Shares Securities Fund - Class 2 Shares (5/02)       2005        1.137           1.230            1,087,650
                                                               2004        1.030           1.137              474,912
                                                               2003        0.841           1.030               78,196
                                                               2002        1.000           0.841               10,962

   Templeton Developing Markets Securities Fund - Class 2
   Shares (7/98)                                               2005        2.036           2.541              536,669
                                                               2004        1.667           2.036              341,968
                                                               2003        1.113           1.667               91,342
                                                               2002        1.138           1.113                1,793
                                                               2001        1.000           1.138                    -

   Templeton Foreign Securities Fund - Class 2 Shares (8/98)   2005        1.358           1.465            2,958,188
                                                               2004        1.170           1.358            1,605,597
                                                               2003        0.904           1.170              116,592
                                                               2002        1.133           0.904               32,833
                                                               2001        1.000           1.133                    -

Greenwich Street Series Fund
   Appreciation Portfolio (5/01)                               2005        1.192           1.218            2,010,521
                                                               2004        1.119           1.192            1,437,614
                                                               2003        0.917           1.119              318,569
                                                               2002        1.136           0.917               57,650
                                                               2001        1.000           1.136                    -

   Fundamental Value Portfolio (5/01)                          2005        1.299           1.333              997,711
                                                               2004        1.226           1.299              643,775
                                                               2003        0.903           1.226              146,609
                                                               2002        1.172           0.903              109,611
                                                               2001        1.000           1.172               60,860

Janus Aspen Series
   Growth and Income Portfolio - Service Shares (5/00)         2005        1.141           1.252               14,489
                                                               2004        1.043           1.141                    -
                                                               2003        0.862           1.043                    -
                                                               2002        1.126           0.862                    -
                                                               2001        1.000           1.126                    -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ----------------
   International Growth Portfolio - Service Shares (5/00)      2005        1.303           1.684                2,700
                                                               2004        1.121           1.303                2,838
                                                               2003        0.851           1.121                    -
                                                               2002        1.171           0.851                    -
                                                               2001        1.000           1.171                    -

   Mid Cap Growth Portfolio - Service Shares (5/00)            2005        1.268           1.391              181,876
                                                               2004        1.075           1.268              172,409
                                                               2003        0.815           1.075               21,208
                                                               2002        1.157           0.815                    -
                                                               2001        1.000           1.157                    -

Lazard Retirement Series, Inc.
   Lazard Retirement Small Cap Portfolio (5/03)                2005        1.496           1.523              341,429
                                                               2004        1.330           1.496              223,938
                                                               2003        1.000           1.330               24,476

Lord Abbett Series Fund, Inc.
   Growth and Income Portfolio (5/03)                          2005        1.366           1.382            2,127,603
                                                               2004        1.239           1.366            1,470,144
                                                               2003        1.000           1.239              112,259

   Mid-Cap Value Portfolio (5/03)                              2005        1.523           1.614            1,809,381
                                                               2004        1.254           1.523            1,156,768
                                                               2003        1.000           1.254              265,680

Met Investors Series Trust
   Legg Mason Value Equity Portfolio - Class B (11/05)         2005        0.999           1.044              162,888

   Lord Abbett Growth and Income Portfolio - Class B (11/05)   2005        1.016           1.025               10,691

   Lord Abbett Growth Opportunities Portfolio - Class B
   (11/05)                                                     2005        1.025           1.033               52,008

   Lord Abbett Mid-Cap Value Portfolio - Class B (11/05)       2005        1.004           1.035                7,948

   MFS(R) Research International Portfolio - Class B (11/05)   2005        1.004           1.060                    -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ----------------
   Neuberger Berman Real Estate Portfolio - Class B (11/05)    2005        1.038           1.074               11,675
   PIMCO Inflation Protected Bond Portfolio - Class B
   (11/05)                                                     2005        0.995           1.000               53,160

   PIMCO Total Return Portfolio - Class B (11/05)              2005        0.996           1.011              226,130

   Van Kampen Comstock Portfolio - Class B (11/05)             2005        1.000           1.009               44,643

Metropolitan Series Fund
   Salomon Brothers U.S. Government Portfolio - Class B
   (11/05)                                                     2005        1.000           1.005                    -

PIMCO Variable Insurance Trust
   Real Return Portfolio - Administrative Class (5/05)         2005        1.000           0.992              830,703

   Total Return Portfolio - Administrative Class (5/01)        2005        1.131           1.134            7,741,263
                                                               2004        1.101           1.131            5,249,767
                                                               2003        1.070           1.101              878,853
                                                               2002        1.002           1.070              603,634
                                                               2001        1.000           1.002              142,712

Putnam Variable Trust
   Putnam VT Discovery Growth Fund - Class IB Shares (5/01)    2005        1.157           1.215                    -
                                                               2004        1.099           1.157                    -
                                                               2003        0.850           1.099                    -
                                                               2002        1.233           0.850                    -
                                                               2001        1.000           1.233                    -

   Putnam VT International Equity Fund - Class IB Shares
   (5/01)                                                      2005        1.313           1.442              125,550
                                                               2004        1.154           1.313              115,303
                                                               2003        0.917           1.154              230,770
                                                               2002        1.137           0.917              129,081
                                                               2001        1.000           1.137               27,332

   Putnam VT Small Cap Value Fund - Class IB Shares (5/01)     2005        1.769           1.854               89,290
                                                               2004        1.431           1.769               44,740
                                                               2003        0.976           1.431               25,653

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ----------------
   Putnam VT Small Cap Value Fund - Class IB Shares
   (continued)                                                 2002        1.220           0.976                8,644
                                                               2001        1.000           1.220                6,625

Salomon Brothers Variable Series Funds Inc.
   All Cap Fund - Class I (5/01)                               2005        1.194           1.216              240,955
                                                               2004        1.126           1.194              227,634
                                                               2003        0.827           1.126               55,203
                                                               2002        1.127           0.827               66,953
                                                               2001        1.000           1.127               41,655

   High Yield Bond Fund - Class I (11/05)                      2005        1.004           1.012               15,787

   Investors Fund - Class I (10/98)                            2005        1.196           1.247              639,084
                                                               2004        1.106           1.196              471,609
                                                               2003        0.854           1.106              326,602
                                                               2002        1.133           0.854              271,336
                                                               2001        1.000           1.133               80,548

   Small Cap Growth Fund - Class I (11/05)                     2005        1.000           1.035               21,119

Smith Barney Investment Series
   Smith Barney Dividend Strategy Portfolio (5/02)             2005        0.983           0.961              346,514
                                                               2004        0.971           0.983              172,893
                                                               2003        0.803           0.971               27,528
                                                               2002        1.000           0.803                    -

Smith Barney Multiple Discipline Trust
   Multiple Discipline Portfolio - All Cap Growth and Value
   (5/04)                                                      2005        1.042           1.074            1,507,650
                                                               2004        1.000           1.042            1,606,064

   Multiple Discipline Portfolio - Global All Cap Growth
   and Value (5/04)                                            2005        1.069           1.116              631,168
                                                               2004        1.000           1.069              423,365

   Multiple Discipline Portfolio - Large Cap Growth and
   Value (5/04)                                                2005        1.036           1.051              174,324
                                                               2004        1.000           1.036               68,856

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ----------------
The Travelers Series Trust
   AIM Capital Appreciation Portfolio (8/98)                   2005        1.187           1.264               27,311
                                                               2004        1.138           1.187               56,973
                                                               2003        0.899           1.138               45,259
                                                               2002        1.206           0.899                2,406
                                                               2001        1.000           1.206                    -

   Disciplined Mid Cap Stock Portfolio (8/98)                  2005        1.495           1.646                    -
                                                               2004        1.311           1.495                    -
                                                               2003        1.001           1.311                    -
                                                               2002        1.193           1.001                    -
                                                               2001        1.000           1.193                    -

   Equity Income Portfolio (5/03)                              2005        1.329           1.360              477,158
                                                               2004        1.235           1.329              248,139
                                                               2003        1.000           1.235               21,934

   Federated High Yield Portfolio (5/02)                       2005        1.262           1.267            1,380,980
                                                               2004        1.167           1.262            1,157,055
                                                               2003        0.974           1.167              136,049
                                                               2002        1.000           0.974               24,257

   Large Cap Portfolio (8/98)                                  2005        1.094           1.165              744,745
                                                               2004        1.049           1.094              162,310
                                                               2003        0.859           1.049               20,618
                                                               2002        1.137           0.859               21,372
                                                               2001        1.000           1.137                    -

   Mercury Large Cap Core Portfolio (11/98)                    2005        1.136           1.246               34,099
                                                               2004        1.001           1.136                    -
                                                               2003        0.843           1.001                    -
                                                               2002        1.151           0.843                    -
                                                               2001        1.000           1.151                    -

   MFS Emerging Growth Portfolio (5/01)                        2005        1.095           1.061                    -
                                                               2004        0.992           1.095               31,610
                                                               2003        0.784           0.992               24,105
                                                               2002        1.218           0.784                    -
                                                               2001        1.000           1.218                    -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT   UNIT VALUE AT     NUMBER OF UNITS
                                                                       BEGINNING OF     END OF YEAR       OUTSTANDING AT
                    PORTFOLIO NAME                             YEAR        YEAR                            END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ----------------
MFS Mid Cap Growth Portfolio (5/00)                            2005        0.917           0.926              587,021
                                                               2004        0.821           0.917              308,078
                                                               2003        0.612           0.821              277,040
                                                               2002        1.221           0.612              291,957
                                                               2001        1.000           1.221                    -

MFS Total Return Portfolio (11/05)                             2005        1.000           1.009                    -

MFS Value Portfolio (11/98)                                    2005        1.326           1.383              672,768
                                                               2004        1.168           1.326              405,792
                                                               2003        0.957           1.168              218,389
                                                               2002        1.125           0.957              158,316
                                                               2001        1.000           1.125                    -

Mondrian International Stock Portfolio (7/98)                  2005        1.287           1.381            1,471,565
                                                               2004        1.136           1.287            1,262,239
                                                               2003        0.902           1.136              420,351
                                                               2002        1.058           0.902              324,651
                                                               2001        1.000           1.058                    -

Pioneer Fund Portfolio (5/03)                                  2005        1.318           1.368              123,750
                                                               2004        1.211           1.318               52,216
                                                               2003        1.000           1.211               41,592

Pioneer Mid Cap Value Portfolio (5/05)                         2005        1.017           1.083              200,348

Strategic Equity Portfolio (5/01)                              2005        1.045           1.045               89,988
                                                               2004        0.969           1.045               30,947
                                                               2003        0.746           0.969               94,251
                                                               2002        1.147           0.746                    -
                                                               2001        1.000           1.147                    -

Style Focus Series: Small Cap Growth Portfolio (5/05)          2005        1.000           1.138               97,666

Style Focus Series: Small Cap Value Portfolio (5/05)           2005        1.010           1.104               21,579

Travelers Managed Income Portfolio (7/98)                      2005        1.049           1.041            2,697,256
                                                               2004        1.041           1.049            2,089,192
                                                               2003        0.981           1.041              668,862

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
   Travelers Managed Income Portfolio  (continued)             2002        0.980           0.981                 779,899
                                                               2001        1.000           0.980                  29,869

   U.S. Government Securities Portfolio (8/98)                 2005        1.161           1.186                 692,215
                                                               2004        1.117           1.161                 526,962
                                                               2003        1.110           1.117                  19,379
                                                               2002        0.998           1.110                   2,026
                                                               2001        1.000           0.998                   1,884
Travelers Series Fund Inc.
   SB Adjustable Rate Income Portfolio - Class I Shares
   (5/04)                                                      2005        0.993           0.995                 697,325
                                                               2004        1.000           0.993                 663,220

   Smith Barney Aggressive Growth Portfolio (5/00)             2005        1.134           1.240               1,343,471
                                                               2004        1.053           1.134                 963,379
                                                               2003        0.799           1.053                 376,618
                                                               2002        1.212           0.799                 117,751
                                                               2001        1.000           1.212                  78,988
   Smith Barney High Income Portfolio (8/98)                   2005        1.327           1.333                 233,529
                                                               2004        1.227           1.327                 177,937
                                                               2003        0.982           1.227                   7,726
                                                               2002        1.037           0.982                       -
                                                               2001        1.000           1.037                  12,607

   Smith Barney Large Capitalization Growth Portfolio (8/98)   2005        1.235           1.273               1,390,101
                                                               2004        1.257           1.235                 971,830
                                                               2003        0.870           1.257                 230,264
                                                               2002        1.181           0.870                  21,795
                                                               2001        1.000           1.181                  11,592
   Smith Barney Mid Cap Core Portfolio (5/01)                  2005        1.341           1.422                 409,830
                                                               2004        1.240           1.341                 272,178
                                                               2003        0.976           1.240                 183,618
                                                               2002        1.232           0.976                 102,369
                                                               2001        1.000           1.232                  19,553
   Smith Barney Money Market Portfolio (9/98)                  2005        0.965           0.972               2,177,218
                                                               2004        0.977           0.965               1,696,694
                                                               2003        0.992           0.977                 153,275

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
   Smith Barney Money Market Portfolio  (continued)            2002        1.000           0.992                 163,483
                                                               2001        1.000           1.000                   6,150

Van Kampen Life Investment Trust
   Emerging Growth Portfolio - Class II Shares (5/01)          2005        0.972           1.024                 109,275
                                                               2004        0.929           0.972                  39,653
                                                               2003        0.747           0.929                  59,685
                                                               2002        1.133           0.747                       -
                                                               2001        1.000           1.133                       -

Variable Annuity Portfolios
   Smith Barney Small Cap Growth Opportunities Portfolio
   (5/01)                                                      2005        1.391           1.429                 194,245
                                                               2004        1.229           1.391                 111,921
                                                               2003        0.884           1.229                  60,043
                                                               2002        1.214           0.884                  38,080
                                                               2001        1.000           1.214                       -

Variable Insurance Products Fund
   Mid Cap Portfolio - Service Class 2 (5/01)                  2005        1.635           1.890                 587,657
                                                               2004        1.339           1.635                 369,341
                                                               2003        0.989           1.339                  94,573
                                                               2002        1.123           0.989                       -
                                                               2001        1.000           1.123                       -

Wells Fargo Variable Trust
   Wells Fargo Advantage Multi Cap Value Fund (11/98)          2005        1.391           1.587                       -
                                                               2004        1.216           1.391                       -
                                                               2003        0.897           1.216                       -
                                                               2002        1.193           0.897                       -
                                                               2001        1.000           1.193                       -

                         CONDENSED FINANCIAL INFORMATION

                         SEPARATE ACCOUNT CHARGES 2.20%

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
   Capital Appreciation Fund (7/05)                            2005        1.039           1.141                  24,826

AIM Variable Insurance Funds
   AIM V.I. Premier Equity Fund - Series I (5/01)              2005        1.150           1.189                       -
                                                               2004        1.111           1.150                       -
                                                               2003        1.000           1.111                       -
AllianceBernstein Variable Product Series Fund, Inc.
   AllianceBernstein Growth and Income Portfolio - Class B
   (5/01)                                                      2005        1.218           1.246                  89,844
                                                               2004        1.119           1.218                       -
                                                               2003        1.000           1.119                       -

   AllianceBernstein Large-Cap Growth Portfolio - Class B
   (5/01)                                                      2005        1.158           1.301                   9,756
                                                               2004        1.092           1.158                       -
                                                               2003        1.000           1.092                       -
American Funds Insurance Series
   Global Growth Fund - Class 2 Shares (5/03)                  2005        1.318           1.471                 554,233
                                                               2004        1.187           1.318                       -
                                                               2003        1.000           1.187                       -

   Growth Fund - Class 2 Shares (5/03)                         2005        1.264           1.437               1,590,979
                                                               2004        1.148           1.264                       -
                                                               2003        1.000           1.148                       -

   Growth-Income Fund - Class 2 Shares (5/03)                  2005        1.238           1.281                 945,675
                                                               2004        1.146           1.238                       -
                                                               2003        1.000           1.146                       -
Credit Suisse Trust
   Credit Suisse Trust Emerging Markets Portfolio (7/98)       2005        1.494           1.870                       -
                                                               2004        1.223           1.494                       -
                                                               2003        1.000           1.223                       -
Delaware VIP Trust
   Delaware VIP REIT Series - Standard Class (8/98)            2005        1.468           1.540                 217,494
                                                               2004        1.142           1.468                       -
                                                               2003        1.000           1.142                       -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
   Delaware VIP Small Cap Value Series - Standard Class
   (11/98)                                                     2005        1.411           1.511                 202,105
                                                               2004        1.187           1.411                       -
                                                               2003        1.000           1.187                       -

Dreyfus Variable Investment Fund
   Dreyfus VIF - Appreciation Portfolio - Initial Shares
   (8/98)                                                      2005        1.142           1.166                 193,801
                                                               2004        1.112           1.142                       -
                                                               2003        1.000           1.112                       -

   Dreyfus VIF - Developing Leaders Portfolio - Initial
   Shares (9/98)                                               2005        1.250           1.294                  32,516
                                                               2004        1.148           1.250                       -
                                                               2003        1.000           1.148                       -

Franklin Templeton Variable Insurance Products Trust
   Franklin Small-Mid Cap Growth Securities Fund - Class 2
   Shares (12/98)                                              2005        1.300           1.332                   7,991
                                                               2004        1.192           1.300                       -
                                                               2003        1.000           1.192                       -

   Mutual Shares Securities Fund - Class 2 Shares (5/02)       2005        1.230           1.331                 260,881
                                                               2004        1.117           1.230                       -
                                                               2003        1.000           1.117                       -

   Templeton Developing Markets Securities Fund - Class 2
   Shares (7/98)                                               2005        1.540           1.920                 239,200
                                                               2004        1.262           1.540                       -
                                                               2003        1.000           1.262                       -

   Templeton Foreign Securities Fund - Class 2 Shares (8/98)   2005        1.362           1.468                 590,563
                                                               2004        1.175           1.362                       -
                                                               2003        1.000           1.175                       -
Greenwich Street Series Fund
   Appreciation Portfolio (5/01)                               2005        1.191           1.215                 379,955
                                                               2004        1.119           1.191                       -
                                                               2003        1.000           1.119                       -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
   Fundamental Value Portfolio (5/01)                          2005        1.237           1.268                  56,599
                                                               2004        1.168           1.237                       -
                                                               2003        1.000           1.168                       -

Janus Aspen Series
   Growth and Income Portfolio - Service Shares (5/00)         2005        1.226           1.344                   2,739
                                                               2004        1.122           1.226                       -
                                                               2003        1.000           1.122                       -

   International Growth Portfolio - Service Shares (5/00)      2005        1.417           1.829                       -
                                                               2004        1.220           1.417                       -
                                                               2003        1.000           1.220                       -

   Mid Cap Growth Portfolio - Service Shares (5/00)            2005        1.345           1.474                  11,782
                                                               2004        1.141           1.345                       -
                                                               2003        1.000           1.141                       -

Lazard Retirement Series, Inc.
   Lazard Retirement Small Cap Portfolio (5/03)                2005        1.318           1.341                 184,633
                                                               2004        1.172           1.318                       -
                                                               2003        1.000           1.172                       -

Lord Abbett Series Fund, Inc.
   Growth and Income Portfolio (5/03)                          2005        1.256           1.269                 466,328
                                                               2004        1.140           1.256                       -
                                                               2003        1.000           1.140                       -

   Mid-Cap Value Portfolio (5/03)                              2005        1.402           1.484                 469,865
                                                               2004        1.155           1.402                       -
                                                               2003        1.000           1.155                       -
Met Investors Series Trust
   Legg Mason Value Equity Portfolio - Class B (11/05)         2005        0.999           1.044                 257,610
   Lord Abbett Growth and Income Portfolio - Class B (11/05)   2005        1.016           1.024                  77,563

   Lord Abbett Growth Opportunities Portfolio - Class B
   (11/05)                                                     2005        1.025           1.033                  24,535

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
   Lord Abbett Mid-Cap Value Portfolio - Class B (11/05)       2005        1.004           1.035                  45,610

   MFS(R) Research International Portfolio - Class B (11/05)   2005        1.004           1.060                  15,443

   Neuberger Berman Real Estate Portfolio - Class B (11/05)    2005        1.038           1.074                  41,367

   PIMCO Inflation Protected Bond Portfolio - Class B
   (11/05)                                                     2005        0.995           0.999                  74,791

   PIMCO Total Return Portfolio - Class B (11/05)              2005        0.996           1.011                 249,215

   Van Kampen Comstock Portfolio - Class B (11/05)             2005        1.000           1.009                       -

Metropolitan Series Fund
   Salomon Brothers U.S. Government Portfolio - Class B
   (11/05)                                                     2005        1.000           1.005                       -

PIMCO Variable Insurance Trust
   Real Return Portfolio - Administrative Class (5/05)         2005        1.000           0.991                 313,277

   Total Return Portfolio - Administrative Class (5/01)        2005        1.051           1.053               1,314,689
                                                               2004        1.024           1.051                       -
                                                               2003        1.000           1.024                       -

Putnam Variable Trust
   Putnam VT Discovery Growth Fund - Class IB Shares (5/01)    2005        1.184           1.243                       -
                                                               2004        1.125           1.184                       -
                                                               2003        1.000           1.125                       -

   Putnam VT International Equity Fund - Class IB Shares
   (5/01)                                                      2005        1.341           1.472                       -
                                                               2004        1.180           1.341                       -
                                                               2003        1.000           1.180                       -

   Putnam VT Small Cap Value Fund - Class IB Shares (5/01)     2005        1.526           1.598                  33,557
                                                               2004        1.236           1.526                       -
                                                               2003        1.000           1.236                       -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
Salomon Brothers Variable Series Funds Inc.
   All Cap Fund - Class I (5/01)                               2005        1.239           1.261                       -
                                                               2004        1.169           1.239                       -
                                                               2003        1.000           1.169                       -

   High Yield Bond Fund - Class I (11/05)                      2005        1.004           1.011                       -

   Investors Fund - Class I (10/98)                            2005        1.238           1.290                 105,233
                                                               2004        1.146           1.238                       -
                                                               2003        1.000           1.146                       -

   Small Cap Growth Fund - Class I (11/05)                     2005        1.000           1.035                   2,309

Smith Barney Investment Series
   Smith Barney Dividend Strategy Portfolio (5/02)             2005        1.113           1.087                 117,085
                                                               2004        1.101           1.113                       -
                                                               2003        1.000           1.101                       -

Smith Barney Multiple Discipline Trust
   Multiple Discipline Portfolio - All Cap Growth and Value
   (5/04)                                                      2005        1.041           1.072                 227,642
                                                               2004        1.000           1.041                       -

   Multiple Discipline Portfolio - Global All Cap Growth
   and Value (5/04)                                            2005        1.068           1.114                  20,222
                                                               2004        1.000           1.068                       -

   Multiple Discipline Portfolio - Large Cap Growth and
   Value (5/04)                                                2005        1.035           1.049                       -
                                                               2004        1.000           1.035                       -

The Travelers Series Trust
   AIM Capital Appreciation Portfolio (8/98)                   2005        1.184           1.259                       -
                                                               2004        1.136           1.184                       -
                                                               2003        1.000           1.136                       -

   Disciplined Mid Cap Stock Portfolio (8/98)                  2005        1.335           1.468                       -
                                                               2004        1.172           1.335                       -
                                                               2003        1.000           1.172                       -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
   Equity Income Portfolio (5/03)                              2005        1.217           1.243                 219,073
                                                               2004        1.132           1.217                       -
                                                               2003        1.000           1.132                       -

   Federated High Yield Portfolio (5/02)                       2005        1.177           1.181                 273,140
                                                               2004        1.090           1.177                       -
                                                               2003        1.000           1.090                       -

   Large Cap Portfolio (8/98)                                  2005        1.170           1.244                 107,824
                                                               2004        1.123           1.170                       -
                                                               2003        1.000           1.123                       -

   Mercury Large Cap Core Portfolio (11/98)                    2005        1.235           1.353                  26,541
                                                               2004        1.089           1.235                       -
                                                               2003        1.000           1.089                       -

   MFS Emerging Growth Portfolio (5/01)                        2005        1.218           1.181                       -
                                                               2004        1.105           1.218                       -
                                                               2003        1.000           1.105                       -

   MFS Mid Cap Growth Portfolio (5/00)                         2005        1.263           1.273                  99,117
                                                               2004        1.131           1.263                       -
                                                               2003        1.000           1.131                       -

   MFS Total Return Portfolio (11/05)                          2005        1.000           1.009                       -

   MFS Value Portfolio (11/98)                                 2005        1.297           1.351                 292,838
                                                               2004        1.143           1.297                       -
                                                               2003        1.000           1.143                       -

   Mondrian International Stock Portfolio (7/98)               2005        1.311           1.405                 443,836
                                                               2004        1.158           1.311                       -
                                                               2003        1.000           1.158                       -

   Pioneer Fund Portfolio (5/03)                               2005        1.225           1.270                  82,147
                                                               2004        1.126           1.225                       -
                                                               2003        1.000           1.126                       -

   Pioneer Mid Cap Value Portfolio (5/05)                      2005        1.017           1.083                 103,612

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
   Strategic Equity Portfolio (5/01)                           2005        1.203           1.201                  11,701
                                                               2004        1.116           1.203                       -
                                                               2003        1.000           1.116                       -

   Style Focus Series: Small Cap Growth Portfolio (5/05)       2005        1.000           1.137                  56,518

   Style Focus Series: Small Cap Value Portfolio (5/05)        2005        1.010           1.103                  42,878

   Travelers Managed Income Portfolio (7/98)                   2005        1.035           1.026                 468,386
                                                               2004        1.029           1.035                       -
                                                               2003        1.000           1.029                       -

   U.S. Government Securities Portfolio (8/98)                 2005        1.064           1.086                 229,362
                                                               2004        1.025           1.064                       -
                                                               2003        1.000           1.025                       -

Travelers Series Fund Inc.
   SB Adjustable Rate Income Portfolio - Class I Shares
   (5/04)                                                      2005        0.992           0.993                  23,495
                                                               2004        1.000           0.992                       -

   Smith Barney Aggressive Growth Portfolio (5/00)             2005        1.221           1.334                 422,885
                                                               2004        1.135           1.221                       -
                                                               2003        1.000           1.135                       -

   Smith Barney High Income Portfolio (8/98)                   2005        1.189           1.194                   9,334
                                                               2004        1.101           1.189                       -
                                                               2003        1.000           1.101                       -

   Smith Barney Large Capitalization Growth Portfolio (8/98)   2005        1.147           1.180                 210,960
                                                               2004        1.168           1.147                       -
                                                               2003        1.000           1.168                       -

   Smith Barney Mid Cap Core Portfolio (5/01)                  2005        1.251           1.325                  77,246
                                                               2004        1.158           1.251                       -
                                                               2003        1.000           1.158                       -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
   Smith Barney Money Market Portfolio (9/98)                  2005        0.981           0.986                 332,901
                                                               2004        0.994           0.981                       -
                                                               2003        1.000           0.994                       -

Van Kampen Life Investment Trust
   Emerging Growth Portfolio - Class II Shares (5/01)          2005        1.164           1.225                  53,189
                                                               2004        1.114           1.164                       -
                                                               2003        1.000           1.114                       -

Variable Annuity Portfolios
   Smith Barney Small Cap Growth Opportunities Portfolio
   (5/01)                                                      2005        1.395           1.432                  18,068
                                                               2004        1.234           1.395                       -
                                                               2003        1.000           1.234                       -

Variable Insurance Products Fund
   Mid Cap Portfolio - Service Class 2 (5/01)                  2005        1.460           1.686                 218,092
                                                               2004        1.197           1.460                       -
                                                               2003        1.000           1.197                       -

Wells Fargo Variable Trust
   Wells Fargo Advantage Multi Cap Value Fund (11/98)          2005        1.368           1.560                       -
                                                               2004        1.198           1.368                       -
                                                               2003        1.000           1.198                       -

                         CONDENSED FINANCIAL INFORMATION

The following tables provide the Accumulation Unit Values information for the MID-RANGE combinations of separate account charges. The Accumulation Unit Value information for the minimum separate account charge and the maximum variable account charge are contained in the Prospectus.

                         SEPARATE ACCOUNT CHARGES 2.25%

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
   Capital Appreciation Fund (7/05)                            2005        1.038           1.141                   3,462

AIM Variable Insurance Funds
   AIM V.I. Premier Equity Fund - Series I (5/01)              2005        1.305           1.348                       -
                                                               2004        1.262           1.305                       -
                                                               2003        1.000           1.262                       -

AllianceBernstein Variable Product Series Fund, Inc.
   AllianceBernstein Growth and Income Portfolio - Class B
   (5/01)                                                      2005        1.446           1.479                 500,512
                                                               2004        1.329           1.446                 339,894
                                                               2003        1.000           1.329                  44,656

   AllianceBernstein Large-Cap Growth Portfolio - Class B
   (5/01)                                                      2005        1.324           1.487                 417,797
                                                               2004        1.250           1.324                 363,649
                                                               2003        1.000           1.250                  61,353

American Funds Insurance Series
   Global Growth Fund - Class 2 Shares (5/03)                  2005        1.430           1.595               2,180,303
                                                               2004        1.288           1.430               1,436,785
                                                               2003        1.000           1.288                 395,571

   Growth Fund - Class 2 Shares (5/03)                         2005        1.365           1.551              11,546,811
                                                               2004        1.241           1.365               7,672,515
                                                               2003        1.000           1.241               1,697,642

   Growth-Income Fund - Class 2 Shares (5/03)                  2005        1.345           1.392              11,953,228
                                                               2004        1.246           1.345               8,198,813
                                                               2003        1.000           1.246               1,426,754

Credit Suisse Trust
   Credit Suisse Trust Emerging Markets Portfolio (7/98)       2005        1.762           2.204                       -
                                                               2004        1.442           1.762                       -
                                                               2003        1.000           1.442                       -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
Delaware VIP Trust
   Delaware VIP REIT Series - Standard Class (8/98)            2005        1.753           1.837               1,186,932
                                                               2004        1.364           1.753                 862,854
                                                               2003        1.000           1.364                 204,225

   Delaware VIP Small Cap Value Series - Standard Class
   (11/98)                                                     2005        1.731           1.852               1,190,789
                                                               2004        1.458           1.731                 832,885
                                                               2003        1.000           1.458                 139,725

Dreyfus Variable Investment Fund
   Dreyfus VIF - Appreciation Portfolio - Initial Shares
   (8/98)                                                      2005        1.275           1.301                 648,208
                                                               2004        1.241           1.275                 624,758
                                                               2003        1.000           1.241                 539,625

   Dreyfus VIF - Developing Leaders Portfolio - Initial
   Shares (9/98)                                               2005        1.467           1.517                 684,535
                                                               2004        1.347           1.467                 658,601
                                                               2003        1.000           1.347                 174,872

Franklin Templeton Variable Insurance Products Trust
   Franklin Small-Mid Cap Growth Securities Fund - Class 2
   Shares (12/98)                                              2005        1.526           1.564                 644,049
                                                               2004        1.400           1.526                 613,217
                                                               2003        1.000           1.400                 172,309

   Mutual Shares Securities Fund - Class 2 Shares (5/02)       2005        1.391           1.504               2,057,791
                                                               2004        1.263           1.391               1,411,158
                                                               2003        1.000           1.263                 725,735
   Templeton Developing Markets Securities Fund - Class 2
   Shares (7/98)                                               2005        1.846           2.300                 983,029
                                                               2004        1.513           1.846                 666,336
                                                               2003        1.000           1.513                 118,921
   Templeton Foreign Securities Fund - Class 2 Shares (8/98)   2005        1.561           1.681               5,738,313
                                                               2004        1.347           1.561               3,831,416
                                                               2003        1.000           1.347                 512,208

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
Greenwich Street Series Fund
   Appreciation Portfolio (5/01)                               2005        1.338           1.364               1,760,226
                                                               2004        1.257           1.338               1,420,043
                                                               2003        1.000           1.257                 995,312

   Fundamental Value Portfolio (5/01)                          2005        1.503           1.540               1,131,059
                                                               2004        1.420           1.503               1,227,370
                                                               2003        1.000           1.420                 400,792
Janus Aspen Series
   Growth and Income Portfolio - Service Shares (5/00)         2005        1.359           1.490                  33,756
                                                               2004        1.245           1.359                  21,320
                                                               2003        1.000           1.245                  15,437

   International Growth Portfolio - Service Shares (5/00)      2005        1.634           2.108                  42,003
                                                               2004        1.408           1.634                  43,228
                                                               2003        1.000           1.408                  44,569

   Mid Cap Growth Portfolio - Service Shares (5/00)            2005        1.592           1.744                 281,902
                                                               2004        1.351           1.592                 249,772
                                                               2003        1.000           1.351                  69,951

Lazard Retirement Series, Inc.
   Lazard Retirement Small Cap Portfolio (5/03)                2005        1.492           1.517                  64,132
                                                               2004        1.328           1.492                  33,440
                                                               2003        1.000           1.328                   9,053

Lord Abbett Series Fund, Inc.
   Growth and Income Portfolio (5/03)                          2005        1.363           1.376               2,377,423
                                                               2004        1.237           1.363               1,932,443
                                                               2003        1.000           1.237                 265,654

   Mid-Cap Value Portfolio (5/03)                              2005        1.519           1.608               2,417,660
                                                               2004        1.252           1.519               1,977,099
                                                               2003        1.000           1.252                 293,361
Met Investors Series Trust
   Legg Mason Value Equity Portfolio - Class B (11/05)         2005        0.999           1.044                 319,274

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
   Lord Abbett Growth and Income Portfolio - Class B (11/05)   2005        1.016           1.024                  38,427

   Lord Abbett Growth Opportunities Portfolio - Class B
   (11/05)                                                     2005        1.025           1.032                 186,140
   Lord Abbett Mid-Cap Value Portfolio - Class B (11/05)       2005        1.004           1.035                 209,084
   MFS(R) Research International Portfolio - Class B (11/05)   2005        1.004           1.060                       -
   Neuberger Berman Real Estate Portfolio - Class B (11/05)    2005        1.038           1.074                       -
   PIMCO Inflation Protected Bond Portfolio - Class B
   (11/05)                                                     2005        0.995           0.999                 262,965

   PIMCO Total Return Portfolio - Class B (11/05)              2005        0.996           1.011                 578,053

   Van Kampen Comstock Portfolio - Class B (11/05)             2005        1.000           1.009                       -

Metropolitan Series Fund
   Salomon Brothers U.S. Government Portfolio - Class B
   (11/05)                                                     2005        1.000           1.005                       -

PIMCO Variable Insurance Trust
   Real Return Portfolio - Administrative Class (5/05)         2005        1.000           0.991               2,170,084

   Total Return Portfolio - Administrative Class (5/01)        2005        1.048           1.050              12,956,621
                                                               2004        1.022           1.048               9,937,145
                                                               2003        1.000           1.022               2,441,513

Putnam Variable Trust
   Putnam VT Discovery Growth Fund - Class IB Shares (5/01)    2005        1.402           1.470                       -
                                                               2004        1.333           1.402                       -
                                                               2003        1.000           1.333                       -
   Putnam VT International Equity Fund - Class IB Shares
   (5/01)                                                      2005        1.510           1.657                 189,867
                                                               2004        1.329           1.510                 181,088
                                                               2003        1.000           1.329                 291,843

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
   Putnam VT Small Cap Value Fund - Class IB Shares (5/01)     2005        1.902           1.991                 234,904
                                                               2004        1.541           1.902                 230,218
                                                               2003        1.000           1.541                  54,749

Salomon Brothers Variable Series Funds Inc.
   All Cap Fund - Class I (5/01)                               2005        1.484           1.509                 397,555
                                                               2004        1.401           1.484                 365,474
                                                               2003        1.000           1.401                 196,088

   High Yield Bond Fund - Class I (11/05)                      2005        1.004           1.011                       -

   Investors Fund - Class I (10/98)                            2005        1.447           1.507                 783,337
                                                               2004        1.341           1.447                 700,208
                                                               2003        1.000           1.341                 455,626

   Small Cap Growth Fund - Class I (11/05)                     2005        1.000           1.035                 163,714

Smith Barney Investment Series
   Smith Barney Dividend Strategy Portfolio (5/02)             2005        1.265           1.235                 223,690
                                                               2004        1.252           1.265                 191,228
                                                               2003        1.000           1.252                  38,240

Smith Barney Multiple Discipline Trust
   Multiple Discipline Portfolio - All Cap Growth and Value
   (5/04)                                                      2005        1.041           1.071               5,820,664
                                                               2004        1.000           1.041               4,540,984

   Multiple Discipline Portfolio - Global All Cap Growth
   and Value (5/04)                                            2005        1.068           1.113                 698,017
                                                               2004        1.000           1.068                 411,757

   Multiple Discipline Portfolio - Large Cap Growth and
   Value (5/04)                                                2005        1.035           1.048                 254,157
                                                               2004        1.000           1.035                 194,396

The Travelers Series Trust
   AIM Capital Appreciation Portfolio (8/98)                   2005        1.352           1.437                 166,917
                                                               2004        1.298           1.352                 133,585
                                                               2003        1.000           1.298                 227,525

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------      ---------------
   Disciplined Mid Cap Stock Portfolio (8/98)                  2005        1.555           1.710                       -
                                                               2004        1.366           1.555                       -
                                                               2003        1.000           1.366                       -

   Equity Income Portfolio (5/03)                              2005        1.326           1.354                 824,623
                                                               2004        1.234           1.326                 695,099
                                                               2003        1.000           1.234                 280,578

   Federated High Yield Portfolio (5/02)                       2005        1.280           1.284               1,409,385
                                                               2004        1.186           1.280               1,156,647
                                                               2003        1.000           1.186                 307,785

   Large Cap Portfolio (8/98)                                  2005        1.308           1.390                 351,972
                                                               2004        1.256           1.308                 428,715
                                                               2003        1.000           1.256                 111,403

   Mercury Large Cap Core Portfolio (11/98)                    2005        1.400           1.534                 161,959
                                                               2004        1.236           1.400                  81,610
                                                               2003        1.000           1.236                 114,603

   MFS Emerging Growth Portfolio (5/01)                        2005        1.412           1.368                       -
                                                               2004        1.281           1.412                  26,385
                                                               2003        1.000           1.281                  17,666

   MFS Mid Cap Growth Portfolio (5/00)                         2005        1.506           1.517                 699,942
                                                               2004        1.350           1.506                 428,145
                                                               2003        1.000           1.350                 186,774

   MFS Total Return Portfolio (11/05)                          2005        1.000           1.009                       -

   MFS Value Portfolio (11/98)                                 2005        1.452           1.511                 886,346
                                                               2004        1.280           1.452                 563,033
                                                               2003        1.000           1.280                 195,353
   Mondrian International Stock Portfolio (7/98)               2005        1.492           1.597               1,548,098
                                                               2004        1.318           1.492               1,247,579
                                                               2003        1.000           1.318                 286,204
   Pioneer Fund Portfolio (5/03)                               2005        1.315           1.363                 235,619
                                                               2004        1.210           1.315                 115,354
                                                               2003        1.000           1.210                  19,011

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                       NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR         END OF YEAR
------------------------------------------------------------   ----    -------------    -------------      ---------------
   Pioneer Mid Cap Value Portfolio (5/05)                      2005        1.017             1.082               71,193

   Strategic Equity Portfolio (5/01)                           2005        1.415             1.412              127,628
                                                               2004        1.313             1.415              119,891
                                                               2003        1.000             1.313               30,738

   Style Focus Series: Small Cap Growth Portfolio (5/05)       2005        1.000             1.137               69,504

   Style Focus Series: Small Cap Value Portfolio (5/05)        2005        1.010             1.103              151,468

   Travelers Managed Income Portfolio (7/98)                   2005        1.061             1.051            5,341,643
                                                               2004        1.055             1.061            3,048,678
                                                               2003        1.000             1.055              616,495

   U.S. Government Securities Portfolio (8/98)                 2005        1.045             1.066              857,352
                                                               2004        1.007             1.045              791,861
                                                               2003        1.000             1.007              207,601

Travelers Series Fund Inc.
   SB Adjustable Rate Income Portfolio - Class I Shares
   (5/04)                                                      2005        0.992             0.993              473,541
                                                               2004        1.000             0.992              571,662

   Smith Barney Aggressive Growth Portfolio (5/00)             2005        1.445             1.578            2,584,055
                                                               2004        1.345             1.445            2,048,884
                                                               2003        1.000             1.345              841,298

   Smith Barney High Income Portfolio (8/98)                   2005        1.321             1.325              650,100
                                                               2004        1.223             1.321              540,901
                                                               2003        1.000             1.223              209,324

   Smith Barney Large Capitalization Growth Portfolio (8/98)   2005        1.429             1.470            2,053,884
                                                               2004        1.456             1.429            2,142,103
                                                               2003        1.000             1.456              497,899

   Smith Barney Mid Cap Core Portfolio (5/01)                  2005        1.427             1.511            2,412,982
                                                               2004        1.322             1.427            1,967,950
                                                               2003        1.000             1.322              355,927

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                       NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR         END OF YEAR
------------------------------------------------------------   ----    -------------    -------------      ---------------
   Smith Barney Money Market Portfolio (9/98)                  2005        0.973             0.978            1,946,289
                                                               2004        0.986             0.973            1,827,805
                                                               2003        1.000             0.986              485,286

Van Kampen Life Investment Trust
   Emerging Growth Portfolio - Class II Shares (5/01)          2005        1.306             1.375               77,358
                                                               2004        1.251             1.306               35,342
                                                               2003        1.000             1.251                6,766

Variable Annuity Portfolios
   Smith Barney Small Cap Growth Opportunities Portfolio
   (5/01)                                                      2005        1.629             1.671              887,317
                                                               2004        1.441             1.629              664,957
                                                               2003        1.000             1.441               34,420

Variable Insurance Products Fund
   Mid Cap Portfolio - Service Class 2 (5/01)                  2005        1.718             1.983              664,690
                                                               2004        1.409             1.718              551,598
                                                               2003        1.000             1.409              221,008

Wells Fargo Variable Trust
   Wells Fargo Advantage Multi Cap Value Fund (11/98)          2005        1.657             1.887                    -
                                                               2004        1.451             1.657                    -
                                                               2003        1.000             1.451                    -

                         CONDENSED FINANCIAL INFORMATION

                         SEPARATE ACCOUNT CHARGES 2.35%

                                                                       UNIT VALUE AT                       NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR         END OF YEAR
------------------------------------------------------------   ----    -------------    -------------      ---------------
   Capital Appreciation Fund (7/05)                            2005        1.038             1.140                    -

AIM Variable Insurance Funds
   AIM V.I. Premier Equity Fund - Series I (5/01)              2005        1.302             1.344                    -
                                                               2004        1.261             1.302                    -
                                                               2003        1.000             1.261                    -

AllianceBernstein Variable Product Series Fund, Inc.
   AllianceBernstein Growth and Income Portfolio - Class B
   (5/01)                                                      2005        1.443             1.474               56,912
                                                               2004        1.328             1.443                1,393
                                                               2003        1.000             1.328                    -

   AllianceBernstein Large-Cap Growth Portfolio - Class B
   (5/01)                                                      2005        1.321             1.482               72,176
                                                               2004        1.249             1.321                    -
                                                               2003        1.000             1.249                    -

American Funds Insurance Series
   Global Growth Fund - Class 2 Shares (5/03)                  2005        1.427             1.590              385,997
                                                               2004        1.287             1.427                4,101
                                                               2003        1.000             1.287                    -

   Growth Fund - Class 2 Shares (5/03)                         2005        1.363             1.547            1,275,829
                                                               2004        1.240             1.363                    -
                                                               2003        1.000             1.240                    -

   Growth-Income Fund - Class 2 Shares (5/03)                  2005        1.342             1.388            1,268,159
                                                               2004        1.245             1.342                    -
                                                               2003        1.000             1.245                    -

Credit Suisse Trust
   Credit Suisse Trust Emerging Markets Portfolio (7/98)       2005        1.758             2.197                    -
                                                               2004        1.441             1.758                    -
                                                               2003        1.000             1.441                    -

Delaware VIP Trust
   Delaware VIP REIT Series - Standard Class (8/98)            2005        1.750             1.832              200,562
                                                               2004        1.363             1.750                2,245
                                                               2003        1.000             1.363                    -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                       NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR         END OF YEAR
------------------------------------------------------------   ----    -------------    -------------      ---------------
   Delaware VIP Small Cap Value Series - Standard Class
   (11/98)                                                     2005        1.728             1.847              104,418
                                                               2004        1.456             1.728                    -
                                                               2003        1.000             1.456                    -

Dreyfus Variable Investment Fund
   Dreyfus VIF - Appreciation Portfolio - Initial Shares
   (8/98)                                                      2005        1.273             1.298               56,440
                                                               2004        1.240             1.273                    -
                                                               2003        1.000             1.240                    -

   Dreyfus VIF - Developing Leaders Portfolio - Initial
   Shares (9/98)                                               2005        1.464             1.513               90,674
                                                               2004        1.346             1.464                    -
                                                               2003        1.000             1.346                    -

Franklin Templeton Variable Insurance Products Trust
   Franklin Small-Mid Cap Growth Securities Fund - Class 2
   Shares (12/98)                                              2005        1.523             1.559                3,995
                                                               2004        1.399             1.523                    -
                                                               2003        1.000             1.399                    -

   Mutual Shares Securities Fund - Class 2 Shares (5/02)       2005        1.389             1.500              261,017
                                                               2004        1.262             1.389                2,108
                                                               2003        1.000             1.262                    -

   Templeton Developing Markets Securities Fund - Class 2
   Shares (7/98)                                               2005        1.842             2.293              224,038
                                                               2004        1.512             1.842                  376
                                                               2003        1.000             1.512                    -

   Templeton Foreign Securities Fund - Class 2 Shares (8/98)   2005        1.558             1.677              739,250
                                                               2004        1.346             1.558                2,280
                                                               2003        1.000             1.346                    -

Greenwich Street Series Fund
   Appreciation Portfolio (5/01)                               2005        1.335             1.360              296,566
                                                               2004        1.256             1.335               23,557
                                                               2003        1.000             1.256               22,135

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                       NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR         END OF YEAR
------------------------------------------------------------   ----    -------------    -------------      ---------------
   Fundamental Value Portfolio (5/01)                          2005        1.500             1.535              126,921
                                                               2004        1.419             1.500                    -
                                                               2003        1.000             1.419                    -

Janus Aspen Series
   Growth and Income Portfolio - Service Shares (5/00)         2005        1.357             1.486                8,837
                                                               2004        1.244             1.357                    -
                                                               2003        1.000             1.244                    -

   International Growth Portfolio - Service Shares (5/00)      2005        1.631             2.102                    -
                                                               2004        1.407             1.631                    -
                                                               2003        1.000             1.407                    -

   Mid Cap Growth Portfolio - Service Shares (5/00)            2005        1.589             1.739                4,163
                                                               2004        1.350             1.589                    -
                                                               2003        1.000             1.350                    -

Lazard Retirement Series, Inc.
   Lazard Retirement Small Cap Portfolio (5/03)                2005        1.490             1.513               24,434
                                                               2004        1.327             1.490                    -
                                                               2003        1.000             1.327                    -

Lord Abbett Series Fund, Inc.
   Growth and Income Portfolio (5/03)                          2005        1.361             1.372              475,034
                                                               2004        1.237             1.361                4,929
                                                               2003        1.000             1.237                    -

   Mid-Cap Value Portfolio (5/03)                              2005        1.517             1.603              161,072
                                                               2004        1.252             1.517                  689
                                                               2003        1.000             1.252                    -

Met Investors Series Trust
   Legg Mason Value Equity Portfolio - Class B (11/05)         2005        0.999             1.044              202,598

   Lord Abbett Growth and Income Portfolio - Class B (11/05)   2005        1.016             1.024               31,072

   Lord Abbett Growth Opportunities Portfolio - Class B
   (11/05)                                                     2005        1.025             1.032               58,873

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                       NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR         END OF YEAR
------------------------------------------------------------   ----    -------------    -------------      ---------------
   Lord Abbett Mid-Cap Value Portfolio - Class B (11/05)       2005        1.004             1.035               42,243

   MFS(R) Research International Portfolio - Class B (11/05)   2005        1.004             1.060                8,514

   Neuberger Berman Real Estate Portfolio - Class B (11/05)    2005        1.038             1.074               12,825

   PIMCO Inflation Protected Bond Portfolio - Class B
   (11/05)                                                     2005        0.995             0.999               84,624

   PIMCO Total Return Portfolio - Class B (11/05)              2005        0.996             1.011              125,580

   Van Kampen Comstock Portfolio - Class B (11/05)             2005        1.000             1.009                5,850

Metropolitan Series Fund
   Salomon Brothers U.S. Government Portfolio - Class B
   (11/05)                                                     2005        1.000             1.005                    -

PIMCO Variable Insurance Trust
   Real Return Portfolio - Administrative Class (5/05)         2005        1.000             0.990              334,767

   Total Return Portfolio - Administrative Class (5/01)        2005        1.047             1.047            1,497,300
                                                               2004        1.022             1.047                6,618
                                                               2003        1.000             1.022                    -

Putnam Variable Trust
   Putnam VT Discovery Growth Fund - Class IB Shares (5/01)    2005        1.399             1.466                    -
                                                               2004        1.332             1.399                    -
                                                               2003        1.000             1.332                    -

   Putnam VT International Equity Fund - Class IB Shares
   (5/01)                                                      2005        1.507             1.652                    -
                                                               2004        1.328             1.507                    -
                                                               2003        1.000             1.328                    -

   Putnam VT Small Cap Value Fund - Class IB Shares (5/01)     2005        1.899             1.985               22,378
                                                               2004        1.540             1.899                    -
                                                               2003        1.000             1.540                    -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                       NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR         END OF YEAR
------------------------------------------------------------   ----    -------------    -------------      ---------------
Salomon Brothers Variable Series Funds Inc.
   All Cap Fund - Class I (5/01)                               2005        1.481             1.505                    -
                                                               2004        1.400             1.481                    -
                                                               2003        1.000             1.400                    -

   High Yield Bond Fund - Class I (11/05)                      2005        1.004             1.011               26,193

   Investors Fund - Class I (10/98)                            2005        1.444             1.503               91,137
                                                               2004        1.340             1.444                    -
                                                               2003        1.000             1.340                    -

   Small Cap Growth Fund - Class I (11/05)                     2005        1.000             1.035               20,508

Smith Barney Investment Series
   Smith Barney Dividend Strategy Portfolio (5/02)             2005        1.263             1.231              263,601
                                                               2004        1.251             1.263                2,811
                                                               2003        1.000             1.251                    -

Smith Barney Multiple Discipline Trust
   Multiple Discipline Portfolio - All Cap Growth and Value
   (5/04)                                                      2005        1.040             1.070              648,760
                                                               2004        1.000             1.040                    -

   Multiple Discipline Portfolio - Global All Cap Growth
   and Value (5/04)                                            2005        1.067             1.111               44,269
                                                               2004        1.000             1.067                    -

   Multiple Discipline Portfolio - Large Cap Growth and
   Value (5/04)                                                2005        1.034             1.046              112,709
                                                               2004        1.000             1.034                    -

The Travelers Series Trust
   AIM Capital Appreciation Portfolio (8/98)                   2005        1.349             1.433                4,407
                                                               2004        1.297             1.349                    -
                                                               2003        1.000             1.297                    -

   Disciplined Mid Cap Stock Portfolio (8/98)                  2005        1.552             1.705                    -
                                                               2004        1.365             1.552                    -
                                                               2003        1.000             1.365                    -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                       NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR         END OF YEAR
------------------------------------------------------------   ----    -------------    -------------      ---------------
   Equity Income Portfolio (5/03)                              2005        1.324             1.351              282,842
                                                               2004        1.233             1.324                    -
                                                               2003        1.000             1.233                    -

   Federated High Yield Portfolio (5/02)                       2005        1.278             1.280              211,133
                                                               2004        1.185             1.278                3,344
                                                               2003        1.000             1.185                    -

   Large Cap Portfolio (8/98)                                  2005        1.305             1.386               83,586
                                                               2004        1.255             1.305                    -
                                                               2003        1.000             1.255                    -

   Mercury Large Cap Core Portfolio (11/98)                    2005        1.398             1.530               34,994
                                                               2004        1.235             1.398                    -
                                                               2003        1.000             1.235                    -

   MFS Emerging Growth Portfolio (5/01)                        2005        1.409             1.365                    -
                                                               2004        1.280             1.409                    -
                                                               2003        1.000             1.280                    -

   MFS Mid Cap Growth Portfolio (5/00)                         2005        1.503             1.513              123,051
                                                               2004        1.348             1.503                    -
                                                               2003        1.000             1.348                    -

   MFS Total Return Portfolio (11/05)                          2005        1.000             1.009               46,315

   MFS Value Portfolio (11/98)                                 2005        1.449             1.507              123,752
                                                               2004        1.279             1.449                    -
                                                               2003        1.000             1.279                    -

   Mondrian International Stock Portfolio (7/98)               2005        1.489             1.593              129,123
                                                               2004        1.317             1.489                    -
                                                               2003        1.000             1.317                    -

   Pioneer Fund Portfolio (5/03)                               2005        1.313             1.359               17,975
                                                               2004        1.209             1.313                    -
                                                               2003        1.000             1.209                    -

   Pioneer Mid Cap Value Portfolio (5/05)                      2005        1.017             1.081               70,058

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                       NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR         END OF YEAR
------------------------------------------------------------   ----    -------------    -------------      ---------------
   Strategic Equity Portfolio (5/01)                           2005        1.412             1.408                7,467
                                                               2004        1.312             1.412                    -
                                                               2003        1.000             1.312                    -

   Style Focus Series: Small Cap Growth Portfolio (5/05)       2005        1.000             1.136              145,305

   Style Focus Series: Small Cap Value Portfolio (5/05)        2005        1.010             1.102              106,910

   Travelers Managed Income Portfolio (7/98)                   2005        1.059             1.048              633,079
                                                               2004        1.054             1.059                    -
                                                               2003        1.000             1.054                    -

   U.S. Government Securities Portfolio (8/98)                 2005        1.043             1.063              183,038
                                                               2004        1.006             1.043                    -
                                                               2003        1.000             1.006                    -

Travelers Series Fund Inc.
   SB Adjustable Rate Income Portfolio - Class I Shares
   (5/04)                                                      2005        0.991             0.991                  934
                                                               2004        1.000             0.991                    -

   Smith Barney Aggressive Growth Portfolio (5/00)             2005        1.443             1.573              362,729
                                                               2004        1.343             1.443                1,023
                                                               2003        1.000             1.343                    -

   Smith Barney High Income Portfolio (8/98)                   2005        1.319             1.322              172,694
                                                               2004        1.222             1.319                    -
                                                               2003        1.000             1.222                    -

   Smith Barney Large Capitalization Growth Portfolio (8/98)   2005        1.426             1.466              218,810
                                                               2004        1.455             1.426                    -
                                                               2003        1.000             1.455                    -

   Smith Barney Mid Cap Core Portfolio (5/01)                  2005        1.424             1.507              205,321
                                                               2004        1.321             1.424                  834
                                                               2003        1.000             1.321                    -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ---------------
   Smith Barney Money Market Portfolio (9/98)                  2005        0.971           0.975              863,332
                                                               2004        0.985           0.971                    -
                                                               2003        1.000           0.985                    -

Van Kampen Life Investment Trust
   Emerging Growth Portfolio - Class II Shares (5/01)          2005        1.304           1.371               28,762
                                                               2004        1.250           1.304                    -
                                                               2003        1.000           1.250                    -

Variable Annuity Portfolios
   Smith Barney Small Cap Growth Opportunities Portfolio
   (5/01)                                                      2005        1.626           1.666               31,075
                                                               2004        1.440           1.626                  854
                                                               2003        1.000           1.440                    -

Variable Insurance Products Fund
   Mid Cap Portfolio - Service Class 2 (5/01)                  2005        1.715           1.977              156,894
                                                               2004        1.408           1.715                    -
                                                               2003        1.000           1.408                    -

Wells Fargo Variable Trust
   Wells Fargo Advantage Multi Cap Value Fund (11/98)          2005        1.653           1.882                    -
                                                               2004        1.450           1.653                    -
                                                               2003        1.000           1.450                    -

                         CONDENSED FINANCIAL INFORMATION

The following tables provide the Accumulation Unit Values information for the MID-RANGE combinations of separate account charges. The Accumulation Unit Value information for the minimum separate account charge and the maximum variable account charge are contained in the Prospectus.

                         SEPARATE ACCOUNT CHARGES 2.45%

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT     OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR       END OF YEAR
------------------------------------------------------------   ----    -------------    -------------    ---------------
   Capital Appreciation Fund (7/05)                            2005        1.038           1.139                 -

AIM Variable Insurance Funds
   AIM V.I. Premier Equity Fund - Series I (5/01)              2005        1.146           1.182                 -
                                                               2004        1.110           1.146                 -
                                                               2003        1.000           1.110                 -

AllianceBernstein Variable Product Series Fund, Inc.
   AllianceBernstein Growth and Income Portfolio - Class B
   (5/01)                                                      2005        1.214           1.239                 -
                                                               2004        1.118           1.214                 -
                                                               2003        1.000           1.118                 -

   AllianceBernstein Large-Cap Growth Portfolio - Class B
   (5/01)                                                      2005        1.154           1.293                 -
                                                               2004        1.091           1.154                 -
                                                               2003        1.000           1.091                 -

American Funds Insurance Series
   Global Growth Fund - Class 2 Shares (5/03)                  2005        1.313           1.462                 -
                                                               2004        1.186           1.313                 -
                                                               2003        1.000           1.186                 -

   Growth Fund - Class 2 Shares (5/03)                         2005        1.259           1.428                 -
                                                               2004        1.147           1.259                 -
                                                               2003        1.000           1.147                 -

   Growth-Income Fund - Class 2 Shares (5/03)                  2005        1.233           1.274                 -
                                                               2004        1.145           1.233                 -
                                                               2003        1.000           1.145                 -

Credit Suisse Trust
   Credit Suisse Trust Emerging Markets Portfolio (7/98)       2005        1.489           1.859                 -
                                                               2004        1.222           1.489                 -
                                                               2003        1.000           1.222                 -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                       NUMBER OF UNITS
                                                                       BEGINNING OF      UNIT VALUE AT      OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR           END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------    -------------      ---------------
Delaware VIP Trust
   Delaware VIP REIT Series - Standard Class (8/98)            2005        1.463              1.530               7,560
                                                               2004        1.141              1.463                   -
                                                               2003        1.000              1.141                   -

   Delaware VIP Small Cap Value Series - Standard Class
   (11/98)                                                     2005        1.406              1.502              15,483
                                                               2004        1.186              1.406                   -
                                                               2003        1.000              1.186                   -

Dreyfus Variable Investment Fund
   Dreyfus VIF - Appreciation Portfolio - Initial Shares
   (8/98)                                                      2005        1.138              1.159              59,174
                                                               2004        1.110              1.138                   -
                                                               2003        1.000              1.110                   -

   Dreyfus VIF - Developing Leaders Portfolio - Initial
   Shares (9/98)                                               2005        1.246              1.286                   -
                                                               2004        1.147              1.246                   -
                                                               2003        1.000              1.147                   -

Franklin Templeton Variable Insurance Products Trust
   Franklin Small-Mid Cap Growth Securities Fund - Class 2
   Shares (12/98)                                              2005        1.295              1.324                   -
                                                               2004        1.191              1.295                   -
                                                               2003        1.000              1.191                   -

   Mutual Shares Securities Fund - Class 2 Shares (5/02)       2005        1.226              1.323                   -
                                                               2004        1.116              1.226                   -
                                                               2003        1.000              1.116                   -

   Templeton Developing Markets Securities Fund - Class 2
   Shares (7/98)                                               2005        1.535              1.908               6,702
                                                               2004        1.261              1.535                   -
                                                               2003        1.000              1.261                   -

   Templeton Foreign Securities Fund - Class 2 Shares (8/98)   2005        1.358              1.460              26,154
                                                               2004        1.174              1.358                   -
                                                               2003        1.000              1.174                   -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                      NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR         END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ---------------
Greenwich Street Series Fund
   Appreciation Portfolio (5/01)                               2005        1.187              1.208             -
                                                               2004        1.118              1.187             -
                                                               2003        1.000              1.118             -

   Fundamental Value Portfolio (5/01)                          2005        1.232              1.260             -
                                                               2004        1.167              1.232             -
                                                               2003        1.000              1.167             -

Janus Aspen Series
   Growth and Income Portfolio - Service Shares (5/00)         2005        1.221              1.336             -
                                                               2004        1.121              1.221             -
                                                               2003        1.000              1.121             -

   International Growth Portfolio - Service Shares (5/00)      2005        1.412              1.818             -
                                                               2004        1.219              1.412             -
                                                               2003        1.000              1.219             -

   Mid Cap Growth Portfolio - Service Shares (5/00)            2005        1.340              1.465             -
                                                               2004        1.140              1.340             -
                                                               2003        1.000              1.140             -

Lazard Retirement Series, Inc.
   Lazard Retirement Small Cap Portfolio (5/03)                2005        1.313              1.333             -
                                                               2004        1.171              1.313             -
                                                               2003        1.000              1.171             -

Lord Abbett Series Fund, Inc.
   Growth and Income Portfolio (5/03)                          2005        1.252              1.261             -
                                                               2004        1.139              1.252             -
                                                               2003        1.000              1.139             -

   Mid-Cap Value Portfolio (5/03)                              2005        1.397              1.475             -
                                                               2004        1.154              1.397             -
                                                               2003        1.000              1.154             -

Met Investors Series Trust
   Legg Mason Value Equity Portfolio - Class B (11/05)         2005        0.999              1.044             -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                       NUMBER OF UNITS
                                                                       BEGINNING OF     UNIT VALUE AT       OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR          END OF YEAR         END OF YEAR
------------------------------------------------------------   ----    -------------    -------------      ---------------
   Lord Abbett Growth and Income Portfolio - Class B (11/05)   2005        1.016             1.024                    -

   Lord Abbett Growth Opportunities Portfolio - Class B
   (11/05)                                                     2005        1.025             1.032                    -

   Lord Abbett Mid-Cap Value Portfolio - Class B (11/05)       2005        1.004             1.034                    -

   MFS(R) Research International Portfolio - Class B (11/05)   2005        1.004             1.060                    -

   Neuberger Berman Real Estate Portfolio - Class B (11/05)    2005        1.038             1.074                    -

   PIMCO Inflation Protected Bond Portfolio - Class B
   (11/05)                                                     2005        0.995             0.999                    -

   PIMCO Total Return Portfolio - Class B (11/05)              2005        0.996             1.011                    -

   Van Kampen Comstock Portfolio - Class B (11/05)             2005        1.000             1.009                    -

Metropolitan Series Fund
   Salomon Brothers U.S. Government Portfolio - Class B
   (11/05)                                                     2005        1.000             1.005                    -

PIMCO Variable Insurance Trust
   Real Return Portfolio - Administrative Class (5/05)         2005        1.000             0.989               11,548

   Total Return Portfolio - Administrative Class (5/01)        2005        1.047             1.047              101,795
                                                               2004        1.023             1.047                    -
                                                               2003        1.000             1.023                    -

Putnam Variable Trust
   Putnam VT Discovery Growth Fund - Class IB Shares (5/01)    2005        1.180             1.235                    -
                                                               2004        1.124             1.180                    -
                                                               2003        1.000             1.124                    -

   Putnam VT International Equity Fund - Class IB Shares
   (5/01)                                                      2005        1.336             1.463                    -
                                                               2004        1.179             1.336                    -
                                                               2003        1.000             1.179                    -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT     OUTSTANDING AT
                        PORTFOLIO NAME                         YEAR        YEAR         END OF YEAR        END OF YEAR
-----------------------------------------------------------    ----    -------------   -------------     ---------------
   Putnam VT Small Cap Value Fund - Class IB Shares (5/01)     2005        1.520           1.588                   -
                                                               2004        1.234           1.520                   -
                                                               2003        1.000           1.234                   -

Salomon Brothers Variable Series Funds Inc.
   All Cap Fund - Class I (5/01)                               2005        1.235           1.254                   -
                                                               2004        1.168           1.235                   -
                                                               2003        1.000           1.168                   -

   High Yield Bond Fund - Class I (11/05)                      2005        1.004           1.011                   -

   Investors Fund - Class I (10/98)                            2005        1.234           1.282              18,445
                                                               2004        1.145           1.234                   -
                                                               2003        1.000           1.145                   -

   Small Cap Growth Fund - Class I (11/05)                     2005        1.000           1.035                   -

Smith Barney Investment Series
   Smith Barney Dividend Strategy Portfolio (5/02)             2005        1.109           1.081                   -
                                                               2004        1.100           1.109                   -
                                                               2003        1.000           1.100                   -

Smith Barney Multiple Discipline Trust
   Multiple Discipline Portfolio - All Cap Growth and Value
   (5/04)                                                      2005        1.040           1.068                   -
                                                               2004        1.000           1.040                   -

   Multiple Discipline Portfolio - Global All Cap Growth
   and Value (5/04)                                            2005        1.067           1.109                   -
                                                               2004        1.000           1.067                   -

   Multiple Discipline Portfolio - Large Cap Growth and
   Value (5/04)                                                2005        1.034           1.045                   -
                                                               2004        1.000           1.034                   -

The Travelers Series Trust
   AIM Capital Appreciation Portfolio (8/98)                   2005        1.179           1.252                   -
                                                               2004        1.135           1.179                   -
                                                               2003        1.000           1.135                   -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT     OUTSTANDING AT
               PORTFOLIO NAME                                  YEAR        YEAR         END OF YEAR        END OF YEAR
---------------------------------------------                  ----    -------------   -------------     ---------------
Disciplined Mid Cap Stock Portfolio (8/98)                     2005        1.330           1.459                   -
                                                               2004        1.170           1.330                   -
                                                               2003        1.000           1.170                   -

Equity Income Portfolio (5/03)                                 2005        1.212           1.236              18,943
                                                               2004        1.131           1.212                   -
                                                               2003        1.000           1.131                   -

Federated High Yield Portfolio (5/02)                          2005        1.173           1.174                   -
                                                               2004        1.089           1.173                   -
                                                               2003        1.000           1.089                   -

Large Cap Portfolio (8/98)                                     2005        1.166           1.237                   -
                                                               2004        1.122           1.166                   -
                                                               2003        1.000           1.122                   -

Mercury Large Cap Core Portfolio (11/98)                       2005        1.230           1.345                   -
                                                               2004        1.088           1.230                   -
                                                               2003        1.000           1.088                   -

MFS Emerging Growth Portfolio (5/01)                           2005        1.214           1.176                   -
                                                               2004        1.104           1.214                   -
                                                               2003        1.000           1.104                   -

MFS Mid Cap Growth Portfolio (5/00)                            2005        1.258           1.266              33,831
                                                               2004        1.130           1.258                   -
                                                               2003        1.000           1.130                   -

MFS Total Return Portfolio (11/05)                             2005        1.000           1.009                   -

MFS Value Portfolio (11/98)                                    2005        1.292           1.343                   -
                                                               2004        1.142           1.292                   -
                                                               2003        1.000           1.142                   -

Mondrian International Stock Portfolio (7/98)                  2005        1.307           1.396              19,179
                                                               2004        1.157           1.307                   -
                                                               2003        1.000           1.157                   -

Pioneer Fund Portfolio (5/03)                                  2005        1.220           1.262                   -
                                                               2004        1.125           1.220                   -
                                                               2003        1.000           1.125                   -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT     OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ---------------
   Pioneer Mid Cap Value Portfolio (5/05)                      2005        1.017           1.081                -

   Strategic Equity Portfolio (5/01)                           2005        1.199           1.194                -
                                                               2004        1.115           1.199                -
                                                               2003        1.000           1.115                -

   Style Focus Series: Small Cap Growth Portfolio (5/05)       2005        1.000           1.135                -

   Style Focus Series: Small Cap Value Portfolio (5/05)        2005        1.010           1.101                -

   Travelers Managed Income Portfolio (7/98)                   2005        1.031           1.020                -
                                                               2004        1.028           1.031                -
                                                               2003        1.000           1.028                -

   U.S. Government Securities Portfolio (8/98)                 2005        1.061           1.080                -
                                                               2004        1.024           1.061                -
                                                               2003        1.000           1.024                -

Travelers Series Fund Inc.
   SB Adjustable Rate Income Portfolio - Class I Shares
   (5/04)                                                      2005        0.990           0.989                -
                                                               2004        1.000           0.990                -

   Smith Barney Aggressive Growth Portfolio (5/00)             2005        1.217           1.326                -
                                                               2004        1.134           1.217                -
                                                               2003        1.000           1.134                -

   Smith Barney High Income Portfolio (8/98)                   2005        1.185           1.187                -
                                                               2004        1.100           1.185                -
                                                               2003        1.000           1.100                -

   Smith Barney Large Capitalization Growth Portfolio (8/98)   2005        1.143           1.173                -
                                                               2004        1.167           1.143                -
                                                               2003        1.000           1.167                -

   Smith Barney Mid Cap Core Portfolio (5/01)                  2005        1.246           1.317                -
                                                               2004        1.157           1.246                -
                                                               2003        1.000           1.157                -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT     OUTSTANDING AT
                      PORTFOLIO NAME                           YEAR        YEAR         END OF YEAR        END OF YEAR
--------------------------------------------------------       ----    -------------   -------------     ---------------
   Smith Barney Money Market Portfolio (9/98)                  2005        0.977           0.980                -
                                                               2004        0.993           0.977                -
                                                               2003        1.000           0.993                -

Van Kampen Life Investment Trust
   Emerging Growth Portfolio - Class II Shares (5/01)          2005        1.160           1.218                -
                                                               2004        1.113           1.160                -
                                                               2003        1.000           1.113                -

Variable Annuity Portfolios
   Smith Barney Small Cap Growth Opportunities Portfolio
   (5/01)                                                      2005        1.391           1.424                -
                                                               2004        1.233           1.391                -
                                                               2003        1.000           1.233                -

Variable Insurance Products Fund
   Mid Cap Portfolio - Service Class 2 (5/01)                  2005        1.455           1.676                -
                                                               2004        1.196           1.455                -
                                                               2003        1.000           1.196                -

Wells Fargo Variable Trust
   Wells Fargo Advantage Multi Cap Value Fund (11/98)          2005        1.364           1.551                -
                                                               2004        1.197           1.364                -
                                                               2003        1.000           1.197                -

                         CONDENSED FINANCIAL INFORMATION

                         SEPARATE ACCOUNT CHARGES 2.50%

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT     OUTSTANDING AT
                      PORTFOLIO NAME                           YEAR        YEAR         END OF YEAR        END OF YEAR
----------------------------------------------------------     ----    -------------   -------------     ---------------
   Capital Appreciation Fund (7/05)                            2005        1.038           1.139              12,473

AIM Variable Insurance Funds
   AIM V.I. Premier Equity Fund - Series I (5/01)              2005        1.299           1.338                   -
                                                               2004        1.259           1.299                   -
                                                               2003        1.000           1.259                   -

AllianceBernstein Variable Product Series Fund, Inc.
   AllianceBernstein Growth and Income Portfolio - Class B
   (5/01)                                                      2005        1.439           1.468             170,812
                                                               2004        1.327           1.439             132,487
                                                               2003        1.000           1.327             110,860

   AllianceBernstein Large-Cap Growth Portfolio - Class B
   (5/01)                                                      2005        1.318           1.476             305,093
                                                               2004        1.247           1.318              60,579
                                                               2003        1.000           1.247              40,270

American Funds Insurance Series
   Global Growth Fund - Class 2 Shares (5/03)                  2005        1.424           1.584             256,222
                                                               2004        1.286           1.424             215,411
                                                               2003        1.000           1.286                   -

   Growth Fund - Class 2 Shares (5/03)                         2005        1.359           1.541           1,440,753
                                                               2004        1.239           1.359             350,678
                                                               2003        1.000           1.239              13,360

   Growth-Income Fund - Class 2 Shares (5/03)                  2005        1.339           1.382           1,007,913
                                                               2004        1.244           1.339             448,957
                                                               2003        1.000           1.244              13,403

Credit Suisse Trust
   Credit Suisse Trust Emerging Markets Portfolio (7/98)       2005        1.753           2.188                   -
                                                               2004        1.439           1.753                   -
                                                               2003        1.000           1.439                   -

Delaware VIP Trust
   Delaware VIP REIT Series - Standard Class (8/98)            2005        1.745           1.824             312,590
                                                               2004        1.362           1.745             115,656
                                                               2003        1.000           1.362              31,434

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT     OUTSTANDING AT
                      PORTFOLIO NAME                           YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ---------------
   Delaware VIP Small Cap Value Series - Standard Class
   (11/98)                                                     2005        1.723           1.839             109,140
                                                               2004        1.454           1.723              42,799
                                                               2003        1.000           1.454               6,323

Dreyfus Variable Investment Fund
   Dreyfus VIF - Appreciation Portfolio - Initial Shares
   (8/98)                                                      2005        1.269           1.292              38,485
                                                               2004        1.239           1.269              23,462
                                                               2003        1.000           1.239                   -

   Dreyfus VIF - Developing Leaders Portfolio - Initial
   Shares (9/98)                                               2005        1.460           1.506              38,793
                                                               2004        1.344           1.460                   -
                                                               2003        1.000           1.344                   -

Franklin Templeton Variable Insurance Products Trust
   Franklin Small-Mid Cap Growth Securities Fund - Class 2
   Shares (12/98)                                              2005        1.519           1.552             108,005
                                                               2004        1.397           1.519              89,831
                                                               2003        1.000           1.397              50,242

   Mutual Shares Securities Fund - Class 2 Shares (5/02)       2005        1.385           1.493             208,870
                                                               2004        1.260           1.385              29,188
                                                               2003        1.000           1.260                   -

   Templeton Developing Markets Securities Fund - Class 2
   Shares (7/98)                                               2005        1.837           2.283             237,454
                                                               2004        1.510           1.837              98,780
                                                               2003        1.000           1.510              26,578

   Templeton Foreign Securities Fund - Class 2 Shares (8/98)   2005        1.554           1.669             850,392
                                                               2004        1.344           1.554             191,637
                                                               2003        1.000           1.344               2,488

Greenwich Street Series Fund
   Appreciation Portfolio (5/01)                               2005        1.331           1.354             480,162
                                                               2004        1.255           1.331              55,589
                                                               2003        1.000           1.255                   -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT     OUTSTANDING AT
                      PORTFOLIO NAME                           YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ---------------
   Fundamental Value Portfolio (5/01)                          2005        1.496           1.529               8,275
                                                               2004        1.417           1.496              14,680
                                                               2003        1.000           1.417               7,140

Janus Aspen Series
   Growth and Income Portfolio - Service Shares (5/00)         2005        1.353           1.479                   -
                                                               2004        1.242           1.353                   -
                                                               2003        1.000           1.242                   -

   International Growth Portfolio - Service Shares (5/00)      2005        1.626           2.093               5,359
                                                               2004        1.405           1.626               6,273
                                                               2003        1.000           1.405                   -

   Mid Cap Growth Portfolio - Service Shares (5/00)            2005        1.584           1.731               6,112
                                                               2004        1.348           1.584               6,202
                                                               2003        1.000           1.348                   -

Lazard Retirement Series, Inc.
   Lazard Retirement Small Cap Portfolio (5/03)                2005        1.486           1.507              61,733
                                                               2004        1.326           1.486              12,304
                                                               2003        1.000           1.326                   -

Lord Abbett Series Fund, Inc.
   Growth and Income Portfolio (5/03)                          2005        1.357           1.367             491,209
                                                               2004        1.235           1.357             529,383
                                                               2003        1.000           1.235             174,658

   Mid-Cap Value Portfolio (5/03)                              2005        1.513           1.597             210,396
                                                               2004        1.250           1.513             130,347
                                                               2003        1.000           1.250              71,591

Met Investors Series Trust
   Legg Mason Value Equity Portfolio - Class B (11/05)         2005        0.999           1.043              42,103

   Lord Abbett Growth and Income Portfolio - Class B (11/05)   2005        1.016           1.024                   -

   Lord Abbett Growth Opportunities Portfolio - Class B
   (11/05)                                                     2005        1.025           1.032              20,201

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT     OUTSTANDING AT
                      PORTFOLIO NAME                           YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ---------------
   Lord Abbett Mid-Cap Value Portfolio - Class B (11/05)       2005        1.004           1.034              29,389

   MFS(R) Research International Portfolio - Class B (11/05)   2005        1.004           1.060                   -

   Neuberger Berman Real Estate Portfolio - Class B (11/05)    2005        1.038           1.074              66,846

   PIMCO Inflation Protected Bond Portfolio - Class B
   (11/05)                                                     2005        0.995           0.999              88,603

   PIMCO Total Return Portfolio - Class B (11/05)              2005        0.996           1.011             155,661

   Van Kampen Comstock Portfolio - Class B (11/05)             2005        1.000           1.009                   -

Metropolitan Series Fund
   Salomon Brothers U.S. Government Portfolio - Class B
   (11/05)                                                     2005        1.000           1.004                   -

PIMCO Variable Insurance Trust
   Real Return Portfolio - Administrative Class (5/05)         2005        1.000           0.989             200,183

   Total Return Portfolio - Administrative Class (5/01)        2005        1.044           1.043           2,509,112
                                                               2004        1.020           1.044           1,070,854
                                                               2003        1.000           1.020             366,006

Putnam Variable Trust
   Putnam VT Discovery Growth Fund - Class IB Shares (5/01)    2005        1.395           1.459                   -
                                                               2004        1.330           1.395                   -
                                                               2003        1.000           1.330                   -

   Putnam VT International Equity Fund - Class IB Shares
   (5/01)                                                      2005        1.503           1.645               7,499
                                                               2004        1.326           1.503               8,517
                                                               2003        1.000           1.326               9,994

   Putnam VT Small Cap Value Fund - Class IB Shares (5/01)     2005        1.893           1.977              11,045
                                                               2004        1.538           1.893                 903
                                                               2003        1.000           1.538                   -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT     OUTSTANDING AT
                      PORTFOLIO NAME                           YEAR        YEAR         END OF YEAR        END OF YEAR
-----------------------------------------------------------    ----    -------------   -------------     ---------------
Salomon Brothers Variable Series Funds Inc.
   All Cap Fund - Class I (5/01)                               2005        1.477           1.499                   -
                                                               2004        1.398           1.477                   -
                                                               2003        1.000           1.398                   -

   High Yield Bond Fund - Class I (11/05)                      2005        1.004           1.011                   -

   Investors Fund - Class I (10/98)                            2005        1.440           1.496              18,923
                                                               2004        1.338           1.440               4,441
                                                               2003        1.000           1.338                   -

   Small Cap Growth Fund - Class I (11/05)                     2005        1.000           1.035               4,589

Smith Barney Investment Series
   Smith Barney Dividend Strategy Portfolio (5/02)             2005        1.259           1.226              82,389
                                                               2004        1.249           1.259              40,940
                                                               2003        1.000           1.249                   -

Smith Barney Multiple Discipline Trust
   Multiple Discipline Portfolio - All Cap Growth and Value
   (5/04)                                                      2005        1.039           1.067             161,766
                                                               2004        1.000           1.039              65,806

   Multiple Discipline Portfolio - Global All Cap Growth
   and Value (5/04)                                            2005        1.066           1.108              72,829
                                                               2004        1.000           1.066                   -

   Multiple Discipline Portfolio - Large Cap Growth and
   Value (5/04)                                                2005        1.033           1.044                   -
                                                               2004        1.000           1.033                   -

The Travelers Series Trust
   AIM Capital Appreciation Portfolio (8/98)                   2005        1.346           1.427              18,111
                                                               2004        1.295           1.346                   -
                                                               2003        1.000           1.295                   -

   Disciplined Mid Cap Stock Portfolio (8/98)                  2005        1.548           1.698                   -
                                                               2004        1.363           1.548                   -
                                                               2003        1.000           1.363                   -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT     OUTSTANDING AT
               PORTFOLIO NAME                                  YEAR        YEAR         END OF YEAR        END OF YEAR
---------------------------------------------                  ----    -------------   -------------     ---------------
Equity Income Portfolio (5/03)                                 2005        1.320           1.345             106,425
                                                               2004        1.232           1.320              47,473
                                                               2003        1.000           1.232                   -

Federated High Yield Portfolio (5/02)                          2005        1.274           1.274             151,253
                                                               2004        1.183           1.274              66,927
                                                               2003        1.000           1.183               2,427

Large Cap Portfolio (8/98)                                     2005        1.302           1.380             244,961
                                                               2004        1.253           1.302             147,228
                                                               2003        1.000           1.253                   -

Mercury Large Cap Core Portfolio (11/98)                       2005        1.394           1.523               4,772
                                                               2004        1.233           1.394                   -
                                                               2003        1.000           1.233                   -

MFS Emerging Growth Portfolio (5/01)                           2005        1.405           1.361                   -
                                                               2004        1.278           1.405                   -
                                                               2003        1.000           1.278                   -

MFS Mid Cap Growth Portfolio (5/00)                            2005        1.499           1.506             221,981
                                                               2004        1.347           1.499             141,633
                                                               2003        1.000           1.347              64,369

MFS Total Return Portfolio (11/05)                             2005        1.000           1.009                   -

MFS Value Portfolio (11/98)                                    2005        1.445           1.501              68,020
                                                               2004        1.278           1.445              15,547
                                                               2003        1.000           1.278                   -

Mondrian International Stock Portfolio (7/98)                  2005        1.485           1.586             290,005
                                                               2004        1.315           1.485             306,840
                                                               2003        1.000           1.315             174,231

Pioneer Fund Portfolio (5/03)                                  2005        1.309           1.353              30,901
                                                               2004        1.208           1.309              30,237
                                                               2003        1.000           1.208               8,270

Pioneer Mid Cap Value Portfolio (5/05)                         2005        1.017           1.080               2,923

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT     OUTSTANDING AT
                       PORTFOLIO NAME                          YEAR        YEAR         END OF YEAR        END OF YEAR
------------------------------------------------------------   ----    -------------   -------------     ---------------
   Strategic Equity Portfolio (5/01)                           2005        1.408           1.402              13,046
                                                               2004        1.310           1.408              12,330
                                                               2003        1.000           1.310                   -

   Style Focus Series: Small Cap Growth Portfolio (5/05)       2005        1.000           1.135             210,644

   Style Focus Series: Small Cap Value Portfolio (5/05)        2005        1.010           1.101              18,874

   Travelers Managed Income Portfolio (7/98)                   2005        1.056           1.044             766,290
                                                               2004        1.053           1.056             459,637
                                                               2003        1.000           1.053              54,755

   U.S. Government Securities Portfolio (8/98)                 2005        1.040           1.058             440,556
                                                               2004        1.005           1.040              69,752
                                                               2003        1.000           1.005                   -

Travelers Series Fund Inc.
   SB Adjustable Rate Income Portfolio - Class I Shares
   (5/04)                                                      2005        0.990           0.989              32,496
                                                               2004        1.000           0.990              29,793

   Smith Barney Aggressive Growth Portfolio (5/00)             2005        1.439           1.567             205,468
                                                               2004        1.342           1.439              88,805
                                                               2003        1.000           1.342               4,871

   Smith Barney High Income Portfolio (8/98)                   2005        1.315           1.316              36,736
                                                               2004        1.221           1.315              17,996
                                                               2003        1.000           1.221               1,653

   Smith Barney Large Capitalization Growth Portfolio (8/98)   2005        1.422           1.460             105,075
                                                               2004        1.453           1.422              60,602
                                                               2003        1.000           1.453                   -

   Smith Barney Mid Cap Core Portfolio (5/01)                  2005        1.420           1.501             292,739
                                                               2004        1.319           1.420              51,013
                                                               2003        1.000           1.319                   -

                         CONDENSED FINANCIAL INFORMATION

                                                                       UNIT VALUE AT                     NUMBER OF UNITS
                                                                       BEGINNING OF    UNIT VALUE AT     OUTSTANDING AT
                     PORTFOLIO NAME                            YEAR        YEAR         END OF YEAR        END OF YEAR
--------------------------------------------------------       ----    -------------   -------------     ---------------
   Smith Barney Money Market Portfolio (9/98)                  2005        0.968           0.971             383,602
                                                               2004        0.984           0.968             111,704
                                                               2003        1.000           0.984              32,745

Van Kampen Life Investment Trust
   Emerging Growth Portfolio - Class II Shares (5/01)          2005        1.300           1.365               9,449
                                                               2004        1.248           1.300                   -
                                                               2003        1.000           1.248                   -

Variable Annuity Portfolios
   Smith Barney Small Cap Growth Opportunities Portfolio
   (5/01)                                                      2005        1.622           1.659              53,800
                                                               2004        1.438           1.622              51,792
                                                               2003        1.000           1.438               3,321

Variable Insurance Products Fund
   Mid Cap Portfolio - Service Class 2 (5/01)                  2005        1.710           1.968             260,240
                                                               2004        1.406           1.710              96,254
                                                               2003        1.000           1.406                   -

Wells Fargo Variable Trust
   Wells Fargo Advantage Multi Cap Value Fund (11/98)          2005        1.649           1.874                   -
                                                               2004        1.448           1.649                   -
                                                               2003        1.000           1.448                   -

                                      NOTES

The date next to each funding option's name reflects the date money first came into the funding option through the Separate Account.

Funding options not listed above had no amount allocated to them or were not available as of December 31, 2005.

"Number of Units outstanding at the end of the period" may include units for Contracts Owners in payout phase, where appropriate.

If a accumulate unit value has no assets and units across all sub-accounts within the Separate Account, and has had no assets and units for the history displayed on the Condensed Financial Information in the past, then it may not be displayed.

Effective 04/18/2005: Lazard International Stock Portfolio changed its name to Mondrian International Stock Portfolio.

Effective 04/18/2005: Merrill Lynch Large Cap Core Portfolio changed its name to Mercury Large Cap Core Portfolio.

Effective 04/11/2005: Strong Multi Cap Value Fund II changed its name to Wells Fargo Advantage Multi Cap Value Fund.

Effective 04/18/2005: AllianceBernstein Premier Growth Portfolio - Class B changed its name to AllianceBernstein Large - Cap Growth Portfolio - Class B.


Effective 04/18/2005: Franklin Small Cap Fund - Class 2 Shares changed its name to Franklin Small-Mid Cap Growth Securities Fund - Class 2 Shares.

On 02/25/2005, The Travelers Series Trust: MFS Emerging Growth Portfolio was merged into the Traveler Series Trust: MFS Mid Cap Growth Portfolio and is no longer available as a funding option.

On 02/25/2005, The AIM Equity Fund, Inc.: AIM Constellation Fund - Class A was replaced by for the Travelers Series Trust: AIM Capital Appreciation Portfolio and is no longer available as a funding option.

On02/25/2005, The AllianceBernstein Value Funds: AllianceBernstein Growth and Income Fund - Class A was replaced by the AllianceBernstein Variable Product Series Fund Inc: AllianceBerstein Growth and Income Portfolio - Class B and is no longer available as a funding option.

On 02/25/2005, The Fidelity Advisor Series I: Advisor growth Opportunities Fund
- Class T was replaced by the Greenwich Street Series Fund: Appreciation Portfolio and is no longer available as a funding option.

On 02/25/2005, The AIM Equity Funds, Inc: AIM Charter Fund - Class was replaced by the Greenwich Street Series Fund: Appreciation Portfolio and is no longer available as a funding option.

On 02/25/2005, The Neuberger Berman Equity Assets: Newberger Berman Guardian Fund Advisor Class was replaced by the American Funds Insurance Series: Growth - Income Fund - Class 2 Shares and is no longer available as a funding option.

On 02/25/2005, The Neuberger Berman Equity Assets: Newberger Berman Partners Fund Advisor Class was replaced by the Met Investors Series Fund: Lord Abbott Growth - Income Portfolio and is no longer available as a funding option.

On 02/25/2005, The PBHG Funds: PBHG Growth Fund - Advisor Class was replaced the Janus Aspen Series: Mid Cap Growth Portfolio - Service Shares and is no longer available as a funding option.

On 02/25/2005, The Dreyfus A Bonds Plus, Inc: Dreyfus A Bonds Plus, Inc was replaced the Travelers Series Trust: U.S. Government Securities Portfolio and is no longer available as a funding option.

AIM Variable Insurance Funds, Inc.: AIM Premier Equity Fund - Series I is no longer available to new contract owners.

Credit Suisse Trust: Emerging Markets Portfolio is no longer available to new contract owners.

Janus Aspen Series: International Growth Portfolio - Service Shares - is no longer available to new contract owners.

Putnam Variable Trust: Putnam VT Discovery Growth Fund - Class IB Share is no longer available to new contract owners.

Putnam Variable Trust: Putnam VT International Equity Fund - Class IB Shares is no longer available to new contract owners.

Strong Variable insurance Funds, Inc.: Strong Multi Cap Value Fund II is no longer available to new contract owners.

The Travelers Series Trust: Disciplined mid Cap Stock Portfolio is no longer available to new contract owners.

AIM V.I. Premier Equity Fund is no longer available to new contract owners.

AllianceBerstein Growth and Income Portfolio - Class B is no longer available to new contract owners.

AllianceBerstein Large Cap Growth Portfolio - Class B is no longer available to new contract owners.

Credit Suisse Emerging Markets Portfolio is no longer available to new contract owners.

Delaware VIP REIT Series is no longer available to new contract owners.

Delaware VIP Small Cap Value Series is no longer available to new contract owners.

Dreyfus VIF Appreciation Portfolio is no longer available to new contract owners.

Dreyfus VIF Developing Leaders Portfolio is no longer available to new contract owners.

Fidelity VIP Mid Cap Portfolio - Service Class 2 is no longer available to new contract owners.

Franklin Small-Mid Cap Growth Securities Fund- Class 2 Shares is no longer available to new contract owners.

Lord Abbett Growth and Income Portfolio is no longer available to new contract owners.

Lord Abbett Mid-Cap Value Portfolio is no longer available to new contract owners.

MFS(R) Mid Cap Growth Portfolio is no longer available to new contract owners.

Mondrian International Stock Portfolio is no longer available to new contract owners.

Multiple Discipline Portfolio - Global All Cap Growth and Value is no longer available to new contract owners.

PIMCO VIT Total Return Portfolio - Administrative Class is no longer available to new contract owners.

PIMCO VIT Real Return Portfolio - Administrative Class is no longer available to new contract owners.

Putnam Variable Trust: Putnam VT Small Cap Value Fund - Class IB Shares is no longer available to new contract owners.

Salomon Brothers Variable All Cap Fund - Class I is no longer available to new contract owners.

SB Adjustable Rate Income Portfolio is no longer available to new contract owners.

Smith Barney High Income Portfolio is no longer available to new contract owners.

Smith Barney Mid Cap Core Portfolio is no longer available to new contract owners.

Smith Barney Small Cap Growth opportunities Portfolio is no longer available to new contract owners.

Strategic Equity Portfolio (Fidelity) is no longer available to new contract owners.

Wells Fargo Advantage Multi Cap Value Fund is no longer available to new contract owners.

                               MARQUIS PORTFOLIOS

                       STATEMENT OF ADDITIONAL INFORMATION

            METLIFE OF CT SEPARATE ACCOUNT TM FOR VARIABLE ANNUITIES

                      INDIVIDUAL VARIABLE ANNUITY CONTRACT
                                    ISSUED BY

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                                  ONE CITYPLACE
                        HARTFORD, CONNECTICUT 06103-3415

MIC-BOOK-20                                                             May 2006

                                     PART C

                                OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

(a) The financial statements of the Registrant and the report of Independent Registered Public Accounting Firm thereto are contained in the Registrant's Annual Report and are included in the Statement of Additional Information. The financial statements of the Registrant include: (to be filed by amendment)

     (1)  Statement of Assets and Liabilities as of December 31, 2007

     (2)  Statement of Operations for the year ended December 31, 2007

     (3) Statement of Changes in Net Assets for the years ended December 31, 2007 and 2006

     (4)  Notes to Financial Statements

The consolidated financial statements and schedules of MetLife Insurance Company of Connecticut and subsidiaries and the report of Independent Registered Public Accounting Firm, are contained in the Statement of Additional Information. The consolidated financial statements of MetLife Insurance Company of Connecticut and subsidiaries include: (to be filed by amendment)

     (1)  Consolidated Balance Sheets as of December 31, 2007 and 2006

     (2) Consolidated Statements of Income for the years ended December 31, 2007, 2006 and 2005

     (3) Consolidated Statements of Stockholder's Equity for the years ended December 31, 2007, 2006 and 2005

     (4) Consolidated Statements of Cash Flows for the year ended December 31, 2007, 2006 and 2005

     (5)  Notes to Consolidated Financial Statements

     (6)  Financial Statement Schedules

(b)  Exhibits

EXHIBIT
 NUMBER   DESCRIPTION
-------   -----------
1(a).     Resolution of The Travelers Insurance Company Board of Directors
          authorizing the establishment of the Registrant. (Incorporated herein by reference to Exhibit 1 to Travelers Fund ABD for Variable
          Annuities' Registration Statement on Form N-4 EL, File Nos. 033-
          65343/07465, filed December 22, 1995.)

1(b).     Resolution of The MetLife Insurance Company of Connecticut Board of
          Directors, dated March 24, 2008, authorizing the combining of MetLife of CT Fund BD III for Variable Annuities into MetLife of CT Separate
          Account Eleven for Variable Annuities. (to be filed by amendment.)

2.        Not Applicable.

3(a).     Distribution and Principal Underwriting Agreement among the
          Registrant, MetLife Insurance Company of Connecticut and MetLife
          Investors Distribution Company.  (to be filed by amendment.)

3(b).     Agreement and Plan of Merger (10-26-06) (MLIDLLC into MLIDC).
          (Incorporated herein by reference to Exhibit 3(c) to Post-Effective
          Amendment No. 16 to MetLife of CT Fund ABD for Variable Annuities to the Registration Statement on Form N-4, File No. 033-65343/811-07465 filed April 4, 2007.)

3(c) Master Retail Sales Agreement (MLIDC). (Incorporated herein by reference to Exhibit 3(d) to Post-Effective Amendment No. 16 to
          MetLife of CT Fund ABD for Variable Annuities to the Registration
          Statement on Form N-4, File No. 033-65343/811-07465 filed April 4,
          2007.)

3(d)      Services Agreement between MetLife Investors Distribution Company and
          MetLife Insurance Company of Connecticut and Amendment No. 1 to
          Services Agreement. (Incorporated herein by reference to Exhibit 3(e) to the Post-Effective Amendment No. 15 to MetLife of CT Fund BD for
          Variable Annuities' Registration Statement on Form N-4, File Nos.
          033-73466/811-08242, filed April 7, 2008.)

4(a). Form of Variable Annuity Contract. (Incorporated herein by reference to Exhibit 4 to Pre-Effective Amendment No. 1 to the Registration
          Statement on Form N-4, filed June 10, 1998.)

4(b). Form of Guaranteed Minimum Withdrawal Rider. (Incorporated herein by reference to Exhibit 4 to Post-Effective Amendment No. 4 to the
          Registration Statement on Form N-4, file No. 333-101778, filed
          November 19, 2004.)


EXHIBIT
 NUMBER   DESCRIPTION
-------   -----------
4(c).     Company Name Change Endorsement The Travelers Insurance Company
          effective May 1, 2006.  (Incorporated herein by reference to Exhibit
          4(c) to Post-Effective Amendment No. 14 to The Travelers Fund ABD for
          Variable Annuities to the Registration Statement on Form N-4, File
          No. 033-65343 filed April 6, 2006.)

4(d).     Roth 401 Endorsement. (Incorporated herein by reference to Exhibit
          4(d) to Post-Effective Amendment No. 14 to The Travelers Fund ABD for
          Variable Annuities to the Registration Statement on Form N-4, File
          No. 033-65343 filed April 6, 2006.)

4(e).     Roth 403(b) Endorsement.  (Incorporated herein by reference to
          Exhibit 4(e) to Post-Effective Amendment No. 14 to The Travelers Fund
          ABD for Variable Annuities to the Registration Statement on Form N-4,
          File No. 033-65343 filed April 6, 2006.)

5(a). Form of Application. (Incorporated herein by reference to Exhibit 5 to Pre-Effective Amendment No. 1 to the Registration Statement on
          Form N-4, filed June 10, 1998.)

5(b). Form of Variable Annuity Application. (Incorporated herein by reference to Exhibit 5 to Post-Effective Amendment No. 14 to The
          Travelers Fund ABD for Variable Annuities to the Registration
          Statement on Form N-4, File No. 033-65343 filed April 6, 2006.)

6(a).     Charter of The Travelers Insurance Company, as amended on October 19,
          1994. (Incorporated herein by reference to Exhibit 6(a) to the Registration Statement on Form N-4, filed November 13, 1997.)

6(b).     By-Laws of The Travelers Insurance Company, as amended on October 20,
          1994. (Incorporated herein by reference to Exhibit 6(b) to the Registration Statement on Form N-4, filed November 13, 1997.)

6(c). Certificate of Amendment of the Charter as Amended and Restated of The Travelers Insurance Company effective May 1, 2006. (Incorporated herein by reference to Exhibit 6(c) to Post-Effective Amendment No.
          14 to The Travelers Fund ABD for Variable Annuities Registration
          Statement on Form N-4 , File No. 033-65343 filed April 6, 2006.)

6(d).     Certificate of Correction, dated April 4, 2007, to the Certificate of
          Amendment to the Charter of MetLife Insurance Company of Connecticut, dated February 10, 2006. (Incorporated herein by reference to Exhibit
          6(d) to the Post-Effective Amendment No. 11 to MetLife of CT Separate
          Account Nine for Variable Annuities' Registration Statement on Form
          N-4, File Nos. 333-65926/811-09411, filed on October 31, 2007.)

7.        Specimen Reinsurance Agreement. (Incorporated herein by reference to
          Exhibit 7 to Post-Effective Amendment No. 2 to the Registration
          Statement on Form N-4, File No. 333-65942, filed April 15, 2003.)

8(a). Form of Participation Agreements. (Incorporated herein by reference to Exhibit 8 to Post-Effective Amendment No. 8 to the Registration
          Statement on Form N-4, File No. 333-101778 filed April 21, 2005).

8(b).     Participation Agreement Among Metropolitan Series Fund, Inc., MetLife
          Advisers, LLC, Metropolitan Life Insurance Company, The Travelers
          Insurance Company and The Travelers Life and Annuity Company effective November 1, 2005. (Incorporated herein by reference to Exhibit 8(b) to Post-Effective Amendment No. 14 to The Travelers Fund
          ABD for Variable Annuities Registration Statement on Form N-4, File
          No. 033-65343 filed April 6, 2006.)

8(c).     Participation Agreement Among Met Investors Series Trust, Met
          Investors Advisory, LLC, MetLife Investors Distribution Company, The
          Travelers Insurance Company and The Travelers Life and Annuity
          Company effective November 1, 2005. (Incorporated herein by reference to Exhibit 8(c) to Post-Effective Amendment No. 14 to The
          Travelers Fund ABD for Variable Annuities Registration Statement on
          Form N-4, File No. 033-65343 filed April 6, 2006.)

9.        Opinion of Counsel as to the legality of securities being registered.
          (to be filed by amendment.)

10.       Consent of Deloitte & Touche LLP, Independent Registered Public
          Accounting Firm. (to be filed by amendment.)

11.       Not applicable.

12.       Not applicable.

13.       Power of Attorney authorizing Michele H. Abate, John E. Connolly,
          Jr., James L. Lipscomb, Gina C. Sandonato, Myra L. Saul, Paul G.
          Cellupica and Marie C. Swift to act as signatory for Michael K.
          Farrell, William J. Mullaney, Lisa M. Weber, Stanley J. Talbi, and
          Joseph J. Prochaska, Jr. Filed herewith.


ITEM 25. DIRECTORS AND OFFICERS OF THE DEPOSITOR

Principal Business Address:

MetLife Insurance Company of Connecticut
One Cityplace
Hartford, CT 06103-3415

NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH INSURANCE COMPANY
--------------------------   ---------------------------------------------------------------------
Michael K. Farrell           Director and President
10 Park Avenue
Morristown, NJ 07962

William J. Mullaney          Director
1 Metlife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Lisa M. Weber                Director
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Steven A. Kandarian          Executive Vice President and Chief Investment Officer
10 Park Avenue
Morristown, NJ 07962

James L. Lipscomb            Executive Vice President and General Counsel
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Joseph J. Prochaska, Jr.     Executive Vice President and Chief Accounting Officer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Stanley J. Talbi             Executive Vice President and Chief Financial Officer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Gwenn L. Carr                Senior Vice President and Secretary
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Eric T. Steigerwalt          Senior Vice President and Treasurer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

William D. Cammarata         Senior Vice President
18210 Crane Nest Drive
Tampa, FL 33647

Elizabeth M. Forget          Senior Vice President
260 Madison Ave
New York, NY 10016

Gene L. Lunman               Senior Vice President
185 Asylum Street
Hartford, CT 06103

Roberto Baron                Vice President and Senior Actuary
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

S. Peter Headley             Vice President and Assistant Secretary
3717 W. 100(th) Street
Suite 700
Overland Park, KS 62210

Daniel D. Jordan             Vice President and Assistant Secretary
501 Boylston Street
Boston, MA 02116

Bennett D. Kleinberg         Vice President and Actuary
185 Asylum Street
Hartford, CT 06103


NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH INSURANCE COMPANY
--------------------------   ---------------------------------------------------------------------
Christopher A. Kremer        Vice President and Actuary
501 Boylston Street
Boston, MA 02116

Paul L. LeClair              Vice President and Actuary
501 Boylston Street
Boston, MA 02116

Jonathan L. Rosenthal        Vice President and Chief Hedging Officer
10 Park Avenue
Morristown, NJ 07962

Patrick D. Studley           Vice President and Actuary
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Jeffrey N. Altman            Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Steven J. Brash              Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Herbert B. Brown             Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Vincent Cirulli              Vice President
10 Park Avenue
Morristown, NJ 07962

Deidre E. Curran             Vice President
300 Davidson Ave.
Somerset, NJ 08873

James R. Dingler             Vice President
10 Park Avenue
Morristown, NJ 07962

Judith A. Gulotta            Vice President
10 Park Avenue
Morristown, NJ 07962

Gregory M. Harrison          Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

C. Scott Inglis              Vice President
10 Park Avenue
Morristown, NJ 07962

James W. Koeger              Vice President
13045 Tesson Ferry Road
St. Louis, MO 63128

Joseph J. Massimo            Vice President
18210 Crane Nest Drive
Tampa, FL 33647

Daniel A. O'Neill            Vice President
8717 W. 110 th Street
Suite 700
Overland Park, KS 62210


NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH INSURANCE COMPANY
--------------------------   ---------------------------------------------------------------------
Mark S. Reilly               Vice President
185 Asylum Street
Hartford, CT 06103

Mark J. Remington            Vice President
185 Asylum Street
Hartford, CT 06103

Ragai A. Roushdy             Vice President
10 Park Avenue
Morristown, NJ 07962

Kevin M. Thorwarth           Vice President
10 Park Avenue
Morristown, NJ 07962

Mark. H. Wilsmann            Vice President
10 Park Avenue
Morristown, NJ 07962


ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

The Registrant is a separate account of MetLife Insurance Company of Connecticut under Connecticut insurance law. The Depositor is a wholly owned subsidiary of MetLife, Inc., a publicly traded company. No person is controlled by the Registrant. The following outline indicates those entities that are controlled by MetLife, Inc. or are under the common control of MetLife, Inc. No person is controlled by the Registrant.

             ORGANIZATIONAL STRUCTURE OF METLIFE, INC. AND SUBSIDIARIES
                                AS OF MARCH 31, 2008

The following is a list of subsidiaries of MetLife, Inc. updated as of March
31, 2008. Those entities which are listed at the left margin (labeled with capital letters) are direct subsidiaries of MetLife, Inc. Unless otherwise indicated, each entity which is indented under another entity is a subsidiary of that other entity and, therefore, an indirect subsidiary of MetLife, Inc. Certain inactive subsidiaries have been omitted from the MetLife, Inc. organizational listing. The voting securities (excluding directors' qualifying shares, (if any)) of the subsidiaries listed are 100% owned by their respective parent corporations, unless otherwise indicated. The jurisdiction of domicile of each subsidiary listed is set forth in the parenthetical following such subsidiary.


A.    MetLife Group, Inc. (NY)

B.    MetLife Bank National Association (USA)

C.    Exeter Reassurance Company, Ltd. (Bermuda)

D.    MetLife Taiwan Insurance Company Limited (Taiwan)

E.    Metropolitan Tower Life Insurance Company (DE)

      1.    TH Tower NGP, LLC (DE)

      2. Partners Tower, L.P. (DE) - a 99% limited partnership interest of Partners Tower, L.P. is held by Metropolitan Tower Life Insurance Company and 1% general partnership interest is held by TH Tower NGP, LLC (DE)

      3.    TH Tower Leasing, LLC (DE)

      4.    MetLife Reinsurance Company of Charleston (SC)

      5.    MetLife Reinsurance Company of Vermont (VT)

      6.    EntreCap Real Estate II LLC (DE)

            a)    PREFCO Dix-Huit LLC (CT)

            b)    PREFCO X Holdings LLC (CT)

            c) PREFCO Ten Limited Partnership (CT) - a 99.9% limited partnership interest of PREFCO Ten Limited Partnership is held by EntreCap Real Estate II LLC and 0.1% general partnership is held by PREFCO X Holdings LLC.

            d)    PREFCO Vingt LLC (CT)

            e) PREFCO Twenty Limited Partnership (CT) - a 99% limited partnership interest of PREFCO Twenty Limited Partnership is held by EntreCap Real Estate II LLC and 1% general partnership is held by PREFCO Vingt LLC.

     7.     Plaza Drive Properties, LLC (DE)

     8.     MTL Leasing, LLC (DE)

            a)    PREFCO IX Realty LLC (CT)

            b)    PREFCO XIV Holdings LLC (CT)

            c) PREFCO Fourteen Limited Partnership (CT) - a 99.9% limited partnership interest of PREFCO Fourteen Limited Partnership is held by MTL Leasing, LLC and 0.1% general partnership is held by PREFCO XIV Holdings LLC.

F. MetLife Pensiones Mexico S.A. (Mexico)- 97.4738% is owned by MetLife, Inc. and 2.5262% is owned by MetLife International Holdings, Inc.

G. MetLife Chile Inversiones Limitada (Chile)- 99.9999999% is owned by MetLife, Inc. and 0.0000001% is owned by Natiloportem Holdings, Inc.

      1. MetLife Chile Seguros de Vida S.A. (Chile)- 99.99% is owned by MetLife Chile Inversiones Limitada and 0.01% is owned by MetLife International Holdings, Inc.

            a) MetLife Chile Administradora de Mutuos Hipotecarios S.A. (Chile)- 99.99% is owned by MetLife Chile Seguros de Vida S.A. and 0.01% is owned by MetLife Chile Inversiones Limitada.

H. MetLife Mexico S.A. (Mexico)- 98.70541% is owned by MetLife, Inc., 1.29459% is owned by MetLife International Holdings, Inc.

      1. MetLife Afore, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Mexico S.A. and 0.01% is owned by MetLife Pensiones Mexico S.A.

            a) Met1 SIEFORE, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A.

            b) Met2 SIEFORE, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A.


            c) MetA SIEFORE Adicional, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Afore, S.A. de C.V. and .01% is owned by MetLife Mexico S.A.

            d) Met3 SIEFORE Basica, S.A. de C.V. (Mexico) - 99.99% is owned by MetLife Afore, S.A. de C.V. and .01% is owned by MetLife Mexico S.A.

            e) Met4 SIEFORE, S.A. de C.V. (Mexico) - 99.99% is owned by MetLife Afore, S.A. de C.V. and .01% is owned by MetLife Mexico S.A.

            f) Met5 SIEFORE, S.A. de C.V. (Mexico) - 99.99% is owned by MetLife Afore, S.A. de C.V. and .01% is owned by MetLife Mexico S.A.

      2. ML Capacitacion Comercial S.A. de C.V. (Mexico) - 99% is owned by MetLife Mexico S.A. and 1% is owned by MetLife Mexico Cares, S.A. de C.V.


I. MetLife Mexico Servicios, S.A. de C.V. (Mexico)- 98% is owned by MetLife, Inc. and 2% is owned by MetLife International Holdings, Inc.


J.    Metropolitan Life Seguros de Vida S.A. (Uruguay)


K.    MetLife Securities, Inc. (DE)

L.    Enterprise General Insurance Agency, Inc. (DE)

      1.    MetLife General Insurance Agency of Texas, Inc. (DE)

      2.    MetLife General Insurance Agency of Massachusetts, Inc. (MA)

M.    Metropolitan Property and Casualty Insurance Company (RI)

      1.    Metropolitan General Insurance Company (RI)

      2.    Metropolitan Casualty Insurance Company (RI)

      3.    Metropolitan Direct Property and Casualty Insurance Company (RI)

      4.    Met P&C Managing General Agency, Inc. (TX)

      5.    MetLife Auto & Home Insurance Agency, Inc. (RI)

      6.    Metropolitan Group Property and Casualty Insurance Company (RI)

            a)    Metropolitan Reinsurance Company (U.K.) Limited (United
                  Kingdom)

      7.    Metropolitan Lloyds, Inc. (TX)

            a) Metropolitan Lloyds Insurance Company of Texas (TX)- Metropolitan Lloyds Insurance Company of Texas, an affiliated association, provides automobile, homeowner and related insurance for the Texas market. It is an association of individuals designated as underwriters. Metropolitan Lloyds, Inc., a subsidiary of Metropolitan Property and Casualty Insurance Company, serves as the attorney-in-fact and manages the association.

      8.    Economy Fire & Casualty Company (IL)

            a)    Economy Preferred Insurance Company (IL)

            b)    Economy Premier Assurance Company (IL)

N.    Cova Corporation (MO)

      1.    Texas Life Insurance Company (TX)

      2.    Cova Life Management Company (DE)

O.    MetLife Investors Insurance Company (MO)

P.    First MetLife Investors Insurance Company (NY)

Q.    Walnut Street Securities, Inc. (MO)

R.    Newbury Insurance Company, Limited (BERMUDA)

S.    MetLife Investors Group, Inc. (DE)

      1.    MetLife Investors Distribution Company (MO)

      2.    Met Investors Advisory, LLC (DE)

      3.    MetLife Investors Financial Agency, Inc. (TX)

T.    MetLife International Holdings, Inc. (DE)

      1.    MetLife Mexico Cares, S.A. de C.V. (Mexico)

            a)    Fundacion MetLife Mexico, A.C. (Mexico)

      2.    Natiloportem Holdings, Inc. (DE)

            a)    Servicios Administrativos Gen, S.A. de C.V. (Mexico)

                  (1) MLA Comercial, S.A. de C.V. (Mexico) 99% is owned by Servicios Administrativos Gen, S.A. de C.V. and 1% is owned by MetLife Mexico Cares, S.A. de C.V.

                  (2) MLA Servicios, S.A. de C.V. (Mexico) 99% is owned by Servicios Administrativos Gen, S.A. de C.V. and 1% is owned by MetLife Mexico Cares, S.A. de C.V.

      3. MetLife India Insurance Company Private Limited (India)- 26% is owned by MetLife International Holdings, Inc. and 74% is owned by third parties.


      4.    Metropolitan Life Insurance Company of Hong Kong Limited (Hong
            Kong)- 99.99913% is owned by MetLife International Holdings, Inc. and 0.00087% is owned by Natiloporterm Holdings, Inc.


      5. Metropolitan Life Seguros de Retiro S.A. (Argentina)- 95.23% is owned by MetLife International Holdings, Inc. and 4.77% is owned by Natiloportem Holdings, Inc.


      6. MetLife Seguros de Vida S.A. (Argentina)- 95.2499% is owned by MetLife International Holdings, Inc. and 4.7473% is owned by Natiloportem Holdings, Inc.


      7. MetLife Insurance Company of Korea Limited (South Korea)- 16.49% of MetLife Insurance Company of Korea Limited is owned by MetLife, Mexico, S.A. and 83.51% is owned by Metlife International Holdings, Inc.


      8. Metropolitan Life Seguros e Previdencia Privada S.A. (Brazil)- 66.6617540% is owned by MetLife International Holdings, Inc.
            and 33.3382457% is owned by MetLife Worldwide Holdings, Inc. and 0.0000003% is owned by Natiloportem Holdings, Inc.


      9.    MetLife Global, Inc. (DE)

      10. MetLife Administradora de Fundos Multipatrocinados Ltda (Brazil) - 95.4635% is owned by MetLife International Holdings, Inc. and 4.5364% is owned by Natiloportem Holdings, Inc.

      11.   MetLife Insurance Limited (United Kingdom)

      12.   MetLife General Insurance Limited (Australia)

      13.   MetLife Limited (United Kingdom)

      14. MetLife Insurance S.A./NV (Belgium) - 99.9% is owned by MetLife International Holdings, Inc. and 0.1% is owned by third parties.

      15.   MetLife Services Limited (United Kingdom)

      16.   MetLife Insurance Limited (Australia)

            a)    MetLife Insurance and Investment Trust (Australia)

            b)    MetLife Investments Pty Limited (Australia)

            c)    MetLife Services (Singapore) PTE Limited (Australia)

      17. Siembra Seguros de Retiro S.A. (Argentina) - 96.8819% is owned by MetLife International Holdings, Inc. and 3.1180% is owned by Natiloportem Holdings, Inc.

      18. Best Market S.A. (Argentina) - 5% of the shares are held by Natiloportem Holdings, Inc. and 94.9999% is owned by MetLife International Holdings Inc.

      19. Compania Previsional MetLife S.A. (Brazil) - 95.4635% is owned by MetLife International Holdings, Inc. and 4.5364% is owned by Natiloportem Holdings, Inc.


           (a) Met AFJP S.A. (Argentina) - 75.4088% of the shares of Met AFJP S.A. are held by Compania Previsional MetLife SA, 19.5912% is owned by MetLife Seguros de Vida SA, 3.9689% is held by Natiloportem Holdings, Inc. and 1.0310% is held by Metropolitan Life Seguros de Retiro SA.


      20.   MetLife Worldwide Holdings, Inc. (DE)

            a)    MetLife Towarzystwo Ubezpieczen na Zycie Spolka Akcyjna.
                  (Poland)

            b)    MetLife Direct Co., Ltd. (Japan)


            c)    MetLife Limited (Hong Kong)


U.    Metropolitan Life Insurance Company (NY)

      1.    334 Madison Euro Investments, Inc. (DE)

            a) Park Twenty Three Investments Company (United Kingdom)- 1% voting control of Park Twenty Three Investments Company is held by St. James Fleet Investments Two Limited. 1% of the shares of Park Twenty Three Investments Company is held by Metropolitan Life Insurance Company. 99% is owned by 334 Madison Euro Investment, Inc.

                  (1) Convent Station Euro Investments Four Company (United Kingdom)- 1% voting control of Convent Station Euro Investments Four Company is held by 334 Madison Euro Investments, Inc. as nominee for Park Twenty Three Investments Company. 99% is owned by Park Twenty Three Investments Company.

      2. St. James Fleet Investments Two Limited (Cayman Islands)- 34% of the shares of St. James Fleet Investments Two Limited is held by Metropolitan Life Insurance Company.

      3. One Madison Investments (Cayco) Limited (Cayman Islands)- 10.1% voting control of One Madison Investments (Cayco) Limited is held by Convent Station Euro Investments Four Company. 89.9% of the shares of One Madison Investments (Cayco) Limited is held by Metropolitan Life Insurance Company.

      4. CRB Co, Inc. (MA)- AEW Real Estate Advisors, Inc. holds 49,000 preferred non-voting shares and AEW Advisors, Inc. holds 1,000 preferred non-voting shares of CRB, Co., Inc.

      5.    GA Holding Corp. (MA)

      6.    Thorngate, LLC (DE)

      7.    Alternative Fuel I, LLC (DE)

      8.    Transmountain Land & Livestock Company (MT)

      9.    MetPark Funding, Inc. (DE)

      10.   HPZ Assets LLC (DE)

      11.   Missouri Reinsurance (Barbados), Inc. (Barbados)

      12.   Metropolitan Tower Realty Company, Inc. (DE)

            a)    Midtown Heights, LLC (DE)

      13.   MetLife Real Estate Cayman Company (Cayman Islands)

      14.   Metropolitan Marine Way Investments Limited (Canada)

      15.   MetLife Private Equity Holdings, LLC (DE)

      16.   23rd Street Investments, Inc. (DE)

            a) Mezzanine Investment Limited Partnership-BDR (DE)- 1% General Partnership interest is held by 23rd Street Investments, Inc., 99% Limited Partnership Interest is held by Metropolitan Life Insurance Company.

            b) Mezzanine Investment Limited Partnership-LG (DE)- 1% General Partnership interest is held by 23rd Street Investments, Inc., 99% Limited Partnership Interest is held by Metropolitan Life Insurance Company.

            c) MetLife Capital Credit L.P. (DE)- 1% General Partnership interest is held by 23rd Street Investments, Inc., 99% Limited Partnership Interest is held by Metropolitan Life Insurance Company.

            d) MetLife Capital Limited Partnership (DE)- 1% General Partnership interest is held by 23rd Street Investments, Inc., 99% Limited Partnership Interest is held by Metropolitan Life Insurance Company.

      17.   Metropolitan Realty Management, Inc. (DE)

      18.   Hyatt Legal Plans, Inc. (DE)

            a)    Hyatt Legal Plans of Florida, Inc. (FL)

      19.   MetLife Holdings, Inc. (DE)

            a)    MetLife Credit Corp. (DE)

            b)    MetLife Funding, Inc. (DE)

      20.   Bond Trust Account A (MA)

      21.   MetLife Investments Asia Limited (Hong Kong).

      22. MetLife Investments Limited (United Kingdom)- 23rd Street Investments, Inc. holds one share of MetLife Investments Limited.

      23. MetLife Latin America Asesorias e Inversiones Limitada (Chile)- 23rd Street Investments, Inc. holds 0.01% of MetLife Latin America Asesorias e Inversiones Limitada.

      24.   New England Life Insurance Company (MA)

            a)    MetLife Advisers, LLC (MA)

            b)    New England Securities Corporation (MA)

      25.   GenAmerica Financial, LLC (MO)

            a)    GenAmerica Capital I (DE)

            b)    General American Life Insurance Company (MO)

                  (1)   GenAmerica Management Corporation (MO)

                 (2) Reinsurance Group of America, Incorporated (MO) - 52% is owned by General American Life Insurance Company.

                        (a)   Reinsurance Company of Missouri, Incorporated (MO)

                              (i)   Timberlake Financial, L.L.C. (DE)

                                    (A)   Timberlake Reinsurance Company II (SC)

                              (ii)  RGA Reinsurance Company (MO)

                                    (A)   Reinsurance Partners, Inc. (MO)

                              (iii) Parkway Reinsuarnce Company (MO)

                        (b)   RGA Worldwide Reinsurance Company, Ltd. (Barbados)

                        (c)   RGA Atlantic Reinsurance Company, Ltd. (Barbados)

                        (d)   RGA Americas Reinsurance Company, Ltd. (Barbados)

                        (e)   RGA Reinsurance Company (Barbados) Ltd. (Barbados)

                              (i) RGA Financial Group, L.L.C. (DE)- 80% is owned by RGA Reinsurance Company (Barbados) Ltd. RGA Reinsurance Company also owns a 20% non-equity membership in RGA Financial Group, L.L.C.

                        (f)   RGA Life Reinsurance Company of Canada (Canada)

                        (g)   RGA International Corporation (Nova Scotia/Canada)

                        (h)   RGA Holdings Limited (U.K.) (United Kingdom)

                              (i)   RGA UK Services Limited (United Kingdom)

                              (ii)  RGA Capital Limited U.K. (United
                                    Kingdom)

                              (iii) RGA Reinsurance (UK) Limited (United
                                    Kingdom)

                              (iv) RGA Services India Private Limited (India) - Reinsurance Group of America, Incorporated owns 99% of RGA Services India Private Limited and RGA Holdings Limited owns 1%.

                        (i)   RGA South African Holdings (Pty) Ltd. (South
                              Africa)

                              (i) RGA Reinsurance Company of South Africa Limited (South Africa)

                        (j)   RGA Australian Holdings PTY Limited (Australia)

                              (i)   RGA Reinsurance Company of Australia
                                    Limited (Australia)

                              (ii)  RGA Asia Pacific PTY, Limited (Australia)

                        (k) General American Argentina Seguros de Vida, S.A. (Argentina) - 95% of General American Argentina Seguros de Vida, S.A. is owned by Reinsurance Group of America, Incorporated and 5% is owned by RGA Reinsurance Company (Barbados) Ltd.

                        (l)   RGA Technology Partners, Inc. (MO)

                        (m)   RGA International Reinsurance Company (Ireland)

                        (n)   RGA Capital Trust I (DE)


                        (o)   RGA Global Reinsurance Company, Ltd. (Bermuda)


      26.   Corporate Real Estate Holdings, LLC (DE)

      27. Ten Park SPC (CAYMAN ISLANDS ) - 1% voting control of Ten Park SPC is held by 23rd Street Investments, Inc.

      28.   MetLife Tower Resources Group, Inc. (DE)

      29.   Headland - Pacific Palisades, LLC (CA)

      30. Headland Properties Associates (CA) - 1% is owned by Headland - Pacific Palisades, LLC and 99% is owned by Metropolitan
            Life Insurance Company.

      31.   Krisman, Inc. (MO)

      32.   Special Multi-Asset Receivables Trust (DE)

      33.   White Oak Royalty Company (OK)

      34.   500 Grant Street GP LLC (DE)

      35. 500 Grant Street Associates Limited Partnership (CT) - 99% of 500 Grant Street Associates Limited Partnership is held by Metropolitan Life Insurance Company and 1% by 500 Grant Street GP LLC

      36.   MetLife Canada/MetVie Canada (Canada)

      37.   MetLife Retirement Services LLC (NJ)

            a)   MetLife Investment Funds Services LLC (NJ)

                 (i)   MetLife Investment Funds Management LLC (NJ)

                (ii)   MetLife Associates LLC (DE)

      38.   Euro CL Investments LLC (DE)

      39.   MEX DF Properties, LLC (DE)

      40. MSV Irvine Property, LLC (DE) - 4% of MSV Irvine Property, LLC is owned by Metropolitan Tower Realty Company, Inc. and 96% is owned by Metropolitan Life Insurance Company

      41.   MetLife Properties Ventures, LLC (DE)

            a)   Citypoint Holdings II Limited (UK)

      42.   Housing Fund Manager, LLC (DE)


            a) MTC Fund I, LLC (DE) 0.01% of MTC Fund I, LLC is held by Housing Fund Manager, LLC. - Housing Fund Manager, LLC is the managing member LLC and the remaining interests are held by a third party member.

            b) MTC Fund II, LLC (DE) - 0.01% of MTC Fund I, LLC is held by Housing Fund Manager, LLC. - Housing Fund Manager, LLC is the managing member LLC and the remaining interests are held by a third party member.

            c) MTC Fund III, LLC (DE) - 0.01% of MTC Fund I, LLC is held by Housing Fund Manager, LLC. - Housing Fund Manager, LLC is the managing member LLC and the remaining interests are held by a third party member.

      43.   MLIC Asset Holdings, LLC (DE)


V.    MetLife Capital Trust II (DE)

W.    MetLife Capital Trust III (DE)

X.    MetLife Capital Trust IV (DE)


Y. MetLife Insurance Company of Connecticut (CT) - 86.72% is owned by MetLife, Inc. and 13.28% is owned by MetLife Investors Group, Inc.

      1.    MetLife Property Ventures Canada ULC (Canada)

      2. Pilgrim Investments Oakmont Lane, LLC (DE) - 50% is owned by MetLife Insurance Company of Connecticut.


      3. Pilgrim Alternative Investments Opportunity Fund I, LLC (DE) - 67% is owned by MetLife Insurance Company of Connecticut, and 33% is owned by third party.

      4.    Pilgrim Alternative Investments Opportunity Fund III Associates, LLC
            (CT) - 67% is owned by MetLife Insurance Company of Connecticut, and 33% is owned by third party.

      5.    Pilgrim Investments Highland Park, LLC (DE)

      6.    Metropolitan Connecticut Properties Ventures, LLC (DE)

      7.    MetLife Canadian Property Ventures LLC (NY)

      8.    Euro TI Investments LLC (DE)

      9.    Greenwich Street Investments, LLC (DE)

            a)    Greenwich Street Capital Offshore Fund, Ltd. (Virgin
                  Islands)

            b)    Greenwich Street Investments, L.P. (DE)

      10.   Hollow Creek, L.L.C. (CT)

      11. One Financial Place Corporation (DE) - 100% is owned in the aggregate by MetLife Insurance Company of Connecticut.

      12. One Financial Place Holdings, LLC (DE)-100% is owned in the aggregate by MetLife Insurance Company of Connecticut.

      13.   Plaza LLC (CT)

            a)    Tower Square Securities, Inc. (CT)

                  1) Tower Square Securities Insurance Agency of New Mexico, Inc. (NM)

                  2)    Tower Square Securities Insurance Agency of
                        Ohio, Inc. (OH) 99% is owned by Tower Square Securities, Inc.

      14.   TIC European Real Estate LP, LLC (DE)

      15.   MetLife European Holdings, Inc. (UK)

            a) MetLife Europe Limited (IRELAND)

               (i) MetLife Pensions Trustees Limited (UK)

            b) MetLife Assurance Limited (UK)

      16.   Travelers International Investments Ltd. (Cayman Islands)

      17.   Euro TL Investments LLC (DE)

      18.   Corrigan TLP LLC (DE)

      19.   TLA Holdings LLC (DE)

            a)    The Prospect Company (DE)

                  1)    Panther Valley, Inc. (NJ)

      20. TRAL & Co. (CT) - TRAL & Co. is a general partnership. Its partners are MetLife Insurance Company of Connecticut and Metropolitan Life Insurance Company.

      21.   Tribeca Distressed Securities, L.L.C. (DE)

      22.   MetLife Investors USA Insurance Comapny (DE)

Z.    MetLife Reinsurance Company of South Carolina (SC)

AA.   MetLife Investment Advisors Company, LLC (DE)

BB.   MetLife Standby I, LLC (DE)

      1.   MetLife Exchange Trust I (DE)

CC.   MetLife Services and Solutions, LLC (DE)

      1.   MetLife Solutions Pte. Ltd. (Singapore)

           (i)   MetLife Services East Private Limited (India)


DD.   Safeguard Health Enterprises, Inc. (DE)

      1.   Safeguard Dental Services, Inc. (DE)

      2.   Safeguard Health Plans, Inc. (CA)

      3.   SafeHealth Life Insurance Company (CA)

      4.   Safeguard Health Plans, Inc. (FL)

      5.   Safeguard Health Plans, Inc. (NV)

      6.   Safeguard Health Plans, Inc. (TX)

EE.   MetLife Capital Trust X (DE)


The voting securities (excluding directors' qualifying shares, if any) of each subsidiary shown on the organizational chart are 100% owned by their respective parent corporation, unless otherwise indicated.

In addition to the entities shown on the organizational chart, MetLife, Inc. (or where indicated, a subsidiary) also owns interests in the following entities:

1) Metropolitan Life Insurance Company owns varying interests in certain mutual funds distributed by its affiliates. These ownership interests are generally expected to decrease as shares of the funds are purchased by unaffiliated investors.

2) Metropolitan Life Insurance Company indirectly owns 100% of the non-voting preferred stock of Nathan and Lewis Associates Ohio, Incorporated, an insurance agency. 100% of the voting common stock of this company is held by an individual who has agreed to vote such shares at the direction of N.L. HOLDING CORP. (DEL), a direct wholly owned subsidiary of MetLife, Inc.

3) Mezzanine Investment Limited Partnerships ("MILPs"), Delaware limited partnerships, are investment vehicles through which investments in certain entities are held. A wholly owned subsidiary of Metropolitan Life Insurance Company serves as the general partner of the limited partnerships and Metropolitan Life Insurance Company directly owns a 99% limited partnership interest in each MILP. The MILPs have various ownership and/or debt interests in certain companies.

4) The Metropolitan Money Market Pool and MetLife Intermediate Income Pool are pass-through investment pools, of which Metropolitan Life Insurance Company and/or its subsidiaries and/or affiliates are general partners.

NOTE: THE METLIFE, INC. ORGANIZATIONAL CHART DOES NOT INCLUDE REAL ESTATE JOINT
----
VENTURES AND PARTNERSHIPS OF WHICH METLIFE, INC. AND/OR ITS SUBSIDIARIES IS AN INVESTMENT PARTNER. IN ADDITION, CERTAIN INACTIVE SUBSIDIARIES HAVE ALSO BEEN OMITTED.

                                        7

ITEM 27. NUMBER OF CONTRACT OWNERS

As of April 30, 2008, there were 1,188 qualified contracts and 1,864 non-qualified contracts of Marquis Portfolios offered by the Registrant.

ITEM 28. INDEMNIFICATION

The Depositor's parent, MetLife, Inc. has secured a Financial Institutions Bond in the amount of $50,000,000, subject to a $5,000,000 deductible. MetLife, Inc. also maintains a Directors and Officers Liability and Corporate Reimbursement Insurance Policy with limits of $400 million under which the Depositor and MetLife Investors Distribution Company, the Registrant's underwriter (the "Underwriter"), as well as certain other subsidiaries of MetLife are covered. A provision in MetLife, Inc.'s by-laws provides for the indemnification (under certain circumstances) of individuals serving as directors or officers of certain organizations, including the Depositor and the Underwriter.

Sections 33-770 to 33-778, inclusive of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations provides in general that Connecticut corporations shall indemnify their officers, directors and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification generally does not apply unless (1) the individual is wholly successful on the merits in the defense of any such proceeding; or (2) a determination is made (by persons specified in the statute) that the individual acted in good faith and in the best interests of the corporation and in all other cases, his conduct was at least not opposed to the best interests of the corporation, and in a criminal case he had no reasonable cause to believe his conduct was unlawful; or (3) the court, upon application by the individual, determines in view of all of the circumstances that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. With respect to proceedings brought by or in the right of the corporation, the statute provides that the corporation shall indemnify its officers, directors and certain other defined individuals, against reasonable expenses actually incurred by them in connection with such proceedings, subject to certain limitations.

C.G.S. Section 33-778 provides an exclusive remedy; a Connecticut corporation cannot indemnify a director or officer to an extent either greater or less than that authorized by the statute, e.g., pursuant to its certificate of incorporation, by-laws, or any separate contractual arrangement. However, the statute does specifically authorize a corporation to procure indemnification insurance to provide greater indemnification rights. The premiums for such insurance may be shared with the insured individuals on an agreed basis.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 29. PRINCIPAL UNDERWRITER

(a)  MetLife Investors Distribution Company
     5 Park Plaza, Suite 1900
     Irvine, CA 92614

     MetLife Investors Distribution Company also serves as principal underwriter and distributor for the following investment companies (other than the Registrant):

MetLife of CT  Separate Account QPN for Variable Annuities

MetLife of CT  Fund UL for Variable Life Insurance,

MetLife of CT  Fund UL III for Variable Life Insurance

Metropolitan Life Variable Annuity Separate Account I

Metropolitan Life Variable Annuity Separate Account II

Met Investors Series Trust

MetLife Investors Variable Annuity Account One

MetLife Investors Variable Annuity Account Five

MetLife Investors Variable Life Account One

MetLife Investors Variable Life Account Five

MetLife Investors USA Separate Account A

MetLife Investors USA Variable Life Account A

First MetLife Investors Variable Annuity Account One

General American Separate Account Eleven

General American Separate Account Twenty-Eight

General American Separate Account Twenty-Nine

General American Separate Account Two

Security Equity Separate Account Twenty-Six

Security Equity Separate Account Twenty-Seven

Metropolitan Life Separate Account E

Metropolitan Life Separate Account UL

Metropolitan Tower Life Separate Account One

Metropolitan Tower Life Separate Account Two

Paragon Separate Account A

Paragon Separate Account B

Paragon Separate Account C

Paragon Separate Account D
Metropolitan Series Fund, Inc.

(b) MetLife Investors Distribution Company is the principal underwriter for the Contracts. The following persons are officers and managers of MetLife Investors Distribution Company. The principal business address for MetLife Investors Distribution Company is 5 Park Plaza, Suite 1900, Irvine, CA 92614.

NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH UNDERWRITER
--------------------------   ---------------------------------------------------------------------
Michael K. Farrell           Director
10 Park Avenue
Morristown, NJ 07962

Craig W. Markham             Director and Vice President
13045 Tesson Ferry Road
St. Louis, MO 63128

William J. Toppeta           Director
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Paul A. Sylvester            President, National Sales Manager- Annuities & LTC
10 Park Avenue
Morristown, NJ 07962

Elizabeth M. Forget          Executive Vice President, Investment Fund Management & Marketing
260 Madison Avenue
New York, NY 10016

Paul A. LaPiana              Executive Vice President, National Sales Manager-Life
5 Park Plaza
Suite 1900
Irvine, CA 92614

Richard C. Pearson           Executive Vice President, General Counsel and Secretary
5 Park Plaza
Suite 1900
Irvine, CA 92614

Andrew Aiello                Senior Vice President, Channel Head-National Accounts
5 Park Plaza
Suite 1900
Irvine, CA 92614

Jeffrey A. Barker            Senior Vice President, Channel Head-Independent Accounts
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Douglas P. Rodgers           Senior Vice President, Channel Head-LTC
10 Park Avenue
Morristown, NJ 07962

Myrna F. Solomon             Senior Vice President, Channel Head-Banks
501 Boylston Street
Boston, MA 02116

Leslie Sutherland            Senior Vice President, Channel Head-Broker/Dealers
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

John C. Kennedy              Senior Vice President, Channel Head-Wirehouse
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Curtis Wohlers               Senior Vice President, Channel Head-Planners
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Jay S. Kaduson               Senior Vice President
10 Park Avenue
Morristown, NJ 07962


NAME AND PRINCIPAL           POSITIONS AND OFFICES
BUSINESS ADDRESS             WITH UNDERWRITER
--------------------------   ---------------------------------------------------------------------
Eric T. Steigerwalt          Treasurer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Peter Gruppuso               Vice President, Chief Financial Officer
485-E US Highway 1 South
Iselin, NJ 08830

Debora L. Buffington         Vice President, Director of Compliance
5 Park Plaza
Suite 1900
Irvine, CA 92614

David DeCarlo                Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Charles M. Deuth             Vice President, National Accounts
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Paul M. Kos                  Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Deron J. Richens             Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Cathy Sturdivant             Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Paulina Vakouros             Vice President
260 Madison Avenue
New York, NY 10016


(c) Compensation from the Registrant. The following commissions and other compensation were received by the Distributor, directly or indirectly, from the Registrant during the Registrant's last fiscal year:

                                                   (2)
                                                   NET
                    (1)                        UNDERWRITING         (3)              (4)              (5)
             NAME OF PRINCIPAL                DISCOUNTS AND   COMPENSATION ON     BROKERAGE          OTHER
                UNDERWRITER                    COMMISSIONS       REDEMPTION      COMMISSIONS      COMPENSATION
             -----------------               ---------------  ---------------  ---------------  ---------------
MetLife Investors..........................    $128,299,602          $0               $0               $0
Distribution Company



ITEM 30. LOCATION OF ACCOUNTS AND RECORDS

METLIFE INSURANCE COMPANY OF CONNECTICUT
ONE CITYPLACE
HARTFORD, CONNECTICUT 06103-3415

ITEM 31. MANAGEMENT SERVICES

Not Applicable.

ITEM 32. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a) To file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen months old for so long as payments under the variable annuity contracts may be accepted;

(b) To include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

(c) To deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.

The MetLife Insurance Company of Connecticut hereby represents:

(a) That the aggregate charges under the Contracts of the Registrant described herein are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by MetLife Insurance Company of Connecticut.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Morristown, and State of New Jersey, on this 9th day of July 2008.

          METLIFE OF CT SEPARATE ACCOUNT ELEVEN FOR VARIABLE ANNUITIES
                                  (Registrant)

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                                   (Depositor)

                                        By:      /s/ MICHAEL K. FARRELL
                                            ------------------------------------
                                                Michael K. Farrell, President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of July 2008.



          /s/ *MICHAEL K. FARRELL                   President and Director
-----------------------------------------------
              (Michael K. Farrell)

           /s/ *STANLEY J. TALBI                    Executive Vice President and Chief Financial
-----------------------------------------------        Officer
               (Stanley J. Talbi)

       /s/ *JOSEPH J. PROCHASKA, JR.                Executive Vice President and Chief
-----------------------------------------------        Accounting Officer
           (Joseph J. Prochaska, Jr.)

          /s/ *WILLIAM J. MULLANEY                  Director
-----------------------------------------------
             (William J. Mullaney)

             /s/ *LISA M. WEBER                     Director
-----------------------------------------------
                (Lisa M. Weber)



                                        By:       /s/ MICHELE H. ABATE
                                            ------------------------------------
                                             Michele H. Abate, Attorney-in-Fact

* MetLife Insurance Company of Connecticut. Executed by Michele H. Abate on behalf of those indicated pursuant to powers of attorney filed herewith.

                                  EXHIBIT INDEX

13    Powers of Attorney